Exhibit T3E

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. Part 2 (Explanatory Statement) of this document comprises an explanatory statement in compliance with section 897 of the Companies Act. This document relates to a transaction which, if implemented, will result in the cancellation of the listing of the Ladbrokes Coral Shares on the Official List and of admission to trading of the Ladbrokes Coral Shares on the London Stock Exchange’s main market for listed securities. If you are in any doubt about the Acquisition or the contents of this document or what action you should take, you are recommended to seek your own personal financial, tax and legal advice immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial adviser duly authorised under the Financial Services and Markets Act 2000 (as amended) if you are resident in the United Kingdom or, if not, from another appropriately authorised independent adviser in the relevant jurisdiction.

If you have sold or otherwise transferred all of your Ladbrokes Coral Shares, please send this document, together with any accompanying documents (but not the accompanying personalised Forms of Proxy and Form of Election) and reply paid envelope (for use in the UK only), at once to the stockbroker, bank or other agent through whom the sale or transfer was effected, for delivery to the purchaser or transferee. However, such documents should not be forwarded, distributed or transmitted (in whole or in part) in, into or from a jurisdiction where to do so would constitute a violation of the relevant laws of such jurisdiction.

If you have sold or otherwise transferred only part of your holding of Ladbrokes Coral Shares, you should retain these documents and please consult the bank, stockbroker or other agent through whom the sale or transfer was effected. If you have recently purchased or otherwise acquired Ladbrokes Coral Shares in certificated form, notwithstanding receipt of this document and any accompanying documents from the transferor, you should contact Ladbrokes Coral’s registrars, Computershare Investor Services plc at the contact details set out below, to obtain personalised Forms of Proxy and a personalised Form of Election.

The release, publication or distribution of this document and the accompanying documents in, into or from jurisdictions other than the United Kingdom may be restricted by the laws of those jurisdictions and therefore persons into whose possession these documents come should inform themselves about, and observe, such restrictions. Any failure to comply with these restrictions may constitute a violation of the applicable laws of any such jurisdiction. To the fullest extent permitted by law, Ladbrokes Coral and GVC disclaim any responsibility or liability for the violation of such restrictions by such persons.

Neither this document nor any of the accompanying documents constitute the extension of an offer to acquire, purchase, subscribe for, sell or exchange (or the solicitation of an offer to acquire, purchase, subscribe for, sell or exchange), any securities in any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and any such offer (or solicitation) may not be extended in any such jurisdiction. The New GVC Shares and the CVRs are expected to be issued in the United States in reliance upon the exemption from the registration requirements of the US Securities Act provided by Section 3(a)(10) thereof. The Loan Notes (if any) issued to CVR Holders in exchange for the CVRs to be issued pursuant to the Scheme are expected to be issued in reliance upon the exemption from the registration requirements of the US Securities Act provided by Section 3(a)(9) thereof.

Recommended offer by

GVC Holdings PLC

for

Ladbrokes Coral Group plc

to be effected by means of a

scheme of arrangement under Part 26 of

the Companies Act 2006

Ladbrokes Coral Shareholders should read carefully the whole of this document and the accompanying Forms of Proxy and Form of Election. Ladbrokes Coral Shareholders are also advised to read the GVC Prospectus which contains information relating to, inter alia, the New GVC Shares. The GVC Prospectus may be accessed at GVC’s website at http://www.gvc-plc.com/ html/investor/welcome.asp and Ladbrokes Coral’s website at https://www.ladbrokescoralplc.com/investors (in both cases, subject to any restrictions relating to any person with a registered address in or who is a citizen, resident or national of certain jurisdictions).

Your attention is drawn to the letter from the Chairman of Ladbrokes Coral in Part 1 (Letter from the Chairman of Ladbrokes Coral) of this document, which contains the unanimous recommendation of the Ladbrokes Coral Directors that you vote in favour of the Scheme at the Court Meeting and in favour of the Special Resolution to be proposed at the Ladbrokes Coral General Meeting. A letter from Greenhill and UBS explaining the Scheme in greater detail is set out in Part 2 (Explanatory Statement) of this document.

Notices of the Court Meeting and the Ladbrokes Coral General Meeting, both of which are to be held at the offices of Ashurst LLP, Broadwalk House, 5 Appold Street, London, EC2A 2AG on 8 March 2018, are set out in Part 12 (Notice of Court Meeting) and Part 13 (Notice of General Meeting) at the end of this document. The Court Meeting will start at 11.30 a.m. and the Ladbrokes Coral General Meeting will start at 11.45 a.m. (or as soon thereafter as the Court Meeting has been concluded or adjourned).

The action to be taken by Ladbrokes Coral Shareholders in respect of the Court Meeting and the Ladbrokes Coral General Meeting is set out on pages 3 to 4 of this document. Whether or not you intend to be present at the Court Meeting and/or the Ladbrokes Coral General Meeting, please complete and sign both Forms of Proxy accompanying this document, BLUE for the Court Meeting and WHITE for the Ladbrokes Coral General Meeting, in accordance with the instructions set out in Part 12 (Notice of Court Meeting) and Part 13 (Notice of General Meeting) of this document and return them by post to Ladbrokes Coral’s registrars, Computershare, at The Pavilions, Bridgwater Road, Bristol BS99 6ZY or (during normal business hours) by hand to Computershare, at The Pavilions, Bridgwater Road, Bristol BS13 8AE, as soon as possible, and in any event so as to be received not later than 11.30 a.m. on 6 March 2018 in the case of the Court Meeting and by 11.45 a.m. on 6 March 2018 in the case of the Ladbrokes Coral General Meeting or, in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned meeting. Alternatively, Forms of Proxy for the Court Meeting (but not the Ladbrokes Coral General Meeting) may be handed to a representative of Computershare or the Chairman of the Court Meeting at the Court Meeting before the taking of the poll at the Court Meeting. Forms of Proxy returned by fax will not be accepted. You can also submit your proxy electronically at Computershare’s website, www.eproxyappointment.com, so as to be received by not later than 48 hours before the relevant meeting. The return of a completed Form of Proxy, the electronic appointment of a proxy or the submission of a proxy via CREST will not prevent you from attending the Court Meeting and/or the Ladbrokes Coral General Meeting and voting in person if you are entitled to do so and if you so wish.

If you hold your Ladbrokes Coral Shares in uncertificated form through CREST, you may vote using the CREST Proxy Voting Service in accordance with the procedures set out in the CREST Manual (please also refer to the accompanying notes to the Notice of the Ladbrokes Coral General Meeting set out in Part 13 (Notice of General Meeting) of this document). Proxies submitted via CREST (under CREST Participant ID 3RA50) must be received by Computershare not later than 11.30 a.m. on 8 March 2018 in the case of the Court Meeting and by 11.45 a.m. on 8 March 2018 in the case of the Ladbrokes Coral General Meeting or, in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned meeting.

This document (and any information incorporated into it by reference to another source) is available, subject to any restrictions relating to any person with a registered address in or who is a citizen, resident or national of certain jurisdictions, on Ladbrokes Coral’s website at https://www.ladbrokescoralplc.com/investors and on GVC’s website at http://www.gvc-plc.com/html/investor/ welcome.asp.

You may request a hard copy of this document and the GVC Prospectus (and any information incorporated into either of them by reference to another source) by contacting Ladbrokes Coral’s registrars, Computershare, at Corporate Actions Projects, Bristol, BS99 6AH, or by calling the helpline on 0370 702 0127 from within the UK or +44 370 702 0127 if calling from outside the UK. Calls outside the UK will be charged at the applicable international rate. The helpline is open between 8.30 a.m. and 5.30 p.m., Monday to Friday, excluding public holidays in England and Wales. Different charges may apply to calls made from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. Please note that Computershare cannot provide any financial, legal or tax advice, and calls may be recorded and monitored for security and training purposes.

Capitalised words and phrases used in this document shall have the meanings given to them in Part 11 (Definitions) of this document.

The content of the websites referred to in this document is not incorporated into and does not form part of this document.

You should read the rest of this document and, if you are in any doubt as to the action you should take, consult an independent financial adviser. In making any investment decision you must rely on your own examination of the terms of the Scheme and the Acquisition, including the merits and risks involved. If you have any questions about this document, the Court Meeting or the Ladbrokes Coral General Meeting or are in any doubt as to how to complete the Forms of Proxy or the Form of Election, please contact Computershare on the number set out above.

Greenhill is authorised and regulated by the FCA in the United Kingdom. Greenhill is acting as financial adviser to Ladbrokes Coral and for no one else in connection with the Acquisition and the matters set out in this document and will not be responsible to anyone other than Ladbrokes Coral for providing the protections afforded to clients of Greenhill, nor for providing advice in relation to the Acquisition or matters set out in this document.

UBS is authorised by the PRA and regulated by the FCA and the PRA in the United Kingdom. UBS is acting as financial adviser and corporate broker to Ladbrokes Coral and no one else for the purpose of the consideration of the Acquisition and will not be responsible to anyone other than Ladbrokes Coral for providing the protections offered to clients of UBS nor for providing advice in relation to the Acquisition, this document or any transaction, arrangement or other matter referred to herein.

Deutsche Bank is authorised under German Banking Law (competent authority: European Central Bank) and, in the United Kingdom, by the PRA. It is subject to supervision by the European Central Bank and by BaFin, Germany’s Federal Financial Supervisory Authority, and is subject to limited regulation in the United Kingdom by the PRA and FCA. Deutsche Bank is acting as financial adviser and corporate broker to Ladbrokes Coral and no one else for the purpose of the consideration of the Acquisition and will not be responsible to anyone other than Ladbrokes Coral for providing the protections offered to clients of Deutsche Bank nor for providing advice in relation to the Acquisition, this document or any Acquisition, arrangement or other matter referred to herein. Neither Deutsche Bank nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Deutsche Bank in connection with the Acquisition, this document, any statement contained herein or otherwise.

Houlihan Lokey is authorised and regulated by the FCA and is acting for GVC and no one else in connection with the Acquisition and the matters set out in this document. In connection with such matters, Houlihan Lokey, its affiliates and their respective partners, directors, officers, employees and agents will not regard any person other than GVC as their client, nor will they be responsible to anyone other than GVC for providing the protections afforded to their clients or for providing advice in relation to the Acquisition, the contents of this document or any other matter referred to in this document.

Investec is authorised by the PRA and regulated by the FCA and the PRA and is acting for GVC and no one else in connection with the Acquisition and the matters set out in this document. In connection with such matters, Investec, its affiliates and their respective directors, officers, employees and agents will not regard any person other than GVC as their client, nor will they be responsible to anyone other than GVC for providing the protections afforded to their clients or for providing advice in relation to the Acquisition, the contents of this document or any other matter referred to in this document.

IMPORTANT NOTICES

This document and the accompanying documents are not intended to and do not constitute an offer or an invitation to purchase or subscribe for any securities or a solicitation of an offer to buy any securities pursuant to this document or otherwise in any jurisdiction in which such offer or solicitation is unlawful. The New GVC Shares and the CVRs are expected to be issued in the United States in reliance upon the exemption from the registration requirements of the US Securities Act provided by Section 3(a)(10) thereof. The Loan Notes (if any) issued to CVR Holders in exchange for the CVRs to be issued pursuant to the Scheme are expected to be issued in reliance upon the exemption from the registration requirements of the US Securities Act provided by Section 3(a)(9) thereof. Ladbrokes Coral ADR Holders should refer to paragraph 20 of Part 2 (Explanatory Statement) of this document.

This document does not constitute a prospectus or a prospectus equivalent document.

Statements made in this document

The statements contained in this document are not to be construed as legal, business, financial or tax advice. If you are in any doubt about the contents of this document, you should consult your own legal adviser, financial adviser or tax adviser for legal, business, financial or tax advice.

No person has been authorised to make any representations on behalf of Ladbrokes Coral or GVC concerning the Acquisition or the Scheme which are inconsistent with the statements contained in this document and any such representations, if made, may not be relied upon as having been so authorised.

The statements contained in this document are made as at the date of this document, unless some other time is specified in relation to them, and service of this document shall not give rise to any implication that there has been no change in the facts set out in this document since such date. Nothing contained in this document shall be deemed to be a forecast, projection or estimate of the future financial performance of Ladbrokes Coral or GVC except where otherwise expressly stated. Neither Ladbrokes Coral nor GVC intends, or undertakes any obligation, to update information contained in this document, except as required by applicable law, the Takeover Code or other regulation.

The GVC Prospectus, which has been prepared by GVC and is the sole responsibility of the directors and proposed director of GVC (as named therein), may be accessed free of charge at GVC’s website at http://www.gvc-plc.com/html/investor/welcome.asp and Ladbrokes Coral’s website at https://www.ladbrokescoralplc.com/investors (in both cases, subject to any restrictions relating to any person with a registered address in or who is a citizen, resident or national of certain jurisdictions).

The GVC Prospectus contains, among other things, details on GVC Shares (including the New GVC Shares), the Enlarged Group, the background to and reasons for the Acquisition, historical and pro forma financial information and commentary, and a notice convening the GVC General Meeting. The attention of Ladbrokes Coral Shareholders is drawn to the risk factors described in the section entitled “Risk Factors” of the GVC Prospectus. The materialisation of any one or more of the risks described in the GVC Prospectus may have a material adverse effect on the activities, assets, financial position, results or prospects of GVC and/or, following the Effective Date, the Enlarged Group, as well as on the market price of GVC Shares.

In the event of any ambiguity or conflict between this document and the GVC Prospectus in respect of the terms and conditions of the Acquisition or the Scheme, this document shall prevail.

Notice to US shareholders

The New GVC Shares, the CVRs and any Loan Notes issued pursuant to the terms of the CVR Instrument have not been and will not be registered under the US Securities Act or under the securities laws of any state or other jurisdiction of the United States and, accordingly, may not be offered, sold, resold, delivered, distributed or otherwise transferred, directly or indirectly, in or into the United States without an exemption from registration under the US Securities Act.

i

This document does not constitute an offer to sell or the solicitation of an offer to buy any New GVC Shares, CVRs or Loan Notes, nor shall there be any sale of the New GVC Shares, CVRs or Loan Notes in any state of the United States in which such offer, solicitation or sale would be unlawful prior to qualification under the securities laws of any such state. The New GVC Shares and the CVRs are expected to be issued in the United States in reliance upon the exemption from the registration requirements of the US Securities Act provided by Section 3(a)(10) thereof. The Loan Notes (if any) issued to CVR Holders in exchange for the CVRs to be issued pursuant to the Scheme are expected to be issued in reliance upon the exemption from the registration requirements of the US Securities Act provided by Section 3(a)(9) thereof. Ladbrokes Coral ADR Holders should refer to paragraph 20 of Part 2 (Explanatory Statement) of this document.

For the purposes of qualifying for the exemptions from the registration requirements of the US Securities Act afforded by Section 3(a)(10), Ladbrokes Coral will advise the Court through Counsel that GVC will rely on the Section 3(a)(10) exemption based on the Court’s sanctioning of the Scheme.

Scheme Shareholders (whether or not US persons) who are or will be affiliates (within the meaning of the US Securities Act) of Ladbrokes Coral or GVC prior to, or of GVC after, the Effective Date will be subject to certain restrictions on transfers of the New GVC Shares and the CVRs received pursuant to the Scheme and the Loan Notes (if any) to be issued in exchange for the CVRs. Otherwise, the New GVC Shares, the CVRs and the Loan Notes generally should not be treated as “restricted securities” within the meaning of Rule 144(a)(3) under the US Securities Act and persons who receive securities under the Scheme or Loan Notes in exchange for CVRs (other than affiliates) may resell them without restriction under the US Securities Act. For a description of these and certain further restrictions on offers, sales and transfers of the New GVC Shares, the CVRs and the Loan Notes and the distribution of this document, and additional information applicable to US shareholders, see paragraph 19 of Part 2 (Explanatory Statement) of this document.

The receipt of New GVC Shares pursuant to the Acquisition by a US Shareholder may be a taxable transaction for US federal income tax purposes and under applicable state and local, as well as foreign and other, tax laws. Each Ladbrokes Coral Shareholder is urged to consult his independent professional adviser immediately regarding the tax consequences of the Acquisition.

It may be difficult for US Shareholders and Ladbrokes Coral ADR Holders to enforce their rights and claims arising out of the US federal securities laws, since GVC and Ladbrokes Coral are located in countries other than the United States, and some or all of their officers and directors may be residents of countries other than the United States. US Shareholders may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

None of the securities referred to in this document have been approved or disapproved by the SEC, any state securities commission in the United States or any other US regulatory authority, nor have such authorities passed upon or determined the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offence in the United States.

The financial information included in, or incorporated by reference into, this document has been prepared in accordance with accounting standards applicable in the United Kingdom and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

Ladbrokes Coral ADR Holders should refer to paragraph 20 of Part 2 (Explanatory Statement) of this document.

Information for Overseas Persons

Unless otherwise determined by Ladbrokes Coral and GVC or required by the Takeover Code, and permitted by applicable law and regulation, the Acquisition will not be made available, directly or indirectly, in, into or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Scheme by any such use, means, instrumentality or from within a jurisdiction if to do so would constitute a violation of the laws of that jurisdiction.

Accordingly, copies of this document and all documents relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into or from a jurisdiction where to do so would violate the laws in that jurisdiction, and persons receiving this document and all other documents relating to the Acquisition (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into or from jurisdictions where to do so would violate the laws in that jurisdiction.

ii

It is the responsibility of each Overseas Holder to satisfy himself as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection with the Acquisition, including obtaining any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

This document and its accompanying documents (excluding, for the avoidance of doubt, the GVC Prospectus) have been prepared in connection with a proposal in relation to a scheme of arrangement pursuant to, and for the purpose of complying with, English law and the Takeover Code and the information disclosed may not be the same as that which would have been disclosed if these documents had been prepared in accordance with the laws of jurisdictions outside England. The GVC Prospectus has been prepared in connection with the issuance and admission to trading and listing of the New GVC Shares on the London Stock Exchange’s main market for listed securities. The GVC Prospectus is required to be published to effect the admission of the New GVC Shares to the premium listing segment of the Official List and to trading on the London Stock Exchange’s main market for listed securities.

The availability of New GVC Shares, CVRs and Loan Notes under the Acquisition to Ladbrokes Coral Shareholders who are not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions in which they are resident. The Mix and Match Facility has not been extended to (i) Ladbrokes Coral ADR Holders; (ii) Restricted Overseas Holders; or (iii) Overseas Holders with a registered address in, or who are citizens, residents or nationals of, a Restricted Jurisdiction, and no Form of Election will be sent to any persons who Ladbrokes Coral reasonably believes or is advised falls into one of these categories. Accordingly, the Mix and Match Facility will not be available to any such persons, and any purported Mix and Match Election by any of them shall be void. A Mix and Match Facility will not be offered in respect of the CVRs. Further details are set out in paragraphs 2(b), 19 and 20 of Part 2 (Explanatory Statement) of this document.

Forward-looking statements

This document, including information included or incorporated by reference in this document, contains statements about GVC, Ladbrokes Coral and the Enlarged Group that are or may be forward looking statements. All statements other than statements of historical facts included in this document may be forward looking statements. Without limitation, any statements preceded or followed by or that include the words “targets”, “should”, “continue”, “plans”, “believes”, “expects”, “aims”, “intends”, “will”, “may”, “anticipates”, “estimates”, “projects” or words or terms of similar substance or the negative thereof, are forward looking statements. Forward looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of Ladbrokes Coral’s, GVC’s or the Enlarged Group’s operations and potential synergies resulting from the Acquisition; and (iii) the effects of government regulation on the business(es) of the Ladbrokes Coral Group, the GVC Group or, following the Effective Date, the Enlarged Group.

Such forward looking statements involve risks and uncertainties that could significantly affect expected results and are based on certain key assumptions. Many factors could cause actual results to differ materially from those projected or implied in any forward looking statements. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward looking statements, which speak only as of the date hereof. Ladbrokes Coral and GVC disclaim any obligation to update any forward looking or other statements contained herein, except as required by applicable law or regulation.

GVC Quantified Financial Benefits Statement

Statements of estimated cost savings and synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the cost savings and synergies referred to in this document may not be achieved, may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. No statement in the GVC Quantified Financial Benefits Statement, or this document generally, should be construed as a profit forecast, or interpreted to mean that the Enlarged Group’s earnings or earnings per share in the first full year following completion of the Acquisition, or in any subsequent period, would necessarily match or be greater than or be less than those of GVC and/or Ladbrokes Coral for the relevant preceding financial period or any other period.

iii

Disclosure requirements of the Takeover Code

Under Rule 8.3(a) of the Takeover Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 p.m. on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Takeover Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0) 20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Publication on websites

In accordance with Rule 26.3 of the Takeover Code, a copy of this document, together with the GVC Prospectus and any document incorporated by reference herein or therein will be available on GVC’s website at http://www.gvc-plc.com/html/investor/welcome.asp and at Ladbrokes Coral’s website at https://www.ladbrokescoralplc.com/investors from the time this document is published, but will not be available to persons resident in Restricted Jurisdictions or any jurisdictions where the extension or availability of the Acquisition or the publication of this document would violate the laws of such jurisdiction. The contents of the websites referred to in this document are not incorporated into and do not form part of this document.

iv

Rounding

Certain figures included in this document have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Time

All references to time are to the time in London, England, unless otherwise stated.

Date

This document is published on and is dated 9 February 2018.

v

vi

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

Event	Time/date(1)

Latest time for lodging Forms of Proxy for the Court Meeting (Blue Proxy Form) or for submitting proxy instructions in respect of the Court Meeting via the CREST Proxy Voting Service	11.30 a.m. on Tuesday 6 March 2018(2)

Latest time for lodging Forms of Proxy for the Ladbrokes Coral General Meeting (White Proxy Form) or for submitting proxy instructions in respect of the Ladbrokes Coral General Meeting via the CREST Proxy Voting Service	11.45 a.m. on Tuesday 6 March 2018(3)

Voting Record Time for the Court Meeting and General Meeting	10.00 p.m. on Tuesday 6 March 2018(4)

Ex-dividend date for Ladbrokes Coral Permitted Dividend	Thursday 8 March 2018

GVC General Meeting	9.30 a.m. (Gibraltar time) on Thursday 8 March 2018

Court Meeting	11.30 a.m. on Thursday 8 March 2018

Ladbrokes Coral General Meeting	11.45 a.m. on Thursday 8 March 2018(5)

Record date for the Ladbrokes Coral Permitted Dividend	Friday 9 March 2018

Date of payment of the Ladbrokes Coral Permitted Dividend	Friday 23 March 2018

Certain of the following dates are subject to change (please see Note (1) below):

Court Hearing to sanction the Scheme	Monday 26 March 2018 (the Court Sanction Date)(1)

Latest time for receipt of Forms of Election or Electronic Elections in respect of the Mix and Match Facility from CREST holders	1.00 p.m. on Monday 26 March 2018

Last day of dealings in, and for registration of transfers of, and disablement in CREST of, Ladbrokes Coral Shares	Tuesday 27 March 2018 (being one Business Day after the Court Sanction Date)

Scheme Record Time	6.00 p.m. on Tuesday 27 March 2018

Suspension of listing of, and dealings in, Ladbrokes Coral Shares	7.30 a.m. on Wednesday 28 March 2018

Effective Date	Wednesday 28 March 2018 (being two Business Days after the Court Sanction Date)(1)

Cancellation of listing of, and trading in, Ladbrokes Coral Shares	by no later than 8.00 a.m. on Thursday 29 March 2018(1)

New GVC Shares issued in respect of Scheme Shares	8.00 a.m. on Thursday 29 March 2018(1)

Admission and commencement of dealings in New GVC Shares on the London Stock Exchange’s main market for listed securities	8.00 a.m. on Thursday 29 March 2018(1)

Settlement of the Offer Consideration:

CREST accounts of Ladbrokes Coral Shareholders credited with New GVC Shares (in respect of Scheme Shares held in uncertificated form)	as soon as possible after 8.00 a.m. on Thursday 29 March 2018 and, in any event, within 14 days of the Effective Date

CREST accounts of Ladbrokes Coral Shareholders credited with any cash consideration due (in respect of Scheme Shares held in uncertificated form)	within 14 days of the Effective Date(1)

Despatch of cheques in respect of cash consideration (in respect of Scheme Shares held in certificated form) and share certificates in respect of New GVC Shares	within 14 days of the Effective Date(1)

Despatch of certificates in respect of CVRs to each CVR Holder	within 14 days of the Effective Date(1)

Long Stop Date	30 June 2018(6)

The Court Meeting and the Ladbrokes Coral General Meeting will each be held at the offices of Ashurst LLP, Broadwalk House, 5 Appold Street, London, EC2A 2AG.

(1)	These times and dates are indicative only and will depend, among other things, on the date on which the Conditions are satisfied or, if capable of waiver, waived and therefore the date on which the Court sanctions the Scheme. The timetable is also dependent on when the Court Order sanctioning the Scheme is delivered to the Registrar of Companies. Ladbrokes Coral will give notice of any change(s) to the above timetable by issuing an announcement through a Regulatory Information Service and by publishing such changes on Ladbrokes Coral’s website at https://www.ladbrokescoralplc.com/investors and, if required by the Panel, by posting notice of the change(s) to Ladbrokes Coral Shareholders and persons with information rights.

1

(2)	It is requested that BLUE Forms of Proxy for the Court Meeting be lodged before 11.30 a.m. on 6 March 2018 or, if the Court Meeting is adjourned, not later than 48 hours before the time appointed for the holding of the adjourned meeting. However, BLUE Forms of Proxy not so lodged may be handed to a representative of Computershare or the Chairman of the Court Meeting at the Court Meeting before the taking of the poll.

(3)	WHITE Forms of Proxy for the Ladbrokes Coral General Meeting must be lodged before 11.45 a.m. on 6 March 2018 in order to be valid or, if the Ladbrokes Coral General Meeting is adjourned, not later than 48 hours before the time appointed for the holding of the adjourned meeting. WHITE Forms of Proxy cannot be handed to a representative of Computershare or the Chairman of the Ladbrokes Coral General Meeting at the Ladbrokes Coral General Meeting.

(4)	If either of the Court Meeting or the Ladbrokes Coral General Meeting is adjourned, the Voting Record Time for the relevant adjourned meeting will be 10.00 p.m. on the date two calendar days before the date set for the adjourned meeting.

(5)	Or as soon thereafter as the Court Meeting has been concluded or adjourned if later.

(6)	This date may be extended to such date as Ladbrokes Coral and GVC may, with the consent of the Panel, agree and the Court (if required) may allow.

2

ACTION TO BE TAKEN

Voting at the Court Meeting and the Ladbrokes Coral General Meeting

The Court Meeting and the Ladbrokes Coral General Meeting will be held at the offices of Ashurst LLP, Broadwalk House, 5 Appold Street, London, EC2A 2AG on 8 March 2018 at 11.30 a.m. and 11.45 a.m., respectively (or, in the case of the Ladbrokes Coral General Meeting, as soon as the Court Meeting has concluded or been adjourned, if later). The Scheme requires approval at both of these meetings.

Please check you have received the following with this document:

All Ladbrokes Coral Shareholders other than Ladbrokes Coral Shareholders with a registered address in, or who are citizens, residents or nationals of, a Restricted Jurisdiction

•	a BLUE Form of Proxy for use in respect of the Court Meeting;

•	a WHITE Form of Proxy for use in respect of the Ladbrokes Coral General Meeting; and

•	a pre-paid envelope for use in the UK connection with the Forms of Proxy.

All Ladbrokes Coral Shareholders other than Ladbrokes Coral Shareholders with a registered address in, or who are citizens, residents or nationals of, a Restricted Jurisdiction and those Ladbrokes Coral Shareholders holding Ladbrokes Coral Shares in uncertificated form (that is, in CREST)*

•	a GREEN Form of Election for use in connection with the Mix and Match Facility; and

•	a pre-paid envelope for use in the UK in connection with the Form of Election;

*If you hold Ladbrokes Coral Shares in uncertificated form (that is, in CREST) and you subsequently rematerialise your Ladbrokes Coral Shares and wish to receive a hard copy of the Form of Election, please contact Computershare on the number below.

If you have not received these documents or have any other queries, please contact Computershare on 0370 702 0127 from within the UK or on +44 370 702 0127 if calling from outside the UK. Calls outside the UK will be charged at the applicable international rate. The helpline is open between 8.30 a.m. and 5.30 p.m., Monday to Friday excluding public holidays in England and Wales. Different charges may apply to calls made from mobile telephones. Please note that Computershare cannot provide any financial, legal or tax advice and calls may be recorded and randomly monitored for security and training purposes.

3

FORMS OF PROXY FOR VOTING AT

THE COURT MEETING AND THE LADBROKES CORAL GENERAL MEETING

Deadline for receipt of Forms of Proxy

Whether or not you plan to attend the Ladbrokes Coral Shareholder Meetings, please complete and sign both the enclosed Blue Proxy Form (for the Court Meeting) and White Proxy Form (for the Ladbrokes Coral General Meeting) and return them in accordance with the instructions set out on those forms as soon as possible but in any event so as to be received by Computershare:

•	no later than 11.30 a.m. on 6 March 2018 in the case of the Court Meeting (BLUE form); and

•	no later than 11.45 a.m. on 6 March 2018 in the case of the Ladbrokes Coral General Meeting (WHITE form),

(or, in the case of any adjournment, not later than 48 hours before the time fixed for the holding of the adjourned meeting). Forms of Proxy returned by fax will not be accepted.

Returning the Forms of Proxy before the proxy deadline will enable your votes to be counted at the Ladbrokes Coral Shareholder Meetings in the event of your absence.

If the Blue Proxy Form for use at the Court Meeting is not lodged by 11.30 a.m. on 6 March 2018, it may be handed to a representative of Computershare or the Chairman of the Court Meeting at the Court Meeting before the taking of the poll. However, in the case of the Ladbrokes Coral General Meeting, unless the White Proxy Form is lodged so as to be received by the time mentioned above, it will be invalid.

CREST Proxy Voting Service

If you hold your Scheme Shares in uncertificated form (i.e. in CREST), you may vote using the CREST Proxy Voting Service in accordance with the procedures set out in the CREST Manual (please also refer to the accompanying notes to the Notice of the Court Meeting set out on pages 157 to 159 of this document and the Notice of the Ladbrokes Coral General Meeting set out on pages 162 to 164 of this document). Proxies submitted via CREST (under the issuer’s agent ID 3RA50) must be received by Computershare not later than 11.30 a.m. on 6 March 2018 in the case of the Court Meeting and by 11.45 a.m. on 6 March 2018 in the case of the Ladbrokes Coral General Meeting (or, in the case of an adjourned meeting, not less than 48 hours prior to the time and date set for the adjourned meeting).

Additional points

The completion and return of a Form of Proxy, the electronic appointment of a proxy or the submission of a proxy via CREST will not prevent you from attending and voting at the Court Meeting or the Ladbrokes Coral General Meeting, or any adjournment of the Court Meeting or the Ladbrokes Coral General Meeting, in person if you should wish and if you are entitled to do so.

If the Scheme becomes Effective, it will be binding on all Scheme Shareholders, including any Scheme Shareholders who did not vote to approve the Scheme or who voted against the Scheme at the Court Meeting.

It is important that, for the Court Meeting, as many votes as possible are cast so that the Court may be satisfied that there is a fair representation of the opinion of Scheme Shareholders. You are therefore strongly urged to sign and return your Forms of Proxy as soon as possible and in any event by the deadlines referred to above.

4

FORM OF ELECTION TO MAKE A MIX AND MATCH ELECTION

Mix and Match Facility

Under the terms of the Acquisition (but subject to the Scheme becoming Effective and the terms of the Scheme), it is intended that all Ladbrokes Coral Shareholders will receive 32.7 pence in cash, 0.141 New GVC Shares and a contingent entitlement of up to 42.8 pence, plus an upward adjustment for the time value of money, in principal value of Loan Notes by way of a CVR linked to the outcome of the Triennial Review in respect of each Ladbrokes Coral Share they hold at the Scheme Record Time.

Ladbrokes Coral Shareholders (other than Ladbrokes Coral ADR Holders, Restricted Overseas Holders and Overseas Holders with a registered address in, or who are citizens, residents or nationals of, a Restricted Jurisdiction) may elect to vary the proportions of cash consideration and New GVC Shares they receive in respect of their holdings, subject to equal and opposite elections being made by other Ladbrokes Coral Shareholders, by completing and returning the Form of Election or making an Electronic Election.

The Mix and Match Facility will not change the total number of New GVC Shares to be issued by GVC or the total cash consideration to be paid pursuant to the Acquisition. Accordingly, elections made by eligible Ladbrokes Coral Shareholders under the Mix and Match Facility for New GVC Shares will only be satisfied to the extent that other eligible Ladbrokes Coral Shareholders make equal and opposite elections under the Mix and Match Facility. It is therefore possible that valid Mix and Match Elections will not be satisfied in full or at all.

A Mix and Match Facility will not be offered in respect of the CVRs; each Ladbrokes Coral Shareholder will receive one CVR for each Ladbrokes Coral Share they hold at the Scheme Record Time.

For more information regarding the Mix and Match Facility, see paragraph 2(b) of Part 2 (Explanatory

Statement) of this document.

Certificated Ladbrokes Coral Shares

If you hold your Ladbrokes Coral Shares in certificated form (that is, not in CREST) and you wish to make a Mix and Match Election, please complete and return the enclosed GREEN Form of Election by post to Computershare, Corporate Actions Projects, Bristol, BS99 6AH or (during normal business hours) by hand to Computershare, The Pavilions, Bridgwater Road, Bristol BS13 8AE using the pre-paid envelope provided for use only in the UK. Instructions on how to complete the Form of Election are set out on the form.

Uncertificated Ladbrokes Coral Shares

If you hold your Ladbrokes Coral Shares in uncertificated form (that is, in CREST) and you wish to make a Mix and Match Election, you must submit your Mix and Match Election electronically by taking the actions set out in Part 14 (Notes for Making Elections under the Mix and Match Facility) of this document.

If you wish to make a Mix and Match Election by completing a Form of Election (rather than making an Electronic Election), you must first rematerialise your Ladbrokes Coral Shares by completing a CREST stock withdrawal form, and you may request a Form of Election by contacting Computershare on the telephone number set out in this document.

If you hold Ladbrokes Coral Shares in both certificated and uncertificated form and you wish to make a Mix and Match Election in respect of both such holdings, you must make a separate election in respect of each holding.

Ladbrokes Coral ADR Holders and certain Overseas Holders

The Mix and Match Facility has not been extended to (i) Ladbrokes Coral ADR Holders; (ii) Restricted Overseas Holders; or (iii) Overseas Holders with a registered address in, or who are citizens, residents or nationals of, a Restricted Jurisdiction, and no Form of Election will be sent to persons who Ladbrokes Coral reasonably believes or is advised falls into one of these categories. Accordingly, the Mix and Match Facility will not be available to such persons, and any purported Mix and Match Election by any of them shall be void. Further details are set out in paragraphs 19 and 20 of Part 2 (Explanatory Statement) of this document.

5

Deadline

The Election Return Time (the last time for lodging your Form of Election or making your Electronic Election) is 1.00 p.m. on 26 March 2018, as set out in the expected timetable of principal events on pages 1 and 2 of this document.

Ladbrokes Coral Shareholders who do not wish to make a Mix and Match Election are not required to return the Form of Election or make an Electronic Election.

6

PART 1 - LETTER FROM THE CHAIRMAN OF LADBROKES CORAL

(Incorporated in England and Wales with registered number 00566221)

Registered Office:

5th Floor

The Zig Zag Building

70 Victoria Street

London SW1E 6SQ

Directors:

John Kelly (Chairman)

James Mullen (Chief Executive Officer)

Paul Bowtell (Chief Financial Officer)

Mark Clare (Senior Independent Director)

Annemarie Durbin (Independent Non-Executive Director)

Mark Pain (Independent Non-Executive Director)

Stephanie Spring (Independent Non-Executive Director)

Rob Templeman (Independent Non-Executive Director)

9 February 2018

To all Ladbrokes Coral Shareholders and, for information only, to participants in the Ladbrokes Coral Share Schemes

Dear Ladbrokes Coral Shareholder

RECOMMENDED OFFER BY GVC HOLDINGS PLC FOR LADBROKES CORAL GROUP PLC TO BE EFFECTED BY MEANS OF A SCHEME OF ARRANGEMENT

1.	Introduction

On 22 December 2017, the Ladbrokes Coral Board and the GVC Board announced that they had reached agreement regarding the terms of a recommended offer by GVC to acquire the entire issued and to be issued ordinary share capital of Ladbrokes Coral. The Acquisition is to be effected by means of a scheme of arrangement under Part 26 of the Companies Act.

I am writing to you, on behalf of the Ladbrokes Coral Board, to set out the terms of the Acquisition and to explain why the Ladbrokes Coral Board is unanimously recommending that Ladbrokes Coral Shareholders vote in favour of the Scheme at the Court Meeting and the Special Resolution at the Ladbrokes Coral General Meeting. Please also see the letter from Greenhill and UBS set out in Part 2 (Explanatory Statement) of this document, which gives further details about the Acquisition, and the additional information set out in Part 8 (Additional Information) of this document.

In order to approve the Scheme by which the Acquisition is to be implemented, the requisite majorities of Ladbrokes Coral Shareholders will need to vote in favour of the Scheme at the Court Meeting and the Special Resolution at the Ladbrokes Coral General Meeting. The Court Meeting and the Ladbrokes Coral General Meeting will be held on 8 March 2018 at 11.30 a.m. and 11.45 a.m. respectively (or, in the case of the Ladbrokes Coral General Meeting, as soon as the Court Meeting has concluded or been adjourned, if later). Details of the action you should take are set out in paragraph 13 of this letter. The recommendation of the Ladbrokes Coral Directors is set out in paragraph 14 of this letter.

2.	Summary of the terms of the Acquisition

The Acquisition is to be effected by way of a scheme of arrangement under Part 26 of the Companies Act, full details of which are set out in the Explanatory Statement in Part 2 (Explanatory Statement) of this document.

7

Terms of the Acquisition

Pursuant to the Scheme, which is subject to the Conditions and further terms set out in Part 3 (Conditions to and further terms of the Acquisition) of this document, Scheme Shareholders will be entitled to receive:

for each Scheme Share held at the Scheme Record Time:	0.141 New GVC Shares; plus

32.7 pence in cash; plus

a contingent entitlement of up to 42.8 pence, plus an upward adjustment for the time value of money, in principal value of Loan Notes by way of a CVR linked to the outcome of the Triennial Review.

Under some circumstances the CVRs will have zero value.

(Please see paragraph 4 of Part 7 (Particulars of the CVRs and Loan Notes) for further details of the CVRs).

If the Acquisition becomes Effective, it will result in the allotment and issue of approximately 273 million New GVC Shares to Scheme Shareholders, which, if fully allotted and issued, would result in Scheme Shareholders owning approximately 46.5 per cent., and the current GVC Shareholders owning approximately 53.5 per cent., of the Enlarged Group on a fully diluted basis. They will participate together in the synergy benefits and future growth potential of the Enlarged Group.

The Offer Consideration, assuming the CVRs have zero value and no Loan Notes are issued, values the entire issued and to be issued ordinary share capital of Ladbrokes Coral on a fully diluted basis at approximately £3.0 billion based on the Closing Price per GVC Share on the Last Practicable Date of 873 pence per GVC Share and represents a potential value of up to approximately 155.8 pence per Ladbrokes Coral Share at a premium of approximately:

•	14.8 per cent. to the Closing Price of 135.7 pence per Ladbrokes Coral Share on 6 December 2017 (being the last Business Day prior to the commencement of the Offer Period); and

•	21.9 per cent. to the volume weighted average Closing Price per Ladbrokes Coral Share of 127.8 pence in the three months prior to and including 6 December 2017 (being the last Business Day prior to the commencement of the Offer Period).

The Offer Consideration, assuming each CVR delivers its maximum value of 42.8 pence in principal value of Loan Notes, values the entire issued and to be issued ordinary share capital of Ladbrokes Coral on a fully diluted basis at approximately £3.8 billion based on the Closing Price per GVC Share on the Last Practicable Date of 873 pence per GVC Share and represents a potential value of up to approximately 198.6 pence per Ladbrokes Coral Share at a premium of approximately:

•	14.1 per cent. to the Closing Price per Ladbrokes Coral Share of 174 pence on 21 December 2017, being the last Business Day prior to the publication of the Rule 2.7 Announcement;

•	46.3 per cent. to the Closing Price of 135.7 pence per Ladbrokes Coral Share on 6 December 2017 (being the last Business Day prior to the commencement of the Offer Period); and

•	55.4 per cent. to the volume weighted average Closing Price per Ladbrokes Coral Share of 127.8 pence in the three months prior to and including 6 December 2017 (being the last Business Day prior to the commencement of the Offer Period).

The New GVC Shares to be issued to Scheme Shareholders pursuant to the Scheme will be issued as fully paid and will rank pari passu in all respects with existing GVC Shares, including the right to receive dividends and other distributions declared, made or paid on GVC Shares by reference to a record date falling on or after the Effective Date (but will not, for the avoidance of doubt, carry the right to receive any dividends and other distributions for which the record date is before the Effective Date).

8

The CVRs will constitute direct, unsecured obligations of GVC and shall rank pari passu with one another and pari passu with all other unsecured obligations of GVC. The CVRs will not represent any equity or ownership interest in GVC, accordingly, will not confer on the CVR Holders any right to attend, speak at or vote at any meeting of the shareholders of GVC or right to any dividends or right to any return of capital by GVC.

Fractions of pence will not be paid to Scheme Shareholders and cash entitlements will be rounded down to the nearest penny. Fractions of New GVC Shares will not be allotted or issued to Scheme Shareholders and entitlements will be rounded down to the nearest whole number of GVC Shares and all fractions of New GVC Shares will be aggregated and sold in the market as soon as practicable after the Effective Date. The net proceeds of such sale (after deduction of all expenses and commissions incurred in connection with the sale) will be distributed by GVC in due proportions to Scheme Shareholders who would otherwise have been entitled to such fractions.

If Ladbrokes Coral or GVC reasonably believes or is advised that a Scheme Shareholder is a Restricted Overseas Holder, GVC may at its discretion determine that either (i) such Restricted Overseas Holder shall not have allotted or issued to him New GVC Shares and that the New GVC Shares which would otherwise have been attributable to such Restricted Overseas Holder under the terms of the Acquisition shall be sold in the market and the cash proceeds of such sale forwarded to such Restricted Overseas Holder or (ii) the New GVC Shares shall be issued to such Restricted Overseas Holder but shall be sold in the market on his behalf and the cash proceeds of such sale forwarded to the relevant Restricted Overseas Holder (in each case after deduction of broking fees and other sale costs and expenses).

The Mix and Match Facility

Pursuant to the Mix and Match Facility, eligible Ladbrokes Coral Shareholders (other than Ladbrokes Coral ADR Holders, Restricted Overseas Holders and Overseas Holders with a registered address in, or who are citizens, residents or nationals of, a Restricted Jurisdiction) may elect to vary the proportions of cash consideration and New GVC Shares they receive in respect of their holdings, subject to offsetting elections being made by other Ladbrokes Coral Shareholders. The Mix and Match Facility will not change the total number of New GVC Shares to be issued by GVC or the total cash consideration to be paid pursuant to the Acquisition. To the extent that elections for New GVC Shares or cash consideration cannot be satisfied in full, they will be scaled down as nearly as is practicable on a pro rata basis to all valid elections.

A Mix and Match Facility will not be offered in respect of the CVRs; each Ladbrokes Coral Shareholder will receive one CVR for each Ladbrokes Coral Share they hold at the Scheme Record Time.

Further information about the Mix and Match Facility is provided in paragraph 2(b) of Part 2 (Explanatory Statement) of this document.

CVRs and Loan Notes

Under the terms of the Acquisition, for each Ladbrokes Coral Share that they hold, Ladbrokes Coral Shareholders will be entitled to receive (in addition to the cash and New GVC Shares offered) a contingent entitlement of up to 42.8 pence, plus an upward adjustment for the time value of money, in principal value of Loan Notes by way of a CVR linked to the outcome of the Triennial Review.

The CVRs have been constituted by the CVR Instrument.

Under the terms of the CVR Instrument, the Loan Note Principal Value, and therefore the amount of cash ultimately payable to a Loan Note Holder upon redemption of their Loan Notes, will be:

(a)	if Triennial Measures are Enacted, determined by means of an assessment process set out in the CVR Instrument and summarised in Part 7 (Particulars of the CVRs and Loan Notes) of this document; or

(b)	if no Maximum Stakes Measures are Enacted by the CVR Long Stop Date, 35 pence for each CVR held by such CVR Holder (there will be no upward adjustment for the time value of money in these circumstances).

9

The assessment process referred to in (a) will evaluate the potential impact (if any) of certain measures arising from the Triennial Review on the profitability of the Ladbrokes Coral UK Business taking into account the estimated effect of any mitigating circumstances in the UK businesses carried on by the Wider Ladbrokes Coral Group. The Loan Note Principal Value is capped at a maximum of 42.8 pence plus an upward adjustment for the time value of money.

If the results of the assessment process are such that the Loan Note Principal Value is agreed or determined to be zero, no Loan Notes will be issued, and in these circumstances the Ladbrokes Coral Shareholders will not receive any additional consideration under the terms of the CVR Instrument. In these circumstances, the value of each CVR would be zero.

There will be no interest conferred by a CVR on the economic activities of Ladbrokes Coral, GVC or the Enlarged Group generally.

Ladbrokes Coral Shareholders should obtain their own independent professional tax advice in relation to the acquisition, holding, transfer and disposal of CVRs and/or Loan Notes in light of their own particular circumstances.

The Panel has determined that an estimate of the value of a CVR in accordance with Rule 24.11 of the Takeover Code is not required to be included in this document.

Houlihan Lokey has not been required to confirm, and nor has it confirmed, that resources are available to GVC to satisfy payments under the Loan Notes and Ladbrokes Coral Shareholders will be at risk if, for any reason, GVC is not in a position to meet its obligations under the CVR Instrument and/or the Loan Note Instrument.

GVC is considering seeking an over the counter trading facility or listing for the CVRs and/or the Loan Notes. A further announcement in relation to such trading facility will be made in due course, but there can be no guarantee that any such trading facility or listing will be obtained.

If Ladbrokes Coral or GVC reasonably believes or is advised that a Scheme Shareholder is a Restricted Overseas Holder, GVC may, at its discretion, determine that such Restricted Overseas Holder shall not have issued to him the CVRs or certificates in respect of the CVRs and that the CVRs which would otherwise have been attributable to such Restricted Overseas Holder under the terms of the Acquisition and the CVR Instrument will be held by a nominee on behalf of such Restricted Overseas Holder. The cash proceeds (if any) following the issue and redemption of any Loan Notes issued under the terms of the CVRs held by the nominee will be forwarded to the CVR Holder following redemption of the Loan Notes (after deduction of fees and other costs and expenses).

The GVC Directors may, in their absolute discretion, refuse to register the transfer of a CVR to a purported transferee if the GVC Directors reasonably suspect that such transferee is a Restricted Overseas Holder.

If Ladbrokes Coral or GVC reasonably believes or is advised that a CVR Holder is a Restricted Overseas Holder, GVC may, at its discretion, determine that such Restricted Overseas Holder shall not have issued to him the Loan Notes or certificates in respect of the Loan Notes and that the Loan Notes which would otherwise have been attributable to such Restricted Overseas Holder under the terms of the Acquisition and the CVR Instrument will be held by a nominee on behalf of such Restricted Overseas Holder, and the cash proceeds (if any) following the issue and redemption of any Loan Notes issued under the terms of such CVRs will be forwarded to such Restricted Overseas Holder following redemption of the Loan Notes (after deduction of fees and other costs and expenses).

The GVC Directors may, in their absolute discretion, refuse to register the transfer of a Loan Note to a purported transferee if the GVC Directors reasonably suspect that such transferee is a Restricted Overseas Holder.

The terms of the CVRs and the Loan Notes are explained in more detail in Part 7 (Particulars of the CVRs and Loan Notes) of this document.

Conditions

The Scheme and the Acquisition are subject to satisfaction or (if applicable) waiver of the Conditions set out in Part 3 (Conditions to and further terms of the Acquisition) of this document.

10

The Conditions include, among other things:

•	approval of the GVC Shareholder Resolutions by GVC Shareholders at the GVC General Meeting;

•	approval of the Scheme and of the Special Resolution at the Court Meeting and the Ladbrokes Coral General Meeting (as appropriate);

•	the satisfaction of certain anti-trust and regulatory conditions (including the consent of the UKGC);

•	Approval of Admission;

•	the sanction of the Scheme by the Court; and

•	a copy of the Court Order being delivered to the Registrar of Companies.

Upon the Scheme becoming Effective, it will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting and the Ladbrokes Coral General Meeting and, if they attended and voted, whether or not they voted in favour.

3.	Background to, and reasons for, recommending the Acquisition

Ladbrokes plc and certain businesses of Gala Coral Group Limited, completed a combination on 1 November 2016 to form Ladbrokes Coral. Ladbrokes Coral has become a leading multi-channel betting and gaming business with an impressive reach and an international presence in major regulated markets across the world, with net revenue of £2 billion annually.

Ladbrokes Coral is the largest operator in the UK retail betting and gaming market (based on LBOs), with around 3,500 LBOs across England, Wales and Scotland under the Ladbrokes and Coral brands. Ladbrokes Coral has a strong online presence with digital sports betting and gaming offering across the brands, supported by market-leading technology. Internationally, Ladbrokes Coral has a strong retail and online operation in Italy; strong retail platforms in Ireland, Spain and Belgium; and strong online bookmaking brands in Australia.

Since the completion of the combination on 1 November 2016, significant progress has been made on integrating the historic Ladbrokes and Coral groups. In terms of specific milestones, a single board, leadership and operational teams have been implemented to support the dual brand strategy. In UK digital, Ladbrokes Coral now operates on a common version of its sports and gaming platforms and uses a single trading team and trading platform to support the entire UK business. Ladbrokes Coral’s contact centre integration has also been completed. In UK retail, over 20,000 colleagues have signed up to harmonised terms and conditions, which has enabled the alignment of retail operating processes. Multi-channel capability has also been improved as customer-focused products and features have been shared and extended between brands. Furthermore, Ladbrokes’ previous head office has been vacated and the move to Coral’s Stratford office has now been completed. As a result of this progress, in July 2017, Ladbrokes Coral announced it expected to achieve increased synergies as a result of the combination, raising its guidance to £150 million per annum, more than double the original estimate (at the time of the combination).

Whilst the increased scale and the strong online and retail proposition of the combined Ladbrokes Coral business provides a favourable commercial backdrop, the betting and gaming industry landscape continues to evolve as technology enables new customer experiences and regulatory oversight increases. There has been a significant level of consolidation activity in the sector. This has been driven by the need to meet the requirements of customers wanting a broader suite of products and across all channels. In addition the increasing complexity and cost of regulatory compliance can be better and more cost effectively managed as part of a larger group.

Against this backdrop, Ladbrokes Coral Directors have decided that, whilst increased scale, diversification, a dual-brand strategy and a clear strategic direction are delivering results, an acquisition by GVC will optimise shareholder value.

11

The Ladbrokes Coral Directors believe that the offer from GVC represents a compelling opportunity to create an Enlarged Group capable of achieving significant strategic, financial and operational benefits. In particular, the Acquisition:

(a)	represents a premium, assuming no payment under the CVR, of 14.8 per cent. and, assuming full payment under the CVR, of 46.3 per cent., in each case to the Closing Price of 135.7 pence per Ladbrokes Coral Share on 6 December 2017 (being the last Business Day prior to the commencement of the Offer Period);

(b)	provides Ladbrokes Coral Shareholders with a flexible consideration structure which takes into account a range of outcomes under the Triennial Review; and

(c)	is an attractive mix of cash and equity in the Enlarged Group, resulting in Ladbrokes Coral Shareholders owning approximately 46.5 per cent. of the Enlarged Group on a fully diluted basis, providing the opportunity to benefit from:

(i)	sharing in the Enlarged Group’s revenue and profit growth profile and sharing in the annual recurring pre-tax cost synergies of at least £100m (expected to be fully realised by the end of 2021 following completion of the Acquisition) and additional unquantified capital expenditure savings and revenue synergies;

(ii)	combining the significant experience from both management teams with a track record of being at the forefront of consolidation in the industry, integrating businesses and delivering substantial shareholder value;

(iii)	significantly increased scale and breadth providing the Enlarged Group with the size and resources to address the dynamics of the rapidly changing gaming industry and regulatory environment; and

(iv)	the ability to leverage expertise across all distribution channels and especially leveraging proprietary technology for competitive advantage and cost reduction.

Following consideration of the above factors, the Ladbrokes Coral Directors believe that the terms of the Acquisition are in the best interests of Ladbrokes Coral Shareholders as a whole and unanimously recommend that Ladbrokes Coral Shareholders vote in favour of the Acquisition.

4.	Management, employees and locations

The Enlarged Group will benefit from the expertise and talents from both Ladbrokes Coral and GVC as it merges its operations, with the executive senior leadership being drawn from both Ladbrokes Coral and GVC.

With respect to the Enlarged Group Board, it will comprise Lee Feldman as Chairman, Kenneth Alexander as Chief Executive, Paul Bowtell as Chief Financial Officer, and non-executive directors who are expected to be drawn from the current GVC Board.

Whilst the GVC Board to date has proven highly effective, in the coming months it is intended that a review of the balance of skills and experience of the Enlarged Group Board will be undertaken to ensure it has the optimal blend of capability and expertise. If appropriate, the Enlarged Group will actively pursue further appointments to enhance board effectiveness for the medium term. In the light of the Enlarged Group’s size, the range of its activities and the geographic spread of its business following the Acquisition, the GVC Board intends, following completion of the Acquisition, to commission a review of GVC’s governance and compliance procedures to ensure that they remain appropriate for the Enlarged Group.

The senior executive management team of the Enlarged Group will also include, as joint Chief Operating Officers, Andy Hornby, with responsibility for all retail business in the UK and Europe and all digital marketing, and Shay Segev, with responsibility for technology, product, customer service, and leadership of operational and technology integrations post-Completion. The Australian operations will report directly to Kenneth Alexander.

12

Lindsay Beardsell, the existing Ladbrokes Coral General Counsel, will become General Counsel of the Enlarged Group and Robert Hoskin, the existing GVC Company Secretary, will become Company Secretary of the Enlarged Group. Both Lindsay Beardsell and Robert Hoskin will report directly to Kenneth Alexander.

Statement by GVC

GVC believes that the Acquisition will result in employees benefitting in the future from the greater opportunities created by the Acquisition for the Enlarged Group. GVC also recognises that in order to achieve the planned benefits of the Acquisition, including deriving any available cost synergies, operational restructuring of both GVC and Ladbrokes Coral is likely to be required. Following the Effective Date, GVC intends to seek to integrate the operations of GVC and Ladbrokes Coral as far as reasonably practicable. Although integration plans have yet to be finalised, and any final decision will be subject to engagement with appropriate stakeholders, this is likely to lead to redundancies where the businesses have overlapping functions (such as in trading, customer service, marketing and central functions) or where operational efficiencies have been identified (such as consolidating sportsbetting and gaming operations on to common platforms). GVC also intends to utilise technology and lower cost locations to drive greater staff productivity. GVC believes that absent any adverse impact of the Triennial Review on the Ladbrokes Coral UK Business the total headcount reduction will be less than 6 per cent. of the Enlarged Group’s combined employee base of 26,800.

The GVC Board has confirmed to the Ladbrokes Coral Board that the existing employment rights, including pension rights and incentive arrangements, of all management and employees of Ladbrokes Coral will be fully safeguarded, and there will be no material change in the conditions of employment or the balance of skills and functions of the employees. The Ladbrokes Coral Group has two defined benefit pension schemes – the Ladbrokes Pension Plan and the Gala Coral Pension Plan. Both schemes are closed to new members and future accrual of benefits for existing members. The triennial valuation and funding plan was finalised in 2017 with the trustees of each scheme and GVC intends to maintain contributions in line with those agreements. The future funding plan in respect of each scheme will be agreed at the next triennial valuation. No additional deficit contributions are currently required in respect of either scheme.

GVC intends to redeploy Ladbrokes Coral personnel and fixed assets currently based in Ladbrokes Coral’s head office at Victoria Street, London across to GVC’s office at One New Change, London. Some GVC personnel may be redeployed to Ladbrokes Coral’s office at Montfichet Road, London. These redeployments are likely to result in some headcount reduction, which is included in the anticipated overall headcount reduction stated above. Save as described in this section, GVC does not intend to make any changes to the locations of the business of the Enlarged Group to any material extent. Ladbrokes Coral does not operate a research and development function, so GVC is making no statement in this regard under Rule 24.2(a)(i) of the Takeover Code.

It is intended that, after the Scheme has become Effective, the listing of the Ladbrokes Coral Shares on the Official List will be cancelled and the Ladbrokes Coral Shares will cease to be admitted to trading on the London Stock Exchange’s main market for listed securities. The Ladbrokes Coral ADR programme will also be terminated, in accordance with the provisions of the Ladbrokes Coral Deposit Agreement.

While not related to the Acquisition, the outcome of the Triennial Review is uncertain and could potentially have a material impact on the Ladbrokes Coral UK Business. When publishing its Consultation Paper on 31 October 2017, the DCMS indicated that it would seek views on introducing a cap of between £50 and £2 on FOBTs. The recommended offer for Ladbrokes Coral has been formulated to take account of those stake caps, and stake caps in between, by using the CVR. As at the Last Practicable Date there had been no announcement by the DCMS of its proposals following the conclusion of the Triennial Review but there has been speculation in the press in the UK that the Triennial Review could result in a £2 maximum stake on FOBTs. Such an outcome would reduce the profitability of most Ladbrokes Coral LBOs in the UK, and GVC would expect to review the Ladbrokes Coral retail estate with a view to protecting profitability where possible. Such review would include considering whether to close any LBO that was expected to become unprofitable. It is not possible at this time for GVC to estimate the number of Ladbrokes Coral LBOs which might become unprofitable or whether any would have to close. However, previous commentary from Ladbrokes Coral suggests that around 1,000 Ladbrokes Coral LBOs, from its portfolio of around 3,600 LBOs in the UK, could potentially close in a £2 maximum stake on FOBTs scenario.

13

Response from the Ladbrokes Coral Board

The Ladbrokes Coral Directors welcome GVC’s statement that it believes that the Acquisition will result in employees benefitting from the greater opportunities created by the Acquisition for the Enlarged Group and the Ladbrokes Coral Directors welcome GVC’s confirmation that there will be no material change in the conditions of employment or the balance of skills and functions of the Ladbrokes Coral employees.

The Ladbrokes Coral Board recognises that in order to achieve some of the expected benefits of the Acquisition, it will be necessary to perform a detailed review of how best to integrate the respective operations of the GVC Group and the Ladbrokes Coral Group and to assess carefully integration benefit opportunities. The Ladbrokes Coral Board also understands that, following such a review, an operational restructuring of both Ladbrokes Coral and GVC is likely to be required. The Ladbrokes Coral Board expects that the review, integration process and any operational restructuring will involve engagement and consultation with relevant stakeholders.

The Ladbrokes Coral Board understands that the synergy work carried out by GVC to date has confirmed the potential to generate cost-savings for the Enlarged Group from the reduction of duplicate costs across trading, customer service, marketing and central functions and the potential for operational efficiencies, which is likely to involve some headcount reductions. The Ladbrokes Coral Board also recognises that the outcome of the Triennial Review may have a material impact on the Ladbrokes Coral UK retail business which may lead to further headcount reductions.

Ladbrokes Coral understands that GVC is likely to redeploy Ladbrokes Coral personnel and fixed assets in Ladbrokes Coral’s Victoria Street, London office across to GVC’s London office. Nevertheless, the Ladbrokes Coral Directors are glad to have received the assurances which GVC has given them that the existing employment rights, including accrued pension rights and incentive arrangements, of all existing management and employees of Ladbrokes Coral will be fully safeguarded.

Given that the detailed integration plans will still need to be finalised following the successful completion of the Acquisition, as described above, the Ladbrokes Coral Board is unable to express a more detailed opinion on the impact of the Acquisition on Ladbrokes Coral management, employees and office locations.

5.	Irrevocable undertakings and letter of intent in relation to the Acquisition

GVC has received irrevocable undertakings from the Ladbrokes Coral Directors to vote their own beneficial holdings of Ladbrokes Coral Shares in favour of the Scheme at the Court Meeting and the Special Resolution, in respect of an aggregate of 9,612,740 Ladbrokes Coral Shares, representing, in aggregate, approximately 0.5 per cent. of Ladbrokes Coral’s ordinary share capital in issue on the Last Practicable Date.

In addition to the irrevocable undertakings received from the Ladbrokes Coral Directors, GVC has received irrevocable undertakings and a letter of intent from certain other Ladbrokes Coral Shareholders to vote in favour of the Scheme at the Court Meeting and to vote in favour of the Special Resolution, in respect of an aggregate of 231,454,263 Ladbrokes Coral Shares representing, in aggregate, approximately 12.1 per cent. of Ladbrokes Coral’s ordinary share capital in issue on the Last Practicable Date.

In total, therefore, GVC has received irrevocable undertakings and a letter of intent to vote in favour of the Scheme at the Court Meeting and the Special Resolution in respect of an aggregate of 241,067,003 Ladbrokes Coral Shares representing, in aggregate, approximately 12.6 per cent. of Ladbrokes Coral’s ordinary share capital in issue on the Last Practicable Date.

Further details of these irrevocable undertakings are set out in paragraph 9 of Part 8 (Additional Information) of this document.

14

6.	Ladbrokes Coral’s current trading and prospects

FY17 Quarter 412

Total Ladbrokes Coral Group net revenue was 12 per cent. ahead of last year. Sports gross win margins in Q4 were strong, primarily driven by a 12 week run of favourable football results in both the UK and Italy. The higher levels of sports gross win margins helped drive strong growth in UK retail like-for-like OTC net revenue (+10 per cent.), European retail net revenue (+40 per cent.) and digital sportsbook net revenue (+50 per cent.) but also resulted in reduced levels of customer recycling which dampened stakes growth. Like-for-like UK retail machines net revenue was 1 per cent. behind last year, while digital gaming net revenue, which was 2 per cent. behind, was adversely impacted by 3 platform outages that occurred in Q4, and also the reduced levels of cross-sell from sports to gaming as a result of the high sports gross win margins. This resulted in like-for-like UK retail total net revenue being 3 per cent. ahead of last year and digital total net revenue being up 23 per cent.

Full Year

Full year Group Operating Profit was at the top end of management expectations, driven by the strong growth in digital and European retail and the slightly higher level of merger synergies in 2017 than previously guided.

Current Trading

The Ladbrokes Coral Group’s 2018 trading has started well and is in-line with management expectations.

Synergy Guidance

Detailed synergy delivery plans now enable provision of a more accurate phasing and divisional split. In 2017 £50 million of synergies were delivered, £5 million ahead of previous guidance. This £5 million increase helped offset the adverse impact of softer volumes in UK retail machines. The synergy phasing for 2018 is now expected to be £125 million (previously guided at £130 million), with no change to the 2018 synergy exit rate, which will deliver £150 million of synergy benefits in 2019. The divisional split of synergy delivery is now: 55 per cent. UK retail, 40 per cent. digital and 5 per cent. corporate.

7.	GVC’s current trading and prospects

For details of GVC’s current trading and prospects, please refer to the GVC trading update dated 11 January 2018 for the financial year 1 January to 31 December 2017 and the fourth quarter 1 October to 31 December 2017, a link to which can be found in paragraph 2 of Part 5 (Financial Information) of this document.

GVC expects to publish its full year accounts on or around 9 March 2018.

8.	Share Plans

Participants in the Ladbrokes Coral Share Schemes will be written to separately to inform them of the effect of the Scheme on their rights under the Ladbrokes Coral Share Schemes, including details of the appropriate proposals being made. A summary is set out below.

General

The Scheme will extend to any Ladbrokes Coral Shares which are unconditionally allotted, issued or transferred on or prior to the Scheme Record Time to satisfy the exercise of options or vesting of awards under the Ladbrokes Coral Share Schemes.

[1]	2017 results are unaudited and include results for Ladbrokes Coral for the period 1/10/17 to 31/12/17. 2016 proforma results include results for both Ladbrokes plc and the Coral group for the period 1/10/16 to 31/10/16 and for Ladbrokes Coral for the period 1/11/16 to 31/12/16 . Both 2017 and 2016 exclude all results from the 360 shops that Ladbrokes Coral was required to sell as part of the CMA’s remedy findings into the merger of Ladbrokes plc and the Coral group.
[2]	UK retail KPIs are stated on a like-for-like basis which adjusts for shop closures.

15

In accordance with the rules of the relevant Ladbrokes Coral Share Schemes (excluding the Ladbrokes Coral Group plc 1983 Savings Related Option Scheme) and the Ladbrokes Coral Directors’ remuneration policy (in relation to the Ladbrokes Coral Directors), unvested options and awards under the Ladbrokes Coral Share Schemes will vest upon the Scheme being sanctioned by the Court at the Court Hearing to the extent determined by the Ladbrokes Coral Remuneration Committee. Option holders under the Ladbrokes Coral Group plc 1983 Savings Related Option Scheme may give notice to exercise their options from the date of this document until immediately prior to the Effective Date, any such exercise being conditional upon the Scheme being sanctioned by the Court at the Court Hearing.

Ladbrokes Coral Group plc Restricted Share Plan

Upon the Scheme being sanctioned by the Court at the Court Hearing, unvested awards will vest, subject to the application of a time pro-rata reduction at the discretion of the Ladbrokes Coral Remuneration Committee.

All the Ladbrokes Coral Shares subject to awards to the extent vested under the Ladbrokes Coral Group plc Restricted Share Plan will be acquired under the Scheme on the same terms and for the same consideration as are available to other Ladbrokes Coral Shareholders under the Scheme.

Ladbrokes Coral Group plc Executive Deferred Bonus Plan

Upon the Scheme being sanctioned by the Court at the Court Hearing, unvested awards will vest in full.

All the Ladbrokes Coral Shares subject to awards to the extent vested under the Ladbrokes Coral Group plc Executive Deferred Bonus Plan will be acquired under the Scheme on the same terms and for the same consideration as are available to other Ladbrokes Coral Shareholders under the Scheme.

Ladbrokes Coral Group plc Performance Share Plan

Unvested awards will vest upon the Scheme being sanctioned by the Court at the Court Hearing, subject to the achievement of any applicable performance conditions and the application of a time pro-rata reduction, such decisions being made at the discretion of the Ladbrokes Coral Remuneration Committee.

All the Ladbrokes Coral Shares subject to awards to the extent vested under the Ladbrokes Coral Group plc Performance Share Plan will be acquired under the Scheme on the same terms and for the same consideration as are available to other Ladbrokes Coral Shareholders under the Scheme.

Ladbrokes Coral Group plc Share Incentive Plan

Ladbrokes Coral will write to participants on behalf of the trustee of the Ladbrokes Coral Group plc Share Incentive Plan, notifying them that they may instruct the trustee of the Ladbrokes Coral Group plc Share Incentive Plan as to how they wish the trustee to vote in respect of their Ladbrokes Coral Shares held under the Ladbrokes Coral Share Incentive Plan and provide them with instructions as to how they wish to receive the Offer Consideration.

All of the Ladbrokes Coral Shares held in the Ladbrokes Coral Group plc Share Incentive Plan will be acquired under the Scheme on the same terms and for the same consideration as are available to other Ladbrokes Coral Shareholders under the terms of the Scheme.

The New GVC Shares and the CVRs are expected to be held in the Ladbrokes Coral Group plc Share Incentive Plan trust after the Effective Date and the cash consideration will be paid to participants in the Ladbrokes Coral Group plc Share Incentive Plan.

Ladbrokes Coral Group plc 1983 Savings Related Option Scheme

Option holders may give notice to exercise their options from the date of this document until the Effective Date (conditional upon the Scheme being sanctioned by the Court at the Court Hearing) using the amount available under the related savings contract upon such exercise. In relation to option holders who give notice to exercise their options prior to the date on which the Scheme is sanctioned by the Court at the Court Hearing, such options will be exercised upon the Scheme being sanctioned by the Court at the Court Hearing. Options may only be exercised in respect of the number of Ladbrokes Coral Shares that can be purchased at the relevant exercise price with the proceeds of the related savings contract.

16

All the Ladbrokes Coral Shares acquired prior to the Scheme Record Time following the exercise of an option under the Ladbrokes Coral Group plc 1983 Savings Related Option Scheme will be acquired under the Scheme on the same terms and for the same consideration as are available to other Ladbrokes Coral Shareholders under the Scheme.

Any Ladbrokes Coral Shares acquired after the Scheme Record Time following the exercise of an option under the Ladbrokes Coral Group plc 1983 Savings Related Option Scheme will be acquired by GVC for the Offer Consideration in accordance with the proposed amendments to the Ladbrokes Coral Articles.

The Ladbrokes Coral Group plc 1978 Share Option Scheme

All outstanding options held under the Ladbrokes Coral Group plc 1978 Share Option Scheme are already vested and are, therefore, capable of exercise; participants in this plan may choose to exercise their options at any time.

If option holders do nothing, their options will lapse on the earlier of the tenth anniversary of their date of grant and the final date for exercise following any termination of their employment or office with the Ladbrokes Coral Group.

Any Ladbrokes Coral Shares acquired after the Scheme Record Time following the exercise of an option under the Ladbrokes Coral Group plc 1978 Share Option Scheme will be acquired by GVC for the Offer Consideration in accordance with the proposed amendments to the Ladbrokes Coral Articles.

9.	Dividends

The Ladbrokes Coral Board and the GVC Board have agreed that their respective shareholders should each be paid a dividend for the year ended 31 December 2017.

Given that the Acquisition has the potential to complete prior to the date on which the Ladbrokes Coral Board would ordinarily declare its final dividend, the Ladbrokes Coral Board has today declared a second interim dividend for the year ended 31 December 2017 of 4.0 pence per Ladbrokes Coral Share, which, for the avoidance of doubt, shall be a Ladbrokes Coral Permitted Dividend (as described at paragraph 18 of Part 2 (Explanatory Statement) of this document).

Accordingly, the Ladbrokes Coral Board does not intend to declare a final dividend for the year ended 31 December 2017.

In light of the Acquisition, the Ladbrokes Coral Board has determined that the DRIP will not apply to the Ladbrokes Coral Permitted Dividend and have further resolved that, conditional upon the Acquisition being approved at the Ladbrokes Coral Shareholder Meetings, the DRIP will be cancelled. Upon cancellation of the DRIP, any fractional entitlements relating to prior DRIP elections will be settled in cash in conjunction with the Ladbrokes Coral Permitted Dividend. Any Ladbrokes Coral Shareholder with any queries about the operation of the DRIP should contact Computershare on 0370 702 0127 from within the UK or on +44 370 702 0127 if calling from outside the UK. Calls outside the UK will be charged at the applicable international rate. The helpline is open between 8.30 a.m. and 5.30 p.m., Monday to Friday excluding public holidays in England and Wales. Different charges may apply to calls made from mobile telephones. Please note that Computershare cannot provide any financial, legal or tax advice and calls may be recorded and randomly monitored for security and training purposes.

Further details in relation to matters agreed in relation to dividends (including the Ladbrokes Coral Permitted Dividend) are set out in paragraph 18 of Part 2 (Explanatory Statement) of this document.

10.	GVC Shareholder approval and recommendation by the GVC Directors

Given the current size and value of Ladbrokes Coral relative to the current size and value of GVC, and since the shares of GVC are admitted to the premium listing segment of the Official List, the Acquisition constitutes a “Class 1” transaction for GVC for the purposes of the Listing Rules.

Accordingly, GVC is required to seek the approval of GVC Shareholders at the GVC General Meeting for the Acquisition. GVC is required to prepare and send the GVC Prospectus (which will also constitute a GVC Shareholder circular) to GVC Shareholders and make it available to Ladbrokes Coral Shareholders. The GVC Prospectus includes, among other things, details on GVC Shares (including the New GVC Shares), the Enlarged Group, the background to and reasons for the Acquisition, and a notice convening the GVC General Meeting.

17

The Scheme will be conditional upon, amongst other things, the passing of the GVC Shareholder Resolutions by the requisite majority at the GVC General Meeting.

The GVC Directors consider the terms of the Acquisition to be in the best interests of GVC and the GVC Shareholders taken as a whole and accordingly have recommended unanimously that GVC Shareholders vote in favour of the GVC Shareholder Resolutions.

Certain current and former GVC Directors, who hold or are beneficially interested in (or whose family members hold, or are beneficially interested in) GVC Shares, have irrevocably undertaken to vote (or procure that the registered holder votes) in favour of the GVC Shareholder Resolutions in respect of such beneficial holdings of 3,389,611 GVC Shares representing, in aggregate, approximately 1.1 per cent. of GVC’s ordinary share capital in issue on the Last Practicable Date. Further details of the irrevocable undertakings are set out in paragraph 9 of Part 8 (Additional Information) of this document.

The GVC General Meeting has been convened for 9.30 a.m. (Gibraltar time) on 8 March 2018.

11.	New GVC Shares

The New GVC Shares will be issued credited as fully paid and will rank pari passu in all respects with the existing GVC Shares including the right to receive all dividends and other distributions (if any) declared, paid or made by GVC by reference to a record date falling after the Effective Date. Further details of the rights attached to the New GVC Shares are set out in in Part 9 (Description of the GVC Shares) of this document.

12.	Taxation

Your attention is drawn to paragraphs 7.1 and 7.2 of Part 8 (Additional Information) which contains summaries of limited aspects of the UK tax treatment of the Scheme, including the CVRs, and limited aspects of the UK and Isle of Man tax treatment of holding New GVC Shares. The summaries relate only to the position of certain categories of Ladbrokes Coral Shareholders (as explained further in paragraphs 7.1 and 7.2 of Part 8 (Additional Information)), do not constitute tax advice and do not purport to be a complete analysis of all potential UK and Isle of Man tax consequences of the Scheme or acquiring, holding or disposing of New GVC Shares. Although this document contains certain tax-related information, if you are in any doubt about your own tax position or you are subject to taxation in any jurisdiction outside the UK, you should consult an appropriately qualified independent professional adviser.

13.	Action to be taken

Your attention is drawn to the section of this document entitled “Action to be taken”, which sets out in full the actions you should take in respect of voting on the Acquisition and the Scheme.

The Court Meeting and the Ladbrokes Coral General Meeting will be held at the offices of Ashurst LLP, Broadwalk House, 5 Appold Street, London, EC2A 2AG on 8 March 2018 at 11.30 a.m. and 11.45 a.m., respectively (or, in the case of the Ladbrokes Coral General Meeting, as soon as the Court Meeting has concluded or been adjourned, if later). Further details of the Court Meeting and the Ladbrokes Coral General Meeting are set out in paragraph 4(c) of Part 2 (Explanatory Statement) of this document.

It is important that, for the Court Meeting, as many votes as possible are cast so that the Court may be satisfied that there is a fair representation of opinion of the Scheme Shareholders. You are therefore urged to complete and return your Forms of Proxy, make an electronic appointment of a proxy or submit a proxy vote via CREST as soon as possible.

If you wish to vary the proportions of cash consideration and New GVC Shares (and you are eligible to do so), you should make a Mix and Match Election by completing and returning the Form of Election or making an Electronic Election.

18

14.	Recommendation

The Ladbrokes Coral Directors, who have been so advised by Greenhill and UBS as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing its advice to the Ladbrokes Coral Directors, each of Greenhill and UBS has taken into account the commercial assessments of the Ladbrokes Coral Directors. Greenhill and UBS are providing independent financial advice to the Ladbrokes Coral Directors for the purposes of Rule 3.1 of the Takeover Code.

Accordingly, the Ladbrokes Coral Directors unanimously recommend that Ladbrokes Coral Shareholders vote in favour of the Scheme at the Court Meeting and the Ladbrokes Coral Resolutions at the Ladbrokes Coral General Meeting, as the Ladbrokes Coral Directors who hold, or are otherwise beneficially interested in, Ladbrokes Coral Shares have irrevocably undertaken to do in respect of the beneficial holdings which are under their control of, in aggregate, 9,612,740 Ladbrokes Coral Shares representing approximately 0.5 per cent. of Ladbrokes Coral’s ordinary share capital in issue on the Last Practicable Date.

15.	Further information

Your attention is drawn to the letter from Greenhill and UBS set out in Part 2 (Explanatory Statement) of this document (being the explanatory statement made in compliance with section 897 of the Companies Act), which gives further details about the Acquisition and to the terms of the Scheme that are set out in full in Part 4 (The Scheme of Arrangement) of this document.

Your attention is also drawn to the GVC Prospectus, which has been prepared by GVC and is the sole responsibility of the directors and proposed director of GVC (as named therein).

The GVC Prospectus contains, among other things, details on the GVC Shares (including the New GVC Shares), the Enlarged Group, the background to and reasons for the Acquisition, historical and pro forma financial information and commentary, and a notice convening the GVC General Meeting.

The particular attention of Ladbrokes Coral Shareholders is drawn to the section entitled “Risk Factors” of the GVC Prospectus.

A number of factors can or will affect the operating results, financial condition and prospects of the GVC Group and, following the Effective Date, the Enlarged Group. The “Risk Factors” section of the GVC Prospectus describes risk factors considered by the GVC Directors to be material in relation to the GVC Group and these risks will, following the Effective Date, be equally relevant to the Enlarged Group. However, these risk factors should not be regarded as a complete and comprehensive statement of all potential risks and uncertainties, and should be used as guidance only. Additional risks and uncertainties that are not presently known to the GVC Directors, or which they currently deem immaterial, may also have an adverse effect on the operating results, financial condition or prospects of the GVC Group and, following the Effective Date, the Enlarged Group. If any such risks were to materialise the price of GVC Shares could decline as a consequence.

The GVC Prospectus may be accessed free of charge at GVC’s website at http://www.gvc-plc.com/html/investor/welcome.asp and Ladbrokes Coral’s website at https://www.ladbrokescoralplc.com/investors (in both cases, subject to any restrictions relating to any person with a registered address in or who is a citizen, resident or national of certain jurisdictions).

Please note that reading the information in this letter is not a substitute for reading the remainder of this document.

You are advised to read the whole of this document and not just rely on the summary information contained in this letter.

Yours faithfully

John Kelly

Chairman

19

PART 2 - EXPLANATORY STATEMENT

(in compliance with section 897 of the Companies Act)

9 February 2018

To all Ladbrokes Coral Shareholders and, for information only, to participants in the Ladbrokes Coral Share Schemes and persons with information rights

Dear Ladbrokes Coral Shareholder

RECOMMENDED OFFER BY GVC HOLDINGS PLC FOR LADBROKES CORAL GROUP PLC

1.	Introduction

On 22 December 2017, the Ladbrokes Coral Board and the GVC Board announced that they had reached agreement regarding the terms of a recommended offer by GVC to acquire the entire issued and to be issued ordinary share capital of Ladbrokes Coral. The Acquisition is to be effected by means of a scheme of arrangement under Part 26 of the Companies Act.

Your attention is drawn to the letter from the Chairman of Ladbrokes Coral, John Kelly, set out in Part 1 (Letter from the Chairman of Ladbrokes Coral) of this document, which forms part of this Explanatory Statement. That letter contains, among other things, information on the background to, and reasons for, recommending the Acquisition and the unanimous recommendation by the Ladbrokes Coral Board to Ladbrokes Coral Shareholders to vote in favour of the Scheme at the Court Meeting and the Special Resolution at the Ladbrokes Coral General Meeting.

Specifically, the letter from the Chairman of Ladbrokes Coral set out in Part 1 (Letter from the Chairman of Ladbrokes Coral) of this document also states that the Ladbrokes Coral Directors, who have been so advised by Greenhill and UBS as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing its advice to the Ladbrokes Coral Directors, each of Greenhill and UBS has taken into account the commercial assessments of the Ladbrokes Coral Directors. Greenhill and UBS are providing independent financial advice to the Ladbrokes Coral Directors for the purpose of Rule 3.1 of the Takeover Code.

We have each been authorised by the Ladbrokes Coral Directors to write to you to explain the terms of the Acquisition and the Scheme and to provide you with other relevant information. This Explanatory Statement contains a summary of the provisions of the Scheme. The Scheme is set out in full in Part 4 (The Scheme of Arrangement) of this document. Your attention is drawn to the other parts of this document, including the information in Part 8 (Additional Information) of this document.

Your attention is also drawn to the GVC Prospectus, which has been prepared by GVC and is the sole responsibility of the directors and proposed director of GVC (as named therein).

The GVC Prospectus contains, among other things, details on the GVC Shares (including the New GVC Shares), the Enlarged Group, the background to and reasons for the Acquisition, historical and pro forma financial information and commentary, and a notice convening the GVC General Meeting.

The particular attention of Ladbrokes Coral Shareholders is drawn to the section entitled “Risk Factors” of the GVC Prospectus.

A number of factors can or will affect the operating results, financial condition and prospects of the GVC Group and, following the Effective Date, the Enlarged Group. The “Risk Factors” section of the GVC Prospectus describes risk factors considered by the GVC Directors to be material in relation to the GVC Group and these risks will, following the Effective Date, be equally relevant to the Enlarged Group. However, these risk factors should not be regarded as a complete and comprehensive statement of all potential risks and uncertainties, and should be used as guidance only. Additional risks and uncertainties that are not presently known to the GVC Directors, or which they currently deem immaterial, may also have an adverse effect on the operating results, financial condition or prospects of the GVC Group and, following the Effective Date, the Enlarged Group. If any such risks were to materialise the price of GVC Shares could decline as a consequence.

The GVC Prospectus may be accessed free of charge at GVC’s website at http://www.gvc-plc.com/html/investor/welcome.asp and Ladbrokes Coral’s website at https://www.ladbrokescoralplc.com/investors (in both cases, subject to any restrictions relating to any person with a registered address in or who is a citizen, resident or national of certain jurisdictions).

20

The Scheme is subject to the Conditions set out in Part 3 (Conditions to and further terms of the Acquisition) of this document being satisfied or (where applicable) waived.

Ladbrokes Coral Shareholders should read the whole of this document before deciding whether or not to vote in favour of the Scheme at the Court Meeting and the Special Resolution to be proposed at the Ladbrokes Coral General Meeting.

2.	Summary of the terms of the Acquisition and the Scheme

The Acquisition is to be effected by way of a scheme of arrangement under Part 26 of the Companies Act, which is set out in full in Part 4 (The Scheme of Arrangement) of this document.

(a)	Terms of the Acquisition

Under the Scheme, which is subject to the Conditions and further terms set out in Part 3 (Conditions to and further terms of the Acquisition) of this document, Scheme Shareholders will be entitled to receive:

for each Scheme Share held at the Scheme Record Time:	0.141 New GVC Shares; plus

32.7 pence in cash; plus

a contingent entitlement of up to 42.8 pence, plus an upward adjustment for the time value of money, in principal value of Loan Notes by way of a CVR linked to the outcome of the Triennial Review.

Under some circumstances the CVRs will have zero value.

(Please see paragraph 4 of Part 7 (Particulars of the CVRs and Loan Notes) for further details of the CVRs).

If the Acquisition becomes Effective, it will result in the allotment and issue of approximately 273 million New GVC Shares to Scheme Shareholders, which, if fully allotted and issued, would result in Scheme Shareholders owning approximately 46.5 per cent., and the current GVC Shareholders owning approximately 53.5 per cent., of the Enlarged Group on a fully diluted basis. They will participate together in the synergy benefits and future growth potential of the Enlarged Group.

The Offer Consideration, assuming the CVRs have zero value and no Loan Notes are issued, values the entire issued and to be issued ordinary share capital of Ladbrokes Coral on a fully diluted basis at approximately £3.0 billion based on the Closing Price per GVC Share on the Last Practicable Date of 873 pence per GVC Share and represents a potential value of up to approximately 155.8 pence per Ladbrokes Coral Share at a premium of approximately:

•	14.8 per cent. to the Closing Price of 135.7 pence per Ladbrokes Coral Share on 6 December 2017 (being the last Business Day prior to the commencement of the Offer Period); and

•	21.9 per cent. to the volume weighted average Closing Price per Ladbrokes Coral Share of 127.8 pence in the three months prior to and including 6 December 2017 (being the last Business Day prior to the commencement of the Offer Period).

The Offer Consideration, assuming each CVR delivers its maximum value of 42.8 pence in principal value of Loan Notes, values the entire issued and to be issued ordinary share capital of Ladbrokes Coral on a fully diluted basis at approximately £3.8 billion based on the Closing Price per GVC Share on the Last Practicable Date of 873 pence per GVC Share and represents a potential value of up to approximately 198.6 pence per Ladbrokes Coral Share at a premium of approximately:

21

•	14.1 per cent. to the Closing Price per Ladbrokes Coral Share of 174 pence on 21 December 2017 (being the last Business Day prior to publication of the Rule 2.7 Announcement);

•	46.3 per cent. to the Closing Price of 135.7 pence per Ladbrokes Coral Share on 6 December 2017 (being the last Business Day prior to the commencement of the Offer Period); and

•	55.4 per cent. to the volume weighted average Closing Price per Ladbrokes Coral Share of 127.8 pence in the three months prior to and including 6 December 2017 (being the last Business Day prior to the commencement of the Offer Period).

The New GVC Shares to be issued to Scheme Shareholders pursuant to the Scheme will be issued as fully paid and will rank pari passu in all respects with existing GVC Shares, including the right to receive dividends and other distributions declared, made or paid on GVC Shares by reference to a record date falling on or after the Effective Date (but will not, for the avoidance of doubt, carry the right to receive any dividends and other distributions for which the record date is before the Effective Date).

Application will be made to the UKLA for the New GVC Shares which will be issued in consideration for the Acquisition to be admitted to the premium listing segment of the Official List and to trading on the main market for listed securities of the London Stock Exchange. It is expected that Admission of such New GVC Shares will become effective at 8.00 a.m. on the Business Day immediately following the Effective Date. This date may be deferred if it is necessary to adjourn the Ladbrokes Coral Shareholder Meetings or if there is any delay in obtaining the Court’s sanction of the Scheme. The Acquisition, is conditional on, among other things, Approval of Admission.

The New GVC Shares to be issued in connection with the Acquisition will be issued in registered form and will be capable of being held in both certificated and uncertificated form.

Fractions of pence will not be paid to Scheme Shareholders and cash entitlements will be rounded down to the nearest penny. Fractions of New GVC Shares will not be allotted or issued to Scheme Shareholders and entitlements will be rounded down to the nearest whole number of GVC Shares and all fractions of New GVC Shares will be aggregated and sold in the market as soon as practicable after the Effective Date. The net proceeds of such sale (after deduction of all expenses and commissions incurred in connection with the sale) will be distributed by GVC in due proportions to Scheme Shareholders who would otherwise have been entitled to such fractions.

If Ladbrokes Coral or GVC reasonably believes or is advised that a Scheme Shareholder is a Restricted Overseas Holder, GVC may at its discretion determine that either (i) such Restricted Overseas Holder shall not have allotted or issued to him New GVC Shares and that the New GVC Shares which would otherwise have been attributable to such Restricted Overseas Holder under the terms of the Acquisition shall be sold in the market and the cash proceeds of such sale forwarded to such Restricted Overseas Holder or (ii) the New GVC Shares shall be issued to such Restricted Overseas Holder but shall be sold in the market on his behalf and the cash proceeds of such sale forwarded to the relevant Restricted Overseas Holder (in each case after deduction of broking fees and other sale costs and expenses).

(b)	Mix and Match Facility

Under the terms of the Acquisition, subject to the Scheme becoming Effective and subject to the provisions regarding fractional entitlements set out in paragraph 15 of this Part 2 (Explanatory Statement) of this document, Ladbrokes Coral Shareholders will receive 32.7 pence in cash, 0.141 New GVC Shares and a contingent entitlement of up to 42.8 pence, plus an upward adjustment for the time value of money, in principal value of Loan Notes by way of a CVR linked to the outcome of the Triennial Review in respect of each Ladbrokes Coral Share they hold at the Scheme Record Time.

22

Pursuant to the Mix and Match Facility, eligible Ladbrokes Coral Shareholders may elect to vary the proportions of cash consideration and New GVC Shares they receive in respect of their holdings, subject to offsetting elections being made by other Ladbrokes Coral Shareholders.

Mix and Match Elections may only be made in respect of whole numbers of Ladbrokes Coral Shares. Irrespective of the number of Ladbrokes Coral Shareholders who elect for cash consideration or New GVC Shares under the Mix and Match Facility, the total cash consideration to be paid and the total number of New GVC Shares to be issued pursuant to the Acquisition will not be varied.

The Mix and Match Facility will not change the total number of New GVC Shares to be issued by GVC or the total cash consideration to be paid pursuant to the Acquisition. Accordingly, elections made by eligible Ladbrokes Coral Shareholders under the Mix and Match Facility for New GVC Shares will only be satisfied to the extent that other eligible Ladbrokes Coral Shareholders make equal and opposite elections under the Mix and Match Facility. It is therefore possible that valid Mix and Match Elections will not be satisfied in full or at all.

To the extent that elections cannot be satisfied in full, they will be scaled down on a pro rata basis. As a result, Ladbrokes Coral Shareholders who make an election under the Mix and Match Facility will not know the exact number of New GVC Shares or amount of cash they will receive until settlement of the Offer Consideration under the Acquisition. Elections under the Mix and Match Facility will not affect the entitlements of those Ladbrokes Coral Shareholders who do not make a Mix and Match Election.

A Mix and Match Facility will not be offered in respect of the CVRs; each Scheme Shareholder will receive one CVR for each Scheme Share they hold at the Scheme Record Time.

Valid Mix and Match Elections will be satisfied (subject to the other valid Mix and Match Elections) on the following basis:

for every 32.7 pence in cash:	approximately 0.037 New GVC Shares*

OR

for each 0.141 New GVC Shares	123.093 pence in cash

*	Calculated as 32.7 pence divided by 873 (being the Closing Price of a GVC Share on the Last Practicable Date), which equates to 0.0374570446735395 New GVC Shares.

The table below shows, for illustrative purposes only, the possible outcomes for a Ladbrokes Coral Shareholder who holds 1000 Ladbrokes Coral Shares and, pursuant to the Mix and Match Facility, validly elects to receive: (i) all cash; (ii) all New GVC Shares; or (iii) does not make (or it is deemed not to have made) any valid Mix and Match Election under the Mix and Match Facility. The table also assumes that, where a valid Mix and Match Election has been made for either cash or New GVC Shares, sufficient equal and opposite elections have been validly made under the Mix and Match Facility. It should be noted that Mix and Match Elections do not have to be on an “all or nothing” basis. Among other options, a Ladbrokes Coral Shareholder can make a Mix and Match Election to receive more cash in respect of some of his Ladbrokes Coral Shares, and to receive more New GVC Shares in respect of some of his other Ladbrokes Coral Shares.

Election	Cash (£)	New GVC Shares*

Cash Election	1,558	-

Share Election	-	178.5

No Election	327	141

*Figures shown in this table are rounded for illustration purposes, and do not take into account the effect of the provisions regarding fractional entitlements set out in paragraph 15 of this Part 2 (Explanatory Statement) of this document. Actual amounts may vary.

23

Ladbrokes Coral Shareholders making a Mix and Match Election for all cash consideration under the Mix and Match Facility may still receive New GVC Shares as consideration under the Acquisition if the Mix and Match Elections to receive more cash consideration exceed those to receive more New GVC Shares.

The Mix and Match Facility has not been extended to (i) Ladbrokes Coral ADR Holders; (ii) Restricted Overseas Holders; or (iii) Overseas Holders with a registered address in, or who are citizens, residents or nationals of, a Restricted Jurisdiction, and no Form of Election will be sent to them. Accordingly, the Mix and Match Facility will not be available to persons who Ladbrokes Coral reasonably believes or is advised falls into one of these categories, and any purported Mix and Match Election by any of them shall be void.

The Mix and Match Facility will not affect the entitlements of those Ladbrokes Coral Shareholders who do not make a Mix and Match Election under the Mix and Match Facility.

Further information about how to make an election under the Mix and Match Facility is provided in Part 14 (Notes for making elections under the Mix and Match Facility) of this document.

(c)	CVRs and Loan Notes

Under the terms of the Acquisition, for each Ladbrokes Coral Share that they hold, Scheme Shareholders on the register at the Scheme Record Time will be entitled to receive (in addition to the cash and New GVC Shares offered) a contingent entitlement of up to 42.8 pence, plus an upward adjustment for the time value of money, in principal value of Loan Notes by way of a CVR linked to the outcome of the Triennial Review.

The CVRs have been constituted by the CVR Instrument.

Under the terms of the CVR Instrument, the Loan Note Principal Value, and therefore the amount of cash ultimately payable to a Loan Note Holder upon redemption of their Loan Notes, will be:

(a)	if Triennial Measures are Enacted, determined by means of an assessment process set out in the CVR Instrument and summarised in Part 7 (Particulars of the CVRs and Loan Notes) of this document; or

(b)	if no Maximum Stakes Measures are Enacted by the CVR Long Stop Date, 35 pence for each CVR held by such CVR Holder (there will be no upward adjustment for the time value of money in these circumstances).

The assessment process referred to in (a) will evaluate the potential impact (if any) of certain measures arising from the Triennial Review on the profitability of the Ladbrokes Coral UK Business taking into account the estimated effect of any mitigating circumstances in the UK businesses carried on by the Wider Ladbrokes Coral Group. The Loan Note Principal Value is capped at a maximum of 42.8 pence plus an upward adjustment for the time value of money.

If the results of the assessment process are such that the Loan Note Principal Value is agreed or determined to be zero, no Loan Notes will be issued, and in these circumstances the Ladbrokes Coral Shareholders will not receive any additional consideration under the terms of the CVR Instrument. In these circumstances, the value of each CVR would be zero.

There will be no interest conferred by a CVR on the economic activities of Ladbrokes Coral, GVC or the Enlarged Group generally.

Ladbrokes Coral Shareholders should obtain their own independent professional tax advice in relation to the acquisition, holding, transfer and disposal of CVRs and/or Loan Notes in light of their own particular circumstances.

The Panel has determined that an estimate of the value of a CVR in accordance with Rule 24.11 of the Takeover Code is not required to be included in this document.

24

Houlihan Lokey has not been required to confirm, and nor has it confirmed, that resources are available to GVC to satisfy payments under the Loan Notes and Ladbrokes Coral Shareholders will be at risk if, for any reason, GVC is not in a position to meet its obligations under the CVR Instrument and/or the Loan Note Instrument.

GVC is considering seeking an over the counter trading facility or listing for the CVRs and/or the Loan Notes. A further announcement in relation to such trading facility will be made in due course, but there can be no guarantee that any such trading facility or listing will be obtained.

If Ladbrokes Coral or GVC reasonably believes or is advised that a Scheme Shareholder is a Restricted Overseas Holder, GVC may, at its discretion, determine that such Restricted Overseas Holder shall not have issued to him the CVRs or certificates in respect of the CVRs and that the CVRs which would otherwise have been attributable to such Restricted Overseas Holder under the terms of the Acquisition and the CVR Instrument will be held by a nominee on behalf of such Restricted Overseas Holder. The cash proceeds (if any) following the issue and redemption of any Loan Notes issued under the terms of the CVRs held by the nominee will be forwarded to the Restricted Overseas Holder following redemption of the Loan Notes (after deduction of fees and other costs and expenses).

The GVC Directors may, in their absolute discretion, refuse to register the transfer of a CVR to a purported transferee if the GVC Directors reasonably suspect that such transferee is a Restricted Overseas Holder.

If Ladbrokes Coral or GVC reasonably believes or is advised that a CVR Holder is a Restricted Overseas Holder, GVC may, at its discretion, determine that such Restricted Overseas Holder shall not have issued to him the Loan Notes or certificates in respect of the Loan Notes and that the Loan Notes which would otherwise have been attributable to such Restricted Overseas Holder under the terms of the Acquisition and the CVR Instrument will be held by a nominee on behalf of such Restricted Overseas Holder, and the cash proceeds (if any) following the issue and redemption of any Loan Notes issued under the terms of such CVRs will be forwarded to such Restricted Overseas Holder following redemption of the Loan Notes (after deduction of fees and other costs and expenses).

The GVC Directors may, in their absolute discretion, refuse to register the transfer of a Loan Note to a purported transferee if the GVC Directors reasonably suspect that such transferee is a Restricted Overseas Holder.

The CVRs are explained in more detail in Part 7 (Particulars of the CVRs and Loan Notes) of this document.

3.	Background to, and reasons for, the Acquisition

GVC and Ladbrokes Coral have both created leading and distinctive brands and products, delivered via market-leading technology platforms. The GVC Board believes that the Acquisition will further GVC’s strategic objectives and create significant shareholder value through combining and integrating these businesses.

GVC’s track record in driving growth and creating value through acquisitions

GVC has delivered superior shareholder returns through the growth of its share price and through cash dividends, supported by strong cash generation from operations. In the five years to the Last Practicable Date, GVC delivered a total shareholder return3 exceeding 360 per cent. GVC’s vision is to build, further scale and diversify internationally in order to be a top three player in all the markets in which it operates.

GVC has achieved its strong results with a combination of organic growth and the acquisitions of bwin.party, Sportingbet and betboo, where the acquired businesses showed stronger revenue growth after their acquisition by GVC and enabled substantial cost savings to be made through platform consolidation and implementation of best practices. In light of the successful integration of the Sportingbet and bwin.party businesses, the GVC Board believes that GVC’s experienced management team will successfully integrate the business of Ladbrokes Coral into the Enlarged Group, to the benefit of its customers, shareholders, employees and other stakeholders.

[3]	Total shareholder return is a cumulative total return value with gross dividends reinvested on the ex-date.

25

Leading positions in key global markets

The Enlarged Group will, based on current wagers and revenues of GVC and Ladbrokes Coral, be one of the largest listed sportsbook operators in the world by wagers and the largest listed online-led betting and gaming operator by revenue. The Enlarged Group will have top three market positions in three of Europe’s largest online gaming markets – UK, Germany and Italy – plus a significant business in Australia and exposure to the USA and other growth markets. Over 90 per cent. of its Net Gaming Revenue would come from locally regulated/taxed markets.

GVC believes that the Enlarged Group will have the size and resources to better address the dynamics of the rapidly changing global gaming industry, and also be better able to leverage its brands in markets where it currently has low penetration but where there is high scope for growth.

Industry leading online and retail brands

GVC believes that the Enlarged Group’s portfolio of market-leading and complementary brands (including Ladbrokes, Coral, Eurobet and Gala, as well as international brands such as Sportingbet, bwin.party and PartyPoker) enhances the Enlarged Group’s opportunity to maximise revenue and profit growth by harnessing the best elements of each of their respective client relationship management tools and skills that have been developed in both businesses. This in turn should lead to an improved ability to cross-sell within and across the Enlarged Group’s brands, and ultimately create cost efficiencies through improved customer acquisition and retention. Ladbrokes Coral’s significant retail presence and multi-channel know-how can assist GVC in driving further online growth in both GVC and Ladbrokes Coral brands.

The Enlarged Group will have customers from over 35 countries providing a base for further international expansion by utilising the combined scale and complementary strengths of GVC and Ladbrokes Coral. As it expands into new international markets (including new markets that may regulate sports-betting in future), GVC believes that the scale and diversity of the Enlarged Group’s portfolio of brands, including Ladbrokes Coral’s retail presence, will deliver improved buying power across key marketing channels.

Highly regarded and complementary senior management and personnel

GVC has a strong track record in selecting talented people from acquired businesses (as demonstrated in GVC’s acquisitions of bwin.party and Sportingbet). The acquisition of Ladbrokes Coral will further deepen and broaden the talent pool at GVC, presenting the Enlarged Group with one of the most experienced teams in the industry. In addition to exploiting the full potential of the existing operations, the breadth of experience across the Enlarged Group’s personnel base should also open up new opportunities in terms of markets and non-organic growth.

Market-leading proprietary technology

GVC believes that ownership of its market-leading technology and products will enable the Enlarged Group to be proactive and adapt quickly to differentiate itself in a highly competitive market. Applying GVC’s proprietary platform across a multi-product multi-brand platform will eliminate duplication of technology and create operational efficiency, while reducing the cost of third-party service and content provision.

When combined with scale, an efficient proprietary technology platform presents significant operational advantage. It also allows the Enlarged Group to offer a superior customer experience by creating new products and brands across online, retail and mobile on the same platform, and enhancing the opportunities for cross-selling between brands and verticals.

26

Taking the initiative now

The Acquisition allows GVC Shareholders and Ladbrokes Coral Shareholders to benefit from the business combination in the near term, with a flexible consideration structure which takes into account a range of outcomes under the Triennial Review and at a time when financing conditions are favourable. The GVC Board also believes that the Acquisition will be double digit EPS accretive from the first full year following the Acquisition becoming Effective and following all reasonably expected outcomes of the Triennial Review, including the FOBT maximum stake being set at £2.00.4 The GVC Board also believes that the Enlarged Group’s leverage will not exceed 3.0x Net Debt/EBITDA (where Net Debt is interest bearing loans and borrowings and customer liabilities less cash and cash equivalents and EBITDA is Clean EBITDA) by the end of the first full financial year following the Acquisition becoming Effective, following all reasonably expected outcomes of the Triennial Review.

Synergies from the Acquisition

Following analysis undertaken by GVC and discussions with Ladbrokes Coral, the GVC Directors have identified significant opportunities for cost and revenue synergies as a result of the Acquisition which are expected to create shareholder value.

The GVC Board believes that the Enlarged Group will be able to achieve recurring annual pre-tax cost synergies of not less than £100 million. GVC expects that these cost synergies are split between and would be realised principally from:

(a)	Technology and data enabled efficiencies, accounting for approximately 44 per cent. of the identified cost synergies:

•	consolidating the Enlarged Group’s sportsbetting and gaming operations and other business operations onto common platforms, where possible;

•	deploying and promoting the Enlarged Group’s own gaming content rather than that of a third party, where possible; and

•	using the increased bargaining power of the Enlarged Group to negotiate better contracted rates with common suppliers for data content and streaming.

(b)	Corporate and administrative efficiencies, accounting for approximately 30 per cent. of the identified cost synergies:

•	consolidating the trading and customer service teams to service all brands across the Enlarged Group and consolidating technology costs to the GVC technology platform;

•	utilising technology and lower cost locations to drive greater staff productivity; and

•	moving common operational marketing and central functions to a central service group.

(c)	Marketing efficiencies, accounting for approximately 14 per cent. of the identified cost synergies:

•	leveraging the Enlarged Group’s business intelligence capability to achieve savings from reduced marketing and bonus spend.

(d)	Other efficiencies, accounting for approximately 12 per cent. of the identified cost synergies:

•	consolidating some international businesses by combining platforms and harmonising teams;

•	reducing external costs including payment processing and professional services fees; and

•	reducing other expenditure such as office and travel costs.

The GVC Board expects that synergy and saving realisation of £100 million will take place progressively, whereby approximately £7 million of the total cost synergies will be achieved in the first calendar year following the Effective Date, rising to approximately £33 million by year two and approximately £56 million by year three following the Effective Date. It is expected that a benefit of £100 million of identified cost synergies will be achieved by 2021. The synergies programme is expected to continue after 2021, but the scale of further synergies has not been fully quantified, and so are not being reported on for the purposes of the Takeover Code. The expected synergies will accrue as a direct result of the Acquisition and would not be achieved on a standalone basis.

[4]	Adjusted EPS is calculated on a clean basis, after net synergies and impact of the Triennial Review, and before transaction costs and one-time restructuring charges. This statement is not intended as a profit forecast or estimate for any period and should not be interpreted to mean that earnings per share for GVC or Ladbrokes Coral, as appropriate, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for GVC or Ladbrokes Coral, as appropriate.

27

The Acquisition is also expected to generate annual capital expenditure savings arising from technology and procurement synergies in the Enlarged Group. These have not been quantified, and so are not being reported on for the purposes of the Takeover Code.

In addition to the quantified cost synergies, the GVC Board also believes that the Acquisition will generate revenue synergies through the actions outlined below:

•	cross-selling leading products between customer bases;

•	leveraging brands and driving incremental revenues for the Enlarged Group by implementing best in class client relationship management and back office systems;

•	applying sophisticated marketing techniques to an expanded customer base across a broader product offering; and

•	differentiating the Enlarged Group’s offering more effectively in competitive markets.

The financial effects of the revenue synergies outlined above have not been quantified, and so are not being reported on for the purposes of the Takeover Code.

Non-recurring restructuring costs of at least £100 million are expected to be incurred in delivering the identified cost synergies in the four years following the Effective Date. The phasing of these costs will be £17 million in the financial year ending 31 December 2018, £30 million in 2019, £31 million in 2020 and £22 million in 2021. No recurring restructuring costs have been identified as a consequence of the Acquisition.

Other than these identified restructuring costs and the waiver by GVC of its rights to earn-out consideration following the sale of its Turkish facing business which was payable over a five-year period up to a maximum of €150 million (summarised in paragraph 7 of this Part 2 (Explanatory Statement)), the GVC Board does not expect any dis-synergies to arise as a result of the Acquisition.

The statements above of estimated cost synergies relate to future actions and circumstances which inherently involve risks, uncertainties and contingencies. Accordingly, the cost synergies referred to may not be achieved, may not be achieved within the time periods specified or may be achieved in a different form to that which is currently envisaged by the GVC Board.

For the purposes of Rule 28 of the Takeover Code, the statements above of estimated cost synergies are the responsibility of the GVC Directors, in their capacity as directors of the offeror under the terms of the Acquisition. Part 6 (GVC Quantified Financial Benefits Statement) of this document contains the GVC Quantified Financial Benefits Statement and the confirmations required by Rule 27.2(d) of the Takeover Code. The GVC Quantified Financial Benefits Statement is not intended as a profit forecast and should not be interpreted as such.

4.	Structure of the Acquisition

(a)	The Scheme

It is intended that the Acquisition will be implemented by way of the Scheme. The Scheme is an arrangement to be made between Ladbrokes Coral and the Scheme Shareholders, to which GVC will adhere, under Part 26 of the Companies Act. This involves an application by Ladbrokes Coral to the Court to sanction the Scheme pursuant to which the Scheme Shares will be transferred to GVC, in consideration for which the Scheme Shareholders on the register of members of Ladbrokes Coral at the Scheme Record Time will receive the Offer Consideration from GVC on the basis set out in paragraph 2(a) of this Part 2 (Explanatory Statement).

28

Any Ladbrokes Coral Shares issued on or before the Scheme Record Time will be subject to the terms of the Scheme. The Scheme will not extend to Ladbrokes Coral Shares issued after the Scheme Record Time. Scheme Shares will be acquired by GVC pursuant to the Scheme fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and any other interests of any nature whatsoever and together with all rights attaching thereto, including voting rights and the rights to receive and retain in full all dividends and other distributions declared, made or paid on or after the date of the Rule 2.7 Announcement (other than and the right to receive the Ladbrokes Coral Permitted Dividend and any other dividend, distribution, share repurchase payment and/or return of capital in respect of which a corresponding reduction has been made to the Offer Consideration in accordance with paragraph 2 of Part D of Part 3 (Conditions to and further terms of the Acquisition) of this document).

If the Scheme does not become Effective on or before the Long Stop Date (or such later date as GVC and Ladbrokes Coral may agree with the consent of the Panel and/or the Court, if such consent is required), it will lapse and the Acquisition will not proceed (unless the Panel otherwise consents).

(b)	Conditions to the Acquisition

The Acquisition and, accordingly, the Scheme remain subject to a number of Conditions set out in full in Part 3 (Conditions to and further terms of the Acquisition) of this document, including, among other things, the following events occurring on or before the Long Stop Date:

(i)	a resolution to approve the Scheme having been passed at the Court Meeting by a majority in number representing not less than 75 per cent. in value of the Scheme Shareholders who are on the register of members of Ladbrokes Coral at the Voting Record Time, present and voting, whether in person or by proxy, at the Court Meeting;

(ii)	the Special Resolution necessary to implement the Scheme having been passed by the requisite majority of Ladbrokes Coral Shareholders at the Ladbrokes Coral General Meeting;

(iii)	each of the GVC Shareholder Resolutions having been passed by the requisite majority of GVC Shareholders at the GVC General Meeting;

(iv)	Approval of Admission having been obtained;

(v)	the Scheme having been sanctioned by the Court; and

(vi)	a copy of the Court Order having been delivered to the Registrar of Companies.

The Scheme is also conditional on the making of a determination by the UKGC pursuant to section 102(4)(a) of the Gambling Act and made in respect of all “operating licences” (as such term is defined in the Gambling Act) held by members of the Ladbrokes Coral Group that all such operating licences shall continue to have effect following the acquisition by GVC of the Scheme Shares and certain other anti-trust and other regulatory approvals in relation to the Acquisition being obtained or the relevant Conditions being waived.

The Acquisition can only become Effective if all Conditions, including those described above, have been satisfied or, if capable of waiver, waived. If any Condition is not capable of being satisfied (or, if capable of waiver, waived) by the date specified therein, GVC shall make an announcement through a Regulatory Information Service as soon as practicable and, in any event, by no later than 8.00 a.m. on the Business Day following the date so specified, stating whether GVC has invoked that Condition, waived that Condition or, with the agreement of Ladbrokes Coral, specified a new date by which that Condition must be satisfied.

GVC may not invoke a Condition so as to cause the Acquisition not to proceed unless the circumstances which give rise to the right to invoke the Condition are of material significance to GVC in the context of the Acquisition. The Conditions relating to the passing of the resolutions to approve and implement the Acquisition to be proposed at the Ladbrokes Coral Shareholder Meetings, the sanction of the Scheme by the Court, the approval of the Acquisition by the GVC Shareholders at the GVC General Meeting and the Admission of the New GVC Shares to the premium segment of the Official List and to trading on the main market for listed securities of the London Stock Exchange, amongst others, are not subject to this requirement.

29

(c)	Ladbrokes Coral Shareholder approvals

The Scheme and the Acquisition are subject to satisfaction or (if applicable) waiver of the Conditions set out in Part 3 (Conditions to and further terms of the Acquisition) of this document. In order to become Effective, the Scheme will require the approval of the Scheme Shareholders at the Court Meeting and the passing of the Special Resolution by the Ladbrokes Coral Shareholders at the Ladbrokes Coral General Meeting, both of which will be held on 8 March 2018 at 11.30 a.m. and 11.45 a.m. respectively (or, in the case of the Ladbrokes Coral General Meeting, as soon as the Court Meeting has concluded or been adjourned, if later). The Court Meeting is being convened at the direction of the Court to seek the approval of Scheme Shareholders for the Scheme. The Ladbrokes Coral General Meeting is being convened by the Ladbrokes Coral Directors to seek the approval of Ladbrokes Coral Shareholders to enable the Ladbrokes Coral Directors to implement the Scheme, to amend the Ladbrokes Coral Articles as described in paragraph (g) below and to re-register Ladbrokes Coral as a private limited company (subject to and conditional upon the Scheme becoming Effective).

Notices of both the Court Meeting and the Ladbrokes Coral General Meeting are set out at Part 12 (Notice of Court Meeting) and Part 13 (Notice of General Meeting) of this document, respectively.

If you are in any doubt as to whether or not you are permitted to vote at either the Court Meeting or the Ladbrokes Coral General Meeting or have any questions in relation to this document, the Ladbrokes Coral Shareholder Meetings, or the completion and return of the Forms of Proxy, please contact Ladbrokes Coral’s registrar, Computershare, using the contact information set out in this document.

The Scheme and the Acquisition are subject to the approval of Scheme Shareholders by the passing of a resolution at the Court Meeting. At the Court Meeting, voting will be by poll and not a show of hands and each Scheme Shareholder present in person or by proxy will be entitled to one vote for each Scheme Share held by them at the Voting Record Time. This resolution must be approved by a majority in number of those Scheme Shareholders who are on the register of members of Ladbrokes Coral at the Voting Record Time and are present and voting at the Court Meeting, either in person or by proxy, and the Scheme Shares voted in favour must represent not less than 75 per cent. in value of all the Scheme Shares voted by the Scheme Shareholders. Ladbrokes Coral Shares beneficially owned by GVC or another member of the GVC Group will not be eligible to be voted on the resolution at the Court Meeting to approve the Scheme and the Scheme will not apply to such Ladbrokes Coral Shares. As at the Last Practicable Date, there were no Ladbrokes Coral Shares registered in the name of or beneficially owned by GVC or another member of the GVC Group.

It is important that, for the Court Meeting, as many votes as possible are cast so that the Court may be satisfied that there is a fair representation of opinion of the Scheme Shareholders. You are therefore urged to complete and return your Form of Proxy, make an electronic appointment of a proxy or submit a proxy via CREST as soon as possible.

In addition, the Ladbrokes Coral General Meeting has been convened to consider and, if thought fit, pass the Special Resolution (which requires a vote in favour of not less than 75 per cent. of the votes cast, whether in person or by proxy) to approve the taking of actions by the Ladbrokes Coral Directors to implement the Scheme, and to approve the adoption of certain amendments to the Ladbrokes Coral Articles in accordance with the Scheme and in the manner described in paragraph (g) below.

Voting on the Special Resolution will be by way of a poll and each Ladbrokes Coral Shareholder present in person or by proxy will be entitled to one vote for every Ladbrokes Coral Share held by them at the Voting Record Time.

Entitlement to attend, speak and vote at these meetings and the number of votes which may be cast at the meetings will be determined by reference to the register of members of Ladbrokes Coral at the Voting Record Time. All Ladbrokes Coral Shareholders whose names appear on the register of members of Ladbrokes Coral at 10.00 p.m. on 6 March 2018 or, if either the Court Meeting or the Ladbrokes Coral General Meeting is adjourned, on the register of members at 10.00 p.m. on the date two calendar days before the date set for the adjourned meeting, shall be entitled to attend and speak and vote at the relevant meeting in respect of the number of Ladbrokes Coral Shares registered in their name at the relevant time.

30

(d)	GVC shareholder approval

GVC will be required to seek the approval of its shareholders for the issue of the New GVC Shares in connection with the Acquisition at the GVC General Meeting.

The Acquisition is conditional on, amongst other things, the GVC Shareholder Resolutions being passed by the requisite majorities of the votes attaching to the GVC Shares held by GVC Shareholders present or represented at the GVC General Meeting.

The GVC Directors have recommended unanimously that GVC Shareholders vote in favour of the GVC Shareholder Resolutions at the GVC General Meeting.

The GVC General Meeting has been convened for 9.30 a.m. (Gibraltar time) on 8 March 2018, which is the same date as the scheduled date for the Ladbrokes Coral Shareholder Meetings.

(e)	Court Hearing

The Scheme also requires the sanction of the Court at the Court Hearing. The Court Hearing is currently expected to take place on 26 March 2018.

Any change to the date of the Court Hearing will be communicated to Ladbrokes Coral Shareholders by an announcement via a Regulatory Information Service and published on Ladbrokes Coral’s website at https://www.ladbrokescoralplc.com/investors. GVC has confirmed that it will undertake to the Court to be bound by the Scheme and to execute and do, or procure the execution or doing, of all such documents, acts and things as may be necessary or desirable to be executed or done by it for the purposes of giving effect to the Scheme. All Ladbrokes Coral Shareholders are entitled to attend the Court Hearing in person or through Counsel to support or oppose the sanctioning of the Scheme.

The Scheme will become Effective as soon as a copy of the Court Order has been delivered to the Registrar of Companies for registration. Upon the Scheme becoming Effective, Ladbrokes Coral will become a subsidiary of GVC and GVC will seek to have Ladbrokes Coral re-registered as a private limited company. It is intended that, after the Scheme has become Effective, the listing of the Ladbrokes Coral Shares on the Official List will be cancelled and the Ladbrokes Coral Shares will cease to be admitted to trading on the London Stock Exchange’s main market for listed securities.

Settlement of the Offer Consideration to which any Scheme Shareholder is entitled under the Scheme will be effected as set out in paragraph 14 of this Part 2 (Explanatory Statement) as soon as practicable and in any case, within 14 days of the Effective Date.

If the Scheme becomes Effective, it will be binding on all Scheme Shareholders, including any Scheme Shareholders who did not vote to approve the Scheme or who voted against the Scheme at the Court Meeting or the Ladbrokes Coral General Meeting.

(f)	The New GVC Shares

The New GVC Shares issued to Scheme Shareholders pursuant to the Scheme will be issued credited as fully paid and will rank pari passu in all respects with existing GVC Shares, including the right to receive dividends and other distributions declared, made or paid on GVC Shares by reference to a record date falling after the Effective Date. The New GVC Shares will be issued in registered form and will trade under the same ISIN number as the existing GVC Shares (being “IM00B5VQMV65”).

Further details of the rights attaching to the New GVC Shares are set out in Part 9 (Description of the GVC Shares) of this document, and in the GVC Prospectus, which has been prepared by GVC and is the sole responsibility of the directors and proposed director of GVC (as named therein) and may be accessed free of charge at GVC’s website at http://www.gvc-plc.com/html/investor/welcome.asp and Ladbrokes Coral’s website at https://www.ladbrokescoralplc.com/investors (in both cases, subject to any restrictions relating to any person with a registered address in or who is a citizen, resident or national of certain jurisdictions).

31

(g)	Amendment to the Ladbrokes Coral Articles

The Special Resolution to be proposed at the Ladbrokes Coral General Meeting contains provisions to amend the Ladbrokes Coral Articles to ensure that any Ladbrokes Coral Shares issued (other than to GVC, its nominees or any member of the GVC Group) after the Scheme Record Time will automatically be acquired by GVC on the same terms (other than terms as to timings, formalities and the ability to make a Mix and Match Election) as under the Scheme. These provisions will avoid any person (other than a member of the GVC Group) holding Ladbrokes Coral Shares after dealings in such shares have ceased on the London Stock Exchange. Paragraph (b) of the Special Resolution set out in the notice of the Ladbrokes Coral General Meeting in Part 13 (Notice of General Meeting) of this document seeks the approval of Ladbrokes Coral Shareholders for such amendment.

(h)	Modifications to the Scheme

The Scheme contains a provision for Ladbrokes Coral and GVC to consent on behalf of all persons concerned to any modification of, addition to, or condition approved or imposed on, the Scheme by the Court. The Court would be unlikely to approve any modification of, or additions to, or impose a condition to the Scheme which might be material to the interests of the Scheme Shareholders unless Scheme Shareholders were informed of such modification, addition or condition. It would be a matter for the Court to decide, in its discretion, whether or not a further meeting of Scheme Shareholders should be held in these circumstances.

(i)	Alternative means of implementing the Acquisition

GVC has reserved the right, subject to the prior consent of the Panel and in certain circumstances the terms of the Co-operation Agreement, to implement the Acquisition by making a Takeover Offer, in which case additional documents will be required to be sent to Ladbrokes Coral Shareholders. In such an event, the Takeover Offer will be implemented on the same terms (subject to appropriate amendments, including, if the Panel so agrees, an acceptance condition set at 90 per cent. of the shares to which such offer relates or such other lower percentage as the Panel may agree provided that if it became or was declared unconditional in all respects, the Takeover Offer would result in GVC holding Ladbrokes Coral Shares carrying greater than 50 per cent. of the voting rights in Ladbrokes Coral.

5.	Ladbrokes Coral overview

Ladbrokes Coral is a leading European and international betting and gaming group, providing its customers with a broad choice of products across a strong multi-channel platform. The group was formed from the combination of Ladbrokes plc and certain businesses of Gala Coral Group Limited, which completed on 1 November 2016. Ladbrokes Coral is the largest operator in the UK retail betting and gaming market (based on LBOs) with around 3,500 LBOs across England, Wales and Scotland. Internationally the Ladbrokes Coral Group’s European retail division comprises Eurobet Retail (Italy), Ladbrokes Belgium, Ladbrokes Ireland and the Spanish joint venture Sportium. Furthermore, Ladbrokes Coral also has a strong online presence with digital sports betting and gaming offerings across its brands, including Ladbrokes.com, Coral.co.uk, Galabingo.com, Galacasino.com, Ladbrokes.com.au (Australia), Eurobet.it (Italy), Ladbrokes.be (Belgium) and the Spanish joint venture Sportium.es.

Ladbrokes Coral has identified five opportunities that are central to its existing overall strategy: (i) the delivery of faster online growth through a leading product offering, combined with a data-driven approach to marketing and customer retention; (ii) leveraging its position as the United Kingdom’s largest LBO estate to grow its multi-channel offering; (iii) pursuing the growth of Ladbrokes Coral’s extensive international portfolio of businesses; (iv) pursuing product and technological development; and (v) delivering synergies identified as part of the Ladbrokes Coral merger.

Ladbrokes Coral Shares are admitted to the premium listing segment of the Official List and to trading on the main market for listed securities of the London Stock Exchange. Ladbrokes Coral is also a member of the FTSE 250 index. As of the close of trading on the Last Practicable Date, Ladbrokes Coral had a market capitalisation of approximately £3.1 billion.

32

6.	GVC overview

GVC is a multinational sports betting and gaming group operating some of the leading consumer-facing brands in the online gaming industry, including: bwin.party, Sportingbet, PartyCasino and PartyPoker, Casino Club (a casino for the German-speaking markets), Foxy Bingo, and betboo (bingo, sportsbetting, casino and poker in South America). GVC has a scalable and proven proprietary technology platform, a diversified geographic footprint and product mix, and has over 2,800 employees and contractors globally. As at 30 June 2017, GVC had 79 million registered accounts across over 1,000 games playable in 21 languages and 19 currencies.

GVC has delivered attractive shareholder returns through the growth of its share price and through cash dividends, supported by strong cash generation from operations. In the five years to the Last Practicable Date, GVC delivered a total shareholder return5 exceeding 360 per cent. GVC’s vision is to build further scale and to diversify internationally in order to be a top three player in the markets in which it operates. GVC’s management continues to deliver this vision through its strategy built on both organic and acquisitive growth.

GVC Shares are admitted to the premium listing segment of the Official List and to trading on the main market for listed securities of the London Stock Exchange. GVC is also a member of the FTSE 250 index. As of the close of trading on the Last Practicable Date, GVC had a market capitalisation of approximately £2.7 billion.

7.	Completion of disposal of GVC’s Turkish facing business and Greek Tax Assessment

Disposal of GVC’s Turkish facing business

On 2 November 2017, GVC announced the sale of the entire issued share capital of Headlong Limited, comprising its Turkish facing business, to Ropso Malta Limited (the “Sale”) pursuant to a sale and purchase agreement entered into between Ropso Malta Limited, GVC Investments Limited and GVC, dated 2 November 2017 (the “Sale Agreement”). The Sale completed on 19 December 2017.

The consideration for the Sale took the form of a performance related earn-out payable monthly over a five-year period up to a maximum of €150m (the “Deferred Consideration”). The first payment was to fall due five days after the end of the second month following completion of the Sale.

The Sale Agreement provides that following completion of the Sale, GVC Investments Limited has the right to serve a ‘clean break’ notice on Ropso Malta Limited (the “Clean Break Notice”), notifying Ropso Malta Limited that on the date that is one month following service of the Clean Break Notice (the “Clean Break Date”), Ropso Malta Limited’s obligations to pay the Deferred Consideration shall terminate.

On 21 December 2017, GVC Investments Limited served a Clean Break Notice on Ropso Malta Limited. Accordingly, the Clean Break Date was 21 January 2018. Given that the Clean Break Date fell before the date on which the first payment of Deferred Consideration was to fall due, no Deferred Consideration has been paid nor will any Deferred Consideration be payable by Ropso Malta Limited to GVC Investments Limited.

Greek Tax Assessment

On 25 January 2018, GVC announced that one of its subsidiaries, Sportingodds Limited (“SPODDS”), had received a tax audit assessment notice from the Greek Audit Centre for Large Enterprises, in which the Greek tax authorities set out their view of the application of certain Greek Gambling Duties. As a result of this interpretation, the GVC Group was assessed to owe €186.77 million of additional gambling duties in Greece in respect of the 2010 and 2011 fiscal years (the “Greek Tax Assessment”). During this period SPODDS was owned by Sportingbet plc, prior to the acquisition of Sportingbet by GVC in 2013. An appeal was filed by SPODDS with the Greek Audit Centre for Large Enterprises on 29 January 2018.

[5]	Total shareholder return is calculated as a cumulative total return value with gross dividends reinvested on the ex-date.

33

The GVC Board strongly disputes the basis of the Greek Tax Assessment calculation, believing the assessed quantum to be inaccurate and is confident in the grounds of appeal. However, considering that SPODDS has now implemented a potentially lengthy appeal process, the GVC Board is considering either including a provision of up to approximately €200 million in GVC’s 2017 financial accounts to cover the period up to the end of 2017 or treating it as a contingent liability with appropriate disclosure.

8.	Financial effects of the Acquisition

(a)	Financial position of the Enlarged Group

The GVC Board believes that the Acquisition will be double digit EPS accretive from the first full year following completion of the Acquisition and following all reasonably expected outcomes of the Triennial Review, including the FOBT maximum stake being set at £2.00.6

On a pro forma basis and assuming completion of the Acquisition had occurred on 30 June 2017, the Enlarged Group would have had total net assets of €3,910.5 million at that date (based on the total net assets of GVC and Ladbrokes Coral in each case as at 30 June 2017 and 30 June 2017 respectively).

With effect from the Effective Date, the earnings, assets and liabilities of the Enlarged Group will include the consolidated earnings, assets and liabilities of Ladbrokes Coral on the Effective Date.

(b)	Financial effect of the Acquisition on Ladbrokes Coral Shareholders

If the Acquisition completes, Scheme Shareholders will be entitled to receive 32.7 pence in cash, 0.141 New GVC Shares and a contingent entitlement of up to a further 42.8 pence, plus an upward adjustment for the time value of money, in principal value of Loan Notes by way of a CVR (subject to elections pursuant to the Mix and Match Facility).

The following table shows, for illustrative purposes only, and on the bases and assumptions set out in the notes below, the financial effects of the Acquisition on capital value and income for a holder of 1,000 Ladbrokes Coral Shares, receiving the default Offer Consideration (i.e., not making any Cash Election or Shares Election under the Mix and Match Facility).

Section (i) illustrates the financial effects of the Acquisition on capital value and income where the value of the CVR is zero. Section (ii) illustrates the financial effects of the Acquisition on capital value and income assuming a payout of 42.8 pence in principal value of Loan Notes under the terms of the CVR.

Column (A), in each case, is based on the Closing Price of GVC Shares and Ladbrokes Coral Shares on the Last Practicable Date.

Column (B), in each case, is based on the Closing Price of GVC Shares and Ladbrokes Coral Shares on 21 December 2017 (being the last Business Day prior to the publication of the Rule 2.7 Announcement)

Column (C), in each case, is based on the Closing Price of GVC Shares and Ladbrokes Coral Shares on 6 December 2017 (being the last Business Day prior to the commencement of the Offer Period)

[6]	Adjusted EPS is calculated on a clean basis, after net synergies and impact of the Triennial Review, and before transaction costs and one-time restructuring charges. This statement is not intended as a profit forecast or estimate for any period and should not be interpreted to mean that earnings per share for GVC or Ladbrokes Coral, as appropriate, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for GVC or Ladbrokes Coral, as appropriate.
34

Section (i) – illustrative financial effects of the Acquisition on capital value and income where the value of the CVR is zero

Illustrative effect on capital value of 1,000 Ladbrokes Coral Shares(1)	(A)	(B)	(C)

Market value of the 141 New GVC Shares(2)	£1,231	£1,317	£1282

Value of cash portion of the Offer Consideration	£327	£327	£327

Total value of the GVC Offer Consideration	£1,558	£1,644	£1609

Less: Market value of 1,000 Ladbrokes Coral Shares(3)	£(1,610)	£(1740)	£(1357)

Illustrative increase/(decrease) in capital value(4)	£(52)	£(96)	£252

Percentage difference	nm	nm	16%

Illustrative effect on income of 1,000 Ladbrokes Coral Shares(1)	(A)	(B)	(C)

Gross annual dividend income from 141 New GVC Shares(5)	£37	£37	£37

Gross income from reinvestment of the cash portion of the Offer Consideration(6)	£11	£11	£11

Total gross income under the terms of the Acquisition in respect of 1,000 Ladbrokes Coral Shares	£48	£48	£47

Less: Gross dividend income from 1,000 Ladbrokes Coral Shares(7)	£(60)	£(60)	£(60)

Illustrative increase/(decrease) in gross income	£(12)	£(12)	£(13)

Percentage difference	nm	nm	nm

Notes:

(1)	Figures shown in this table are rounded for illustration purposes. Actual amounts may vary.

(2)	The market value of GVC Shares is based on the Closing Price per GVC Share of: in respect of column (A) 873 pence on the Last Practicable Date; in respect of column (B) 934 pence on 21 December 2017; and in respect of column (C) 909.00 pence on 6 December 2017.

(3)	The market value of Ladbrokes Coral Shares is based on the Closing Price per Ladbrokes Coral Share of: in respect of column (A) 161 pence on the Last Practicable Date; in respect of column (B) 174 pence on 21 December 2017; and in respect of column (C) 135.7 pence on 6 December 2017.

(4)	In assessing the financial effects of the Offer Consideration, no account has been taken of any potential tax liability of Ladbrokes Coral Shareholders in respect of that Offer Consideration and no account has been taken of any timing differences in the payment of dividends.

(5)	The gross dividend income from 141 New GVC Shares is based on aggregate gross dividends of 26.0 pence per GVC Share in respect of the financial year ended 31 December 2016. Historical dividend income is no guide to future dividend income and is used in this table for illustrative purposes only.

(6)	The income on the cash portion of the Offer Consideration has been calculated on the assumption that such cash is reinvested for a period of 12 months to yield approximately: in respect of column (A), 3.4 per cent per annum, being the yield shown by UK Gilts of ten year maturities on the Last Practicable Date; in respect of column (B), 3.3 per cent per annum, being the yield shown by UK Gilts of ten year maturities on 21 December 2017; and in respect of column (C), 3.3 per cent per annum, being the yield shown by UK Gilts of ten year maturities on 6 December 2017.

(7)	The gross dividend income from 1,000 Ladbrokes Coral Shares is based on aggregate gross dividends of 6.0 pence per Ladbrokes Coral Share in respect of the financial year ended 31 December 2017. Historical dividend income is no guide to future dividend income and is used in this table for illustrative purposes only.

35

Section (ii) – illustrative financial effects of the Acquisition on capital value and income assuming a payout of 42.8 pence in principal value of Loan Notes under the terms of the CVR

Illustrative effect on capital value of 1,000 Ladbrokes Coral Shares(1)	(A)	(B)	(C)

Market value of the 141 New GVC Shares(2)	£1,231	£1,317	£1282

Value of cash portion of the Offer Consideration	£327	£327	£327

Value of the CVR(3)	£428	£428	£428

Total value of the GVC Offer Consideration	£1,986	£2,072	£2,037

Less: Market value of 1,000 Ladbrokes Coral Shares(4)	£(1,610)	£(1740)	£(1357)

Illustrative increase/(decrease) in capital value(5)	£376	£332	£680

Percentage difference	19%	16%	33%

Illustrative effect on income of 1,000 Ladbrokes Coral Shares(1)	(A)	(B)	(C)

Gross annual dividend income from 141 New GVC Shares(6)	£37	£37	£37

Gross income from reinvestment of the cash portion of the Offer Consideration and cash paid upon redemption of the Loan Notes(3)(7)	£26	£25	£25

Total gross income under the terms of the Acquisition in respect of 1,000 Ladbrokes Coral Shares	£62	£62	£62

Less: Gross dividend income from 1,000 Ladbrokes Coral Shares(8)	£(60)	£(60)	£(60)

Illustrative increase/(decrease) in gross income	£2	£2	£2

Percentage difference	4%	3%	3%

Notes:

(1)	Figures shown in this table are rounded for illustration purposes. Actual amounts may vary.

(2)	The market value of GVC Shares is based on the Closing Price per GVC Share of: in respect of column (A) 873 pence on the Last Practicable Date; in respect of column (B) 934 pence on 21 December 2017; and in respect of column (C) 909 pence on 6 December 2017.

(3)	This amount does not take into account (i) any upward adjustment to the principal value of the Loan Notes to take into account the time value of money or (ii) any interest paid on the Loan Notes.

(4)	The market value of Ladbrokes Coral Shares is based on the Closing Price per Ladbrokes Coral Share of: in respect of column (A) 161 pence on the Last Practicable Date; in respect of column (B) 174 pence on 21 December 2017; and in respect of column (C) 135.7 pence on 6 December 2017.

(5)	In assessing the financial effects of the Offer Consideration, no account has been taken of any potential tax liability of Ladbrokes Coral Shareholders in respect of that Offer Consideration and no account has been taken of any timing differences in the payment of dividends.

(6)	The gross dividend income from 141 New GVC Shares is based on aggregate gross dividends of 26.0 pence per GVC Share in respect of the financial year ended 31 December 2016. Historical dividend income is no guide to future dividend income and is used in this table for illustrative purposes only.

(7)	The income on the cash portion of the Offer Consideration and cash paid upon redemption of the Loan Notes has been calculated on the assumption that such cash is reinvested for a period of 12 months to yield approximately: in respect of column (A), 3.4 per cent per annum, being the yield shown by UK Gilts of ten year maturities on the Last Practicable Date; in respect of column (B), 3.3 per cent per annum, being the yield shown by UK Gilts of ten year maturities on 21 December 2017; and in respect of column (C), 3.3 per cent per annum, being the yield shown by UK Gilts of ten year maturities on 6 December 2017.

(8)	The gross dividend income from 1,000 Ladbrokes Coral Shares is based on aggregate gross dividends of 6.0 pence per Ladbrokes Coral Share in respect of the financial year ended 31 December 2017. Historical dividend income is no guide to future dividend income and is used in this table for illustrative purposes only.

9.	Offer related arrangements

Summaries of offer-related arrangements are set out in paragraph 12 of Part 8 (Additional Information) of this document. These agreements have been published on Ladbrokes Coral’s website at https://www.ladbrokescoralplc.com/investors and GVC’s website at http://www.gvc-plc.com/html/investor/welcome.asp.

36

10.	Ladbrokes Coral Directors and the effect of the Scheme on their interests

Details of the interests of the Ladbrokes Coral Directors in Ladbrokes Coral Shares and options and awards in respect of Ladbrokes Coral Shares are set out in paragraph 6 of Part 8 (Additional Information) of this document.

The Ladbrokes Coral Directors who hold Ladbrokes Coral Shares or otherwise control the voting rights in respect of such shares have irrevocably undertaken to vote (or procure the voting) in favour of the Scheme at the Court Meeting and the Special Resolution at the Ladbrokes Coral General Meeting in respect of the beneficial holdings which are under their control, of, in aggregate, 9,612,740 Ladbrokes Coral Shares, representing, in aggregate, approximately 0.5 per cent. of Ladbrokes Coral’s ordinary share capital in issue on the Last Practicable Date.

All non-Executive Ladbrokes Coral Directors will step down from the Ladbrokes Coral Board with effect from the Effective Date. If the Acquisition successfully completes, James Mullen will step down as Chief Executive Officer and cease to be a Ladbrokes Coral Director with effect from the Effective Date. The terms of Mr Mullen’s departure have not yet been agreed, but will be in accordance with the provisions of his service agreement (set out in paragraph 13 of Part 8 (Additional Information) of this document). Paul Bowtell will join the Enlarged Group Board and as Chief Financial Officer on terms to be agreed between Paul Bowtell and GVC. The only Ladbrokes Coral Director who will become a director or employee of the Enlarged Group is Paul Bowtell.

Particulars of service contracts and letters of appointment of the Ladbrokes Coral Directors are set out in paragraph 13 of Part 8 (Additional Information) of this document.

Save as set out in this document, the effect of the Scheme on the interests of the Ladbrokes Coral Directors does not differ from its effect on the like interests of any other persons.

11.	Financing of the cash portion of the Acquisition

On 22 December 2017, GVC entered into incremental facility tranches under the Existing Facilities Agreement, pursuant to which each of Banco Santander S.A., London Branch, Barclays Bank PLC, Credit Suisse International, Deutsche Bank AG, London Branch, Mediobanca – Banca di Credito Finanziario S.p.A., Nomura International plc, Santander UK plc and The Royal Bank of Scotland plc (trading as NatWest Markets) (as mandated lead arrangers and underwriters) (the “Lenders”) have severally and not jointly provided to GVC additional term loan B2 commitments of £1,400 million in aggregate (available to be drawn in a combination of currencies), a bond backstop term loan B3 commitment of £400 million (which may be redenominated in agreed circumstances into other currencies) and a £550 million multicurrency revolving credit facility (replacing the existing €70 million revolving credit facility under the Existing Facilities Agreement) in connection with the financing of the cash consideration payable to Ladbrokes Coral Shareholders, to refinance certain existing indebtedness of the Ladbrokes Coral Group, to pay certain costs and expenses and, in the case of the multicurrency revolving credit facility, for general corporate purposes. Up to £100 million of the multicurrency revolving credit facility will be cancelled if not used within 1 year of closing to refinance certain Ladbrokes Coral Group bonds and/or amounts due in respect of the CVR. In addition, the existing €300 million term loan to GVC under the Existing Facilities Agreement will remain outstanding, and no consents are required from the providers of that existing term loan for the commitments and financings described in this paragraph.

In accordance with Rule 24.8 of the Takeover Code, Houlihan Lokey, as financial adviser to GVC, is satisfied that sufficient resources are available to GVC to enable it to satisfy in full the cash portion of the Offer Consideration payable to Ladbrokes Coral Shareholders pursuant to the terms of the Acquisition.

Houlihan Lokey has not been required to confirm, and has not confirmed, that resources are available to GVC to satisfy payments under the CVRs or the Loan Notes and Ladbrokes Coral Shareholders will be at risk if, for any reason, GVC is not in a position to meet its obligations under the CVRs and/or Loan Notes Instrument.

37

In accordance with Rule 24.11 of the Takeover Code, Houlihan Lokey, as financial adviser to GVC, has advised GVC that, in its opinion, based on market conditions on the Last Practicable Date, the value of the Loan Notes (had they been in issue on that day) would have been not less than 99 pence per £1.00 in nominal value.

Further details of the financing arrangements are set out in paragraph 11.2 of Part 8 (Additional Information) of this document.

12.	Cancellation of listing of, and trading in, Ladbrokes Coral Shares, re-registration and re-organisation

The last day of dealings in Ladbrokes Coral Shares on the main market for listed securities of the London Stock Exchange is currently expected to be on the Business Day after the Court Sanction Date and no transfers of Ladbrokes Coral Shares will be registered after the Scheme Record Time. Prior to the Effective Date, Ladbrokes Coral will apply to the UKLA for the listing of the Ladbrokes Coral Shares on the Official List to be cancelled and to the London Stock Exchange for the Ladbrokes Coral Shares to cease to be admitted to trading on the London Stock Exchange’s main market for listed securities. Such cancellation is expected to take effect shortly after the Effective Date.

Share certificates in respect of Scheme Shares will cease to be valid from the Effective Date, and entitlements to Scheme Shares held within the CREST system will be disabled from the Scheme Record Time and expired and removed soon thereafter.

The Ladbrokes Coral ADR programme will also be terminated, in accordance with the provisions of the Ladbrokes Coral Deposit Agreement.

Following settlement of the Offer Consideration to which a Scheme Shareholder is entitled under the Scheme, Scheme Shareholders will be bound on the request of Ladbrokes Coral either (i) to destroy such share certificates in respect of Scheme Shares; or (ii) to return such share certificates to Ladbrokes Coral, or to any person appointed by Ladbrokes Coral, for cancellation.

The Special Resolution contains a resolution to re-register Ladbrokes Coral as a private company, conditional on the Scheme becoming Effective. Therefore, on or shortly after the Effective Date, Ladbrokes Coral is expected to be re-registered as a private company.

GVC also proposes that the Enlarged Group will be re-organised following the Acquisition becoming Effective in order to remove surplus entities, simplify its corporate structure and make it easier and more efficient to move funds around the Enlarged Group as required. This will be considered in the context of both the ongoing integration and simplification of the Ladbrokes Coral Group and the GVC Group following their respective historic transactions and also the optimum structure for the Enlarged Group.

13.	Admission of and commencement of dealings in New GVC Shares

Applications will be made by GVC to the UKLA and to the London Stock Exchange, respectively, for the New GVC Shares to be issued pursuant to the Acquisition to be admitted to the premium listing segment of the Official List and to trading on the main market for listed securities of the London Stock Exchange subject to, among other things, the Acquisition becoming Effective. The Scheme is conditional on, among other things, Approval of Admission.

It is expected that Admission will become effective and that dealings in the New GVC Shares will commence at 8.00 a.m. on the Business Day immediately following the Effective Date, currently expected to be 29 March 2018. This date may be deferred if it is necessary to adjourn Ladbrokes Coral Shareholder Meetings required to approve and implement the Scheme or if there is any delay in obtaining the Court’s sanction of the Scheme.

38

14.	Settlement

(a)	Settlement in respect of Scheme Shares held in uncertificated form (that is, in CREST)

(i)	Share Consideration component of the Offer Consideration

The GVC Directors will apply for the New GVC Shares to be admitted to CREST, so that settlement of transactions in New GVC Shares following Admission can take place in uncertificated form within the CREST system. For Scheme Shareholders who held their Scheme Shares in uncertificated form at the Scheme Record Time, New GVC Shares to which the Scheme Shareholder is entitled will be issued in uncertificated form through CREST. The ISIN number for the New GVC Shares will be the same ISIN number as the existing GVC Shares.

GVC will procure that Euroclear is instructed to credit the appropriate stock account in CREST of the relevant Scheme Shareholder with the applicable number of New GVC Shares as soon as possible after 8.00 a.m. on the date of Admission and in any event within 14 days of the Effective Date (or such later date as the Panel may agree). Scheme Shares held in uncertificated form will be disabled in CREST from the Scheme Record Time.

If Ladbrokes Coral or GVC reasonably believes or is advised that a Scheme Shareholder is a Restricted Overseas Holder, GVC may at its discretion determine that either (i) such Restricted Overseas Holder shall not have allotted or issued to him New GVC Shares and that the New GVC Shares which would otherwise have been attributable to such Restricted Overseas Holder under the terms of the Acquisition shall be sold in the market and the cash proceeds of such sale forwarded to such Restricted Overseas Holder or (ii) the New GVC Shares shall be issued to such Restricted Overseas Holder but shall be sold in the market on his behalf and the cash proceeds of such sale forwarded to the relevant Restricted Overseas Holder (in each case after deduction of broking fees and other sale costs and expenses).

(ii)	Cash Consideration component of the Offer Consideration

Cash consideration due under the Acquisition to Scheme Shareholders who hold their Scheme Shares in uncertificated form at the Scheme Record Time (including in respect of cash sums due in respect of fractional entitlements to New GVC Shares) will be made by GVC procuring that Euroclear is instructed to create an assured payment obligation in favour of the relevant Scheme Shareholder’s payment bank in accordance with the CREST assured payment arrangements within 14 days of the Effective Date (or such later date as the Panel may agree).

GVC reserves the right to issue New GVC Shares, and pay cash, to any or all Scheme Shareholders who hold their Scheme Shares in uncertificated form at the Scheme Record Time in the manner referred to at (b) below if, for reasons outside its reasonable control, it is not able to effect settlement within the CREST system.

(b)	Settlement in respect of Ladbrokes Coral Shares held in certificated form (that is, not in CREST)

(i)	Share Consideration component of the Offer Consideration

Where, at the Scheme Record Time, Scheme Shareholders hold Scheme Shares in certificated form, certificates in respect of New GVC Shares will be despatched in certificated form as soon as practicable after the Effective Date, and, in any event no later than 14 days thereafter by first class post (or international standard post if overseas) to such Scheme Shareholders at the addresses appearing in the register of members of Ladbrokes Coral at the Scheme Record Time or, in the case of joint holders, to the holder whose name appears first in such register in respect of the joint holding concerned or in accordance with any special instructions regarding payment.

If Ladbrokes Coral or GVC reasonably believes or is advised that a Scheme Shareholder is a Restricted Overseas Holder, GVC may at its discretion determine that either (i) such Restricted Overseas Holder shall not have allotted or issued to him New GVC Shares and that the New GVC Shares which would otherwise have been attributable to such Restricted Overseas Holder under the terms of the Acquisition shall be sold in the market and the cash proceeds of such sale forwarded to such Restricted Overseas Holder or (ii) the New GVC Shares shall be issued to such Restricted Overseas Holder but shall be sold in the market on his behalf and the cash proceeds of such sale forwarded to the relevant Restricted Overseas Holder (in each case after deduction of broking fees and other sale costs and expenses).

39

(ii)	Cash Consideration component of the Offer Consideration

Where, at the Scheme Record Time, a Scheme Shareholder holds Scheme Shares in certificated form, except with the consent of the Panel, settlement of cash consideration and any cash sum due in respect of fractional entitlements to New GVC Shares to which such Scheme Shareholder is entitled will be made in pounds sterling by cheque drawn on a branch of a clearing bank in the United Kingdom.

Cheques in respect of cash consideration and any cash sum due in respect of fractional entitlements to New GVC Shares will be despatched by first class post (or international standard post if overseas). Cheques will be sent to Scheme Shareholders at the address appearing in Ladbrokes Coral’s register of members at the Scheme Record Time or, in the case of the joint holders, to the holder whose name appears first in such register in respect of the joint holding concerned, as soon as practicable after the Effective Date and, in any event, no later than 14 days thereafter.

(c)	CVRs

The CVRs will be issued in certificated registered form to each Scheme Shareholder as at the Scheme Record Time (other than Restricted Overseas Holders), and the names of such holders entered on the register of CVRs.

If Ladbrokes Coral or GVC reasonably believes or is advised that a Scheme Shareholder is a Restricted Overseas Holder, GVC may, at its discretion, determine that such Restricted Overseas Holder shall not have issued to him the CVRs or certificates in respect of the CVRs and that the CVRs which would otherwise have been attributable to such Restricted Overseas Holder under the terms of the Acquisition and the CVR Instrument will be held by a nominee on behalf of such Restricted Overseas Holder. The cash proceeds (if any) following the issue and redemption of any Loan Notes issued under the terms of the CVRs held by the nominee will be forwarded to the Restricted Overseas Holder following redemption of the Loan Notes (after deduction of fees and other costs and expenses).

Certificates for the CVRs will be sent by first class post (or international standard post if overseas) as soon as practicable after the Effective Date, and, in any event, no later than 14 days thereafter to Scheme Shareholders at the address appearing in Ladbrokes Coral’s register of members at the Scheme Record Time or, in the case of joint holders, to the holder whose name appears first in such register in respect of the joint holding concerned.

(d)	General

All documents and remittances sent to Scheme Shareholders in accordance with this paragraph 14 will be sent at the risk of the person entitled thereto.

Save with the consent of the Panel, settlement of the Offer Consideration to which any Scheme Shareholder is due under the Scheme will be implemented in full in accordance with the terms set out in this Explanatory Statement without regard to any lien, right of set off, counterclaim or analogous right to which GVC may otherwise be, or claim to be, entitled against any Scheme Shareholder.

15.	Fractional Entitlements

Fractions of pence will not be paid to Scheme Shareholders and cash entitlements will be rounded down to the nearest penny. Fractions of New GVC Shares will not be allotted or issued to Scheme Shareholders and entitlements will be rounded down to the nearest whole number of GVC Shares and all fractions of New GVC Shares will be aggregated and sold in the market as soon as practicable after the Effective Date. The net proceeds of such sale (after deduction of all expenses and commissions incurred in connection with the sale) will be distributed by GVC in due proportions to Scheme Shareholders who would otherwise have been entitled to such fractions.

40

16.	Taxation

Your attention is drawn to paragraphs 7.1 and 7.2 of Part 8 (Additional Information) which contains summaries of limited aspects of the UK tax treatment of the Scheme, including the CVRs, and limited aspects of the UK and Isle of Man tax treatment of holding New GVC Shares. The summaries relate only to the position of certain categories of Ladbrokes Coral Shareholders (as explained further in paragraphs 7.1 and 7.2 of Part 8 (Additional Information)), do not constitute tax advice and do not purport to be a complete analysis of all potential UK and Isle of Man tax consequences of the Scheme or acquiring, holding or disposing of New GVC Shares. Although this document contains certain tax-related information, if you are in any doubt about your own tax position or you are subject to taxation in any jurisdiction outside the UK, you should consult an appropriately qualified independent professional adviser.

17.	Ladbrokes Coral Share Schemes

The effect of the Scheme in relation to Ladbrokes Coral Share Schemes is described in paragraph 8 of the letter from the Chairman of Ladbrokes Coral in Part 1 (Letter from the Chairman of Ladbrokes Coral) of this document.

18.	Dividends and dividend policy

The Ladbrokes Coral Board and the GVC Board have agreed that their respective shareholders should each be paid a dividend for the year ended 31 December 2017.

Given that the Acquisition has the potential to complete prior to the date on which the Ladbrokes Coral Board would ordinarily declare its final dividend, the Ladbrokes Coral Board has today declared a second interim dividend for the year ended 31 December 2017 of 4.0 pence per Ladbrokes Coral Share, which, for the avoidance of doubt, shall be a Ladbrokes Coral Permitted Dividend (as described below).

Accordingly, the Ladbrokes Coral Board does not intend to declare a final dividend for the year ended 31 December 2017.

The Ladbrokes Coral Permitted Dividend will be paid on 23 March 2018 to Ladbrokes Coral Shareholders who are on the register of members at the record date of 9 March 2018 (being one Business Day after the ex-dividend date of 8 March 2018).

In light of the Acquisition, the Ladbrokes Coral Board has determined that the DRIP will not apply to the Ladbrokes Coral Permitted Dividend and have further resolved that, conditional upon the Acquisition being approved at the Ladbrokes Coral Shareholder Meetings, the DRIP will be cancelled. Upon cancellation of the DRIP, any fractional entitlements relating to prior DRIP elections will be settled in cash in conjunction with the Ladbrokes Coral Permitted Dividend. Any Ladbrokes Coral Shareholder with any queries about the operation of the DRIP should contact Computershare on 0370 702 0127 from within the UK or on +44 370 702 0127 if calling from outside the UK. Calls outside the UK will be charged at the applicable international rate. The helpline is open between 8.30 a.m. and 5.30 p.m., Monday to Friday excluding public holidays in England and Wales. Different charges may apply to calls made from mobile telephones. Please note that Computershare cannot provide any financial, legal or tax advice and calls may be recorded and randomly monitored for security and training purposes.

Details of this and other matters agreed in relation to dividends, together with the Enlarged Group’s dividend policy, are as follows:

Ladbrokes Coral Permitted Dividends

Under the terms of the Acquisition and save as set out below, prior to the Effective Date, Ladbrokes Coral Shareholders will be entitled to receive either:

•	a final dividend announced, declared or paid by Ladbrokes Coral for the period ended 31 December 2017; or

•	a second interim dividend announced, declared or paid by Ladbrokes Coral in an amount equal to the anticipated final dividend for the period ended 31 December 2017,

provided that any such dividend shall not exceed 4 pence per Ladbrokes Coral Share.

41

If (i) the Acquisition has not become Effective by the Long Stop Date and (ii) the Long Stop Date is extended beyond the later of Ladbrokes Coral’s and GVC’s respective customary half-year interim dividend record date, Ladbrokes Coral Shareholders will also be entitled to receive any half-year interim dividend announced, declared or paid by Ladbrokes Coral in respect of the half-year period ending 30 June 2018, provided that any such dividend shall not exceed 2.2 pence per Ladbrokes Coral Share.

Any dividend that is permissible under the above criteria is a “Ladbrokes Coral Permitted Dividend”.

For the avoidance of doubt, if the Acquisition becomes Effective after the declaration of a Ladbrokes Coral Permitted Dividend but before its payment date, Ladbrokes Coral Shareholders will be entitled to receive such dividend.

GVC Permitted Dividends

Under the terms of the Acquisition and save as set out below, prior to the Effective Date GVC Shareholders will be entitled to receive either:

•	a final dividend announced, declared or paid by GVC for the period ended 31 December 2017; or

•	a second interim dividend announced, declared or paid by GVC in an amount equal to the anticipated final dividend for the period ended 31 December 2017,

provided that any such dividend shall not exceed €0.175 per GVC Share.

If (i) the Acquisition has not become Effective and (ii) the Long Stop Date is extended beyond the later of Ladbrokes Coral’s and GVC’s respective customary half-year interim dividend record date, GVC Shareholders will also be entitled to receive any half-year interim dividend announced, declared or paid by GVC in respect of the half-year period ending 30 June 2018, provided that any such dividend shall not exceed €0.18 per GVC Share.

Any dividend that is permissible under the above criteria is a “GVC Permitted Dividend”.

GVC does not intend to declare any dividends other than a GVC Permitted Dividend prior to the Effective Date and, under the Co-operation Agreement, has agreed not to.

For the avoidance of doubt, if completion of the Acquisition occurs after the declaration of a GVC Permitted Dividend but before its payment date, GVC Shareholders will be entitled to receive such dividend.

Impact of payment of dividends other than a Ladbrokes Coral Permitted Dividend

If any dividend or other distribution or return of capital is announced, declared, made or paid in respect of the Ladbrokes Coral Shares after the date of the Rule 2.7 Announcement and prior to the Effective Date, other than a Ladbrokes Coral Permitted Dividend, or in excess of any Ladbrokes Coral Permitted Dividend, GVC reserves the right to reduce the Offer Consideration by the amount of all or part of any such excess, in the case of a Ladbrokes Coral Permitted Dividend, or otherwise by the amount of all or part of any such dividend or other distribution. The cash element of the Offer Consideration will be reduced first.

To the extent that such a dividend or distribution has been declared but not paid prior to the Effective Date, and such dividend or distribution is cancelled, then the Offer Consideration shall not be subject to change in accordance with this paragraph.

Any exercise of rights referred to in this paragraph shall be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the terms of the Acquisition.

Dividend policy

Following the Effective Date and subject to the approval of the GVC Board, GVC intends to continue with a progressive dividend policy consistent with its post-Acquisition growth strategy, which balances returns to shareholders with the need to retain sufficient funds to drive growth and reduce leverage.

42

19.	Overseas Holders

General

The release, publication or distribution of this document in, into or from jurisdictions other than the United Kingdom may be restricted by the laws of those jurisdictions and therefore persons into whose possession this document and any accompanying documents come should inform themselves about, and observe, any applicable restrictions. Any failure to comply with such restrictions may constitute a violation of the securities laws of such jurisdictions. All Ladbrokes Coral Shareholders (including, without limitation, nominees, trustees or custodians) who would, or otherwise intend to, forward this document and its accompanying documents to any jurisdiction outside the United Kingdom should seek appropriate independent professional advice before taking any action.

Neither this document nor any of the accompanying documents constitute the extension of an offer to acquire, purchase, subscribe for, sell or exchange (or the solicitation of an offer to acquire, purchase, subscribe for, sell or exchange) any securities in any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and any such offer (or solicitation) may not be extended in any such jurisdiction. Nothing in this document or the accompanying documents should be relied upon for any other purpose.

The implications of the Acquisition (including the right to make a Mix and Match Election) for Overseas Holders may be affected by the laws of the relevant jurisdictions. Overseas Holders should inform themselves about and observe any applicable legal requirements. It is the responsibility of each Overseas Holder to satisfy himself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction. Overseas Holders who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay.

If Ladbrokes Coral or GVC reasonably believes or is advised that a Scheme Shareholder is a Restricted Overseas Holder, GVC may at its discretion determine that either (i) such Restricted Overseas Holder shall not have allotted or issued to him New GVC Shares and that the New GVC Shares which would otherwise have been attributable to such Restricted Overseas Holder under the terms of the Acquisition shall be sold in the market and the cash proceeds of such sale forwarded to such Restricted Overseas Holder or (ii) the New GVC Shares shall be issued to such Restricted Overseas Holder but shall be sold in the market on his behalf and the cash proceeds of such sale forwarded to the relevant Restricted Overseas Holder (in each case after deduction of broking fees and other sale costs and expenses).

If Ladbrokes Coral or GVC reasonably believes or is advised that a Scheme Shareholder is a Restricted Overseas Holder, GVC may, at its discretion, determine that such Restricted Overseas Holder shall not have issued to him the CVRs or certificates in respect of the CVRs and that the CVRs which would otherwise have been attributable to such Restricted Overseas Holder under the terms of the Acquisition and the CVR Instrument will be held by a nominee on behalf of such Restricted Overseas Holder. The cash proceeds (if any) following the issue and redemption of any Loan Notes issued under the terms of the CVRs held by the nominee will be forwarded to the Restricted Overseas Holder following redemption of the Loan Notes (after deduction of fees and other costs and expenses).

The GVC Directors may, in their absolute discretion, refuse to register the transfer of a CVR to a purported transferee if the GVC Directors reasonably suspect that such transferee is a Restricted Overseas Holder.

If Ladbrokes Coral or GVC reasonably believes or is advised that a CVR Holder is a Restricted Overseas Holder, GVC may, at its discretion, determine that such Restricted Overseas Holder shall not have issued to him the Loan Notes or certificates in respect of the Loan Notes and that the Loan Notes which would otherwise have been attributable to such Restricted Overseas Holder under the terms of the Acquisition and the CVR Instrument will be held by a nominee on behalf of such Restricted Overseas Holder, and the cash proceeds (if any) following the issue and redemption of any Loan Notes issued under the terms of such CVRs will be forwarded to such Restricted Overseas Holder following redemption of the Loan Notes (after deduction of fees and other costs and expenses).

43

The Mix and Match Facility has not been extended to (i) Ladbrokes Coral ADR Holders; (ii) Restricted Overseas Holders; or (iii) Overseas Holders with a registered address in, or who are citizens, residents or nationals of, a Restricted Jurisdiction, and no Form of Election will be sent to them. Accordingly, the Mix and Match Facility will not be available to persons who Ladbrokes Coral reasonably believes or is advised falls into one of these categories, and any purported Mix and Match Election by them shall be void.

This document and its accompanying documents (excluding, for the avoidance of doubt, the GVC Prospectus) have been prepared for the purposes of complying with English law and the Takeover Code and the information disclosed may not be the same as that which would have been disclosed if these documents had been prepared in accordance with the laws of jurisdictions outside the United Kingdom. Overseas Holders should consult their own legal and tax advisers with regard to the legal and tax consequences of the Scheme to their particular circumstances.

US Shareholders

The New GVC Shares, the CVRs and any Loan Notes issued pursuant to the terms of the CVR Instrument have not been and will not be registered under the US Securities Act or under the securities laws of any state or other jurisdiction of the United States and may not be offered or sold in the United States absent registration or an exemption from registration under the US Securities Act. Holders of Ladbrokes Coral ADRs should refer to paragraph 20 of this Part 2 (Explanatory Statement).

The New GVC Shares and the CVRs are expected to be offered in reliance upon the exemption from the registration requirements of the US Securities Act provided by Section 3(a)(10) thereof. For the purpose of qualifying for this exemption, Ladbrokes Coral will advise the Court that its sanction of the Scheme will be relied upon by GVC as an approval of the Scheme following a hearing on its fairness to Ladbrokes Coral Shareholders at which hearing all such shareholders are entitled to appear in person or through counsel to support or oppose the sanctioning of the Scheme and with respect to which notification has been given to all Ladbrokes Coral Shareholders.

The Loan Notes (if any) issued in exchange for the CVRs to be issued pursuant to the Scheme are expected to be issued in reliance upon the exemption from the registration requirements of the US Securities Act provided by Section 3(a)(9) thereof.

The New GVC Shares and CVRs to be issued to Ladbrokes Coral Shareholders pursuant to the Scheme and any Loan Notes to be issued in exchange for the CVRs generally should not be treated as “restricted securities” within the meaning of Rule 144(a)(3) under the US Securities Act and persons who receive securities in the Scheme (other than “affiliates” as described below) may resell them without restriction under the US Securities Act.

Under US federal securities laws, a Ladbrokes Coral Shareholder (whether or not a US person) who is an “affiliate” of either Ladbrokes Coral or GVC within 90 days prior to, or of GVC at any time following, the Effective Date will be subject to certain US transfer restrictions relating to the New GVC Shares and the CVRs received in connection with the Scheme. The New GVC Shares, CVRs or Loan Notes held by affiliates may not be sold without registration under the US Securities Act, except pursuant to the applicable resale provisions of Rule 144 under the US Securities Act or another exemption from the registration requirements of the US Securities Act, including transactions conducted pursuant to Regulation S under the US Securities Act. Whether a person is an “affiliate” of a company for such purposes depends upon the circumstances, but affiliates of a company can include certain officers, directors and significant shareholders. A person who believes that he or she may be an affiliate of Ladbrokes Coral or GVC should consult his or her own legal advisers prior to any sale of any New GVC Shares, CVRs or Loan Notes.

44

The Scheme will be subject to the disclosure requirements and practices applicable in the United Kingdom to acquisitions implemented by schemes of arrangement, which differ from the disclosure requirements of the US proxy solicitation rules and tender offer rules. However, if, in the future, GVC exercises the right (in accordance with Part C of Part 3 (Conditions to and further terms of the Acquisition) of this document) to implement the Acquisition by way of a takeover offer, the Takeover Offer will be made in compliance with all applicable laws and regulations, including, without limitation, Section 14(e) of the US Exchange Act and Regulation 14E thereunder, and subject, in the case of participation by Ladbrokes Coral Shareholders resident in the United States, to the availability of an exemption (if any) from the registration requirements of the US Securities Act and of the securities laws of any state or other jurisdiction of the United States. Such Takeover Offer would be made by GVC and no one else. In addition to any such Takeover Offer, affiliates of GVC’s financial advisers, GVC, its affiliates, affiliates of Ladbrokes Coral’s financial advisers or their respective affiliates, may make certain purchases of, or arrangements to purchase, shares in Ladbrokes Coral outside such Takeover Offer during the period in which such Takeover Offer would remain open for acceptance. If such purchases or arrangements to purchase were to be made they would be made outside the United States and would comply with applicable law, including the US Exchange Act. Any information about such purchases would be disclosed as required in the United Kingdom, will be reported to a Regulatory Information Service and would be available on the London Stock Exchange website: www.londonstockexchange.com, or otherwise by press release.

US persons should note that the Scheme relates to the shares of an English company which are not registered under the US Exchange Act and is being implemented under English company law. Neither the tender offer rules nor the proxy solicitation rules under the US Exchange Act will apply to the Scheme. The financial information included in, or incorporated by reference into, this document and/or the GVC Prospectus has been prepared in accordance with accounting standards applicable in the United Kingdom and therefore may not be comparable to the financial information of US companies or companies whose financial statements have been prepared in accordance with US generally accepted accounting principles (“US GAAP”). US GAAP differs in certain significant respects from the accounting standards applicable in the United Kingdom. None of the financial information in, or incorporated by reference into, this document and/or the GVC Prospectus has been audited in accordance with auditing standards generally accepted in the United States or the auditing standards of the Public Accounting Standards Oversights Board (United States).

GVC and Ladbrokes Coral are organised under the laws of England. Some or all of the officers and directors of GVC and Ladbrokes Coral are residents of countries other than the United States. The significant majority of the assets of GVC and Ladbrokes Coral are located outside the United States. As a result, it may not be possible to effect service of process within the United States upon GVC, Ladbrokes Coral or any of their respective officers or directors, or to enforce outside the United States judgments obtained in US courts against GVC, Ladbrokes Coral or any of their respective officers or directors, including, without limitation, judgments based upon the civil liability provisions of the US federal securities laws or the laws of any state or territory within the United States. It may not be possible to sue GVC or Ladbrokes Coral or their respective officers or directors in a non-US court for violations of US securities laws. It may be difficult to compel GVC, Ladbrokes Coral and their respective affiliates to subject themselves to the jurisdiction and judgment of a US court.

The New GVC Shares, the CVRs and any Loan Notes to be issued in exchange for the CVRs have not been, and will not be, listed on a US securities exchange or quoted on any inter-dealer quotation system in the United States. GVC does not intend to take any action to facilitate a market in New GVC Shares, the CVRs or the Loan Notes in the United States. Consequently, it is unlikely that an active trading market for the New GVC Shares, the CVRs or the Loan Notes will develop in the United States.

20.	Ladbrokes Coral ADR Holders

The offer of New GVC Shares and CVRs will not be extended to Ladbrokes Coral ADR Holders. Therefore, if the Scheme becomes Effective, the Ladbrokes Coral Depositary will sell the New GVC Shares and, to the extent there exists a market to do so, the CVRs it receives pursuant to the Acquisition as agent for and on behalf of Ladbrokes Coral ADR Holders, will call for surrender of the Ladbrokes Coral ADRs and, upon those surrenders, will deliver the proceeds of those sales, net of applicable fees, expenses, taxes and governmental charges, together with an amount in respect of the cash element of the Offer Consideration, to the Ladbrokes Coral ADR Holders entitled thereto in accordance with the terms of the Ladbrokes Coral Deposit Agreement. Thereafter, the Ladbrokes Coral ADR programme will be terminated in accordance with the provisions of the Ladbrokes Coral Deposit Agreement. If there exists no market through which the Ladbrokes Coral Depositary is able to sell the CVRs received by it pursuant to the Acquisition as agent for and on behalf of Ladbrokes Coral ADR Holders, the Ladbrokes Coral Depositary will hold such CVRs as agent for and on behalf of the Ladbrokes Coral ADR Holders, will redeem their ultimate value, if any, once determined, and will distribute that value, net of applicable fees, expenses, taxes and governmental charges, to the Ladbrokes Coral ADR Holders entitled thereto.

45

Ladbrokes Coral ADR Holders will not be entitled to vote directly on the Scheme or the Acquisition.

Ladbrokes Coral ADR Holders will not be entitled to participate in the Mix and Match Facility.

If you hold Ladbrokes Coral ADRs and wish to vote directly on the Scheme or to receive New GVC Shares and CVRs pursuant to the Acquisition or participate in the Mix and Match Facility, you must surrender your Ladbrokes Coral ADRs to the Ladbrokes Coral Depositary, pay the Ladbrokes Coral Depositary’s fees and charges in accordance with the Ladbrokes Coral Deposit Agreement and become a holder of Ladbrokes Coral Shares prior to the Voting Record Time or the Scheme Record Time, as applicable, in each case subject to and in accordance with the terms of the Ladbrokes Coral Deposit Agreement. Ladbrokes Coral ADR Holders who wish to vote directly on the Scheme or to receive New GVC Shares pursuant to the Acquisition should take care to surrender their Ladbrokes Coral ADRs in time to permit processing to be completed by the Ladbrokes Coral Depositary and its English custodian prior to the Voting Record Time or the Scheme Record Time, as applicable. If you hold Ladbrokes Coral ADRs through a broker or other securities intermediary, you should contact that broker or intermediary to determine the date by which you must instruct them to act in order that the necessary processing can be completed in time.

21.	Action to be taken

Please check you have received the following with this document

All Ladbrokes Coral Shareholders

•	the Blue Proxy Form to be used in connection with the Court Meeting;

•	the White Proxy Form to be used in connection with the Ladbrokes Coral General Meeting; and

•	a pre-paid envelope.

All Ladbrokes Coral Shareholders other than Ladbrokes Coral Shareholders with a registered address in, or who are a citizen, resident or national of, a Restricted Jurisdiction and those Ladbrokes Coral Shareholders holding Ladbrokes Coral Shares in uncertificated form (that is, in CREST)*

•	a GREEN Form of Election for use in connection with the Mix and Match Facility;

•	a pre-paid envelope for use in the UK in connection with the Form of Election.

*If you hold Ladbrokes Coral Shares in uncertificated form (that is, in CREST) and you subsequently rematerialise your Ladbrokes Coral Shares and wish to receive a hard copy of the Form of Election, please contact Computershare on the number below.

Please lodge your Forms of Proxy by the proxy deadline

Whether or not you intend to attend the Court Meeting and/or the Ladbrokes Coral General Meeting, please complete and sign both Forms of Proxy and return them so as to reach Computershare, The Pavilions, Bridgwater Road, Bristol BS99 6ZY using the pre-paid envelope provided for use only in the UK. Instructions on how to complete the Forms of Proxy are set out on the forms. Completed Forms of Proxy should be returned so as to be received by 11.30 a.m. on 6 March 2018 in the case of the Court Meeting and 11.45 a.m. on 6 March 2018 in the case of the General Meeting.

If the Blue Proxy Form for the Court Meeting is not lodged by such time, it may be handed to a representative of Computershare at the venue of the Court Meeting or the Chairman of the Court Meeting at the Court Meeting before the taking of the poll. However, in the case of the White Proxy Form for use at the Ladbrokes Coral General Meeting, it will be invalid unless it is received by Computershare by no later than 11.45 a.m. on 6 March 2018. The completion and return of a Forms of Proxy will not prevent you from attending the Court Meeting or the Ladbrokes Coral General Meeting and voting in person if you should wish and if you are entitled to do so

If you hold your Ladbrokes Coral Shares in uncertificated form (that is, in CREST) you may vote using the CREST proxy voting service in accordance with the procedures set out in the CREST Manual (please also refer to the accompanying notes for the Notice of the General Meeting set out at the end of this document).

46

Proxies submitted via CREST (under CREST ID 3RA50) must be received by Computershare not later than 11.30 a.m. on 6 March 2018 in the case of the Court Meeting and 11.45 a.m. on 6 March 2018 in the case of the General Meeting (or, in the case of an adjourned meeting, not less than 48 hours prior to the time and date set for the adjourned meeting).

Notices convening the Court Meeting and the General Meeting are set out in Part 12 (Notice of Court Meeting) and Part 13 (Notice of General Meeting) of this document, respectively.

If you are eligible and wish to vary your consideration, you may make a Mix and Match Election by the Election Return Time

Ladbrokes Coral Shareholders who are eligible and who wish to make a Mix and Match Election to vary the proportions of cash consideration and New GVC Shares they receive, subject to offsetting elections by other Ladbrokes Coral Shareholders, should complete the Form of Election in accordance with the instructions as set out on the form.

If you hold Ladbrokes Coral Shares in certificated form and you wish to make a Mix and Match Election, you should complete and return the enclosed Form of Election so as to reach Computershare, Corporate Actions Projects, Bristol, BS99 6AH using the pre-paid envelope provided for use only in the UK. Instructions on how to complete the Form of Election are set out on the form.

If you hold Ladbrokes Coral Shares in uncertificated form and you wish to make a Mix and Match Election, you must submit your election electronically by taking (or procuring to be taken) the actions set out in Part 14 (Notes for Making Elections under the Mix and Match Facility) of this document.

The Election Return Time (the last time for lodging your Form of Election or making your Electronic Election) is 1.00 p.m. on 26 March 2018 as set out in the expected timetable of principal events on pages 1 and 2 of this document.

Details on how Ladbrokes Coral Shareholders can make a Mix and Match Election are set out in Part 14 (Notes for Making Elections under the Mix and Match Facility) of this document.

Ladbrokes Coral Shareholders who do not wish to make a Mix and Match Election are not required to return the Form of Election or make an Electronic Election.

Ladbrokes Coral Shareholders making a Mix and Match Election for all cash consideration under the Mix and Match Facility may still receive New GVC Shares as consideration under the Acquisition if the Mix and Match Elections to receive more cash consideration exceed those to receive more New GVC Shares.

Ladbrokes Coral ADR Holders and certain Overseas Holders

The Mix and Match Facility has not been extended to any (i) Ladbrokes Coral ADR Holders; (ii) Restricted Overseas Holders; or (iii) Overseas Holders with a registered address in, or who are citizens, residents or nationals of, a Restricted Jurisdiction, and no Form of Election will be sent to them. Accordingly, the Mix and Match Facility will not be available to persons who Ladbrokes Coral reasonably believes or is advised falls into one of these categories, and any purported Mix and Match Election by them shall be void. Further details are set out in paragraphs 19 and 20 of this Part 2 (Explanatory Statement) of this document.

If you have not received these documents or have any other queries, please contact Computershare on 0370 702 0127 from within the UK or on +44 370 702 0127 if calling from outside the UK. Calls outside the UK will be charged at the applicable international rate. The helpline is open between 8.30 a.m. and 5.30 p.m., Monday to Friday excluding public holidays in England and Wales. Different charges may apply to calls made from mobile telephones. Please note that Computershare cannot provide any financial, legal or tax advice and calls may be recorded and randomly monitored for security and training purposes.

22.	Further information

The terms of the Scheme are set out in full in Part 4 (The Scheme of Arrangement) of this document. Your attention is also drawn to the further information regarding Ladbrokes Coral and GVC set out in Part 8 (Additional Information) of this document. Documents published and available for inspection are listed in paragraph 17 of Part 8 (Additional Information) of this document and include the GVC Prospectus.

47

Yours faithfully

David Wyles	Jonathan Retter

For and on behalf of Greenhill & Co. International LLP	For and on behalf of UBS Limited

48

PART 3 - CONDITIONS TO AND FURTHER TERMS OF THE ACQUISITION

PART A: CONDITIONS OF THE SCHEME AND THE ACQUISITION

1.	The Acquisition will be conditional upon the Scheme becoming unconditional and becoming Effective by not later than 11.59 p.m. on the Long Stop Date.

2.	The Scheme will be conditional on:

(a)	the approval by a majority in number representing not less than 75 per cent. in value of the Scheme Shareholders who are on the register of members of Ladbrokes Coral at the Voting Record Time, present and voting, whether in person or by proxy, at the Court Meeting and at any separate class meeting which may be required (or any adjournment thereof); and (ii) such Court Meeting (or any adjournment thereof) being held on or before 30 March 2018 (being the 22nd day after the expected date of the Court Meeting set out in this document) (or such later date as Ladbrokes Coral and GVC may agree in writing and the Court may allow);

(b)	all resolutions required to approve and implement the Scheme and to approve certain related matters being duly passed by the requisite majorities at the Ladbrokes Coral General Meeting (or any adjournment thereof); and (ii) the Ladbrokes Coral General Meeting (or any adjournment thereof) being held on or before 30 March 2018 (being the 22nd day after the expected date of the Ladbrokes Coral General Meeting set out in this document) (or such later date as Ladbrokes Coral and GVC may agree in writing and the Court may allow); and

(c)	the sanction of the Scheme by the Court (with or without modification (but subject to such modification being acceptable to Ladbrokes Coral and GVC)) and the delivery of the office copy of the Court Order to the Registrar of Companies; and (ii) the Court Hearing being held on or before 17 April 2018 (being the 22nd day after the Court Sanction Date) (or such later date as Ladbrokes Coral and GVC may agree in writing and the Court may allow).

3.	Subject as stated in Part B of this Part 3 (Conditions to and further terms of the Acquisition), the Acquisition will be conditional upon the following Conditions and, accordingly, the necessary actions to make the Scheme Effective will not be taken unless such Conditions (as amended if appropriate) have been satisfied or, where relevant, waived:

Approval of GVC Shareholders and admission to Trading of New GVC Shares

(a)	the resolutions of the GVC Shareholders required to:

(i)	approve, effect and implement the Acquisition;

(ii)	authorise an increase in the authorised share capital of GVC;

(iii)	confer authorities for the issue and allotment of the New GVC Shares to be issued in connection with the Acquisition;

(iv)	dis-apply all relevant pre-emption rights in respect of the allotment of the New GVC Shares to be issued in connection with the Acquisition; and

(v)	approve the amendment of the GVC Articles in connection with the proposed increase in the authorised share capital of GVC,

being duly passed at the GVC General Meeting, in each case by the requisite majority of the GVC Shareholders; and

(b)	the UKLA having acknowledged to GVC or its agent (and such acknowledgement not having been withdrawn) that (i) the application for the admission of the New GVC Shares issued pursuant to the Acquisition to the premium listing segment of the Official List and (after satisfaction of any conditions to which such approval is expressed to be subject (the “listing conditions”)) will become effective as soon as a dealing notice has been issued by the UKLA and any listing conditions having been satisfied and (ii) the London Stock Exchange having acknowledged to GVC or its agent (and such acknowledgement not having been withdrawn) that the New GVC Shares will be admitted to trading on the main market for listed securities of the London Stock Exchange;

49

UK antitrust approval

(c)	either of the following events having occurred:

(i)	confirmation having been received in writing from the CMA, in terms satisfactory to GVC, that the CMA does not intend to refer the Acquisition or any matters arising therefrom for a Phase 2 CMA Reference; or

(ii)	the period within which the CMA is required by section 34ZA of the Enterprise Act 2002 to decide whether the duty to make a Phase 2 CMA Reference applies has expired without such a decision having been made;

German antitrust approval

(d)	confirmation having been received in writing from the German Federal Cartel Office (the “FCO”) that the Acquisition does not meet the preconditions for prohibition in s.36(I) of the German Act against Restraints of Competition (“ARC”) such that under the German merger control regime it can be concluded that the FCO does not intend to initiate an in-depth investigation of the Acquisition under s.40(2) ARC; or, the FCO not informing GVC and/or Ladbrokes Coral within one month of receipt of a complete notification that it intends to initiate an in-depth investigation of the Acquisition under s.40(2) ARC; or the FCO declaring that the Acquisition does not need to be filed;

Austrian antitrust approval

(e)	Austrian merger control clearance having been obtained or any waiting or other time or limitation period under the merger control rules in Austria having been expired, lapsed, waived or otherwise terminated in the framework of a merger control notification in Austria;

Maltese antitrust approval

(f)	the Director General of the Office for Competition:

(i)	has issued a Phase I decision that, despite the Acquisition constituting a concentration, the Director General has decided not to oppose the concentration and unconditionally declared it to be a lawful concentration in terms of the Control of Concentrations Regulations, 2002; and/or

(ii)	has not taken a decision within the deadlines set in the Control of Concentrations Regulations, 2002, as a result of which the concentration is deemed to have been declared lawful in terms of regulation 9(7) of these Regulations;

EU antitrust approval

(g)	in the event that the European Commission decides to examine the Acquisition or any matters arising therefrom pursuant to Article 22(3) of the EU Merger Regulation, the European Commission having declared it compatible with the internal market pursuant to Article 6(1)(b) of the EU Merger Regulation on terms satisfactory to GVC;

UK Gambling Commission change of control approval

(h)	the making of a determination by the UKGC pursuant to section 102(4)(a) of the Gambling Act and made in respect of all operating licences (as such term is defined in the Gambling Act) held by members of the Ladbrokes Coral Group that all such operating licences shall continue to have effect following the completion of the Acquisition, such determination to be made following an application in respect of the same submitted by Ladbrokes Coral to the UKGC pursuant to section 102(2)(b) of the Gambling Act;

Licensing Authority of Gibraltar change of control approval

(i)	the approval by the Licensing Authority (Gambling Division) of HM Government of Gibraltar of the Acquisition;

50

Malta Gaming Authority change of control approval

(j)	all necessary notifications, filings or applications having been made to the Malta Gaming Authority (“MGA”) and approval having been granted by the MGA in respect of a change in qualifying shareholding (as defined in the Maltese Remote-Gaming Regulations enacted by Legal Notice 176 of 2004) in the MGA-licensed entity of the Ladbrokes Coral Group;

Other notifications, waiting periods and Authorisations

(k)	without prejudice to any of the Conditions above, all material notifications, filings or applications which are necessary or are reasonably considered appropriate or desirable by GVC having been made in connection with the Acquisition and all appropriate waiting periods (including any extensions thereof) under any applicable legislation or regulation of any relevant jurisdiction having expired, lapsed or been terminated (as appropriate) and all statutory and regulatory obligations in any jurisdiction having been complied with, in each case, in respect of the Scheme and the Acquisition and all Authorisations which are necessary or are reasonably considered appropriate in any relevant jurisdiction for or in respect of the Scheme or the Acquisition and, except pursuant to Part 26 of the Companies Act, the acquisition or the proposed acquisition of any shares or other securities in, or control or management of, Ladbrokes Coral or any other member of the Wider Ladbrokes Coral Group by any member of the Wider GVC Group having been obtained in terms and in a form reasonably satisfactory to GVC from all appropriate Third Parties and (without prejudice to the generality of the foregoing) from any persons or bodies with whom any member of the Wider Ladbrokes Coral Group or the Wider GVC Group has entered into contractual arrangements, in each case, where the absence of such Authorisation would have a material adverse effect on the Wider Ladbrokes Coral Group taken as a whole and all such Authorisations remaining in full force and effect at the time at which the Scheme becomes Effective and there being no notice or intimation of an intention to revoke, suspend, restrict, modify or not to renew any of such Authorisations;

Other Third Party clearances

(l)	without prejudice to any of the Conditions above, no antitrust regulator or Third Party having announced or given notice of a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference (and in each case, not having withdrawn the same), or having required any action to be taken or otherwise having done anything, or having enacted, made or proposed any statute, regulation, decision, order or change to published practice (and in each case, not having withdrawn the same) and there not continuing to be outstanding any statute, regulation, decision or order which would or might reasonably be expected to:

(i)	require, prevent or materially delay the divestiture or materially alter the terms envisaged for such divestiture by any member of the Wider GVC Group or by any member of the Wider Ladbrokes Coral Group of all or any material part of its businesses, assets or property or impose any limitation on the ability of all or any of them to conduct their businesses (or any part thereof) or to own, control or manage any material portion of their assets or properties (or any part thereof);

(ii)	require, prevent or materially delay a divestiture, or materially alter the terms envisaged for such divestiture by any member of the Wider GVC Group or any member of the Wider Ladbrokes Coral Group of any shares or other securities (or the equivalent) in any member of the Wider Ladbrokes Coral Group or any member of the Wider GVC Group;

(iii)	except pursuant to Part 26 of the Companies Act, require any member of the Wider GVC Group or the Wider Ladbrokes Coral Group to acquire or offer to acquire any shares, other securities (or the equivalent) or interest in any member of the Wider Ladbrokes Coral Group or any member of the Wider GVC Group or any asset owned by any Third Party (other than in the implementation of the Acquisition);

(iv)	impose any material limitation on, or result in a material delay in, the ability of any member of the Wider GVC Group directly or indirectly to acquire, hold or to exercise effectively all or any rights of ownership in respect of shares or other securities in Ladbrokes Coral or on the ability of any member of the Wider Ladbrokes Coral Group or any member of the Wider GVC Group directly or indirectly to hold or exercise effectively all or any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise voting or management control over, any member of the Wider Ladbrokes Coral Group;

51

(v)	except as Disclosed, otherwise adversely affect any or all of the business, assets, profits, prospects or operational performance of any member of the Wider Ladbrokes Coral Group or any member of the Wider GVC Group in each case in a manner which is materially adverse to the Wider Ladbrokes Coral Group or the Wider GVC Group taken as a whole;

(vi)	result in any member of the Wider Ladbrokes Coral Group or any member of the Wider GVC Group ceasing to be able to carry on a material business under any name under which, or in any jurisdiction in which, it presently carries on business;

(vii)	make the Acquisition, its implementation or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, Ladbrokes Coral or any member of the Wider Ladbrokes Coral Group by any member of the Wider GVC Group void, unenforceable and/or illegal under the laws of any relevant jurisdiction, or otherwise, directly or indirectly, materially prevent or prohibit, restrict, restrain, or delay or otherwise materially interfere with the implementation of, or impose material additional conditions or obligations with respect to, or otherwise materially challenge, impede, interfere with or require material amendment of, the Acquisition or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, Ladbrokes Coral or any member of the Wider Ladbrokes Coral Group by any member of the Wider GVC Group; or

(viii)	impose any material limitation on the ability of any member of the Wider GVC Group or any member of the Wider Ladbrokes Coral Group to conduct its business or to integrate or coordinate all or any material part of its business with all or any material part of the business of any other member of the Wider GVC Group and/or the Wider Ladbrokes Coral Group,

and all applicable waiting and other time periods (including any extensions thereof) during which any such antitrust regulator or Third Party could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or take any other step under the laws of any jurisdiction in respect of, or otherwise intervene in the Scheme or the Acquisition or proposed acquisition of any Ladbrokes Coral Shares having expired, lapsed or been terminated;

Certain matters arising as a result of any arrangement, agreement, etc.

(m)	except as Disclosed, there being no provision of any arrangement, agreement, lease, licence, franchise, permit or other instrument to which any member of the Wider Ladbrokes Coral Group or the Wider GVC Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or be subject, or any event or circumstance, which, as a consequence of the Scheme or the Acquisition or the acquisition or the proposed acquisition by any member of the Wider GVC Group of any shares or other securities (or the equivalent) in Ladbrokes Coral or any member of the Wider Ladbrokes Coral Group or because of a change in the control or management of any member of the Wider Ladbrokes Coral Group or otherwise, could or might reasonably be expected to result in (in any case to an extent which is or would be material in the context of the Wider Ladbrokes Coral Group or the Wider GVC Group taken as a whole):

(i)	any monies borrowed by, or any other indebtedness, actual or contingent, of, or any grant available to, any member of the Wider Ladbrokes Coral Group or the Wider GVC Group being or becoming repayable, or capable of being declared repayable, immediately or prior to its or their stated maturity date or repayment date, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or becoming capable of being withdrawn or inhibited;

52

(ii)	the creation, save in the ordinary and usual course of business, or enforcement of any mortgage, charge or other security interest over the whole or any material part of the business, property or assets of any member of the Wider Ladbrokes Coral Group or the Wider GVC Group or any such mortgage, charge or other security interest (whenever created, arising or having arisen) becoming enforceable;

(iii)	any such arrangement, agreement, lease, licence, franchise, permit or other instrument being terminated or the rights, liabilities, obligations or interests thereunder of any member of the Wider Ladbrokes Coral Group or the Wider GVC Group being adversely modified or adversely affected or any obligation or liability arising or any adverse action being taken or arising thereunder;

(iv)	any liability of any member of the Wider Ladbrokes Coral Group or the Wider GVC Group to make any severance, termination, bonus or other payment to any of its directors, or other officers;

(v)	the rights, liabilities, obligations, interests or business of any member of the Wider Ladbrokes Coral Group or any member of the Wider GVC Group under any such arrangement, agreement, licence, permit, lease or instrument or the interests or business of any member of the Wider Ladbrokes Coral Group or any member of the Wider GVC Group in or with any other person or body or firm or company (or any arrangement or arrangement relating to any such interests or business) being or becoming capable of being terminated, or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken thereunder;

(vi)	any member of the Wider Ladbrokes Coral Group or the Wider GVC Group ceasing to be able to carry on business under any name under which it presently carries on business;

(vii)	the business, assets, value, financial or trading position, profits, prospects or operational performance of any member of the Wider Ladbrokes Coral Group or the Wider GVC Group being prejudiced or adversely affected;

(viii)	the creation or acceleration of any material liability (actual or contingent) by any member of the Wider Ladbrokes Coral Group or the Wider GVC Group other than the creation of liabilities incurred in the ordinary course of business;

(ix)	any assets owned or used by any member of the Wider Ladbrokes Coral Group or the Wider GVC Group, or any interest in any such asset, being or falling to be disposed of or charged or ceasing to be available to such member or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to such member; or

(x)	any requirement on any member of the Wider Ladbrokes Coral Group or the Wider GVC Group to acquire, subscribe, pay up or repay any shares or other securities (other than as contemplated by the terms of the Acquisition and the Scheme), and no event having occurred which, under any provision of any arrangement, agreement, licence, permit, franchise, lease or other instrument to which any member of the Wider Ladbrokes Coral Group or the Wider GVC Group is a party or by or to which any such member or any of its assets is or will become bound, entitled or subject, would or might reasonably be expected to result in any of the events or circumstances as are referred to in Conditions 3(m)(i) to (x) (inclusive);

53

No material transactions, claims or changes in the conduct of the business of the Wider Ladbrokes Coral Group

(n)	except as Disclosed, no member of the Wider Ladbrokes Coral Group having, since 31 December 2016:

(i)	issued or agreed to issue, or authorised or proposed or announced its intention to authorise or propose the issue of, additional shares of any class, or securities or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares, securities or convertible securities or transferred or sold or agreed to transfer or sell or authorised or proposed the transfer or sale of Ladbrokes Coral Shares out of treasury (except where relevant, as between Ladbrokes Coral and its wholly-owned subsidiaries, or between its wholly-owned subsidiaries, and except for the issue or transfer out of treasury of Ladbrokes Coral Shares on the exercise of employee share options or vesting of employee share awards granted, vested or exercised, as applicable in the ordinary course under the Ladbrokes Coral Share Schemes);

(ii)	(other than to Ladbrokes Coral or one of its wholly-owned subsidiaries or other than a Ladbrokes Coral Permitted Dividend) recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution or return of value (whether payable in cash or otherwise);

(iii)	(other than pursuant to the Acquisition, and for transactions between Ladbrokes Coral and its wholly-owned subsidiaries, or between its wholly-owned subsidiaries) implemented, effected, authorised or proposed or announced its intention to implement, effect, authorise or propose any merger, demerger, reconstruction, amalgamation, scheme, commitment or acquisition or disposal of assets (in each case otherwise than in the ordinary course of business) or shares or loan capital (or the equivalent thereof) in any undertaking or undertakings in any such case to an extent which is material in the context of the Wider Ladbrokes Coral Group taken as a whole;

(iv)	disposed of, or transferred, mortgaged or created any security interest over any material asset or any right, title or interest in any material asset or authorised, proposed or announced any intention to do so in any such case to an extent which is material in the context of the Wider Ladbrokes Coral Group taken as a whole;

(v)	(other than transactions between Ladbrokes Coral and its wholly-owned subsidiaries, or between its wholly-owned subsidiaries or transactions in the ordinary course of business) issued or authorised or proposed or announced an intention to authorise or propose the issue of, or made any change in or to the terms of, any debentures or become subject to any contingent liability or incurred or increased any indebtedness which in any such case is material in the context of the Wider Ladbrokes Coral Group taken as a whole;

(vi)	entered into or varied or authorised, proposed or announced its intention to enter into or vary any material contract, arrangement, agreement, transaction or commitment (whether in respect of capital expenditure or otherwise) which is of a long term, unusual or onerous nature or magnitude or which involves or could reasonably be expected to involve an obligation of a nature or magnitude which is, in any such case, material in the context of the Wider Ladbrokes Coral Group or in the context of the Acquisition, or which is or is reasonably likely to be restrictive on the business of any member of the Wider Ladbrokes Coral Group to an extent which is or is likely to be material to the Wider Ladbrokes Coral Group taken as a whole;

(vii)	entered into or varied to a material extent the terms of, or made any offer (which remains open for acceptance) to enter into or vary to a material extent the terms of any contract, service agreement, commitment or arrangement with any director or senior executive of the Wider Ladbrokes Coral Group to an extent which is material in the context of the Acquisition, save for salary increases, bonuses or variations of terms in the ordinary course and consistent with past practice;

(viii)	proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any employee of the Wider Ladbrokes Coral Group other than in accordance with the terms of the Acquisition;

(ix)	purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, except in respect of the matters mentioned in subparagraph (i) above, made any other change to any part of its share capital;

54

(x)	waived, compromised or settled any claim otherwise than in the ordinary course of business which is material in the context of the Wider Ladbrokes Coral Group taken as a whole;

(xi)	terminated or varied the terms of any agreement or arrangement between any member of the Wider Ladbrokes Coral Group and any other person in a manner which would or might reasonably be expected to have a material adverse effect on the financial position of the Wider Ladbrokes Coral Group or the Wider GVC Group taken as a whole;

(xii)	made any material alteration to its memorandum or articles of association or other incorporation documents other than in accordance with the terms of the Acquisition;

(xiii)	made or agreed or consented to any change in any material respect to:

(A)	the terms of the trust deeds and rules constituting the pension scheme(s) established by any member of the Wider Ladbrokes Coral Group for its directors or employees or their dependants;

(B)	the contributions payable to any such scheme(s) or to the benefits which accrue, or to the pensions which are payable, thereunder;

(C)	the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or

(D)	the basis upon which the liabilities (including pensions) of such pension schemes are funded, valued, made, agreed or consented to;

(xiv)	been unable, or admitted in writing that it is unable, to pay its debts or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business in any such case where such is material in the context of the Wider Ladbrokes Coral Group taken as a whole;

(xv)	(other than in respect of any member of the Wider Ladbrokes Coral Group which is dormant and was solvent at the relevant time) taken or proposed any steps or corporate action or had any legal proceedings instituted or threatened against it in relation to the suspension of payments, a moratorium of any indebtedness, its winding-up (voluntary or otherwise), dissolution, reorganisation or for the appointment of a receiver, administrator, manager, administrative receiver, trustee or similar officer of all or any material part of its assets or revenues or any analogous or equivalent steps or proceedings in any jurisdiction or appointed any analogous person in any jurisdiction or had any such person appointed which in any such case is material in the context of the Wider Ladbrokes Coral Group taken as a whole;

(xvi)	made, authorised, proposed or announced an intention to propose any change in its loan capital which in any such case is material in the context of the Wider Ladbrokes Coral Group taken as a whole;

(xvii)	entered into, implemented or effected, or authorised, proposed or announced its intention to implement or effect, any joint venture, asset or profit sharing arrangement, partnership, composition, assignment, reconstruction, amalgamation, commitment, scheme or other transaction or arrangement (other than the Acquisition) which is material in the context of the Wider Ladbrokes Coral Group taken as a whole or in the context of the Acquisition;

(xviii)	having taken (or agreed or proposed to take) any action which requires, or would require, the consent of the Panel or the approval of Ladbrokes Coral Shareholders in general meeting in accordance with, or as contemplated by, Rule 21.1 of the Takeover Code; or

55

(xix)	entered into any agreement, arrangement, commitment or contract or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced an intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition 3(n);

No material adverse change, litigation, regulatory enquiry or similar

(o)       except as Disclosed, since 31 December 2016:

(i)	no adverse change having occurred in, and no circumstance having arisen which would or might reasonably be expected to result in any adverse change in, the business, assets, financial or trading position or profits or prospects or operational performance of any member of the Wider Ladbrokes Coral Group which is material in the context of the Wider Ladbrokes Coral Group taken as a whole;

(ii)	no litigation, arbitration proceedings, prosecution or other legal proceedings by or against any member of the Wider Ladbrokes Coral Group or to which any member of the Wider Ladbrokes Coral Group is or may become a party (whether as claimant, defendant or otherwise) having been threatened, announced or instituted or remaining outstanding by, against or in respect of, any member of the Wider Ladbrokes Coral Group, in each case in circumstances which might reasonably be expected to have a material adverse effect on the Wider Ladbrokes Coral Group taken as a whole;

(iii)	no enquiry, review or investigation by, or complaint or reference to, any Third Party against or in respect of any member of the Wider Ladbrokes Coral Group having been threatened, announced or instituted or remaining outstanding by, against or in respect of any member of the Wider Ladbrokes Coral Group, in each case in circumstances which might reasonably be expected to have a material adverse effect on the Wider Ladbrokes Coral Group taken as a whole;

(iv)	no contingent or other liability having arisen, increased or become apparent to GVC, which is reasonably likely to affect adversely the business, assets, financial or trading position, profits, prospects or operational performance of any member of the Wider Ladbrokes Coral Group to an extent which is material in the context of the Wider Ladbrokes Coral Group taken as a whole; and

(v)	no steps having been taken and no omissions having occurred which are reasonably likely to result in the withdrawal (without replacement), cancellation, termination or modification of any licence held by any member of the Wider Ladbrokes Coral Group which is necessary for the proper carrying on of its business and the withdrawal, cancellation, termination or modification of which might reasonably be expected to have a material adverse effect on the Wider Ladbrokes Coral Group taken as a whole;

No discovery of certain matters regarding information and liabilities

(p)	except as Disclosed, GVC not having discovered:

(i)	that any financial, business or other information concerning the Wider Ladbrokes Coral Group publicly announced prior to the date of the Rule 2.7 Announcement or Disclosed to any member of the Wider GVC Group by or on behalf of any member of the Wider Ladbrokes Coral Group at any time prior to the date of the Rule 2.7 Announcement is misleading, contains a misrepresentation of any fact, or omits to state a fact necessary to make that information not misleading, misleading and which has not subsequently been corrected before the date of the Rule 2.7 Announcement any such case to an extent which is material in the context of the Wider Ladbrokes Coral Group taken as a whole;

(ii)	that any member of the Wider Ladbrokes Coral Group, otherwise than in the ordinary course of business, is subject to any liability, contingent or otherwise which is material in the context of the Wider Ladbrokes Coral Group taken as a whole;

(iii)	that any information which materially adversely affects the import of any information Disclosed to GVC at any time by or on behalf of any member of the Wider Ladbrokes Coral Group which is material in the context of the Wider Ladbrokes Coral Group or in the context of the Acquisition; or

56

(iv)	that any past or present member of the Wider Ladbrokes Coral Group has not complied in any respect with all applicable legislation, regulations or other requirements of any jurisdiction, or any Authorisations, relating to the use, treatment, storage, carriage, disposal, discharge, spillage, release, leak or emission of any waste or hazardous substance or any substance likely to impair the environment (including property) or harm human health or otherwise relating to environmental matters or the health and safety of humans, which noncompliance would be likely to give rise to any liability including any penalty for noncompliance (whether actual or contingent) on the part of any member of the Wider Ladbrokes Coral Group which in any such case is material in the context of the Wider Ladbrokes Coral Group taken as a whole;

Intellectual property

(q)	except as Disclosed, no circumstance having arisen or event having occurred in relation to any intellectual property owned or used by any member of the Wider Ladbrokes Coral Group taken as a whole which would have a material adverse effect on the Wider GVC Group or which is otherwise material in the context of the Acquisition, including:

(i)	any member of the Wider Ladbrokes Coral Group losing its title to any intellectual property material to its business, or any intellectual property owned by the Wider Ladbrokes Coral Group and material to its business being revoked, cancelled or declared invalid;

(ii)	any claim being asserted in writing or threatened in writing by any person challenging the ownership of any member of the Wider Ladbrokes Coral Group to, or the validity or effectiveness of, any of its intellectual property; or

(iii)	any agreement regarding the use of any intellectual property licensed to or by any member of the Wider Ladbrokes Coral Group being terminated or varied;

Anti-corruption and sanctions

(r)	except as Disclosed, GVC not having discovered that:

(i)	any past or present member, director, officer or employee of the Wider Ladbrokes Coral Group or any person that performs or has performed services for or on behalf of any such company (in such capacity or in connection with such activity) is or has at any time engaged in any activity, practice or conduct (or omitted to take any action) in contravention of the UK Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977, as amended or any other applicable anti-corruption legislation; or

(ii)	any past or present member, director, officer or employee of the Wider Ladbrokes Coral Group or any person that performs or has performed services for or on behalf of any such company (in such capacity or in connection with such activity) has engaged in any activity or business with, or made any investments in, or made any funds or assets available to, or received any funds or assets from, any government, entity or individual covered by any of the economic sanctions administered by the United Nations or the European Union (or any of their respective member states) or the United States Office of Foreign Assets Control; and

No criminal property

(s)	except as Disclosed, GVC not having discovered in relation to the Wider Ladbrokes Coral Group that any asset of any member of the Wider Ladbrokes Coral Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition).

57

PART B: CERTAIN FURTHER TERMS OF THE ACQUISITION

PART B: WAIVER AND INVOCATION OF THE CONDITIONS

1.	The Scheme will not become Effective unless the Conditions have been fulfilled or (if capable of waiver) waived or, where appropriate, have been determined by GVC and Ladbrokes Coral to be or remain satisfied by no later than the date referred to in Condition 1 (or such later date as GVC and Ladbrokes Coral may agree and (if required) the Panel and/ or the Court may allow).

2.	Conditions 3(a) to (s) (inclusive) must be fulfilled, be determined by GVC to be fulfilled or, where capable of waiver, waived by GVC by no later than a time which is immediately before the commencement of the Court Hearing (or such later time and/or date as the Court may allow), failing which the Scheme will lapse. Subject to the above, GVC shall not be under any obligation to waive (if capable of waiver), to determine to be or remain satisfied or to treat as fulfilled any of Conditions 3(a) to (s) (inclusive) by a date earlier than the latest date for the fulfilment of that Condition notwithstanding that the other Conditions of the Acquisition may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

3.	Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

4.	Subject to the requirements of the Panel, the Takeover Code and to the extent permitted by law, GVC reserves the right, in its sole discretion, to waive, in whole or in part, Conditions 3(c) to (s) (inclusive). Conditions 1, 2, 3(a) and 3(b) shall not be capable of being waived.

5.	Under Rule 13.5 of the Takeover Code, GVC may not invoke a Condition so as to cause the Acquisition not to proceed, to lapse or to be withdrawn unless the circumstances which give rise to the right to invoke the Condition are of material significance to GVC in the context of the Acquisition. Conditions 1, 2 and 3(a) and/or any Takeover Offer acceptance conditions adopted on the basis specified in Part C (Implementation by way of a Takeover Offer) of this Part 3 (Conditions to and further terms of the Acquisition) are not subject to this provision of the Takeover Code.

6.	The Acquisition will lapse and the Scheme will not become Effective if:

(a)	the Acquisition or any matter arising from or in relation to the Scheme or the Acquisition becomes subject to a Phase 2 CMA Reference; or

(b)	the European Commission decides to examine the Acquisition or any matter arising from it pursuant to Article 22(3) of the EU Merger Regulation and the European Commission initiates proceedings under Article 6(1)(c) of the EU Merger Regulation in respect of the Acquisition, in each case, before the later of the Court Meeting and the Ladbrokes Coral General Meeting. In such event, GVC will not be bound by the terms of the Scheme.

7.	If GVC is required by the Panel to make an offer for Ladbrokes Coral under the provisions of Rule 9 of the Takeover Code, GVC may make such alterations to the above Conditions and further terms of the Acquisition as are necessary to comply with the provisions of that rule.

58

PART C: IMPLEMENTATION BY WAY OF A TAKEOVER OFFER

Subject to the terms of the Co-operation Agreement, GVC reserves the right to elect, with the consent of the Panel and, in certain circumstances, the consent of Ladbrokes Coral, to implement the acquisition of the Ladbrokes Coral Shares by way of a Takeover Offer as an alternative to the Scheme. In such event, the Acquisition will be implemented by GVC and/or one or more wholly-owned subsidiaries of GVC on substantially the same terms as those which would apply to the Scheme (subject to such amendments as are appropriate for an acquisition being made by way of takeover offer under Part 28 of the Companies Act, including, if the Panel so agrees, an acceptance condition set at up to 90 per cent. of the shares to which such Takeover Offer relates or at such other lower percentage as the Panel may agree, provided that if it became or was declared unconditional in all respects, the Takeover Offer would result in GVC holding Ladbrokes Coral Shares carrying greater than 50 per cent. of the voting rights in Ladbrokes Coral).

59

PART D: CERTAIN FURTHER TERMS OF THE ACQUISITION

1.	The Ladbrokes Coral Shares acquired under the Acquisition will be acquired fully paid and free from all liens, equitable interests, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights attaching or accruing to them, including voting rights but excluding the right to receive the Ladbrokes Coral Permitted Dividend and any other dividend or distribution in respect of which a corresponding reduction has been made to the Offer Consideration as specified below.

2.	If any dividend or other distribution or return of capital is announced, declared, made or paid in respect of the Ladbrokes Coral Shares after the date of the Rule 2.7 Announcement and prior to the Effective Date, other than a Ladbrokes Coral Permitted Dividend, or in excess of any Ladbrokes Coral Permitted Dividend, GVC reserves the right to reduce the Offer Consideration by the amount of all or part of any such excess, in the case of a Ladbrokes Coral Permitted Dividend, or otherwise by the amount of all or part of any such dividend or other distribution. The cash element of the Offer Consideration will be reduced first.

To the extent that such a dividend or distribution has been declared but not paid prior to the Effective Date, and such dividend or distribution is cancelled, then the Offer Consideration shall not be subject to change in accordance with this paragraph.

Any exercise of rights referred to in this paragraph shall be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the terms of the Acquisition.

3.	Fractions of pence will not be paid to Scheme Shareholders and cash entitlements will be rounded down to the nearest penny. Fractions of New GVC Shares will not be allotted or issued to Scheme Shareholders and entitlements will be rounded down to the nearest whole number of GVC Shares and all fractions of New GVC Shares will be aggregated and sold in the market as soon as practicable after the Effective Date. The net proceeds of such sale (after deduction of all expenses and commissions incurred in connection with the sale) will be distributed by GVC in due proportions to Scheme Shareholders who would otherwise have been entitled to such fractions.

4.	The availability of the Acquisition to persons not resident in the United Kingdom may be affected by the laws of the relevant jurisdictions. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements.

5.	The New GVC Shares, the CVRs and any Loan Notes to be issued pursuant to the terms of the CVR Instrument have not been and will not be registered under the US Securities Act or under the securities laws of any state or other jurisdiction of the United States and may not be offered or sold in the United States absent registration or an exemption from registration under the US Securities Act, including the exemption from the registration requirements of the US Securities Act provided by Section 3(a)(10) thereof.

6.	If Ladbrokes Coral or GVC reasonably believes or is advised that a Scheme Shareholder is a Restricted Overseas Holder of, GVC may at its discretion determine that either (i) such Restricted Overseas Holder shall not have allotted or issued to him New GVC Shares and that the New GVC Shares which would otherwise have been attributable to such Restricted Overseas Holder under the terms of the Acquisition shall be sold in the market and the cash proceeds of such sale forwarded to such Restricted Overseas Holder or (ii) the New GVC Shares shall be issued to such Restricted Overseas Holder but shall be sold in the market on his behalf and the cash proceeds of such sale forwarded to the relevant Restricted Overseas Holder (in each case after deduction of broking fees and other sale costs and expenses).

7.	If Ladbrokes Coral or GVC reasonably believes or is advised that a Scheme Shareholder is a Restricted Overseas Holder, GVC may, at its discretion, determine that such Restricted Overseas Holder shall not have issued to him the CVRs or certificates in respect of the CVRs and that the CVRs which would otherwise have been attributable to such Restricted Overseas Holder under the terms of the Acquisition and the CVR Instrument will be held by a nominee on behalf of such Restricted Overseas Holder. The cash proceeds (if any) following the issue and redemption of any Loan Notes issued under the terms of the CVRs held by the nominee will be forwarded to the Restricted Overseas Holder following redemption of the Loan Notes (after deduction of fees and other costs and expenses).

60

8.	The GVC Directors may, in their absolute discretion, refuse to register the transfer of a CVR to a purported transferee if the GVC Directors reasonably suspect that such transferee is a Restricted Overseas Holder.

9.	If Ladbrokes Coral or GVC reasonably believes or is advised that a CVR Holder is a Restricted Overseas Holder, GVC may, at its discretion, determine that such Restricted Overseas Holder shall not have issued to him the Loan Notes or certificates in respect of the Loan Notes and that the Loan Notes which would otherwise have been attributable to such Restricted Overseas Holder under the terms of the Acquisition and the CVR Instrument will be held by a nominee on behalf of such Restricted Overseas Holder, and the cash proceeds (if any) following the issue and redemption of any Loan Notes issued under the terms of such CVRs will be forwarded to such Restricted Overseas Holder following redemption of the Loan Notes (after deduction of fees and other costs and expenses).

10.	The GVC Directors may, in their absolute discretion, refuse to register the transfer of a Loan Note to a purported transferee if the GVC Directors reasonably suspect that such transferee is a Restricted Overseas Holder.

11.	The New GVC Shares, CVRs and any Loan Notes to be issued pursuant to the Acquisition have not been and will not be registered under any of the relevant securities laws of Australia, Canada or Japan. Accordingly, the New GVC Shares, CVRs and Loan Notes may not be offered, sold or delivered, directly or indirectly, in Australia, Canada or Japan, except pursuant to exemptions from, or transactions not subject to, applicable requirements of any such jurisdiction.

12.	The Acquisition is not being made, directly or indirectly, in, into or from, or by use of the mails of, or by any means of instrumentality (including, but not limited to, facsimile, email or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of, any jurisdiction where to do so would violate the laws of that jurisdiction.

13.	The Acquisition will be governed by the laws of England and Wales and will be subject to the exclusive jurisdiction of the English courts and to the Conditions and further terms set out in this Part B (Certain further terms of the Acquisition) of this Part 3 (Conditions to and further terms of the Acquisition), the applicable requirements of the Takeover Code, the Panel, the London Stock Exchange, the CMA, FSMA and the FCA.

14.	The New GVC Shares will be issued credited as fully paid and will rank pari passu in all respects with the existing GVC Shares, save that they will not rank with existing GVC Shares for any dividends of GVC declared, made or paid on or prior to completion of the Acquisition.

61

PART 4 – THE SCHEME OF ARRANGEMENT

IN THE HIGH COURT OF JUSTICE	No. CR-2017-009560
BUSINESS AND PROPERTY COURTS OF ENGLAND AND WALES
COMPANIES COURT (CHD)

IN THE MATTER OF LADBROKES CORAL GROUP PLC

and

IN THE MATTER OF THE COMPANIES ACT 2006

SCHEME OF ARRANGEMENT

(under Part 26 of the Companies Act 2006)

between

Ladbrokes Coral Group plc

and

the Scheme Shareholders

(as hereinafter defined)

PRELIMINARY

(a)	In this Scheme, unless inconsistent with the subject or context, the following expressions shall bear the following meanings:

“Acquisition”	the proposed acquisition by GVC of the entire issued and to be issued share capital of Ladbrokes Coral pursuant to this Scheme;

“Business Day”	a day (not being a Saturday or a Sunday) on which clearing banks are generally open in London for the transaction of normal banking business;

“Cash Election”	has the meaning given in clause 3.11(c)(ii) of this Scheme;

“certificated” or “in certificated form”	a share or other security which is not in uncertificated form (that is, not in CREST);

“Companies Act”	the Companies Act 2006, as amended;

“Court”	the High Court of Justice in England and Wales;

“Court Meeting”	the meeting of Scheme Shareholders to be convened at the direction of the Court pursuant to Part 26 of the Companies Act to consider and, if thought fit, approve this Scheme (with or without amendment), including any adjournment thereof;

62

“Court Order”	the order of the Court sanctioning the Scheme under Part 26 of the Companies Act;

“Court Sanction Date”	the date on which the Court Order is made;

“CREST”	the relevant system (as defined in the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755)) in respect of which Euroclear is the Operator (as defined in the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755));

“CVRs”	the contingent value rights constituted by the CVR Instrument issued to holders of Scheme Shares

“CVR Holder”	a holder of a CVR

“CVR Instrument”	the deed poll dated 22 December 2017 and made by GVC under which the CVRs have been constituted

“DCMS”	the Department for Digital, Culture, Media & Sport of the UK Government, or any successor to such department

“Effective Date”	the date on which this Scheme becomes effective in accordance with its terms;

“Election Return Time”	1.00 p.m. on the Business Day after the Court Sanction Date or such later date as GVC may agree and Ladbrokes Coral may announce through a Regulatory Information Service;

“Electronic Election”	a transfer to escrow election made in accordance with clause 3 of this Scheme in respect of the Mix and Match Facility by a Scheme Shareholder who holds Scheme Shares in uncertificated form immediately prior to the Election Return Time;

“Encumbrances”	liens, charges, equitable interests, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature;

“Enlarged Group”	the GVC Group (including the Ladbrokes Coral Group) following the Effective Date;

“Euroclear”	Euroclear UK & Ireland Limited (formerly known as CRESTCo Limited);

“Excluded Shares”	(a) any Ladbrokes Coral Shares which are registered in the name of or beneficially owned by GVC or its nominee(s) or any subsidiary undertaking of GVC or its nominee(s); and

(b) any Ladbrokes Coral Shares held in treasury (unless such Ladbrokes Coral Shares cease to be so held);

63

“FCA”	the Financial Conduct Authority or its successor from time to time;

“FCA Handbook”	the FCA’s Handbook of rules and guidance as amended from time to time;

“Form of Election”	a green form of election relating to the Mix and Match Facility sent to Scheme Shareholders who hold their Scheme Shares in certificated form, other than Ladbrokes Coral Shareholders with a registered address in, or who are citizens, residents or nationals of, a Restricted Jurisdiction;

“GVC”	GVC Holdings PLC, a company incorporated in the Isle of Man (registered number 4685V), whose registered office is at 32 Athol Street, Douglas, IM1 1JB, Isle of Man;

“GVC Articles”	the articles of association of GVC in force from time to time;

“GVC Board”	the GVC Directors collectively;

“GVC Directors”	at the relevant time, the members of the GVC Board at that time;

“GVC Group”	GVC and its subsidiary undertakings from time to time;

“GVC Registrar”	Link Market Services (Isle of Man) Limited, a company registered in the Isle of Man (registered number (118797C) whose registered office is at Clinch’s House, Lord Street, Douglas, Isle of Man IM99 1RZ;

“GVC Shares”	the ordinary shares of €0.01 each in GVC;

“holder”	includes a person entitled by transmission;

“Ladbrokes Coral”	Ladbrokes Coral Group plc, a company incorporated in England and Wales (registered number 00566221), whose registered office is at 5th Floor, The Zig Zag Building, 70 Victoria Street, London SW1E 6SQ;

“Ladbrokes Coral Group”	Ladbrokes Coral and its subsidiary undertakings from time to time;

“Ladbrokes Coral Permitted Dividend”	(a) either:

(i) a final dividend announced, declared or paid by Ladbrokes Coral for the period ending 31 December 2017; or

(ii)   a second interim dividend announced, declared or paid by Ladbrokes Coral in an amount equal to the anticipated final dividend for the period ending 31 December 2017,

provided that any such dividend shall not exceed 4 pence per Ladbrokes Coral Share

64

AND

(b) if:

(i) the Effective Date has not occurred by the Long Stop Date; and

(ii) the Long Stop Date is extended beyond the later of Ladbrokes Coral’s and GVC’s respective customary half-year interim dividend record date,

any half-year interim dividend announced, declared or paid by Ladbrokes Coral in respect of the half-year period ending 30 June 2018, provided that any such dividend shall not exceed 2.2 pence per Ladbrokes Coral Share;

“Ladbrokes Coral Shareholders”	holders of Ladbrokes Coral Shares;

“Ladbrokes Coral Shares”	the ordinary shares of 28 1⁄3 pence each in Ladbrokes Coral;

“Ladbrokes Coral Share Schemes”	the following employee share schemes of Ladbrokes Coral:

(i) the Ladbrokes Coral Group plc 1978 Share Option Scheme;

(ii) the Ladbrokes Coral Group plc Executive Referred Bonus Plan;

(iii) the Ladbrokes Coral Group plc Performance Share Plan;

(iv) the Ladbrokes Coral Group plc Restricted Share Plan;

(v) the Ladbrokes Coral Group plc 1983 Savings Related Option Sheme; and

(vi) the Ladbrokes Coral Group plc Share Incentive Plan;

“Last Practicable Date”	7 February 2018 (being the last practicable date prior to the publication of this Scheme);

“Loan Notes”	the Loan Notes (if any) issued pursuant to the terms of the CVR Instrument;

“London Stock Exchange”	London Stock Exchange plc, together with any successors thereto;

“Long Stop Date”	30 June 2018 or such later date as Ladbrokes Coral and GVC may agree in writing, with the Panel’s consent and the approval of the Court (if such consent and/or approval is required)

65

“Mix and Match Election”	an election made in accordance with clause 3 of this Scheme in respect of the Mix and Match Facility, including both an Electronic Election and an election made by Form of Election;

“Mix and Match Facility”	the facility provided for in clause 3 under which Scheme Shareholders (other than Overseas Holders with a registered address in, or who are citizens, residents or nationals of, a Restricted Jurisdiction and Restricted Overseas Holders) may elect to vary the proportions in which they receive New GVC Shares and cash as part of the Offer Consideration;

“New GVC Shares”	new GVC Shares proposed to be allotted and issued to Scheme Shareholders in accordance with clauses 2 and 3 of this Scheme;

“Offer Consideration”	the consideration to be delivered by GVC for each Scheme Share held by Scheme Shareholders at the Scheme Record Time, being, in respect of each Scheme Share so held (i) 32.7 pence in cash (ii) 0.141 New GVC Shares and (iii) a contingent entitlement of up to 42.8 pence, plus an upward adjustment for the time value of money, in principal value of Loan Notes by way of a CVR linked to the outcome of the Triennial Review, subject to provisions relating to fractional entitlements and Restricted Overseas Holders set out herein and to clause 2.1 of this Scheme, and, in respect of the cash and New GVC Shares consideration, the Mix and Match Facility;

“Official List”	the official list maintained by the FCA;

“Overseas Holders”	Ladbrokes Coral Shareholders, CVR Holders and/or Loan Note Holders (as applicable) (or nominees of, or custodians or trustees for, such Ladbrokes Coral Shareholders, CVR Holders and/or Loan Note Holders (as applicable)) not resident in, or nationals or citizens of the United Kingdom;

“Panel”	the Panel on Takeovers and Mergers;

“Receiving Agent”	Computershare Investor Services PLC;

“Registrar of Companies”	the Registrar of Companies in England and Wales;

“Regulatory Information Service”	a regulatory information service as defined in the FCA Handbook;

“Relevant Share Elections”	has the meaning given in clause 3.14(b)(iii)(A) of this Scheme;

66

“Restricted Jurisdiction”	any jurisdiction where local laws or regulations may result in significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available to Ladbrokes Coral Shareholders, or the Mix and Match Facility is made available, in that jurisdiction (in accordance with the Notes on Rule 30.4 of the Takeover Code);

“Restricted Overseas Holders”	Overseas Holders to which the issue of New GVC Shares, CVRs and/or Loan Notes (as applicable) would or may infringe the laws of a jurisdiction outside England and Wales or would or may require any governmental or other consent or any registration, filing or other formality which cannot be complied with, or compliance with which would be unduly onerous;

“Rule 2.7 Announcement”	the announcement in respect of the Acquisition made in accordance with Rule 2.7 of the Takeover Code on 22 December 2017;

“Scheme”	this scheme of arrangement in its present form or with or subject to any modification, addition or condition approved or imposed by the Court and agreed by Ladbrokes Coral and GVC;

“Scheme Document”	the circular dated 9 February 2018 sent by Ladbrokes Coral to Ladbrokes Coral Shareholders and persons with information rights of which this Scheme forms a part;

“Scheme Record Time”	6.00 p.m. on the Business Day after the Court Sanction Date;

“Scheme Shareholders”	holders of Scheme Shares;

“Scheme Shares”	(a) the Ladbrokes Coral Shares in issue at the date of the Scheme Document;

(b) any Ladbrokes Coral Shares issued after the date of the Scheme Document and on or before the Voting Record Time; and

(c) any Ladbrokes Coral Shares issued after the Voting Record Time and on or before the Scheme Record Time on the terms that the holder or any subsequent holder thereof shall be bound by the Scheme or in respect of which the original or any subsequent holders thereof shall have agreed in writing to be, bound by the Scheme,

67

but excluding (1) in the case of references in this Scheme to “Scheme Shares” or “Scheme Shareholders” in relation to voting at the Court Meeting, any Excluded Shares in issue at the Voting Record Time and any Scheme Shares referred to in (c) above and (2) in the case of other references in this Scheme to “Scheme Shares” or “Scheme Shareholder” any Excluded Shares in issue at the Scheme Record Time;

“Share Election”	has the meaning given in clause 3.11(c);

“subsidiary undertaking”	shall be construed in accordance with the Companies Act;

“Takeover Code”	the Takeover Code issued by the Panel, as amended from time to time;

“Triennial Review”	the UK Government’s Review of Gaming Machines and Social Responsibility Measures, as initiated by a Call for Evidence published by the DCMS on 24 October 2016, and including the consultation being undertaken by the DCMS in accordance with the terms set out in the Consultation Paper published by the DCMS on 31 October 2017;

“uncertificated” or “in uncertificated form”	in relation to a share or other security, a share or other security which is recorded on the relevant register of the share or security concerned as being held in uncertificated form in CREST and title to which, by virtue of the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755), may be transferred by means of CREST;

“United States”	the United States of America, its territories and possessions, any State of the United States of America and the District of Columbia; and

“Voting Record Time”	10.00 p.m. on 6 March 2018 or, if the Court Meeting is adjourned, 10.00 p.m. on the second calendar day before the date of such adjourned meeting,

and where the context so admits or requires, the plural includes the singular and vice versa.

References to clauses are to clauses of this Scheme.

Any phrase introduced by the terms ‘including’, ‘include’, ‘in particular’ or any similar expression is to be construed as illustrative only and does not limit the sense of the words preceding those terms.

(b)	The issued share capital of Ladbrokes Coral at the Last Practicable Date was £542.96 million divided into 1,916,330,201 Ladbrokes Coral Shares (excluding 31,760,568 Ladbrokes Coral Shares held in treasury).

(c)	At the Last Practicable Date, no Ladbrokes Coral Shares were registered in the name of or beneficially owned by GVC and other members of the GVC Group.

(d)	GVC has agreed to undertake to the Court to be bound thereby and to execute and do and procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it for the purpose of giving effect to this Scheme.

68

THE SCHEME

1.	Transfer of the Scheme Shares

1.1	On the Effective Date, GVC (or its nominee(s)) shall acquire all of the Scheme Shares fully paid up, with full title guarantee, free from all Encumbrances and together with all rights attaching to them, including voting rights and the entitlement to receive and retain in full all dividends and other distributions declared, paid or made by Ladbrokes Coral on or after 22 December 2017 (other than the right to receive any Ladbrokes Coral Permitted Dividend and any other dividend, distribution, share repurchase payment and/or return of capital in respect of which a corresponding reduction has been made to the Offer Consideration in accordance with clause 2.2).

1.2	For the purposes of such acquisition, the Scheme Shares shall be transferred from the Scheme Shareholders to GVC (or its nominee(s)) by means of a form of transfer or other instrument or instruction of transfer and to give effect to such transfers any person may be appointed by GVC as attorney and/or agent and/or otherwise and is hereby authorised as such attorney and/or agent and/or otherwise on behalf of the relevant Scheme Shareholder to execute and deliver as transferor a form of transfer or other instrument or instruction of transfer of, or to procure the transfer by means of CREST or otherwise give any instructions to transfer (by deed or otherwise), the Scheme Shares and every form of transfer, other instrument or instruction of transfer executed or so given shall be effective as if it had been executed by the holder or holders of the Scheme Shares thereby transferred.

1.3	Pending the registration of GVC (or its nominee(s)) as the holder of any Scheme Shares pursuant to clause 1.2, each Scheme Shareholder irrevocably appoints GVC as his attorney and/or agent and/or otherwise to exercise (in place of and to the exclusion of the relevant Scheme Shareholder) any voting rights attached to the Scheme Shares and any or all rights and privileges attaching to the Scheme Shares, to sign any consent to short notice of a general or separate class meeting and on their behalf to execute a form of proxy in respect of such shares appointing any person nominated by GVC to attend general and separate class meetings of Ladbrokes Coral and authorises Ladbrokes Coral to send to GVC (or its nominee(s)) any notice, circular, warrant or other document or communication which may be required to be sent to them as a member of Ladbrokes Coral, such that from the Effective Date, no Scheme Shareholder shall be entitled to exercise any voting rights attached to the Scheme Shares or any other rights or privileges attaching to the Scheme Shares.

2.	Consideration for transfer of the Scheme Shares

2.1	Subject to and in consideration for the transfer of the Scheme Shares to GVC (or its nominee(s)) as provided in clause 1, GVC shall (subject to clauses 3 and 5) deliver the Offer Consideration to the Scheme Shareholders (as appearing in the register of members at the Scheme Record Time) in accordance with clause 4.

2.2	Subject to clause 2.3, if, on or after 22 December 2017 (being the date of the Rule 2.7 Announcement) any dividend (other than a Ladbrokes Coral Permitted Dividend), or any dividend in an amount in excess of any Ladbrokes Coral Permitted Dividend, or other distribution or return of capital is announced, declared, made or paid by Ladbrokes Coral in respect of the Scheme Shares or becomes payable in respect of any Scheme Shares by reference to a record date falling on or after 22 December 2017, GVC reserves the right (without prejudice to any right of GVC to invoke paragraph 2 of Part D (Certain further terms of the Acquisition) of Part B (Certain further terms of the Acquisition) in Part 3 (Conditions to and further terms of the Acquisition) of the Scheme Document) to reduce the Offer Consideration by the amount of all or part of any such excess, in the case of a Ladbrokes Coral Permitted Dividend, or otherwise by the amount of all or part of any such dividend or other distribution. The cash element of the Offer Consideration will be reduced first.

In such circumstances any reference in this Scheme to the Offer Consideration to be delivered by GVC under the terms of the Scheme will be deemed to be a reference to the Offer Consideration as so reduced and Scheme Shareholders will be entitled to receive and retain the amount by reference to which the Offer Consideration has been reduced. Any exercise by GVC of its rights pursuant to this clause 2.2 shall be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the terms of this Scheme.

69

2.3	To the extent that any dividend and/or distribution and/or share repurchase and/or return of capital (other than any Ladbrokes Coral Permitted Dividend) is declared, made or paid or is payable and it is: (a) transferred pursuant to this Scheme on a basis which entitles GVC to receive and retain it; or (b) cancelled in full prior to payment, the Offer Consideration to be delivered by GVC under this Scheme will not be subject to reduction in accordance with clause 2.2.

3.	Mix and Match Facility

3.1	The cash consideration and the New GVC Shares due hereunder as part of the Offer Consideration to Scheme Shareholders shall be subject to valid Mix and Match Elections under the Mix and Match Facility being made by such Scheme Shareholders.

3.2	A Mix and Match Facility will not be offered in respect of the CVRs. Each Scheme Shareholder will (subject to clause 5) receive one CVR for each Scheme Share they hold at the Scheme Record Time.

3.3	Each Mix and Match Election by a holder of Scheme Shares in certificated form shall be made by completion of a Form of Election which shall be executed in accordance with the instructions set out on the Form of Election. Each Mix and Match Election by a holder of Scheme Shares in uncertificated form shall be made by way of an Electronic Election. To be effective, a Form of Election must be completed and returned in accordance with the instructions set out on the form so as to arrive at the offices of the Receiving Agent by no later than the Election Return Time. To be effective, an Electronic Election must be made and received by the Receiving Agent by no later than the Election Return Time.

3.4	If a Form of Election or an Electronic Election is received by the Receiving Agent after the Election Return Time or if a Form of Election or an Electronic Election is received by the Receiving Agent before such time but is not, or is deemed not to be valid, or complete in all respects at such time, then such Mix and Match Election shall be void unless and to the extent that Ladbrokes Coral and GVC, in their absolute discretion, elect to treat as valid in whole or in part any such Mix and Match Election.

3.5	Upon execution and delivery by a Scheme Shareholder of a valid Form of Election or the making of a valid Electronic Election, such Scheme Shareholder shall be bound by the terms and provisions contained in the Form of Election or the Electronic Election (as the case may be) and by the terms and provisions contained in Part 14 (Notes for Making Elections under the Mix and Match Facility) of the Scheme Document.

3.6	A Form of Election duly completed and delivered or an Electronic Election made in accordance with clause 3.3 may be withdrawn by notice to the Receiving Agent in writing to be received by the Election Return Time.

3.7	If a Scheme Shareholder delivers more than one Form of Election or Electronic Election in respect of his Scheme Shares, in the case of an inconsistency between such Forms of Election or Electronic Elections, the last Form of Election or Electronic Election which is delivered by the Election Return Time shall prevail over any earlier Form of Election or Electronic Election. The delivery time for a Form of Election or Electronic Election shall be determined on the basis of which Form of Election or Electronic Election is last sent or, if the Receiving Agent is unable to determine which is last sent, is last received. Forms of Election which are sent in the same envelope shall be treated for these purposes as having been sent and received at the same time, and, in the case of an inconsistency between such Forms of Election, none of them shall be treated as valid (unless Ladbrokes Coral and GVC otherwise determine in their absolute discretion).

3.8	Mix and Match Elections made by Scheme Shareholders shall not affect the entitlements of Scheme Shareholders who do not make any such Mix and Match Election under the Mix and Match Facility.

70

3.9	A Mix and Match Election shall only be accepted under the Mix and Match Facility in respect of a whole number of Scheme Shares. Any Mix and Match Election which is made in respect of a number of Scheme Shares which is not a whole number shall be deemed to be made in respect of the nearest whole number of Scheme Shares when rounded down.

3.10	A Scheme Shareholder may make a Mix and Match Election in respect of all or part of his holding of Scheme Shares. A Scheme Shareholder may make a Cash Election to receive more cash in respect of some of his Scheme Shares and a Share Election in respect of others.

3.11	The following provisions shall apply:

(a)	the aggregate number of New GVC Shares to be issued to Scheme Shareholders shall not be increased or decreased as a result of Mix and Match Elections made pursuant to this clause 3 save where required to accommodate rounding of individual entitlements to the nearest whole New GVC Share;

(b)	the aggregate amount of cash consideration to be paid to Scheme Shareholders shall not be increased or decreased as a result of Mix and Match Elections made pursuant to this clause 3 save where required to accommodate rounding of individual entitlements to the nearest penny;

(c)	Mix and Match Elections made by Scheme Shareholders to receive more New GVC Shares than they would receive absent such a Mix and Match Election (each such election a “Share Election”) shall be satisfied:

(i)	on the basis that for every 32.7 pence of cash which they would be entitled to receive absent such Mix and Match Election they will be entitled to receive 0.0374570446735395 additional New GVC Shares (subject to clause 4.2); but

(ii)	only to the extent that other Scheme Shareholders make equal and opposite Mix and Match Elections for more cash than they would receive absent such a Mix and Match Election (each such election a “Cash Election”); and

(d)	Cash Elections made by Scheme Shareholders shall be satisfied:

(i)	on the basis that for every 0.141 New GVC Shares which they would be entitled to receive absent such Mix and Match Election they will be entitled to receive 123.093 pence of cash (subject to clause 4.2); but

(ii)	only to the extent that other Scheme Shareholders make equal and opposite Share Elections.

3.12	To the extent Share Elections or Cash Elections cannot be satisfied in full:

(a)	the number of Scheme Shares in respect of which a Scheme Shareholder has made a Share Election or a Cash Election shall be scaled down pro rata in proportion to the total number of Scheme Shares in respect of which Mix and Match Elections have been made (or as near thereto as Ladbrokes Coral and GVC in their absolute discretion consider practicable); and

(b)	the balance of the Scheme Shares the subject of such Mix and Match Election which cannot be satisfied in full shall be deemed to be Scheme Shares in respect of which no Mix and Match Election has been made.

3.13	If a Scheme Shareholder has made a valid Mix and Match Election in respect of all of his Scheme Shares, then:

(a)	the validity of the Mix and Match Election shall not be affected by any alteration in the number of Scheme Shares held by the Scheme Shareholder at any time on or prior to the Scheme Record Time; and

(b)	accordingly, the Mix and Match Election shall apply in respect of all of the Scheme Shares which the Scheme Shareholder holds at the Scheme Record Time.

71

3.14	If a Scheme Shareholder has made a valid Mix and Match Election in respect of a specified number of Scheme Shares, representing part but not all, of his Scheme Shares and at the Scheme Record Time the number of Scheme Shares held by the Scheme Shareholder:

(a)	is equal to or in excess of the aggregate number of Scheme Shares to which such Mix and Match Election relates, then the validity of the Mix and Match Election made by the Scheme Shareholder shall not be affected by any alteration in the number of Scheme Shares held by the Scheme Shareholder on or prior to the Scheme Record Time and any reduction in that holding shall be treated first as a disposal of those Scheme Shares in respect of which no Mix and Match Election was made; or

(b)	is less than the aggregate number of Scheme Shares to which such Mix and Match Election relates, then:

(i)	if the Scheme Shareholder has made only a valid Cash Election, such Scheme Shareholder shall be treated as having made such a Cash Election in respect of his entire holding of Scheme Shares;

(ii)	if the Scheme Shareholder has made only a valid Share Election, such Scheme Shareholder shall be treated as having made such a Mix and Match Election in respect of his entire holding of Scheme Shares; and

(iii)	if the Scheme Shareholder has made both a valid Cash Election and a valid Share Election, then:

(A)	the Share Elections made by the Scheme Shareholder (the “Relevant Share Elections”) shall be reduced so as to apply to the number of Scheme Shares calculated by multiplying (x) the number of Scheme Shares held by the Scheme Shareholder at the Scheme Record Time by (y) the fraction calculated by dividing the number of Scheme Shares the subject of the Relevant Share Elections by the aggregate number of Scheme Shares the subject of all the Share Elections and Cash Elections made by the Scheme Shareholder, and rounding down to the nearest whole number of Scheme Shares; and

(B)	the Cash Elections made by the Scheme Shareholder shall be reduced so as to apply to all the Scheme Shares held by the Scheme Shareholder at the Scheme Record Time which are not the subject of Relevant Share Elections as scaled down pursuant to paragraph (A) above.

3.15	Minor adjustments to the entitlements of Scheme Shareholders pursuant to Mix and Match Elections made under this Scheme may be made by the GVC Registrar with the prior consent of Ladbrokes Coral and GVC on a basis that Ladbrokes Coral and GVC consider to be fair and reasonable to the extent necessary to satisfy all entitlements pursuant to Mix and Match Elections under this Scheme as nearly as may be practicable. Such adjustments shall be final and binding on Scheme Shareholders.

3.16	No Mix and Match Election shall be available to those Restricted Overseas Holders who are not entitled to receive New GVC Shares pursuant to clause 5 below and any purported Mix and Match Election by any such Restricted Overseas Holder shall be void. The Company shall not be required to send a Form of Election to any Scheme Shareholder with a registered address in or who is a citizen, resident or national of a Restricted Jurisdiction and shall be permitted to deny any such Scheme Shareholder access to any platform required to effect an Electronic Election.

4.	Settlement of consideration

4.1	The New GVC Shares to be issued in accordance with this Scheme shall be issued and credited as fully paid and free from all Encumbrances and, subject to the GVC Articles, rights of pre-emption and any other third party rights of any nature whatsoever and shall rank pari passu in all respects with all other GVC Shares in issue on the Effective Date including the right to receive all dividends, distributions and other entitlements made or paid or declared thereon by reference to a record date after the Effective Date.

72

4.2	Fractions of pence will not be paid to Scheme Shareholders and cash entitlements will be rounded down to the nearest penny. Fractions of New GVC Shares will not be allotted to any Scheme Shareholder, but all fractions of New GVC Shares to which Scheme Shareholders would otherwise have been entitled will be aggregated, allotted, issued and sold in the market as soon as practicable after the Effective Date. The net proceeds of such sale (after deduction of all expenses and commissions incurred in connection with the sale) will be distributed by GVC in due proportions to Scheme Shareholders who would otherwise have been entitled to such fractions.

4.3	The CVRs will constitute direct, unsecured obligations of GVC and shall rank pari passu with one another and pari passu with all other unsecured obligations of GVC. The CVRs will not represent any equity or ownership interest in GVC, and accordingly will not confer on the CVR Holders any right to attend, speak at or vote at any meeting of the shareholders of GVC or right to any dividends or right to any return of capital by GVC.

4.4	Settlement shall be effected as follows:

(a)	where, at the Scheme Record Time, a Scheme Shareholder holds Scheme Shares in uncertificated form:

(i)	subject to clause 4.4(d) and 4.4(e) below, settlement of any cash consideration to which the Scheme Shareholder is entitled shall be paid by means of CREST by GVC procuring that Euroclear is instructed to create an assured payment obligation in favour of the Scheme Shareholder’s payment bank in respect of the cash consideration due to them as soon as practicable after the Effective Date and in any event within 14 days of the Effective Date, in accordance with the CREST assured payment arrangements; and

(ii)	GVC shall procure that (i) the New GVC Shares to which such Scheme Shareholder is entitled shall be admitted to CREST and (ii) Euroclear shall be instructed to credit the appropriate stock account in CREST of the relevant Scheme Shareholder with the applicable number of New GVC Shares as soon as possible after 8.00 a.m. on the date of admission of the New GVC Shares to the premium segment of the Official List and to trading on the London Stock Exchange’s main market for listed securities, and in any event within 14 days of the Effective Date;

(b)	where, at the Scheme Record Time, a Scheme Shareholder holds Scheme Shares in certificated form:

(i)	subject to clause 4.4(e) below, settlement of any cash consideration to which the Scheme Shareholder is entitled shall be settled by GVC procuring that the GVC Registrar is instructed to despatch a cheque drawn on a branch of a clearing bank in the United Kingdom. Cheques shall be despatched by the GVC Registrar as soon as practicable after the Effective Date and in any event within 14 days of the Effective Date; and

(ii)	GVC shall procure that (i) the New GVC Shares to which such Scheme Shareholder is entitled shall be allotted and issued and (ii) share certificates for the New GVC Shares be despatched to the relevant Scheme Shareholder as soon as practicable after the Effective Date and in any event within 14 days of the Effective Date;

(c)	subject to clause 5 below, the CVRs will be issued in certificated registered form to each Scheme Shareholder appearing on the register of members at the Scheme Record Time.

GVC shall procure that the CVRs to which Scheme Shareholders are entitled shall be issued and certificates for the CVRs be despatched as soon as practicable after the Effective Date and, in any event, within 14 days of the Effective Date;

(d)	GVC reserves the right to pay any cash consideration or issue New GVC Shares to which any Scheme Shareholder is entitled under the Scheme to all or any Scheme Shareholders who hold Scheme Shares in uncertificated form at the Scheme Record Time in the manner referred to in clause 4.4(b) if, for reasons outside its reasonable control, it is not able to effect settlement in accordance with clause 4.4(a); and

73

(e)	in the case of Scheme Shareholders who have acquired Scheme Shares on the exercise of options or vesting of awards under the Ladbrokes Coral Share Schemes and who are also employees within the Ladbrokes Coral Group at the time of payment, GVC and Ladbrokes Coral reserve the right to pay any cash consideration to which such Scheme Shareholder is entitled pursuant to the Scheme by the usual manner in which such employees are paid via its payroll.

4.5	All deliveries of share certificates, notices, statements of entitlement and/or cheques required to be made pursuant to this Scheme shall be effected by posting the same by first class post in pre-paid envelopes or, in the case of Overseas Holders, international standard post (or by such other method as may be approved by the Panel) addressed to the persons entitled thereto at their respective addresses as appearing in the register of members of Ladbrokes Coral at the Scheme Record Time (or, in the case of joint holders, at the address of that one of the joint holders whose name stands first in the register in respect of such joint holding at such time), and none of Ladbrokes Coral, GVC or their respective agents or the Receiving Agent or the GVC Registrar shall be responsible for any loss or delay in the transmission of any notice, statement of entitlement, cheque or payment sent in accordance with this clause 4.5 which shall be sent at the risk of the person entitled thereto.

4.6	All cheques shall be in pounds sterling drawn on a UK clearing bank and payments shall be made to the persons entitled thereto or, in the case of joint holders, to that one of the joint holders whose name stands first in the register of members of Ladbrokes Coral in respect of such joint holding at the Scheme Record Time or to such other persons (if any) as such persons may direct in writing and the encashment of any such cheque or the making of any such CREST assured payment obligation as is referred to in clause 4.4(a) shall be a complete discharge of GVC’s obligation to pay the monies represented thereby.

5.	Overseas Holders

5.1	The provisions of clauses 2, 3 and 4 shall be subject to any prohibition or condition imposed by law.

5.2	Without prejudice to the generality of the foregoing:

(a)	if Ladbrokes Coral or GVC reasonably believes or is advised that a Scheme Shareholder is a Restricted Overseas Holder, GVC may at its discretion determine that either:

(i)	such Restricted Overseas Holder shall not have allotted or issued to him New GVC Shares and that the New GVC Shares which would otherwise have been attributable to such Restricted Overseas Holder under the terms of the Acquisition shall be sold in the market and the cash proceeds of such sale forwarded to such Restricted Overseas Holder; by sending a cheque or creating an assured payment obligation in accordance with the provisions of clause 4; or

(ii)	the New GVC Shares shall be issued to such Restricted Overseas Holder but shall be sold in the market on his behalf and the cash proceeds of such sale forwarded to the relevant Restricted Overseas Holder by sending a cheque or creating an assured payment obligation in accordance with the provisions of clause 4,

(in each case after deduction of broking fees and other sale costs and expenses);

(b)	if Ladbrokes Coral or GVC reasonably believes or is advised that a Scheme Shareholder is a Restricted Overseas Holder, GVC may, at its discretion, determine that such Restricted Overseas Holder shall not have issued to him the CVRs or certificates in respect of the CVRs and that the CVRs which would otherwise have been attributable to such Restricted Overseas Holder under the terms of the Acquisition and the CVR Instrument will be held by a nominee on behalf of such Restricted Overseas Holder. The cash proceeds (if any) following the issue and redemption of any Loan Notes issued under the terms of the CVRs held by the nominee will be forwarded to the Restricted Overseas Holder following redemption of the Loan Notes (after deduction of fees and other costs and expenses);

74

(c)	the GVC Directors may, in their absolute discretion, refuse to register the transfer of a CVR to a purported transferee if the GVC Directors reasonably suspect that such transferee is a Restricted Overseas Holder; and

(d)	if Ladbrokes Coral or GVC reasonably believes or is advised that a CVR Holder is a Restricted Overseas Holder, GVC may, at its discretion, determine that such Restricted Overseas Holder shall not have issued to him the Loan Notes or certificates in respect of the Loan Notes and that the Loan Notes which would otherwise have been attributable to such Restricted Overseas Holder under the terms of the Acquisition and the CVR Instrument will be held by a nominee on behalf of such Restricted Overseas Holder, and the cash proceeds (if any) following the issue and redemption of any Loan Notes issued under the terms of such CVRs will be forwarded to such Restricted Overseas Holder following redemption of the Loan Notes (after deduction of fees and other costs and expenses).

5.3	Any such sale under clause 5.2 shall be carried out at the best price which can reasonably be obtained at the time of sale and the net proceeds of such sale (after the deduction of all expenses and commission, together with any value added tax thereon, incurred in connection with such sale, including any tax or foreign exchange conversion fees payable on the proceeds of sale) shall be paid to such Restricted Overseas Holder by sending a cheque or creating an assured payment obligation in accordance with the provisions of clause 4.

5.4	To give effect to any sale under clause 5.2, the person appointed by GVC in accordance with clause 5.2(b) shall be authorised as attorney on behalf of the Scheme Shareholder concerned, and the person appointed by GVC in accordance with clause 5.2(d) shall be authorised, to execute and deliver as transferor a form of transfer or other instrument or instruction of transfer and to give such instructions and to do all things which he or she may consider necessary or expedient in connection with such sale. In the absence of bad faith or wilful default, none of Ladbrokes Coral, GVC or the persons so appointed shall have any liability for any determination made pursuant to clause 5.2 or for any loss or damage arising as a result of the timing or terms of any sale pursuant to clause 5.2.

6.	Certificates and Cancellations

6.1	With effect from and including the Effective Date:

(a)	Scheme Shareholders shall in accordance with this Scheme cease to have any rights with respect to the Scheme Shares, except the right to receive the consideration determined as set out in clauses 2, 3, 4 and 5;

(b)	all certificates representing Scheme Shares shall cease to be valid as documents of title to the shares represented thereby and every holder thereof shall be bound at the request of Ladbrokes Coral to deliver up the same to Ladbrokes Coral or as it may direct to destroy the same; and

(c)	Euroclear shall be instructed to cancel the entitlement of Scheme Shareholders to Scheme Shares in uncertificated form.

6.2	On or as soon as is reasonably practicable after the Effective Date and subject to the completion of such transfer forms, instruments or instructions as may be required in accordance with clause 1.2 and the payment of any stamp duty thereon, Ladbrokes Coral shall make, or procure that the relevant person makes, appropriate entries in Ladbrokes Coral’s register of members to reflect the transfer of Scheme Shares to GVC. Any such transfer form, instrument or instruction which is in writing and which constitutes an instrument of transfer shall be deemed to be the principal instrument.

7.	The Effective Date

7.1	This Scheme shall become effective as soon as the office copy of the Court Order has been delivered to the Registrar of Companies for registration.

7.2	Unless this Scheme becomes effective before midnight on the Long Stop Date or such later date if any as Ladbrokes Coral and GVC may agree and the Court and the Panel may allow, this Scheme shall never become effective.

75

8.	Mandates

All mandates relating to the payment of dividends on any Scheme Shares and other instructions given to Ladbrokes Coral by Scheme Shareholders in force at the Scheme Record Time relating to holdings of Ladbrokes Coral Shares will, unless amended or revoked, be deemed as from the Effective Date to be an effective mandate or instruction to GVC in respect of the corresponding New GVC Shares to be issued pursuant to this Scheme.

9.	Modification

Ladbrokes Coral and GVC may jointly consent on behalf of all concerned to any modification of, or addition to, this Scheme or to any condition which the Court may approve or impose.

10.	Governing Law

This Scheme is governed by the laws of England and Wales and is subject to the exclusive jurisdiction of the English Courts. The rules of the Takeover Code apply to this Scheme.

9 February 2018

76

PART 5 - FINANCIAL INFORMATION

1.	Financial Information relating to Ladbrokes Coral

The following sets out financial information in respect of Ladbrokes Coral as required by Rule 24.3 of the Takeover Code. The documents (or parts thereof) referred to below, the contents of which have previously been announced through a Regulatory Information Service, are incorporated by reference into this document pursuant to Rule 24.15 of the Takeover Code.

Financial Information	Reference

Audited consolidated accounts for the last two financial years	https://www.ladbrokescoralplc.com/investors/annual-reports/ladbrokes-coral-group

The audited consolidated accounts of Ladbrokes Coral for the financial year ended 31 December 2016 are set out on pages 90 to 157 (both inclusive) in Ladbrokes Coral’s annual report for the financial year ended 31 December 2016 (available from Ladbrokes Coral’s website at the link referred to above)

https://www.ladbrokescoralplc.com/investors/annual-reports/ladbrokes-archive

The audited consolidated accounts of Ladbrokes plc for the financial year ended 31 December 2015 are set out on pages 74 to 141 (both inclusive) in Ladbrokes’ annual report for the financial year ended on 31 December 2015 (available from Ladbrokes Coral’s website at the link referred to above)

https://www.ladbrokescoralplc.com/investors/annual-reports/coral-archive

The audited consolidated accounts of Gala Coral Group Limited for the financial year ended 26 September 2015 are set out in Gala Coral Group Limited’s annual report for the financial year ended on 26 September 2015 (available from Ladbrokes Coral’s website at the link referred to above)

Interim accounts	https://www.ladbrokescoralplc.com/investors/results-centre/ladbrokes-coral-group/2017

The unaudited interim results dated 31 August 2017 for the half year ended 30 June 2017 (available from Ladbrokes Coral’s website at the link referred to above)

These documents are available free of charge on Ladbrokes Coral’s website as set out above. A person who has received this document may request a copy of such information in hard copy form (hard copies will not be provided unless requested). Hard copies may be requested by contacting Computershare at Corporate Actions Projects, Bristol, BS99 6AH or by telephone on 0370 702 0127 from within the UK or on +44 370 702 0127 if calling from outside the UK. Calls outside the UK will be charged at the applicable international rate. The helpline is open between 8.30 a.m. and 5.30 p.m., Monday to Friday excluding public holidays in England and Wales. Different charges may apply to calls made from mobile telephones. Please note that Computershare cannot provide any financial, legal or tax advice and calls may be recorded and randomly monitored for security and training purposes.

77

2.	Financial Information relating to GVC

The following sets out financial information in respect of GVC as required by Rule 24.3 of the Takeover Code. The documents (or parts thereof) referred to below, the contents of which have previously been announced through a Regulatory Information Service, are incorporated by reference into this document pursuant to Rule 24.15 of the Takeover Code.

Financial Information	Reference

Audited consolidated financial statements for the last two financial years	http://www.gvc-plc.com/annual_reports/ 2016/001.asp

The audited consolidated financial statements of GVC for the financial year ended 31 December 2016 are set out on pages 64 to 118 (both inclusive) in GVC’s annual report for the financial year ended on 31 December 2016 (available from GVC’s website at the link referred to above)

http://www.gvc-plc.com/annual_reports/ 2015/001.asp

The audited consolidated financial statements of GVC for the financial year ended 31 December 2015 are set out on pages 39 to 103 (both inclusive) in GVC’s annual report for the financial year ended on 31 December 2015 (available from GVC’s website bat the link referred to above)

Interim accounts	http://www.gvc-plc.com/html/investor/news/ archive/2017/140917.asp

The unaudited interim results dated 14 September 2017 for the half year ended 30 June 2017 (available from GVC’s website at the link referred to above)

Trading update	http://www.gvc-plc.com/html/investor/news/ archive/2018/110118.asp

The trading update dated 11 January 2018 for the financial year 1 January to 31 December 2017 and the fourth quarter 1 October to 31 December 2017 (available from GVC’s website at the link referred to above)

These documents are available free of charge on GVC’s website as set out above. A person who has received this document may request a copy of such information in hard copy form (hard copies will not be provided unless requested). Hard copies may be requested by contacting Computershare at Corporate Actions Projects, Bristol, BS99 6AH or by telephone on 0370 702 0127 from within the UK or on +44 370 702 0127 if calling from outside the UK. Calls outside the UK will be charged at the applicable international rate. The helpline is open between 8.30 a.m. and 5.30 p.m., Monday to Friday excluding public holidays in England and Wales. Different charges may apply to calls made from mobile telephones. Please note that Computershare cannot provide any financial, legal or tax advice and calls may be recorded and randomly monitored for security and training purposes.

3.	Incorporation of website information

Save as expressly referred to herein, neither the content of the Ladbrokes Coral nor the GVC website, nor the content of any website accessible from hyperlinks on Ladbrokes Coral’s or GVC’s website, is incorporated into, or forms part of, this document.

78

PART 6 - GVC QUANTIFIED FINANCIAL BENEFITS STATEMENT

The information in this Part 6 (GVC Quantified Financial Benefits Statement) has been compiled by GVC.

1.	Introduction

The Rule 2.7 Announcement included the following statements of estimated cost savings and synergies arising from the Acquisition (together, the “GVC Quantified Financial Benefits Statement”).

“Following analysis undertaken by GVC and discussions with Ladbrokes Coral, the Directors of GVC have identified significant opportunities for cost and revenue synergies as a result of the Acquisition which are expected to create shareholder value.

The Board of GVC believes that the Enlarged Group will be able to achieve recurring annual pre-tax cost synergies of not less than £100 million. GVC expects that these cost synergies are split between and would be realised principally from:

(a)	Technology and data enabled efficiencies, accounting for approximately 44 per cent. of the identified cost synergies:

•	consolidating the Enlarged Group’s sportsbetting and gaming operations and other business operations onto common platforms, where possible;

•	deploying and promoting the Enlarged Group’s own gaming content rather than that of a third party, where possible; and

•	using the increased bargaining power of the Enlarged Group to negotiate better contracted rates with common suppliers for data content and streaming.

(b)	Corporate and administrative efficiencies, accounting for approximately 30 per cent. of the identified cost synergies:

•	consolidating the trading and customer service teams to service all brands across the Enlarged Group and consolidating technology costs to the GVC technology platform;

•	utilising technology and lower cost locations to drive greater staff productivity; and

•	moving common operational marketing and central functions to a central service group.

(c)	Marketing efficiencies, accounting for approximately 14 per cent. of the identified cost synergies:

•	applying Ladbrokes Coral’s business intelligence to GVC brands to achieve savings from reduced marketing and bonus spend.

(d)	Other efficiencies, accounting for approximately 12 per cent. of the identified cost synergies:

•	consolidating some international businesses by combining platforms and harmonising teams;

•	reducing external costs including payment processing and professional services fees; and

•	reducing other expenditure such as office and travel costs.

The Board of GVC expects that synergy and saving realisation of £100 million will take place progressively, whereby approximately £7 million of the total cost synergies will be achieved in the first calendar year following the Effective Date, rising to approximately £33 million by year two and approximately £56 million by year three following Completion. It is expected that a benefit of £100 million of identified cost synergies will be achieved by 2021. The synergies programme is expected to continue after 2021, but the scale of further synergies have not been fully quantified, and so are not being reported on for the purposes of the Takeover Code. The expected synergies will accrue as a direct result of the Acquisition and would not be achieved on a standalone basis summarised in paragraph 7 of Part 2 (Explanatory Statement) of this document.

79

Non-recurring restructuring costs of approximately £100 million are expected to be incurred in delivering the identified cost synergies in the four years post completion. The phasing of these costs will be £17 million in the financial year ending 31 December 2018, £30 million in 2019, £31 million in 2020 and £22 million in 2021. No recurring restructuring costs have been identified as a consequence of the Acquisition.

Other than these identified restructuring costs and the waiver by GVC of its rights to earn-out consideration following the sale of its Turkish facing business which was payable over a five-year period up to a maximum of €150m summarised in paragraph 7 of Part 2 (Explanatory Statement) of this document, the GVC Board does not expect any dis-synergies to arise as a result of the Acquisition.”

2.	Bases of belief

The assessment and quantification of the potential synergies from the Acquisition have been informed by GVC and Ladbrokes Coral’s management’s industry knowledge as well as their combined experience of executing and integrating past acquisitions, including GVC’s acquisition of Sportingbet and bwin.party and Ladbrokes’s merger with Coral.

The principal assumption for assessing the potential synergies is that the Ladbrokes Coral business activities will be supported by the GVC infrastructure as much as practicable, and that business and central functions will be consolidated where appropriate. This approach reflects the fact that both GVC and Ladbrokes Coral operate substantial online gaming businesses and there are operational and cost advantages to consolidating activities on a single platform where possible.

In order to prepare the GVC Quantified Financial Benefits Statement of potential synergies that are expected to be available, GVC took the following steps:

(a)	GVC held several meetings with senior finance, commercial and strategy personnel at Ladbrokes Coral and both sides shared sufficient operating and financial information to enable GVC to quantify initial estimates of potential synergies and associated costs available from the Acquisition;

(b)	in areas where data has been limited for commercial or other reasons, GVC has made estimates and assumptions to aid its development of individual synergy initiatives;

(c)	the 2016 cost bases for GVC and Ladbrokes Coral were added to establish a pro-forma cost base as a base line for the synergies analysis (the “Initial Cost Base”). The cost base for GVC used as the basis for the GVC Quantified Financial Benefits Statement is the pro-forma combined cost base for the 12 months ended 31 December 2016, giving effect to the acquisition of bwin.party as if that acquisition had occurred on 1 January 2016. The cost base for Ladbrokes Coral used as the basis for the GVC Quantified Financial Benefits Statement is the pro-forma combined cost base for the 12 months ended 31 December 2016, giving effect to the combination of Ladbrokes and Coral as if that combination had occurred on 1 January 2016;

(d)	unless otherwise stated, the financial information relating to GVC is extracted (without adjustment) from management accounts and audited consolidated financial statements for GVC for the year ended 31 December 2016, from the interim results statement of GVC for the six months ended 30 June 2017 or the 2017 latest estimate financial information (actual for January to October 2017 and forecast for November – December 2017);

(e)	unless otherwise stated, the financial information relating to Ladbrokes Coral is extracted (without adjustment) from management accounts and audited consolidated financial statements for Ladbrokes Coral for the year ended 31 December 2016 which shows the pro-forma information for Ladbrokes Coral from the interim results statement of Ladbrokes Coral for the six months ended 30 June 2017 or the 2017 latest estimate financial information (actual for January to October 2017 and forecast for November – December 2017);

(f)	GVC then assessed the increase in staff costs and operating expenses required from the GVC 2016 cost base to support Ladbrokes Coral’s business operations (the “GVC Plus methodology”), after giving effect to the sale of GVC’s Turkish facing business (completed in December 2017) and the sale of GVC Kalixa business (completed in May 2017). The GVC 2016 cost base and the assessed increase in staff costs and operating expenses were added to establish the ending cost base under the GVC Plus methodology (the “Final Cost Base”);

80

(g)	the gross synergies (the “Gross Synergies”) were calculated as the Initial Cost Base minus the Final Cost Base;

(h)	during 2016 and 2017 GVC was integrating the bwin.party business, with expectation of significant cost savings which were publicly announced in September 2015 to be €125 million. GVC identified those elements of the Gross Synergies which were due to the GVC/bwin.party integration programme (the “bwin.party Synergies”), and confirmed that the bwin.party Synergies would still be achieved if the Acquisition proceeded;

(i)	during 2016 and 2017 Ladbrokes and Coral have been integrating their businesses, with expectation of significant synergies which were publicly announced in July 2017 to be £150 million. GVC and Ladbrokes Coral identified those elements of the Gross Synergies which were due to the Ladbrokes/Coral integration programme (the “Ladbrokes/Coral Synergies”), and confirmed that the Ladbrokes/Coral Synergies would still be achieved if the Acquisition proceeded;

(j)	the potential synergies available from the Acquisition were calculated as the Gross Synergies minus the bwin.party Synergies minus the Ladbrokes/Coral Synergies;

(k)	the phasing of the benefits and the one-off costs involved in delivering the potential synergies were assessed as part of this process; and

(l)	gross incremental synergies (after deducting synergies from previous transactions) were risk-weighted by the management of GVC, reflecting their assessment on the likely delivery of the targeted benefits.

The management of GVC have used an exchange rate of 1.150 €/£.

3.	Reports

As required by Rule 28.1(a) of the Takeover Code, Grant Thornton, as reporting accountants to GVC, have provided a report stating that, in their opinion, the GVC Quantified Financial Benefits Statement has been properly compiled on the basis stated. In addition Houlihan Lokey as financial adviser to GVC, has provided a report stating that, in its opinion, the GVC Quantified Financial Benefits Statement has been prepared with due care and consideration.

Copies of these reports were included in the Rule 2.7 Announcement.

The GVC Directors have confirmed that:

(a)	there have been no material changes to the GVC Quantified Financial Benefits Statement since 22 December 2017 and the GVC Quantified Financial Benefits Statement remains valid; and

(b)	taking account of the above, each of Grant Thornton and Houlihan Lokey has confirmed to GVC that their respective reports produced in connection with the GVC Quantified Financial Benefits Statement continue to apply.

4.	Notes

(a)	The statements of estimated cost synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the cost synergies referred to may not be achieved, or may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. No statement in the GVC Quantified Financial Benefits Statement, or this document generally, should be construed as a profit forecast or interpreted to mean that the Enlarged Group’s earnings in the first full year following the Acquisition, or in any subsequent period, would necessarily match or be greater than or be less than those of GVC and/or Ladbrokes Coral for the relevant preceding financial period or any other period.

(b)	Due to the scale of the Enlarged Group, there may be additional changes to the Enlarged Group’s operations. As a result, and given the fact that the changes relate to the future, the resulting cost synergies may be materially greater or less than those estimated.

(c)	In arriving at the estimate of cost synergies set out in this document, the GVC Directors have assumed that there will be no significant impact on the underlying operations of either business as a result of the Acquisition or the Triennial Review.

81

PART 7 - PARTICULARS OF THE CVRS AND LOAN NOTES

1.	General

Under the terms of the Acquisition, Ladbrokes Coral Shareholders will be entitled to receive (in addition to the cash and New GVC Shares offered) a contingent entitlement of up to 42.8 pence, plus an upward adjustment for the time value of money, in principal value of Loan Notes by way of a CVR linked to the outcome of the Triennial Review for each Ladbrokes Coral Share that they hold at the Scheme Record Time.

The CVRs have been constituted by the CVR Instrument. The CVR Instrument is governed by English law. Under the terms of the CVR Instrument, the Loan Note Principal Value, and therefore the amount of cash ultimately payable to a Loan Note Holder upon redemption of their Loan Notes, will be:

(a)	if Triennial Measures are Enacted, determined by means of an assessment process set out in the CVR Instrument and summarised below; or

(b)	if no Maximum Stakes Measures are Enacted by the CVR Long Stop Date, 35 pence for each CVR held by such CVR Holder.

The assessment process referred to in (a) will evaluate the potential impact (if any) of certain measures arising from the Triennial Review on the profitability of the Ladbrokes Coral UK Business taking into account the estimated effect of any mitigating circumstances in the UK businesses carried on by the Wider Ladbrokes Coral Group.

The Loan Note Principal Value is capped at a maximum of 42.8 pence plus an upward adjustment for the time value of money.

If the results of the assessment process are such that the Loan Note Principal Value is agreed or determined to be zero, no Loan Notes will be issued, and in these circumstances the Ladbrokes Coral Shareholders will not receive any additional consideration under the terms of the CVR Instrument. In these circumstances, the value of each CVR would be zero.

The CVRs will not represent any equity or ownership interest in GVC and, accordingly, will not confer on the CVR Holders any right to attend, speak at or vote at any meeting of the GVC Shareholders, or any right to any dividends in respect of GVC or right to any return of capital by GVC. There will be no interest conferred by a CVR on the economic activities of Ladbrokes Coral, GVC or the Enlarged Group generally.

The Panel has determined that an estimate of the value of a CVR in accordance with Rule 24.11 of the Takeover Code is not required to be included in this document.

In accordance with Rule 24.11 of the Takeover Code, Houlihan Lokey, as financial adviser to GVC, has advised GVC that, in its opinion, based on market conditions on the Last Practicable Date, the value of the Loan Notes (had they been in issue on that day) would have been not less than 99 pence per £1.00 in nominal value.

Ladbrokes Coral Shareholders should obtain their own independent professional tax advice in relation to the acquisition, holding, transfer and disposal of CVRs and/or Loan Notes in the light of their own particular circumstances.

Houlihan Lokey has not been required to confirm, and nor has it confirmed, that resources are available to GVC to satisfy payments under the Loan Notes and Ladbrokes Coral Shareholders will be at risk if, for any reason, GVC is not in a position to meet its obligations under the CVR Instrument and/or the Loan Note Instrument.

2.	Consulting Parties

The CVR Instrument provides that the following parties (together, the “Consulting Parties”) are involved in the assessment of the Loan Note Principal Value:

•	a representative of GVC (the “GVC Representative”);

•	an individual appointed to represent the CVR Holders (the “CVR Representative”); and

82

•	if the GVC Representative and the CVR Representative are unable to agree the Loan Note Principal Value, an expert, jointly appointed by GVC and Ladbrokes Coral (the “Expert”), who will be Deloitte LLP.

GVC Representative

GVC will, prior to the Effective Date, appoint one individual to act as the GVC Representative, to act on GVC’s behalf for the purposes of the CVR Instrument.

CVR Representative

Ladbrokes Coral will, prior to the Effective Date, appoint one individual to act as the CVR Representative, to act on behalf of the CVR Holders for the purposes of the CVR Instrument.

On or after the Effective Date, the CVR Holders will be entitled to remove and replace the CVR Representative with a suitably qualified individual by way of a resolution of the CVR Holders passed by the holders of at least 90 per cent. in number of the CVRs voting in person or by proxy at the relevant meeting of CVR Holders, and who represent a majority by number of the CVR Holders voting at such meeting in person or by proxy.

If the CVR Representative resigns, or is incapacitated and is likely to remain so for a period of more than 15 days, the CVR Holders may appoint a replacement CVR Representative, who must be a suitably qualified individual, and who shall be appointed by way of a resolution of the CVR Holders passed by a CVR Holder Majority voting in person or by proxy at the relevant meeting of CVR Holders.

Expert

Deloitte LLP has, by means of the Expert Appointment Letter, been jointly appointed by GVC and Ladbrokes Coral as the Expert for the purpose of the CVR Instrument. For a summary of the terms of the Expert Appointment Letter, please see paragraph 12(f) of Part 8 (Additional Information) of this document.

Any determinations made by the Expert pursuant to the terms of the CVR Instrument shall (save in the case of manifest error) be conclusive and binding on each of GVC and the CVR Holders.

If the Expert resigns, the Representatives shall jointly appoint another suitably qualified firm to act as Expert for the purpose of the CVR Instrument.

If the Representatives are unable to reach agreement as to the identity of the replacement Expert, the Expert shall be appointed by an appropriate industry body agreed between the Representatives, or, in the absence of such agreement, the President for the time being of the Institute for Chartered Accountants of England and Wales (or such person as the President specifies for the purpose of making such appointment) upon the application of either of the Representatives.

Indemnity

The CVR Instrument contains an indemnity granted by GVC to each CVR Representative and the GVC Representative, under which GVC agrees to hold each of the CVR Representative and the GVC Representative harmless from and against any Claims or Losses (each as defined in the CVR Instrument) that they may suffer as a result of the services rendered or duties performed by them under the terms of the CVR Instrument. Such indemnity, to the extent that it is a “Class 1” transaction under the Listing Rules, is conditional upon receipt by GVC of the approval of the GVC Shareholders relating to the entry into such indemnity.

3.	Triennial Measures

Any of the following changes to law or regulation arising out of the Triennial Review (together, the “Triennial Measures”) will be taken into account in assessing the Loan Note Principal Value:

•	any changes to the maximum stake which may be wagered by a player on any particular game cycle on a FOBT which are Enacted (“Maximum Stakes Measures”);

83

•	any Enacted or likely changes to the maximum number of FOBTs legally permitted per LBO (“Maximum Machines Measures”); and

•	any Enacted or likely changes to the minimum time period for completion of an individual game cycle on a FOBT (commonly known as “spin speed”) (“Spin Speeds Measures”).

Any other measures arising out of the Triennial Review and relating to the regulation of FOBTs will not be taken into account in the assessment of the Loan Note Principal Value.

4.	Assessment process

The assessment process for the purpose of determining the Loan Note Principal Value will commence 10 Business Days after the Enactment of the Maximum Stakes Measures (the “Review Commencement Date”). If no Maximum Stakes Measures have been Enacted by the CVR Long Stop Date, then each CVR Holder shall have the right to receive a Loan Note with a principal value of 35 pence for each CVR held by such CVR Holder.

The methodologies to be used by the Consulting Parties to determine the Loan Note Principal Value will vary depending on the type of Triennial Measures which are Enacted (or proposed), what is Enacted (or proposed) in those Triennial Measures, and the proposed timing for the Enactment of those Triennial Measures. In that regard, the CVR Instrument refers to two different scenarios, and the methodologies for each of them are described below.

Scenario 1

Scenario 1 will only apply if:

•	the Maximum Stakes Measures are the only Triennial Measure;

•	such Maximum Stakes Measures stipulate only one maximum stake for all types of game available on a FOBT; and

•	such maximum stake is one of the maximum stakes set out in the table below, or can be Linearly Interpolated between two adjacent maximum stakes set out in the table below:

Row 1	Envisaged Maximum Stake	£50	£40	£30	£20	£10	£5	£2
Row 2	Base Value	42.8p	40.5p	40.4p	30.3p	13.4p	13.4p	0.0p

Where Scenario 1 applies, the base value to be used for the purpose of the calculation of the Loan Note Principal Value (the “Base Value”) will be agreed or determined by the Consulting Parties by means of the assessment process described below by using the above table, or by Linear Interpolation of two adjacent Base Values set out in the above table.

The Base Value will then be converted into the Loan Note Principal Value by using the following formula (which also takes into account the time value of money between the Effective Date and the Loan Note Issue Date):

Where:

P	is the Loan Note Principal Value

B	is the Base Value agreed or determined in accordance with the above table; and

N	is the number of calendar days between (and including) the Effective Date and (and including) the date of calculation of the Loan Note Principal Value.

84

Scenario 2

Scenario 2 will apply where, as at the Review Commencement Date, Scenario 1 does not apply. Scenario 2 will most likely apply if any Maximum Machine Measures or Spin Speeds Measures are Enacted in addition to Maximum Stakes Measures (or if any Maximum Machine Measures or Spin Speeds Measures have been proposed by the UK Government following the conclusion of the Triennial Review but not yet Enacted).

Where Scenario 2 applies, the Consulting Parties will forecast the gross estimated reduction in EBITDA of the Ladbrokes Coral UK Business resulting from the Triennial Measures, taking into account, amongst other things, estimated customer lapse rates and staking down behaviour, and then reduce that gross estimated reduction in EBITDA by the estimated effect of any mitigating factors or circumstances on the Wider Ladbrokes Coral Business. In these circumstances, the Consulting Parties will:

•	agree or determine the estimated reduction in EBITDA of the Ladbrokes Coral UK Business arising from the Triennial Measures (the “EBITDA Impact Projection”) by reference to a 12 month notional period for the Ladbrokes Coral UK Business; and

•	assess the EBITDA Impact Projection on the basis:

•	of the Ladbrokes Coral UK Business as represented in the financial models used by GVC and Ladbrokes Coral to calculate the Base Values set out in the table above and therefore ignoring any changes made by GVC to the Ladbrokes Coral UK Business on or after the Effective Date; and

•	that the Triennial Measures in England and any associated mitigating factors and circumstances are of application throughout Great Britain, notwithstanding that different legislation or regulations may in fact be Enacted or proposed at different times in Scotland and Wales; and

•	to the extent that any Spin Speeds Measures or Maximum Machines Measures have not been Enacted as at the Review Commencement Date, seek to agree their view (or arrive at their own view) as to the most likely form in which such Triennial Measures will ultimately be Enacted and the resulting EBITDA Impact Projection arising out of such Triennial Measures.

This process will result in an agreed or determined EBITDA Impact Projection.

The EBITDA Impact Projection will then be converted into the Loan Note Principal Value by using the following formula (which also takes into account the time value of money between the Effective Date and the Loan Note Issue Date):

P = (6*(£140 million – E)/C + Z) * (1.07^ (N /365) )

Where:

P	is the Loan Note Principal Value;

E	is the agreed or determined EBITDA Impact Projection;

N	is the number of calendar days between (and including) the Effective Date and (and including) the date of calculation of the Loan Note Principal Value;

C	is the total number of CVRs; and

Z	is the sum of 2.8 pence, which is only added if a Consulting Party has not made use of the table above as the basis for calculation of that part of the EBITDA Impact Projection which arises as a result of the Maximum Stakes Measures, in circumstances where the maximum stake stipulated by the Maximum Stakes Measures is in the range from (and including) £20.00 to (and including) £30.00.

The principal value of each Loan Note so determined in accordance with the relevant formula above will be the “Loan Note Principal Value” for the purposes of the CVR Instrument and the Loan Note Instrument.

85

5.	Steps in the assessment process

The CVR Instrument envisages that the assessment process (in both Scenario 1 and Scenario 2) will comprise the following procedures:

•	Step 1: the (“Consultation Procedure”) – the GVC Representative and the CVR Representative will first attempt, for a period of up to 30 days following the Review Commencement Date (the “Consultation Period”), to agree between themselves what the Base Value or EBITDA Impact Projection (as applicable) should be. The Expert may also be involved in the Consultation Procedure if either the CVR Representative or the GVC Representative so requests. During the Consultation Period:

•	the Consulting Parties shall be required to meet at least twice per week in person or by telephone. During such meetings, each Representative shall be required to present to the other Consulting Parties their latest assessment of the Base Value or EBITDA Impact Projection (as applicable), having applied the Review Methodology, and the basis upon which they have arrived at their view as to the Base Value or EBITDA Impact Projection (as applicable);

•	if participating in the Consultation Procedure, the Expert will consider the assessments of the Representatives presented during such meetings, but the Expert will keep confidential, and not provide to either Representative, or any third party, any opinion on those assessments, or reveal the Expert’s own assessment as to the Base Value or EBITDA Impact Projection (as applicable);

•	in Scenario 2 , if no change to the Maximum Machine Number and/or Spin Speed has been Enacted as at the Review Commencement Date, but such a change has been proposed by the UK Government following the conclusion of the Triennial Review, the Representatives shall also seek to agree their view as to the likely change (if any) to the Maximum Machine Number and/or Spin Speed (as applicable) which will ultimately be Enacted (and the resulting impact which such changes may have on the EBITDA Impact Projection);

•	the CVR Representative shall be entitled (but not obliged) to make representations to either or both of the other Consulting Parties as to adjustments which the CVR Representative considers should be made to any assessments of the Base Value or EBITDA Impact Projection (as applicable) made by the GVC Representative on behalf of GVC; and

•	the GVC Representative shall be entitled (but not obliged) to make representations to either or both of the other Consulting Parties as to adjustments which the GVC Representative considers should be made to any assessments of the Base Value or EBITDA Impact Projection (as applicable) made by the CVR Representative.

•	Step 2: the “Determination Procedure” – if the Consultation Procedure does not result in agreement between the GVC Representative and the CVR Representative as to the Base Value or EBITDA Impact Projection (as applicable):

•	the GVC Representative and the CVR Representative shall jointly deliver to the Expert at the same time their own assessments of the Base Value or EBITDA Impact Projection (as applicable);

•	the Expert shall also make their own assessment of the Base Value or EBITDA Impact Projection (as applicable), and the Expert shall not be obliged to give reasons or provide workings or calculations demonstrating how the Base Value or EBITDA Impact Projection (as applicable) was derived;

•	all such assessments, once notified, shall be irrevocable;

•	in Scenario 2, if no change to the Maximum Machine Number and/or Spin Speed has been Enacted by the end of the Consultation Period, but such a change (as applicable) has been proposed by the UK Government following the conclusion of the Triennial Review, each Consulting Party shall be entitled to take into account their own view as to the likely change (if any) to the Maximum Machine Number and/or Spin Speed which will ultimately be Enacted (and the resulting impact which such changes may have on such Consulting Party’s own assessment of the EBITDA Impact Projection);

86

•	of the three values notified by the Representatives and the Expert:

•	the two values which are numerically closest to one another shall be the “Determining Values” for the purposes of the Determination Procedure;

•	the third value, not being a Determining Value, shall be disregarded; and

•	the figure which is the arithmetic mean of the Determining Values shall be the finally determined Base Value or EBITDA Impact Projection (as applicable) for the purposes of calculating the Loan Note Principal Value;

•	where Scenario 2 has arisen, and the Maximum Stake stipulated in the Maximum Stakes Measures for Non-Slots Games is within the range of the Envisaged Maximum Stakes, but is different to that stipulated for Slots Games, the CVR Representative, the GVC Representative and the Expert, in agreeing or determining the EBITDA Impact Projection, will:

•	take the Base Value relating to such Envisaged Maximum Stake from the Maximum Stakes Table; then

•	calculate the EBITDA impact (the “Basic Impact”) relating to such Envisaged Maximum Stake by using the following formula:

Where:

I	is the Basic Impact (expressed as a positive number);

B	is the Base Value determined in accordance with the first bullet above; and

C	is the total number of CVRs; then

•	calculate, in accordance with the paragraph below, the additional incremental EBITDA impact on the Basic Impact which results from the Maximum Stake introduced for Slots Games (expressed as a positive number) (the “Incremental Impact”); then

•	add the Incremental Impact to the Basic Impact to arrive at a figure which, when expressed as a negative number, represents the impact on EBITDA from the different Maximum Stakes stipulated in the Maximum Stakes Measures in respect of both Slots Games and Non-Slots Games; and

•	forecast the gross estimated reduction in EBITDA caused by the Triennial Measures (other than Maximum Stakes Measures, to the extent that the paragraphs above applies), on the Ladbrokes Coral UK Business taking into account, amongst other things, estimated customer lapse rates and staking down behaviour, and then reduce that gross estimated reduction in EBITDA by the estimated effect of any mitigating factors and circumstances on the Wider Ladbrokes Coral Business.

6.	Issue of Loan Notes on a Change of Control

In the event of an offer being made for the entire issued share capital of GVC which would, if it were to become or be declared wholly unconditional or were otherwise to become effective, would result in a Change of Control of GVC, and such offer occurs prior to the Loan Note Issue Date (and notwithstanding the fact that the Review Commencement Date may have occurred prior to such offer having been made), GVC shall issue the Loan Notes to the CVR Holders. Such Loan Notes shall be issued:

87

•	immediately prior to the Change of Control of GVC becoming or being declared wholly unconditional, if such Change of Control of GVC is effected by means of a takeover offer;

•	immediately prior to the Change of Control of GVC becoming effective, if such Change of Control of GVC is effected by means of a court-sanctioned scheme of arrangement;

•	with a principal value of 42.8 pence each; and

•	on the basis that they shall become redeemable immediately upon the occurrence of the Change of Control, at which time the principal value of the Loan Notes plus accrued interest shall be repaid to the holders of the Loan Notes so issued.

7.	Winding Up Events

For the purpose of the CVR Instrument, the following shall be “Winding Up Events”, to the extent that any such event occurs prior to the Loan Note Issue Date and notwithstanding the fact that the Review Commencement Date may have occurred prior to such Winding Up Event:

•	an effective resolution is passed or an order is made for the winding up, dissolution or reorganisation of GVC (other than: (i) a voluntary winding up for the purposes of amalgamation or reconstruction or liquidation under which a successor or successors undertake(s) the obligations of GVC under the CVRs or (ii) a members’ voluntary winding up); or

•	GVC takes any corporate action or other steps are taken or legal or other proceedings are started for the appointment of a liquidator in respect of GVC’s assets; or

•	anything analogous to or having a substantially similar effect to any of the events specified above occurs under the law of any applicable jurisdiction,

provided that any petition or action by a third party which is discharged, stayed or dismissed by a court of competent jurisdiction within 15 Business Days of commencement shall not constitute a Winding Up Event.

Immediately prior to the occurrence of a Winding Up Event, GVC will issue Loan Notes to the CVR Holders.

The Loan Notes to be issued by GVC in the event of a Winding Up Event will be issued:

•	with a principal value of 42.8 pence each; and

•	on the basis that they shall become redeemable immediately upon the occurrence of the Winding Up Event, at which time the principal value of the Loan Notes plus accrued interest shall be repaid to the holders of the Loan Notes so issued.

8.	CVR Long Stop Date

If no Maximum Stakes Measures have been Enacted by the CVR Long Stop Date, GVC will issue Loan Notes to the CVR Holders. The Loan Notes to be issued by GVC in such circumstances will be issued within 10 Business Days of the CVR Long Stop Date. The Loan Notes to be issued in such circumstances will be issued:

•	with a principal value of 35 pence each (there will be no upward adjustment for the time value of money in these circumstances); and

•	with a term of six months and one day from the date of their issue, following the expiry of which the principal value of the Loan Notes so issued shall be repaid to the holders of the Loan Notes.

9.	Form and status of the CVRs

The CVRs will be issued in certificated registered form and will be transferable to any person other than to a Restricted Overseas Holder. The CVRs will have no nominal or principal value.

88

The CVRs will constitute direct unsecured obligations of GVC and shall rank pari passu with one another and pari passu with all other unsecured obligations of GVC.

The CVRs will not represent any equity or ownership interest in GVC, and accordingly will not confer on the CVR Holders any right to attend, speak at or vote at any meeting of the shareholders of GVC, or right to any dividends or right to any return of capital by GVC.

To the extent any meetings are required to determine matters amongst CVR Holders, all CVR Holders will be able to vote at such meetings on the basis of one vote per CVR Holder (on a show of hands) and one vote for every CVR held (on a poll).

Certificates in respect of the CVRs will be issued to each CVR Holder (other than Restricted Overseas Holders). If Ladbrokes Coral or GVC reasonably believes or is advised that a Scheme Shareholder is a Restricted Overseas Holder, GVC may, at its discretion, determine that such Restricted Overseas Holder shall not have issued to him the CVRs or certificates in respect of the CVRs and that the CVRs which would otherwise have been attributable to such Restricted Overseas Holder under the terms of the Acquisition and the CVR Instrument will be held by a nominee on behalf of such Restricted Overseas Holder. The cash proceeds (if any) following the issue and redemption of any Loan Notes issued under the terms of the CVRs held by the nominee will be forwarded to the Restricted Overseas Holder following redemption of the Loan Notes (after deduction of fees and other costs and expenses).

10.	Transfer of CVRs

Subject to the terms of the CVR Instrument, the CVRs will be freely transferable. The CVRs may be transferred in integral units or multiples of one CVR. Every instrument of transfer in respect of the CVRs must be in writing in any usual form or in another form approved by the GVC Directors, and executed by the transferor. Such instrument of transfer must be left with the GVC Registrar accompanied by:

•	the relevant certificate; or

•	confirmation that the certificate is in the hands of the GVC Registrar in a form reasonably satisfactory to GVC; or

•	if the GVC Registrar so agrees, an indemnity in respect of a lost certificate in a form reasonably satisfactory to GVC; and

•	such other evidence as the GVC Registrar may reasonably require to prove the title of the transferor or their right to transfer the CVRs; and

•	if the instrument of transfer is executed by someone other than the transferor on the transferor’s behalf, the authority of that person to do so.

All instruments of transfer which are registered will be retained by the GVC Registrar and the transferor will be deemed to remain the owner of the CVRs to be transferred until the transferee’s name is registered in the CVR register.

The GVC Directors may, in their absolute discretion, refuse to register the transfer of a CVR to a purported transferee if the GVC Directors reasonably suspect that such transferee is a Restricted Overseas Holder. If the GVC Directors refuse to register the transfer of a CVR they shall, within 10 Business Days of the date on which the instrument of transfer was lodged with the GVC Registrar, send notice of the refusal together with their reasons for the refusal to the transferee. Any instrument of transfer which the GVC Directors refuse to register will (except in the case of suspected fraud) be returned to the person depositing it.

No fee will be payable in respect of the registration of any transfer of a CVR.

The transferee shall be liable for any stamp duty, stamp duty reserve tax, notarial fee or other transfer tax or duty arising in connection with any transfer or agreement to transfer any CVR (or any rights thereunder).

11.	Meetings of CVR Holders

The GVC Directors may at any time and will, upon a request in writing signed by (i) a CVR Holder or CVR Holders holding in aggregate not less than 10 per cent. of the CVRs at the relevant time outstanding (or a CVR Holder or CVR Holders holding in aggregate not less than 5 per cent. of the CVRs at the relevant time outstanding), if such meeting is being convened to appoint the CVR Representative following the resignation or incapacity of the CVR Representative or (ii) the CVR Representative, convene a meeting of the CVR Holders.

89

At any meeting convened for any purpose other than the passing of a special resolution of the CVR Holders, persons (being at least two in number) holding or representing by proxy 30 per cent. in number of the CVRs at the relevant time outstanding will form a quorum. For the purpose of a special resolution of the CVR Holders, persons (being at least two in number) holding or representing by proxy at least 50 per cent. of the number of CVRs then in issue will form a quorum. No business (other than the choosing of a chairman) will be transacted at any meeting unless the requisite quorum is present.

A resolution put to the vote of a meeting will be decided by a show of hands (unless a poll is demanded) and in case of an equality of votes, the chairman will, in respect of both a show of hands and on a poll, not have a casting vote.

A CVR Holder entitled to attend and vote at a meeting of the CVR Holders may appoint one or more proxies to attend and vote instead of the CVR Holder and that the proxy does not need to be a CVR Holder. A company which is a CVR Holder may, by resolution of its directors or other governing body, authorise a person to act as its representative at a meeting of the CVR Holders.

A resolution in writing executed by or on behalf of CVR Holders holding the requisite majority of the CVRs required to pass such resolution if it had been proposed at a meeting of the CVR Holders is as effective as if it had been passed at a meeting of the CVR Holders duly convened and held.

90

SECTION B: TERMS AND CONDITIONS OF THE LOAN NOTES

1.	Form and status of the Loan Notes

The Loan Notes will be governed by English law. The Loan Notes will be issued in certificated registered form and will be transferable to any person other than to a Restricted Overseas Holder. The Loan Notes will constitute direct, unsecured obligations of GVC and shall rank pari passu with one another, as applicable.

Certificates in respect of the Loan Notes will be issued to each Loan Note Holder (other than Restricted Overseas Holders). If Ladbrokes Coral or GVC reasonably believes or is advised that a CVR Holder is a Restricted Overseas Holder, GVC may, at its discretion, determine that such Restricted Overseas Holder shall not have issued to him the Loan Notes or certificates in respect of the Loan Notes and that the Loan Notes which would otherwise have been attributable to such Restricted Overseas Holder under the terms of the Acquisition and the CVR Instrument will be held by a nominee on behalf of such Restricted Overseas Holder, and the cash proceeds (if any) following the issue and redemption of any Loan Notes issued under the terms of such CVRs will be forwarded to such Restricted Overseas Holder following redemption of the Loan Notes (after deduction of fees and other costs and expenses).

Loan Notes will not represent any equity or ownership interest in GVC, and accordingly will not confer on the Loan Note Holders any right to attend, speak at or vote at any meeting of GVC Shareholders, or any right to any dividends in respect of GVC or right to any return of capital by GVC.

2.	Issue of Loan Notes

The Loan Notes (if any) to be issued by GVC will be issued pursuant to the terms of the CVR Instrument. The Loan Note Principal Value will be determined in accordance with the terms of the CVR Instrument.

3.	Interest

Interest on the Loan Note Principal Value shall accrue from day to day and will be calculated on the basis of the actual number of days elapsed and a year of 365 days at the rate set out below:

•	for the period from (and including) the Loan Note Issue Date until (but excluding) the date falling 6 months and 1 day after the Loan Note Issue Date, at a rate of 7 per cent. per annum; and

•	for the period from (and including) the date falling 6 months and 1 day after the Loan Note Issue Date until (but excluding) the date of redemption of the Loan Notes, at a rate of 9 per cent. per annum, and will be capitalised, and be payable, on the Redemption Date (as defined below) only.

4.	Redemption

Other than as set out below, the Loan Notes will be issued on the Loan Note Issue Date with a term which shall end on the “Final Redemption Date”, being the later to occur of:

•	the date falling 6 months and 1 day after the Loan Note Issue Date; and

•	the date falling 18 months after the Effective Date.

If the Loan Notes have been issued because no Maximum Stakes Measures have been Enacted by the CVR Long Stop Date, the Loan Notes will be issued with a term ending on the date falling 6 months and 1 day from the Loan Note Issue Date.

GVC: (i) may also at its option redeem the Loan Notes before the Final Redemption Date provided the Loan Notes shall not be redeemable within the period of 6 months and 1 day from the Loan Note Issue Date; (ii) will be required to redeem the Loan Notes in the event of a Change of Control of GVC; and (iii) will be required to redeem the Loan Notes in the event of a winding up of GVC (any such date being an “Early Redemption Date”, and the first to occur of the Final Redemption Date and the Early Redemption Date being the “Redemption Date”).

91

On the Redemption Date, GVC will redeem the outstanding principal amount of the relevant Loan Notes for cash (together with accrued interest less any tax required by law to be withheld or deducted therefrom). The Loan Notes will automatically be cancelled upon redemption.

5.	Redemption in USD

The Loan Note Principal Value and interest payable thereon will be expressed in pounds sterling but Loan Note Holders may, by notice to GVC, request repayment in US dollars.

6.	FATCA

The Loan Note Instrument contains provisions which enable GVC to request from the Loan Note Holders confirmation or information that such Loan Note Holder is a FATCA Exempt Party. To the extent such Loan Note Holder does not provide such confirmation or information, such Loan Note Holder shall be treated as if it is not a FATCA Exempt Party until such time as it provides such requested confirmation or information.

7.	Transfer of Loan Notes

Subject to the terms of the Loan Note Instrument, the Loan Notes will be freely transferable. The Loan Notes may be transferred in integral units or multiples of one Loan Note. Every instrument of transfer in respect of the Loan Notes must be in writing in any usual form or in another form approved by the GVC Directors, and executed by the transferor. Such instrument of transfer must be left with the GVC Registrar accompanied by:

•	the relevant certificate; or

•	confirmation that the certificate is in the hands of the GVC Registrar in a form reasonably satisfactory to GVC; or

•	if the GVC Registrar so agrees, an indemnity in respect of a lost certificate in a form reasonably satisfactory to GVC; and

•	such other evidence as the GVC Registrar may reasonably require to prove the title of the transferor or their right to transfer the Loan Notes; and

•	if the instrument of transfer is executed by someone other than the transferor on the transferor’s behalf, the authority of that person to do so.

All instruments of transfer which are registered will be retained by the GVC Registrar and the transferor will be deemed to remain the owner of the Loan Notes to be transferred until the transferee’s name is registered in the Loan Note register.

The GVC Directors may, in their absolute discretion, refuse to register the transfer of a Loan Note to a purported transferee if the GVC Directors reasonably suspect that such transferee is a Restricted Overseas Holder. If the GVC Directors refuse to register the transfer of a Loan Note they shall, within 10 Business Days of the date on which the instrument of transfer was lodged with the GVC Registrar, send notice of the refusal together with their reasons for the refusal to the transferee. Any instrument of transfer which the GVC Directors refuse to register will (except in the case of suspected fraud) be returned to the person depositing it.

No fee will be payable in respect of the registration of any transfer of a Loan Note.

The transferee shall be liable for any stamp duty, stamp duty reserve tax, notarial fee or other transfer tax or duty arising in connection with any transfer or agreement to transfer any Loan Note (or any rights thereunder).

8.	Meetings of Loan Note Holders

The GVC Directors may at any time and will, upon a request in writing signed by a Loan Note Holder or Loan Note Holders holding in aggregate not less than 10 per cent. of the Loan Notes at the relevant time outstanding, convene a meeting of the Loan Note Holders.

92

At any meeting convened for any purpose other than the passing of a special resolution of the Loan Note Holders, persons (being at least two in number) holding or representing by proxy 30 per cent. in number of the Loan Notes at the relevant time outstanding will form a quorum. For the purpose of a special resolution of the Loan Note Holders, persons (being at least two in number) holding or representing by proxy at least 50 per cent. of the number of Loan Notes then in issue will form a quorum. No business (other than the choosing of a chairman) will be transacted at any meeting unless the requisite quorum is present.

A resolution put to the vote of a meeting will be decided by a show of hands (unless a poll is demanded) and in case of an equality of votes, the chairman will, in respect of both a show of hands and on a poll, not have a casting vote. On a show of hands every Loan Note Holder present in person or by proxy will have one vote.

A Loan Note Holder entitled to attend and vote at a meeting of the Loan Note Holders may appoint one or more proxies to attend and vote instead of the CVR Holder and that the proxy does not need to be a Loan Note Holder. A company which is a Loan Note Holder may, by resolution of its directors or other governing body, authorise a person to act as its representative at a meeting of the Loan Note Holders.

A resolution in writing executed by or on behalf of Loan Note Holders holding the requisite majority of the Loan Notes required to pass such resolution if it had been proposed at a meeting of the Loan Note Holders is as effective as if it had been passed at a meeting of the Loan Note Holders duly convened and held.

9.	Potential listing of, or over the counter trading facility for, CVRs and/or Loan Notes

GVC is considering seeking an over the counter trading facility or listing for the CVRs and/or the Loan Notes. A further announcement in relation to such trading facility will be made in due course, but there can be no guarantee that any such trading facility or listing will be obtained.

10.	Other

Houlihan Lokey has not been required to confirm, and nor has it confirmed, that resources are available to GVC to satisfy payments under the Loan Notes and Ladbrokes Coral Shareholders will be at risk if, for any reason, GVC is not in a position to meet its obligations under the Loan Note Instrument.

In accordance with Rule 24.11 of the Takeover Code, Houlihan Lokey, as financial adviser to GVC, has advised GVC that, in its opinion, based on market conditions on the Last Practicable Date, the value of the Loan Notes (had they been in issue on that day) would have been not less than 99 pence per £1.00 in nominal value.

93

PART 8 - ADDITIONAL INFORMATION

1.	Responsibility

(a)	The Ladbrokes Coral Directors, whose names are set out in paragraph 2(a) below, each accepts responsibility for the Ladbrokes Coral Information contained in this document and does not accept responsibility for any other information included in this document, in particular: (i) paragraph 4 of Part 1 (Letter from the Chairman of Ladbrokes Coral) (save for the section entitled “Response from the Ladbrokes Coral Board”); (ii) paragraphs 3 (Background to and reasons for the Acquisition), 8 (Financial effects of the Acquisition) and 11 (Financing the cash portion of the Acquisition) of Part 2 (Explanatory Statement); and (iii) Part 6 (GVC Quantified Financial Benefits Statement) of this document. To the best of the knowledge and belief of the Ladbrokes Coral Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b)	The GVC Directors, whose names are set out in paragraph 2(b) below, each accepts responsibility for the information contained in this document (including, without limitation, all information relating to GVC which has been incorporated by reference into this document) relating to the GVC Group, the Enlarged Group, the GVC Directors, the close relatives, related trusts and other persons connected with the GVC Directors and persons deemed to be acting in concert with GVC (as such term is defined in the Takeover Code) and paragraph 4 (Management, employees and locations) of Part 1 (Letter from the Chairman of Ladbrokes Coral) (save for the section entitled “Response from the Ladbrokes Coral Board”), paragraphs 3 (Background to, and reasons for, the Acquisition), 8 (Financial effects of the Acquisition) and 11 (Financing the cash portion of the Acquisition) of Part 2 (Explanatory Statement) and Part 6 (GVC Quantified Financial Benefits Statement) of this document. To the best of the knowledge and belief of the GVC Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they take responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.	Directors and corporate information

(a)	The Ladbrokes Coral Directors and their positions in Ladbrokes Coral are as follows:

Name	Position

John Kelly	Chairman

James Mullen	Chief Executive Officer

Paul Bowtell	Chief Financial Officer

Mark Clare	Senior Independent Director

Annemarie Durbin	Independent Non-Executive Director

Mark Pain	Independent Non-Executive Director

Stephanie Spring	Independent Non-Executive Director

Rob Templeman	Independent Non-Executive Director

The registered office of Ladbrokes Coral and the business address of each of the Ladbrokes Coral Directors is 5th Floor, The Zig Zag Building, 70 Victoria Street, London SW1E 6SQ.

94

(b)	The GVC Directors and their positions in GVC are as follows:

Name	Position

Lee Feldman	Non-executive Chairman

Kenneth Alexander	Chief Executive Officer

Paul Miles	Chief Financial Officer

Karl Diacono	Independent Non-executive Director

Stephen Morana	Independent Non-executive Director

Peter Isola	Independent Non-executive Director

Will Whitehorn	Senior Independent Director

Jane Anscombe	Independent Non-executive Director

The registered office of GVC and the business address of each of the GVC Directors is 32 Athol Street, Douglas, Isle of Man, IM1 1JB.

3.	Market quotations

(a)	Ladbrokes Coral

Set out below are the Closing Prices of Ladbrokes Coral Shares taken from daily official list of the London Stock Exchange on:

(i)	the first dealing day in each of the six months immediately before the date of this document;

(ii)	6 December 2017 (the last dealing day before the commencement of the Offer Period); and

(iii)	the Last Practicable Date.

Date	Ladbrokes Coral Share
(£)

1 September 2017	1.18

2 October 2017	1.22

1 November 2017	1.27

1 December 2017	1.34

6 December 2017	1.36

2 January 2018	1.82

1 February 2018	1.69

Last Practicable Date	1.61

(b)	GVC

Set out below are the Closing Prices of GVC Shares taken from taken from daily official list of the London Stock Exchange on:

(i)	the first dealing day in each of the six months immediately before the date of this document;

95

(ii)	6 December 2017 (the last dealing day before the commencement of the Offer Period); and

(iii)	the Last Practicable Date.

Date	GVC Share
(pence)

1 September 2017	797.50

2 October 2017	828.00

1 November 2017	947.00

1 December 2017	909.00

6 December 2017	909.00

2 January 2018	944.50

1 February 2018	919.00

Last Practicable Date	873.00

4.	Significant changes in financial or trading position of Ladbrokes Coral

The Ladbrokes Coral Directors are not aware of any significant change in the financial or trading position of Ladbrokes Coral since 30 June 2017, being the date to which Ladbrokes Coral’s interim consolidated accounts were prepared.

5.	Significant changes in financial or trading position of GVC

Save in respect of the disposal of GVC’s Turkish facing business and the Greek Tax Assessment, which are each described in paragraph 7 (Completion of the disposal of GVC’s Turkish facing business and the Greek Tax Assessment) of Part 2 (Explanatory Statement) of this document, the GVC Directors are not aware of any significant change in the financial or trading position of GVC since 30 June 2017, being the date to which GVC’s interim consolidated accounts were prepared.

6.	Interests and dealings

(a)	Definitions

For the purposes of this paragraph 6:

“acting in concert” with a party means any such person acting or deemed to be acting in concert with that party for the purposes of the Takeover Code and/or the Acquisition. Persons who will be presumed to be acting in concert with other persons include:

(i)	a company, its parent, subsidiaries and fellow subsidiaries and their associated companies and companies of which such companies are associated companies, all with each other (for this purpose ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated company status);

(ii)	a company with its directors (together with their close relatives and the related trusts of any of them);

(iii)	connected advisers (and persons controlling, controlled by or under the same control as such connected advisers) with their clients; and

(iv)	the pension schemes of the company or any company described in (i) above;

96

“arrangement” includes indemnity or option arrangements, and any agreement or understanding, formal or informal, of whatever nature relating to relevant securities which may be an inducement to deal or refrain from dealing;

“connected advisers” includes an organisation which: (i) is advising GVC or (as the case may be) Ladbrokes Coral in relation to the Acquisition; (ii) is corporate broker to GVC or (as the case may be) Ladbrokes Coral; (iii) is advising a person acting in concert with GVC or (as the case may be) Ladbrokes Coral in relation to the Acquisition or in relation to the matter which is the reason for that person being a member of the concert party; or (iv) is advising a relevant company in relation to the Acquisition;

“control” means an interest, or interests, in shares carrying in aggregate 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether such interest or interests give de facto control;

“dealing” includes: (i) the acquisition or disposal of securities, of the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to securities, or of general control of securities; (ii) the taking, granting, acquisition, disposal, entering into, closing out, termination, exercise (by either party) or variation of an option (including a traded option contract) in respect of any securities; (iii) subscribing or agreeing to subscribe for securities; (iv) the exercise or conversion, whether in respect of new or existing securities, of any securities carrying conversion or subscription rights; (v) the acquisition of, disposal of, entering into, closing out, exercise (by either party) of any rights under, or variation of, a derivative referenced, directly or indirectly, to securities; (vi) entering into, terminating or varying the terms of any agreement to purchase or sell securities; and (vii) any other action resulting, or which may result, in an increase or decrease in the number of securities in which a person is interested or in respect of which he has a short position;

“derivative” includes any financial product whose value in whole or in part is determined directly or indirectly by reference to the price of an underlying security;

“disclosure date” means the Last Practicable Date;

“disclosure period” means the period commencing on 7 December 2016 (the date twelve months prior to the commencement of the Offer Period) and ending on the disclosure date;

A person has an “interest” or is “interested” in securities if he has a long economic exposure, whether absolute or conditional, to changes in the price of those securities (but not if he only has a short position in such securities) and in particular covers: (i) legal title and beneficial ownership (i.e. the ability to exercise, or control the exercise of, voting rights); (ii) the right, option or obligation to acquire, call for or take delivery of securities under an option or derivative; and (iii) the situation where a person holds a derivative referenced to, or which may result in, a long position in securities; and

“relevant securities” includes (i) Ladbrokes Coral Shares and any other securities of Ladbrokes Coral conferring voting rights; (ii) equity share capital of Ladbrokes Coral or, as the context requires, GVC; and (iii) securities of Ladbrokes Coral or, as the context requires, GVC and/or carrying conversion or subscription rights into any of the foregoing.

97

Ladbrokes Coral

(b)	Persons acting in concert with Ladbrokes Coral

In addition to the Ladbrokes Coral Directors (together with their close relatives and related trusts) and members of the Ladbrokes Coral Group, the persons acting in concert with Ladbrokes Coral for the purposes of the Acquisition and which are required to be disclosed are:

	Type of		Relationship with
Name	company	Registered Office	Ladbrokes Coral

Greenhill & Co	Financial Services	Landsdowne House 57 Berkeley Square London W1J 6ER	Rule 3 Financial adviser to Ladbrokes Coral

UBS Limited	Financial Services	5 Broadgate London EC2M 2QS	Rule 3 Financial adviser and corporate broker to Ladbrokes Coral

Deutsche Bank AG, London Branch	Financial Services	Winchester House One Great Winchester Street London EC2N 2DB	Financial adviser and corporate broker to Ladbrokes Coral

Computershare Trustees C.I. Limited	Trustee	Queensway House Hilgrove Street St Helier Jersey JE1 1ES	Trustee of the Ladbrokes Coral Group Share Ownership Trust

Computershare Trustees Limited	Trustee	The Pavilions Bridgwater Road Bristol BS13 8AE	Trustee of the SIP Trust

(c)	Interests in Relevant Securities of Ladbrokes Coral

(i)	As at the close of business on the disclosure date, the interests, rights to subscribe and short positions in respect of relevant securities of Ladbrokes Coral held by Ladbrokes Coral Directors and their close relatives and related trusts and companies were as follows:

Ladbrokes Coral Shares held by Ladbrokes Coral Directors or their close family members or related trusts (excluding any options or awards under the Ladbrokes Coral Share Schemes):

	Number of
	Ladbrokes Coral	% of Ladbrokes Coral’s
Name	Shares	existing share capital(1)

Paul Bowtell	1,763,323	0.092

Mark Clare	50,000	0.003

John Kelly	77,441	0.004

James Mullen	135,484	0.007

Mark Pain(2)	50,000	0.003

Stephanie Spring	38,240	0.002

Robert Templeman(3)	7,498,252	0.391

Notes:

(1)	Percentages are calculated on the basis of 1,916,330,201 ordinary shares in Ladbrokes Coral (excluding 31,760,568 ordinary shares held in treasury), as at the Last Practicable Date, and rounded to three decimal places.
(2)	Includes interests held by Mark Pain’s wife.
(3)	Includes interests held by Robert Templeman’s wife.

98

(ii)	As at close of business on the disclosure date, the following options and awards in respect of Ladbrokes Coral Shares had been granted and remained outstanding under the Ladbrokes Coral Share Schemes:

Ladbrokes Coral Directors’ interests in Ladbrokes Coral Shares under the Ladbrokes Coral Share Schemes

	Number of
	Ladbrokes		Normal Vesting
Name	Coral Shares	Grant Date	Date
Performance Share Plan (PSP)
Paul Bowtell	659,158	19 May 2017	19 May 2020(1)
James Mullen	910,580	12 May 2015	12 May 2018
	752,364	10 May 2016	10 May 2019
	1,066,797	19 May 2017	19 May 2020
Deferred Bonus Plan (DBP)
Paul Bowtell	29,173	5 May 2017	5 May 2020
James Mullen	29,543	24 March 2016	24 March 2019
	159,448	5 May 2017	5 May 2020

Notes:

(1)	The 2015 PSP award may, if the Acquisition becomes Effective, vest only in line with the PSP scheme rules.

	Number of
	Ladbrokes	Grant Date	Exercise Date	Exercise Price
Name	Coral Shares			(£)
SAYE Scheme Share Option Scheme (SAYE)
James Mullen	17,821	6 June 2017	1 August 2020	£1.01

(iii)	As at the close of business on the disclosure date, the interests, rights to subscribe and short positions in respect of relevant securities of Ladbrokes Coral held by persons acting in concert with Ladbrokes Coral (excluding the Ladbrokes Coral Directors) were as follows:

	Number of
	Ladbrokes	% of Ladbrokes
	Coral	Coral’s existing	Nature of
Name	Shares	share capital(1)	Interest
Computershare Trustees C.I. Limited	1,586,399	0.083	Shareholder (trustee of Ladbrokes Coral Group Share Ownership Trust)

Computershare Trustees Limited	2,422,378	0.126	Shareholder (trustee of the SIP Trust)

Notes:

(1)	Percentages are calculated on the basis of 1,916,330,201 ordinary shares in Ladbrokes Coral (excluding 31,760,568 ordinary shares held in treasury), as at the Last Practicable Date, and rounded to three decimal places.

(iv)	As at close of business on the disclosure date, the interests, rights to subscribe and short positions in respect of relevant securities of Ladbrokes Coral held by persons acting in concert with GVC were as follows:

Number of
	Ladbrokes	% of Ladbrokes
	Coral	Coral’s existing	Nature of
Name	Shares	share capital(1)	Interest
Investec Capital and Investments (Ireland) Limited	24,078	0.001	Holding on behalf of non-discretionary clients

Notes:

(1)	Percentages are calculated on the basis of 1,916,330,201 ordinary shares in Ladbrokes Coral (excluding 31,760,568 ordinary shares held in treasury), as at the Last Practicable Date, and rounded to three decimal places.

99

(d)	Dealings in Relevant Securities of Ladbrokes Coral

(i)	As at the close of business on the disclosure date, the following dealings in relevant securities of Ladbrokes Coral (including the exercise of awards under the Ladbrokes Coral Share Schemes) by Ladbrokes Coral Directors and/or their close relatives and related trusts and companies, persons acting in concert with Ladbrokes Coral, and persons with whom Ladbrokes Coral or any person acting in concert with Ladbrokes Coral has any arrangement, have taken place during the Offer Period:

			Number of
			Ladbrokes	Exercise Price
Name	Date	Nature of dealing	Coral Shares	(£)
James Mullen	2 January 2018	Exercise of options under the SAYE	15,345	1.173

(ii)	As at the close of business on the disclosure date, the following dealings in relevant securities of Ladbrokes Coral (including the exercise of awards under the Ladbrokes Coral Share Schemes) by GVC and GVC Directors, and their close relatives and related trusts and companies, persons acting in concert with GVC, and persons with whom GVC or any person acting in concert with GVC has any arrangement, have taken place during the disclosure period:

		Transaction	Number of	Price (£)
Name	Date	(buy/sell)	securities
Investec Capital and	19 December	Sell	7,278	1.19
Investments (Ireland) Limited	2016

Investec Capital and	17 January	Sell	587	1.22
Investments (Ireland) Limited	2017

Investec Capital and	07 July 2017	Sell	6,700	1.14
Investments (Ireland) Limited

Investec Capital and	08 November	Sell	11,400	1.37
Investments (Ireland) Limited	2017

Investec Capital and	05 December	Sell	30,800	1.35
Investments (Ireland) Limited	2017

Investec Capital and	12 December	Sell	100	1.74
Investments (Ireland) Limited	2017

Investec Capital and	10 January	Sell	3,000	1.85
Investments (Ireland) Limited	2018

GVC

(e)	Persons acting in concert with GVC

In addition to the GVC Directors (together with their close relatives and related trusts) and members of the GVC Group, the persons acting in concert with GVC for the purposes of the Acquisition and which are required to be disclosed are:

Name	Type of company	Registered Office	Relationship with
GVC
Houlihan Lokey EMEA, LLP	Financial Services	83 Pall Mall	Financial adviser to GVC
London SW1Y 5ES

Investec Bank plc	Financial Services	2 Gresham Street	Sponsor and
		London EC2V 7QP	corporate broker to GVC

Cenkos Securities plc	Financial Services	678 Tokenhouse	Corporate broker
		Yard London EC2R 7AS	to GVC

100

(f)	Interests in Relevant Securities of GVC

(i)	As at the close of business on the disclosure date, the interests, rights to subscribe and short positions in respect of relevant securities of GVC held by the GVC Directors and their close relatives and related trusts and companies were as follows:

GVC Shares held by GVC Directors or their close family members or related trusts

	Number of GVC		% of GVC’s existing
Name	Shares		ordinary share capital(1)
Kenneth Alexander	1,898,788	(2)	0.625

Jane Anscombe	1,406		0.000

Lee Feldman	734,141		0.242

Notes:

(1)	Percentages are calculated on the basis of 303,734,808 ordinary shares in GVC, as at the Last Practicable Date, and rounded to three decimal places.
(2)	This includes 313,333 shares owned by Caroline Alexander, Kenneth Alexander’s wife.

(ii)	As at close of business on the disclosure date, the following options and awards in respect of GVC Shares had been granted and remained outstanding under the GVC Share Schemes:

Name	Number of GVC	Grant Date	Exercise
	Shares		Date	Exercise Price (£)
Kenneth Alexander	2,932,692	2 February	Quarterly	4.22
		2016	vesting

	242,587	28 December	28 December	Nil
		2017	2020

Lee Feldman	1,466,345	2 February	Quarterly	4.67
		2016	vesting

	94,339	28 December	28 December	Nil
		2017	2020

Paul Miles	350,000	30 March	Quarterly	4.22
		2017	vesting

(iii)	As at the close of business on the disclosure date, the interests, rights to subscribe and short positions in respect of relevant securities of GVC held by persons acting in concert with GVC (excluding the GVC Directors) were as follows:

Name	Number of	% of GVC’s existing	Nature of
	GVC Shares	ordinary share	Interest
		capital(1)
Investec Capital and Investments (Ireland) Limited	115	0.000	Holding on behalf of non-discretionary clients

Notes:

(1)	Percentages are calculated on the basis of 303,734,808 ordinary shares in GVC, as at the Last Practicable Date, and rounded to three decimal places.

101

(g)	Dealings in Relevant Securities of GVC (other than repurchases by GVC of GVC Shares)

(i)	As at the close of business on the disclosure date, the following dealings in relevant securities of GVC by the GVC Directors and their close relatives and related trusts and companies, persons acting in concert with GVC, and persons with whom GVC or any person acting in concert with GVC has any arrangement, have taken place during the disclosure period:

GVC Directors’ and previous GVC Director’s dealings in GVC Shares

Sales and purchases of GVC Shares:

		Transaction	Number of
Registered Holder	Date	(buy/sell)	securities	Price

Jane Anscombe

HSDL Nominees Ltd	16 February	Buy	23	709.83	p
	2017

HSDL Nominees Ltd	15 May 2017	Buy	22	778.77	p

HSDL Nominees Ltd	20 October	Buy	21	924.67	p
	2017

Lee Feldman

Vidacos Nominees Limited a/c	19 December	Buy	17,295	646.344	p
Chascost	2017

Investec Bank plc	30 March	Sell	488,782	720	p
	2017

Vidacos Nominees Limited a/c	30 March	Buy	7,343	729.0515	p
Chascost	2017

Investec Bank plc	4 May 2017	Sell	488,782	£7.386

Vidacos Nominees Limited a/c Chascost	8 May 2017	Buy	7,334	£7.37

Investec Bank plc	27 September	Sell	488,782	£8.4109
	2017

Investec Bank plc	8 November	Sell	488,782	£9.0303
	2017

Norbert Teufelberger

Securities Services Nominees	5 January	Sell	800,000	644.528	p
a/c 2276220	2017

Securities Services Nominees	5 January	Sell	500,000	644.528	p
a/c 2276220	2017

Securities Services Nominees	14 September	Sell	142,857	422	p
a/c 2276220	2017

Securities Services Nominees	21 September	Sell	230,746	844.81	p
a/c 2276220	2017

Securities Services Nominees	22 September	Sell	69,254	844.36	p
a/c 2276220	2017

Securities Services Nominees	2 November	Sell	400,000	951.88	p
a/c 2276220	2017

Kenneth Alexander

Investec Bank plc	29 March	Sell	977,563	£7.20
	2017

Investec Bank plc	4 May 2017	Sell	977,564	£7.386

Investec Bank plc	25 September	Sell	977,564	£8.4109
	2017

Investec Bank plc	6 November	Sell	977,564	£9.0303
	2017

102

Grant of options:

	Number of GVC
	Shares subject	Exercise price	Option money
Date of grant	to grant	of option	paid /received
Paul Miles
30 March 2017	350,000	£4.22	N/A

Exercise of options:

	Number of
	securities
	subject to	Exercise
Date of exercise	exercise	price	Option money paid /received
Lee Feldman
15 December 2016	977,564	£4.67	In lieu of the ordinary shares Lee Feldman received £1.96 per share (being the option price less the closing price per share on the day before the exercise)

29 March 2017(1)	488,782	£4.67	£4.67
4 May 2017(1)	488,782	£4.67	£4.67
25 September 2017(1)	488,782	£4.67	£4.67
6 November 2017(1)	488,782	£4.67	£4.67
Kenneth Alexander
15 December 2016	1,955,128	£4.22	In lieu of the ordinary shares Kenneth Alexander received £2.41 per share (being the option price less the closing price per share on the day before the exercise)

29 March 2017(1)	977,563	£4.22	£4.22
4 May 2017(1)	977,564	£4.22	£4.22
25 September 2017(1)	977,564	£4.22	£4.22
6 November 2017(1)	977,564	£4.22	£4.22
Norbert Teufelberger (2)
14 September 2017	142,857	£4.22	£4.22

Notes:

(1)	These shares were sold in the market as listed in the dealings above.
(2)	Norbert Teufelberger resigned as a GVC Director with effect from 2 February 2018.

GVC concert party dealings in GVC Shares

		Transaction	Number of	Price
Name	Date	(buy/sell)	securities	(pence)
Investec Capital and Investments (Ireland) Limited	23 February 2017	Sell	70	678
Investec Capital and Investments (Ireland) Limited	06 March 2017	Buy	2,200	703
Investec Capital and Investments (Ireland) Limited	05 February 2018	Sell	2,200	902

(h)	General

(i)	Save as disclosed above, none of Ladbrokes Coral, any Ladbrokes Coral Directors, any close relatives of such directors or any related trusts and companies, or any person with whom Ladbrokes Coral or any person acting in concert with Ladbrokes Coral has an arrangement (save for the irrevocable undertakings described in paragraph 9 of this Part 8 (Additional Information)), was interested, had any rights to subscribe or had any short positions in respect of any Ladbrokes Coral or GVC relevant securities on the disclosure date, nor has any such person dealt in any Ladbrokes Coral or GVC relevant securities during the Offer Period.

103

(ii)	Save as disclosed above, none of GVC, any member of the GVC Group, any of the directors of GVC, any close relatives of such directors or any related trusts and companies, nor any person acting in concert with GVC, or any person with whom GVC or any person acting in concert with GVC has an arrangement (save for the irrevocable undertakings described in paragraph 9 of this Part 8 (Additional Information)), was interested, had any rights to subscribe or had any short positions in respect of any Ladbrokes Coral or GVC relevant securities on the disclosure date nor has any such person dealt in any Ladbrokes Coral or GVC relevant securities during the disclosure period.

(iii)	Save as disclosed above, neither Ladbrokes Coral nor any person acting in concert with Ladbrokes Coral has borrowed or lent any relevant securities of Ladbrokes Coral or GVC during the Offer Period, save for any borrowed shares which have either been on lent or sold.

(iv)	Save as disclosed above, neither GVC nor any person acting in concert with GVC has borrowed or lent any relevant securities of Ladbrokes Coral or GVC during the disclosure period, save for any borrowed shares which have either been on lent or sold.

(v)	Save as disclosed above, neither Ladbrokes Coral nor any person acting in concert with Ladbrokes Coral has entered into or taken any action to unwind any financial collateral arrangements in respect of any relevant securities of Ladbrokes Coral or GVC during the Offer Period.

(vi)	Save as disclosed above, neither GVC nor any person acting in concert with GVC has entered into or taken any action to unwind any financial collateral arrangements in respect of any relevant securities of Ladbrokes Coral or GVC during the disclosure period.

(vii)	Save for the irrevocable undertakings in paragraph 9 of this Part 8 (Additional Information), there is no arrangement of the kind referred to in Note 9 on the definition of “acting in concert” set out in the Takeover Code relating to relevant securities in Ladbrokes Coral which exists between GVC, any member of the GVC Group or any person acting in concert with GVC or any member of the GVC Group and any other person, nor between Ladbrokes Coral or any person acting in concert with Ladbrokes Coral and any other person.

(viii)	Ladbrokes Coral has not redeemed or purchased any relevant securities of Ladbrokes Coral during the Offer Period.

(ix)	GVC has not redeemed or purchased any relevant securities of GVC during the disclosure period.

104

(i)	Descriptions of shareholders with potential shareholdings in the Enlarged Group of over 5 per cent.

If the Scheme becomes Effective, the entities listed and described below are expected to have a shareholding in the Enlarged Group of greater than 5 per cent.:

		Percentage
	Percentage	shareholding
	shareholding	in Ladbrokes
	in GVC as at	Coral as at	Implied
	the Last	the Last	percentage
	Practicable	Practicable	holding of the
	Date(1)	Date(2)	Enlarged Group(3)

Aberdeen Standard Investments	13.47%	11.03%	12.32%

Capital Group Companies Inc.	7.30%	3.43%	5.48%

Old Mutual PLC	6.45%	3.30%	4.97%

Notes:

(1)	Percentages are calculated on the basis of public disclosures made by the relevant shareholders and 303,734,808 ordinary shares in GVC, as at the Last Practicable Date.

(2)	Percentages are calculated on the basis of public disclosures made by the relevant shareholders and 1,916,330,201 ordinary shares in Ladbrokes Coral, as at the Last Practicable Date.

(3)	Percentages are calculated on the assumption that the relevant shareholder makes no Mix and Match Election.

7.	Taxation

7.1	United Kingdom taxation

The following is a general guide to certain limited aspects of the UK tax treatment of the Scheme, and acquiring, holding and disposing of the New GVC Shares, CVRs and Loan Notes and does not purport to be a complete analysis of all the potential UK tax considerations relating thereto. The comments set out below do not constitute tax advice and are based on current United Kingdom tax law as applied in England and Wales and HMRC’s published practice (which may not be binding on HMRC) as at the date of this document, both of which are subject to change, possibly with retrospective effect.

It applies only to Scheme Shareholders (a) who are resident for tax purposes in the UK at all relevant times and, in the case of individuals, to whom “split year” treatment does not apply and who are domiciled for tax purposes only in the United Kingdom (except insofar as express reference is made to the treatment of non-United Kingdom residents); (b) who hold their shares in Ladbrokes Coral (and subsequently any shares in GVC) as an investment (other than in an individual savings account or a self-invested personal pension); and (c) who are the absolute beneficial owners thereof (“UK HoldersUK Holders”).

The discussion does not address all possible tax consequences relating to an investment in any relevant shares. Certain categories of shareholders, including those carrying on certain financial activities (including market makers, brokers, dealers, intermediaries and persons connected with depository arrangements or clearance services), those subject to specific tax regimes or benefiting from certain reliefs and exemptions, those connected with Ladbrokes Coral or GVC, and those for whom the shares are employment-related securities may be subject to special rules and this summary does not apply to such shareholders.

Shareholders or prospective shareholders who are resident or otherwise subject to taxation in a jurisdiction outside the United Kingdom, or who are in any doubt about their tax position, should consult their own professional advisers immediately.

105

(a)	Taxation of Chargeable Gains

(i)	Introduction

Under the Scheme, UK Holders will be entitled to receive in respect of each Scheme Share held at the Scheme Record Time:

•	0.141 New GVC Shares; plus

•	32.7 pence in cash; plus

•	a contingent entitlement of up to 42.8 pence, plus an upward adjustment for the time value of money, in principal value of Loan Notes by way of a CVR linked to the outcome of the Triennial Review.

Pursuant to the Mix and Match Facility, eligible UK Holders may elect to vary the proportions of cash consideration and New GVC Shares they receive in respect of their holdings, subject to equivalent off-setting elections being made by other Ladbrokes Coral Shareholders. A Mix and Match Facility will not be offered in respect of the CVRs; each UK Holder will receive one CVR for each Scheme Share they hold at the Scheme Record Time.

The tax treatment of each UK Holder under the scheme for the purposes of the UK taxation of chargeable gains will depend on the individual circumstances of that UK Holder and on the form of consideration received.

(ii)	UK Holders receiving New GVC Shares under the Scheme

To the extent that a UK Holder receives New GVC Shares in exchange for his or her (or its) Ladbrokes Coral Shares and does not hold (either alone or together with persons connected with him or her (or it)) more than 5 per cent of, or of any class of, shares in or debentures of Ladbrokes Coral, that UK Holder will not be treated as having made a disposal of Ladbrokes Coral Shares. Instead, the New GVC Shares should be treated as the same asset as those Ladbrokes Coral Shares, and as acquired at the same time and for the same consideration as those shares.

UK Holders who, alone or together with connected persons, hold more than 5 per cent of, or of any class of shares in or debentures, of Ladbrokes Coral may be eligible for the treatment described in the preceding paragraph only if the transaction is effected for bona fide commercial reasons and not for tax avoidance purposes pursuant to section 137 of the Taxation of Chargeable Gains Act 1992 (“TCGA”). Such UK Holders are advised that no clearance has been sought from HMRC under section 138 of the TCGA that section 137 will not apply to prevent the treatment described in the preceding paragraph.

(iii)	UK Holders receiving cash under the Scheme

To the extent a UK Holder receives cash from GVC in respect of his or her (or its) Ladbrokes Coral Shares, that UK Holder will be treated as making a part disposal of Ladbrokes Coral Shares which may, depending on the UK Holder’s individual circumstances (including the UK Holder’s base cost in his or her (or its) holding of Ladbrokes Coral Shares, and the availability of any exemptions, reliefs or allowable losses), give rise to a liability to UK tax on capital gains (in the case of UK Holders who are individuals) or UK corporation tax on chargeable gains (in the case of UK Holders within the charge to UK corporation tax).

Subject to any available reliefs or allowances, gains arising on a disposal of Ladbrokes Coral Shares by an individual will be taxed at a rate of 10 per cent except to the extent that the gain, when it is added to an individual UK Holder’s other taxable income and gains in the relevant tax year, exceeds the upper limit of the income tax basic rate band (£33,500 for the 2017/2018 tax year), in which case it will be taxed at the rate of 20 per cent.

106

The capital gains tax annual exempt amount (£11,300 for the 2017/2018 tax year) may be available to individual UK Holders to offset against chargeable gains realised on the disposal of their Ladbrokes Coral Shares.

For UK Holders within the charge to UK corporation tax (but which do not qualify for the substantial shareholding, or any other, exemption in respect of their Ladbrokes Coral Shares), a gain on the disposal of Ladbrokes Coral Shares will be subject to corporation tax on chargeable gains in respect of the disposal.

(iv)	UK Holders receiving CVRs

HMRC have confirmed that each CVR should be treated as an earn-out right for the purposes of section 138A of the TCGA. To the extent, therefore, that a UK Holder receives CVRs in exchange for his or her (or its) Ladbrokes Coral Shares and does not hold (either alone or together with persons connected with him or her (or it)) more than 5 per cent of, or of any class of, shares in or debentures of Ladbrokes Coral, that UK Holder will not be treated as having made a disposal of Ladbrokes Coral Shares. Instead, the CVRs should be treated as the same asset as those Ladbrokes Coral Shares, and as acquired at the same time and for the same consideration as those shares.

UK Holders who, alone or together with connected persons, hold more than 5 per cent of, or of any class of shares in or debentures, of Ladbrokes Coral may be eligible for the treatment described in the preceding paragraph only if the transaction is effected for bona fide commercial reasons and not for tax avoidance purposes pursuant to section 137 of the TCGA 1992. Such UK Holders are advised that no clearance has been sought from HMRC under section 138 of the TCGA that section 137 will not apply to prevent the treatment described in the preceding paragraph.

The treatment above will not apply if a UK Holder makes an election under section 138A(2A) of the TCGA. Any such election may be made:

(A)	by a UK Holder within the charge to UK capital gains tax, at any time on or before the first anniversary of the 31st January immediately following the end of the tax year in which the Effective Date occurs; and

(B)	by a UK Holder within the charge to UK corporation tax on chargeable gains, at any time within the period of two years from the end of the accounting period of that UK Holder in which the Effective Date occurs.

In these circumstances, the UK Holder should be treated as making a part disposal of Ladbrokes Coral Shares for a consideration equal to the market value of the CVRs at the Effective Date. This may, depending on the UK Holder’s individual circumstances (including the UK Holder’s base cost in his or her (or its) holding of Ladbrokes Coral Shares, and the availability of any exemptions, reliefs or allowable losses), give rise to a liability to UK tax on capital gains (in the case of UK Holders who are individuals) or UK corporation tax on chargeable gains (in the case of UK Holders within the charge to UK corporation tax) – see paragraph 7.1(a)(iii) above.

(v)	Apportionment of base cost

A UK Holder’s base cost in his or her (or its) Ladbrokes Coral Shares should be apportioned between the three components of the consideration received by that UK Holder by reference to the respective market values of the New GVC Shares, cash and CVRs received by him or her (or it) under the Scheme as at the Effective Date.

It is intended that further information will be provided to Scheme Shareholders in relation to the appropriate apportionment methodology, taking account of the market values of each New GVC Share and CVR, as soon as reasonably practicable after the Effective Date.

107

(b)	Tax treatment of holdings of New GVC Shares

(i)	Withholding tax

GVC will not be required to deduct or withhold any amount in respect of tax imposed by the UK from dividends paid to shareholders in respect of their New GVC Shares.

(ii)	Dividends on New GVC Shares

UK resident individual shareholders

All dividends received by a UK Holder who is an individual in respect of the New GVC Shares will form part of that shareholder’s total income for income tax purposes and will constitute the top slice of that income. A nil rate of income tax will apply to the first £2,000 of taxable dividend income received by that shareholder in the 2018-19 tax year and subsequent years.

Where an individual shareholders’ total dividend income is above that nil rate dividend allowance, that individual shareholder will not be subject to tax on dividend income above the allowance to the extent that, treating that income as the top slice of the shareholder’s income, that income would be within that individual’s personal allowance. Any amount in excess of the nil rate allowance and the personal allowance (if applicable) will be taxed at the relevant rate. The rates are 7.5 per cent to the extent that the excess amount falls within the basic rate tax band, 32.5 per cent to the extent that the excess amount falls within the higher rate tax band and 38.1 per cent to the extent that the excess amount falls within the additional rate tax band.

Other shareholders

Dividends paid by GVC to UK Holders who are subject to UK corporation tax and are not “small” for these purposes should fall within one or more of the classes of dividend qualifying for exemption from corporation tax, although the exemptions are not comprehensive and are also subject to anti-avoidance rules. Such shareholders should consult their own professional advisers.

(iii)	Future disposal of New GVC Shares

A subsequent disposal of New GVC Shares by UK Holders may, depending on their individual circumstances (including the proportion of the UK Holder’s base cost in his or her (or its) holding of Ladbrokes Coral Shares apportioned to the New GVC Shares received by him or her (or it) under the Scheme as set out in paragraph 7.1(a)(v) above and the availability of any exemptions, reliefs and allowable losses), give rise to a liability to UK tax on chargeable gains.

(c)	Tax Treatment of holdings of CVRs/Loan Notes

(i)	Future disposal of CVRs

A disposal of CVRs by UK Holders before the Loan Note Issue Date may, depending on their individual circumstances (including the availability of any exemptions, reliefs and allowable losses), give rise to a liability to UK tax on chargeable gains.

For these purposes, a UK Holder’s base cost in his or her (or its) CVRs will be:

(A)	the proportion of that UK Holder’s base cost in his or her (or its) Ladbrokes Coral Shares apportioned to the CVRs received by that UK Holder under the Scheme as set out in paragraph 7.1(a)(v) above; or

(B)	where that UK Holder has made an election under section 138A(2A) of the TCGA, the market value of the CVRs as at the Effective Date.

108

(ii)	Conversion of CVRs into Loan Notes

UK Holders within the charge to Capital Gains Tax

The Loan Notes should constitute non-qualifying corporate bonds in the hands of UK Holders within the charge to UK capital gains tax. To the extent, therefore, that such a UK Holder receives Loan Notes in respect of his or her (or its) CVRs and has not made an election under section 138A(2A) of the TCGA, that UK Holder will not be treated as having made a disposal of their CVRs. Instead, the Loan Notes should be regarded as the same asset as the CVRs and as acquired at the same time and for the same consideration as those CVRs.

Where an election has been made by such a UK Holder under section 138A(2A), that UK Holder will be treated as making a disposal of their CVRs for a consideration equal to the market value of the Loan Notes issued to them. This may, depending on the UK Holder’s individual circumstances, give rise to a liability to UK tax on capital gains.

UK Holders within the charge to Corporation Tax

The Loan Notes will constitute qualifying corporate bonds in the hands of UK Holders within the charge to UK corporation tax. To the extent, therefore, that such a UK Holder receives Loan Notes in respect of his or her (or its) CVRs and has not made an election under section 138A(2A) of the TCGA, that UK Holder will be regarded as having made a disposal of their CVRs but any chargeable gain or allowable loss arising in respect of that notional disposal will be held over and realised only on a subsequent disposal, including repayment,110 of those Loan Notes.

Where an election has been made by such a UK Holder under section 138A(2A), that UK Holder will be treated as making a disposal of their CVRs for a consideration equal to the market value of the Loan Notes issued to them. This may, depending on the UK Holder’s individual circumstances, give rise to a liability to UK tax on chargeable gains.

(iii)	Interest in respect of Loan Notes

GVC should not be required to deduct or withhold any amount in respect of tax imposed by the UK from interest paid on the Loan Notes.

UK resident individuals

UK resident individuals will be subject to income tax in respect of any interest received by them in respect of their Loan Notes and such income will be treated as the top slice of that individual’s income. The rates are currently 20 per cent to the extent that such income falls within the basic rate tax band, 40 per cent to the extent that such income falls within the higher rate tax band and 45 per cent to the extent that such income falls within the additional rate tax band.

UK Corporates

UK corporate taxpayers will generally be taxed in respect of their Loan Notes as a loan relationship in accordance with their accounts.

(iv)	Future disposal of Loan Notes

UK Holders within the charge to Capital Gains Tax

The repayment or prior disposal of Loan Notes by a UK Holder within the charge to UK capital gains tax may, depending on their individual circumstances (including the proportion of the UK Holder’s base cost in his or her (or its) holding of Ladbrokes Coral Shares apportioned to the CVRs and rolled over into the Loan Notes and the availability of any exemptions, reliefs and allowable losses), give rise to a liability to UK tax on chargeable gains.

109

UK Holders within the charge to Corporation Tax

The repayment or prior disposal of Loan Notes by a UK Holder within the charge to UK corporation tax on chargeable gains will crystallise any chargeable gain or allowable loss held over as set out in paragraph 7.1(c)(ii) above.

(v)	Loss on CVR

Where a UK Holder realises a loss on his or her (or its) CVRs, for example, where no Loan Notes are issued or where the principal value of the Loan Notes issued is less than the base cost apportioned to the corresponding CVRs as set out in paragraph 7.1(a)(v) above:

(A)	a UK Holder within the charge to UK capital gains tax may set that loss against any chargeable gain realised by that UK Holder in the same or subsequent tax years or, upon the making of an election under section 279A of the TCGA, treat that loss as accruing in the same tax year as the Effective Date (in each case assuming that no election has been made under section 138A(2A) of the TCGA);

(B)	a UK Holder within the charge to UK corporation tax on chargeable gains may set that loss against any chargeable gain realised in the same or subsequent accounting periods but will not be able to make an election under section 279A of the TCGA.

(d)	UK Stamp Duty and SDRT

(i)	Scheme

No UK stamp duty or SDRT will be payable by UK Holders in respect of the transfer of the Scheme Shares or on the issue of the New GVC Shares, CVRs or Loan Notes, in each case, pursuant to the Scheme.

(ii)	New GVC Shares

No stamp duty should be payable in the United Kingdom upon a paperless transfer of New GVC Shares.

No UK SDRT should be payable under an agreement to transfer New GVC Shares provided that a number of conditions are satisfied, primarily that the New GVC Shares are (a) not registered in a register held in the United Kingdom and (b) not paired with shares issued by a company registered in the United Kingdom. It is not intended that any such share register will be kept in the United Kingdom nor that the New GVC Shares will be paired with shares issued by a company registered in the United Kingdom.

(iii)	CVRs/Loan Notes

No UK stamp duty or SDRT should be payable in respect of any transfer or agreement to transfer CVRs or Loan Notes.

7.2	Isle of Man taxation

The statements set out below are intended only as a general guide to certain current Isle of Man taxation aspects of ownership of GVC Shares. The summary does not purport to be an exhaustive analysis of all potential Isle of Man tax and does not cover certain categories of GVC Shareholders such as trustees, dealers, employees of GVC or any of its subsidiaries. If you are in any doubt as to your tax position or if you may be subject to tax in any other jurisdiction, you are strongly recommended to consult an appropriate professional adviser.

110

The following statements are made on the assumption that GVC is subject to the zero corporate income taxation regime in the Isle of Man.

(a)	Tax residence in the Isle of Man

GVC is resident for taxation purposes in the Isle of Man by virtue of being incorporated in the Isle of Man, and having the Isle of Man as its central place of management and control.

(b)	Isle of Man taxes

The Isle of Man Government levies income tax, applicable to both individuals and companies. The Isle of Man does not operate any capital gains tax, stamp duty, stamp duty land tax or inheritance taxes.

(c)	Zero Rate of Corporate Income Tax in the Isle of Man

The standard rate of corporate income tax in the Isle of Man is 0 per cent. However, a higher rate of tax applies to income received by a company from any of the following sources:

(a)	banking business and certain retail profits (10 per cent. rate); and

(b)	land and property in the Isle of Man (including property development, residential and commercial rental or property letting and mining & quarrying) (20 per cent. rate).

As it does not receive income from these sources, the Company is liable to income tax at a “zero” per cent. rate on its profits. The Company is not required to withhold tax from the payment of dividends to Shareholders, wherever resident.

(d)	Taxation of Dividends

Holders of GVC Shares resident in the Isle of Man will, depending on their particular circumstances, be liable to Isle of Man income tax on dividends received from GVC.

An Isle of Man company has no requirement to make any deduction or withholding of tax on dividends paid to Isle of Man or non-Isle of Man resident shareholders.

GVC Shareholders who are not resident in the Isle of Man will not be exposed to or incur Isle of Man dividends they received from their GVC shares.

(e)	Isle of Man probate

In the event of the death of a sole holder of GVC Shares an Isle of Man grant of probate or administration may be required, in respect of which certain fees may be payable to the Isle of Man government.

8.	Bases of calculation and sources of information

In this document, unless otherwise stated or the context otherwise requires, the bases and sources used are as set out in Part 10 (Source of Information and Bases of Calculation) of this document.

9.	Irrevocable Undertakings

9.1	Ladbrokes Coral Directors

As at the Last Practicable Date, all of the Ladbrokes Coral Directors who hold Ladbrokes Coral Shares or otherwise control the voting rights in respect of such shares have irrevocably undertaken to GVC to vote (or procure the voting) in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the Ladbrokes Coral General Meeting (or, if the Acquisition is implemented by way of a Takeover Offer, to accept the Takeover Offer), in respect of the beneficial holdings which are under their control, of, in aggregate, 9,612,740 Ladbrokes Coral Shares representing approximately 0.5 per cent. of the issued ordinary share capital of Ladbrokes Coral on the Last Practicable Date. The individual irrevocable undertakings which have been provided by the Ladbrokes Coral Directors who hold Ladbrokes Coral Shares are as follows:

111

	Number of Ladbrokes
	Coral Shares in respect	% of Ladbrokes Coral’s
	of which undertaking is	existing issued ordinary
Name	given(1)	Share capital(2)

Paul Bowtell	1,763,323	0.092

Mark Clare	50,000	0.003

John Kelly	77,441	0.004

James Mullen	135,484	0.007

Mark Pain(3)	50,000	0.003

Stephanie Spring	38,240	0.002

Robert Templeman(4)	7,498,252	0.391

TOTAL	9,612,740	0.502

Notes:

(1)	The numbers referred to in this table refer to Ladbrokes Coral Shares in respect of which the Ladbrokes Coral Directors are the beneficial owners and Ladbrokes Coral Shares in respect of which they control the voting rights attached thereto.

(2)	Percentages are calculated on the basis of 1,916,330,201 ordinary shares in Ladbrokes Coral, as at the Last Practicable Date, and rounded down to three decimal places. The aggregated percentage totals are calculated based on the relevant total number of shares held and not the aggregate of the percentage holdings of the relevant persons.

(3)	Includes interests held by Mark Pain’s wife.

(4)	Includes interests held by Robert Templeman’s wife.

These irrevocable undertakings will cease to be binding if:

(i)	GVC announces that it does not intend to make or proceed with the Acquisition and no new, revised or replacement Scheme or Takeover Offer is announced by GVC or its affiliates contemporaneously in accordance with Rule 2.7 of the Takeover Code;

(ii)	the Scheme has not become Effective or the Acquisition has lapsed or been withdrawn (for the avoidance of doubt, this shall not apply where the Scheme lapses or is withdrawn in connection with GVC exercising its right to implement the Acquisition by way of a Takeover Offer rather than a Scheme) and no new, revised or replacement Scheme or Takeover Offer (to which the relevant undertaking applies) has been announced by GVC or its affiliates in accordance with Rule 2.7 of the Takeover Code, or is announced by GVC or its affiliates contemporaneously in accordance with Rule 2.7 of the Takeover Code;

(iii)	the Scheme (or a Takeover Offer announced in implementation of the Acquisition as the case may) has not become Effective prior to the Long Stop Date; or

(iv)	the Acquisition is implemented by way of a Takeover Offer, the Offer Document is not dispatched to Ladbrokes Coral Shareholders within the permitted period under the Takeover Code or such other date as is agreed in writing between GVC and the Panel.

112

The undertakings will remain binding in the event that a higher competing offer for Ladbrokes Coral is made.

9.2	Ladbrokes Coral Shareholders

As at the Last Practicable Date, certain other Ladbrokes Coral Shareholders have irrevocably undertaken to GVC to vote (or procure the voting) in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the Ladbrokes Coral General Meeting (or, if the Acquisition is implemented by way of a Takeover Offer, to accept the Takeover Offer), in respect of the beneficial holdings which are under their control, of, in aggregate, 175,869,437 Ladbrokes Coral Shares representing approximately 9.2 per cent. of the issued ordinary share capital of Ladbrokes Coral on the Last Practicable Date. The individual irrevocable undertakings which have been provided by the Ladbrokes Coral Shareholders are as follows:

	Number of Ladbrokes
	Coral Shares in
	respect of which	% of Ladbrokes Coral’s
	undertaking is	existing issued ordinary
Name	given(1)	share capital(2)

Anchorage Capital Master Offshore, Ltd.	109,754,294	5.727

Anchorage Illiquid Opportunities Offshore Master III, L.P.	33,989,780	1.774

Majedie Asset Management Limited(3)	32,125,363	1.676

TOTAL	175,869,437	9.177

Notes:

(1)	The numbers referred to in this table refer to Ladbrokes Coral Shares in respect of which the Ladbrokes Coral Shareholders are the beneficial owners and Ladbrokes Coral Shares in respect of which they control the voting rights attached thereto.

(2)	Percentages are calculated on the basis of 1,916,330,201 ordinary shares in Ladbrokes Coral, as at the Last Practicable Date, and rounded down to three decimal places. The aggregated percentage totals are calculated based on the relevant total number of shares held and not the aggregate of the percentage holdings of the relevant persons.

(3)	On 23 January 2018, Majedie Asset Management Limited (“Majedie”) sold 20,567 Ladbrokes Coral Shares, on 26 January 2018, Majedie transferred out in specie 65,898 Ladbrokes Coral Shares, on 29 January 2018, Majedie sold 4,437 Ladbrokes Coral Shares and on 2 February 2018, Majedie sold 7,164 Ladbrokes Coral Shares, in each case in accordance with the terms of its irrevocable undertaking. Following such transactions, as at the Last Practicable Date, Majedie holds 33,835,655 Ladbrokes Coral Shares. Of this holding Majedie was entitled, as at the Last Practicable Date, to instruct voting rights over, and its irrevocable undertaking to vote in favour of the offer was at such time in respect of, 32,125,363 Ladbrokes Coral Shares.

The irrevocable undertakings from Anchorage Capital Master Offshore, Ltd. and Anchorage Illiquid Opportunities Master III, L.P. will cease to be binding if:

(i)	GVC announces that it does not intend to make or proceed with the Acquisition and no new, revised or replacement Scheme or Takeover Offer is announced by GVC or its affiliates contemporaneously in accordance with Rule 2.7 of the Takeover Code;

(ii)	the Scheme has not become Effective or the Acquisition has lapsed or been withdrawn (for the avoidance of doubt, this shall not apply where the Scheme lapses or is withdrawn in connection with GVC exercising its right to implement the Acquisition by way of a Takeover Offer rather than a Scheme) and no new, revised or replacement Scheme or Takeover Offer (to which the relevant undertaking applies) has been announced by GVC or its affiliates in accordance with Rule 2.7 of the Takeover Code, or is announced by GVC or its affiliates contemporaneously in accordance with Rule 2.7 of the Takeover Code;

113

(iii)	the Scheme (or a Takeover Offer announced in implementation of the Acquisition as the case may) has not become Effective prior to the Long Stop Date;

(iv)	the Acquisition is implemented by way of a Takeover Offer, the Offer Document is not dispatched to Ladbrokes Coral Shareholders within the permitted period under the Takeover Code or such other date as is agreed in writing between GVC and the Panel; or

(v)	prior to the tenth day after the date of this document or the Offer Document (as the case maybe), an offer (whether implemented by way of a takeover offer or by way of a scheme of arrangement) is announced for the entire share capital of Ladbrokes Coral (other than any shares held by GVC or its associates) which is not expressed to be subject to a pre-condition provided that the valuation of the consideration payable pursuant to such offer represents a value of at least 210.00 pence per Ladbrokes Coral Share.

The irrevocable undertaking from Majedie Asset Management Limited will cease to be binding if:

(i)	the Acquisition is implemented by way of a Takeover Offer, when the Takeover Offer lapses or is withdrawn without becoming or being declared unconditional in all respects;

(ii)	GVC announces, with the consent of any relevant authority (if required) and before any Offer Document is posted, that it does not intend to proceed with the Acquisition and no new, revised Takeover Offer is announced by GVC in accordance with the Takeover Code at the same time or within 28 days thereafter;

(iii)	the Scheme does not become effective by 30 June 2018 (or such later date as GVC and Majedie Asset Management agree in writing); or

(iv)	if an offer for the entire issued and to be issued ordinary share capital of Ladbrokes Coral (other than any shares held by GVC or its associates (as defined in section 988 of the Companies Act)) and the posting of which is not expressed to be subject to a pre-condition and which GVC reasonably determines, after consultation with its financial and legal advisers, values each ordinary share in the capital of Ladbrokes Coral at a price which equals or exceeds 224.70 pence per ordinary share in the capital of Ladbrokes Coral available under the terms of the Acquisition, having regard to the total amount, cash and non-cash elements of the Acquisition and such competing offer.

9.3	Other Ladbrokes Coral Shareholder’s Letter of Intent

As at the Last Practicable Date, the following Ladbrokes Coral Shareholder has delivered to GVC a non-binding and revocable letter of intent to, among other things, vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the Ladbrokes Coral General Meeting (or, if the Acquisition is implemented by way of a Takeover Offer, to accept and procure the acceptance of the Takeover Offer), in respect of the following number of Ladbrokes Coral Shares:

	Number of Ladbrokes	% of Ladbrokes
	Coral Shares in respect	Coral’s existing
	of which undertaking is	issued ordinary share
Name	given(1)	capital(2)

Old Mutual Global Investors UK Limited	55,584,826	2.901

Notes:

(1)	The numbers referred to in this table refer to Ladbrokes Coral Shares in respect of which Old Mutual Global Investors UK Limited is the beneficial owner and Ladbrokes Coral Shares in respect of which it controls the voting rights attached thereto.

(2)	Percentages are calculated on the basis of 1,916,330,201 ordinary shares in Ladbrokes Coral, as at the Last Practicable Date, and rounded down to three decimal places.

114

9.4	Aggregate Irrevocable Undertakings and Letter of Intent

In aggregate, therefore, GVC has received irrevocable undertakings and a letter of intent to vote in favour of the Scheme at the Court Meeting and in favour of the Ladbrokes Coral Resolutions to be proposed at the Ladbrokes Coral General Meeting in respect of 241,067,003 Ladbrokes Coral Shares, representing approximately 12.6 per cent. of the share capital of Ladbrokes Coral in issue on the Last Practicable Date.

9.5	GVC Directors and former GVC Directors

As at the Last Practicable Date, the following GVC Directors or former GVC Directors have irrevocably undertaken to Ladbrokes Coral to vote (or procure the voting) in favour of the GVC Shareholder Resolutions at the GVC General Meeting in respect of the beneficial holdings which are under their control of, in aggregate, 3,389,611 GVC Shares representing in aggregate approximately 1.1 per cent. of the voting rights of GVC Shares in issue on the Last Practicable Date:

	Number of GVC Shares	% of the voting rights
	in respect of which	of GVC Shares in
Name	undertaking is given(1)	issue(2)

Kenneth Alexander(3)	1,898,788	0.625

Lee Feldman	734,141	0.242

Norbert Teufelberger(4)	755,276	0.249

Jane Anscombe	1,406	0.000

TOTAL	3,389,611	1.116

Notes:

(1)	The numbers referred to in this table refer to GVC Shares in respect of which the GVC Directors or former GVC Directors are the beneficial owners and GVC Shares in respect of which they control the voting rights attached thereto.

(2)	Percentages are calculated on the basis of 303,734,808 ordinary shares in GVC, as at the Last Practicable Date, and rounded down to three decimal places.

(3)	313,333 of these shares are legally and beneficially owned by Caroline Alexander, Kenneth Alexander’s wife.

(4)	Norbert Teufelberger resigned as a GVC Director with effect from 2 February 2018.

The irrevocable undertakings from the GVC Directors and former GVC Directors will cease to be binding if:

(i)	the Scheme does not become effective or, if GVC elects, subject to GVC (with the consent of the Panel and as otherwise as permitted in accordance with the Co-operation Agreement), to implement the Acquisition by way of a Takeover Offer, the Takeover Offer does not become and is not declared unconditional as to acceptances, in each case by the Long Stop Date;

(ii)	the GVC Board withdraws, adversely modifies or qualifies its recommendation to the GVC Shareholders to vote in favour of the resolutions concerning the Acquisition;

(iii)	the Takeover Offer or Scheme lapses or is withdrawn and no new, revised or replacement Scheme or Takeover Offer has been announced, in accordance with Rule 2.7 of the Takeover Code, in its place or is announced, in accordance with Rule 2.7 of the Takeover Code, at the same time; or

(iv)	the Takeover Offer becomes or is declared wholly unconditional or the Scheme becomes Effective.

115

10.	Cash Confirmation

In accordance with Rule 24.8 of the Takeover Code, Houlihan Lokey, as financial adviser to GVC, is satisfied that sufficient resources are available to GVC to satisfy in full the cash portion of the Offer Consideration.

11.	Material contracts

11.1	Ladbrokes Coral

Save as disclosed below, there have been no contracts entered into by Ladbrokes Coral or any of its subsidiaries during the period commencing on 7 December 2015 (the date two years before the commencement of the Offer Period) and ended on the Last Practicable Date which are outside the ordinary course of business and which are or may be considered material:

(a)	Historic Ladbrokes Group Business Transfer Agreements

(i)	Ladbrokes Betting & Gaming Limited has entered into: (A) a business transfer agreement to sell 168 LBOs to Done Brothers (Cash Betting) Limited (trading as “Betfred”); and (B) a business transfer agreement to sell 17 LBOs to StanJames (Abingdon) Limited (trading as “Stan James”) on 15 October 2016;

(ii)	Coral Racing Limited has entered into: (A) a business transfer agreement to sell 154 LBOs to Betfred; and (B) a business transfer agreement to sell 20 LBOs to Stan James on 15 October 2016; and

(iii)

Ladbrokes Betting & Gaming Limited entered into a further business transfer agreement with Bet 21 Limited in respect of the sale of 1 LBO to Bet 21 Limited on 21 October 2016,

(collectively, the “Historic Ladbrokes Group Business Transfer Agreements”).

Ladbrokes Betting & Gaming Limited and Coral Racing Limited each gave certain customary warranties and indemnities in relation to the business and assets transferring to the purchasers under the relevant Historic Ladbrokes Group Business Transfer Agreements, including an indemnity in respect of all matters arising in connection with the operation of the business transferring to them prior to completion of the Historic Ladbrokes Group Business Transfer Agreements.

(b)	Facilities Agreement

Ladbrokes Group Finance plc, as borrower, Ladbrokes Coral as guarantor and Barclays Bank PLC as agent on behalf of the lenders have entered into a Facilities Agreement dated 8 October 2015, as amended on 13 June 2016, 24 March 2017 and 16 October 2017 (the “Facilities Agreement”). The Facilities Agreement comprises: (i) a £200 million sterling term loan facility (“Facility A”), which is due to mature on 16 October 2020; (ii) a £400 million multi-currency revolving loan facility (“Facility B”), which is due to mature on 8 October 2020; and (iii) a £350 million multi-currency revolving loan facility (“Facility C”), which is due to mature on 16 October 2020. The Facilities Agreement also allows for any lender to make available to Ladbrokes Group Finance plc and any of Ladbrokes Coral’s subsidiaries various ancillary facilities in place of all or part of its Facility B and Facility C commitment.

All amounts borrowed by Ladbrokes Group Finance plc are available towards the general corporate purposes of the Ladbrokes Coral Group, including, without limitation, for working capital purposes.

(i)	Interest and fees

Loans under the Facilities Agreement will bear interest at the percentage rates per annum equal to the aggregate of IBOR and the applicable margin.

Commitment fees are payable on the aggregate undrawn and uncancelled amount of each facility during each facility’s availability period. An arrangement fee and a facility fee were separately agreed between Ladbrokes Group Finance plc and the lenders.

116

(ii)	Guarantee

Ladbrokes Coral provides a continuing guarantee of all amounts payable to the finance parties under the Facilities Agreement and undertakes to pay any amount on demand when due.

(iii)	Representations and warranties

The Facilities Agreement contains customary representations and warranties, including, without limitation:

(A)	corporate representations (including status and incorporation, binding obligations, non-conflict with constitutional documents, laws or other obligations, validity and admissibility in evidence and true and fair financial statements);

(B)	no event of default;

(C)	pari passu ranking with all other unsubordinated and unsecured indebtedness;

(D)	sanctions;

(E)	no misleading information; and

(F)	no proceedings pending or threatened.

(iv)	Covenants and undertakings

The Facilities Agreement has a net borrowings to EBITDA financial covenant of 3.5 times and an EBITDA to net borrowing costs financial covenant of 3.0 times. The net borrowings to EBITDA financial covenant widens to 4.25 times for the test period during which a class 1 acquisition is made and the two immediately following test periods.

In addition, the Facilities Agreement contains certain undertakings, including, without limitation, a restriction on certain sales and other disposals, a restriction on the creation or subsistence of security subject to certain exceptions, a sanctions undertaking and a restriction on financial indebtedness of subsidiaries of Ladbrokes Coral (other than Ladbrokes Group Finance plc) subject to certain exceptions.

(v)	Change of control, regulatory events, mandatory prepayment and events of default

The Facilities Agreement contains a change of control provision, provisions relating to the occurrence of regulatory events (including breaches of certain gambling laws), a mandatory prepayment provision and events of default.

Under the terms of the mandatory prepayment provision, Ladbrokes Group Finance plc must prepay and/or cancel Facility A using all proceeds received from any bond issuance.

The events of default include, without limitation, failure to make payments under the Facilities Agreement, breach of the financial covenants, breach of other obligations contained in the Facilities Agreement, breach of representations, certain events of liquidation or reorganisation and similar events, insolvency, cross-default in excess of specified amounts, suspension of operations, invalidity of the Facilities Agreement and creditors’ process or enforcement of security in respect of property having a value in excess of specified amounts.

If an event of default, a change of control of Ladbrokes Coral or a regulatory event occurs, the agent bank may give notice of cancellation of all available commitments and/or declare all outstanding advances, together with accrued interest, to be immediately due and payable. On the giving of such notice the outstanding amounts would be repayable immediately.

117

(c)	2023 Notes

(i)	Ladbrokes Group Finance plc has issued £400 million 5.125 per cent. Notes due 2023 (the “2023 Notes”) pursuant to a prospectus dated 4 November 2016, a subscription agreement dated 4 November 2016 and a trust deed dated 8 November 2016. Payment obligations under the 2023 Notes are guaranteed by Ladbrokes Coral;

(ii)	The 2023 Notes are subject to certain covenants, including, without limitation:

(A)	a covenant that restricts, subject to certain exceptions, the creation or subsistence of security for indebtedness for borrowed monies unless the 2023 Notes are secured equally and rateably with such indebtedness to the satisfaction of the trustee of the 2023 Notes (the “2023 Notes Trustee”) (or certain other alternative arrangements are made);

(B)	a limitation on the incurrence of financial indebtedness by any member of the Ladbrokes Coral Group subject to certain exceptions and provided the issuer of the notes, any guarantor and any subsidiary of the Ladbrokes Group Finance plc established for and engaged exclusively in the business of incurring debt may incur indebtedness if the Fixed Charge Coverage Ratio (as defined in the 2023 Notes) is equal to or greater than 2.00 to 1.00 after giving effect to the new indebtedness on a pro forma basis; and

(C)	a covenant that restricts the Ladbrokes Group Finance Plc from merger, consolidation and the sale of substantially all of its assets, subject to certain exceptions;

(iii)	The 2023 Notes are also subject to certain events of default, including, without limitation, failure to make payments in respect of the 2023 Notes, certain events of liquidation or reorganisation and similar events, cessation of payment of debts generally or cessation of business, creditors’ process, insolvency, composition with creditors, cross-acceleration in excess of specified amounts and breach of other obligations under the 2023 Notes; and

(iv)	In an event of default (in certain cases only after certification by the 2023 Notes Trustee that the relevant event is, in its opinion, materially prejudicial to the interests of the holders of such notes) the 2023 Notes Trustee may, or if requested or directed by a certain proportion of the holders of the 2023 Notes, shall declare the 2023 Notes immediately due and payable.

11.2	GVC

Save as disclosed below, there have been no contracts entered into by GVC or any of its subsidiaries during the period commencing on 7 December 2015 (the date two years before the commencement of the Offer Period) and ended on the Last Practicable Date which are outside the ordinary course of business and which are or may be considered material:

(a)	Term Loan and Revolving Credit Facility and Acquisition Finance Arrangements

On 2 March 2017, GVC entered into a €320 million term and multi-currency revolving credit facilities agreement with certain financial institutions acting as bookrunners, mandated lead arrangers and lenders and Wilmington Trust (London) Limited acting as agent and security agent (the “Existing Facilities Agreement”) which was subsequently amended and restated on 7 December 2017 to, among other things, increase the then-existing term B loan facility (the “Original TLB”) by €50 million to €300 million (which is the current outstanding principal amount of the Original TLB) and to reduce the pricing. The €70 million revolving credit facility (the “Original RCF”) was not increased and remains undrawn as at the date hereof.

118

In addition to certain customary baskets, the Existing Facilities Agreement permits the incurrence of incremental debt (either as an increase to the total commitments under the Existing Facilities Agreement or as a new third party debt outside of the Existing Facilities Agreement) up to an amount equal to the aggregate of (i) the greater of €100 million and 50 per cent. of Adjusted EBITDA (as defined in the Existing Facilities Agreement) for the most recently completed (and reported) twelve month period (a “relevant period”) plus (ii) an amount such that GVC’s leverage ratio, being the ratio of its consolidated total net debt on the last day of any relevant period to Adjusted EBITDA (as defined in the Existing Facilities Agreement) in respect of that relevant period, does not exceed 3.50:1 (or, if the debt to be incurred is not to rank pari passu with the Existing Facilities Agreement in right of payment and proceeds of collateral, an amount such that GVC’s fixed charge coverage ratio, being the ratio of its Adjusted EBITDA (as defined in the Existing Facilities Agreement) in respect of a relevant period to its consolidated financial interest expenses for that relevant period, is at least 2.00:1). This flexibility was exercised on 22 December 2017 in order to introduce a new £600 million term B loan facility (the “B2(£) Facility”), a new £800 million term B loan facility (to be redenominated into euro) (the “B2(€) Facility”, and together with the B2(£) Facility, the “B2 Facilities”), a new £400 million bond backstop term B loan facility (the “B3 Facility”) (the “New Term Loan Facilities”) and a new £550 million revolving credit facility (the “Replacement RCF”) to replace the Original RCF (provided that up to £100 million of the Replacement RCF will be cancelled if not used within 1 year of the date of the Acquisition to refinance certain Ladbrokes Coral Group bonds and/or amounts due in respect of the CVR Instrument).

GVC can only apply amounts borrowed by it under the B2 Facilities towards: financing or refinancing the payment of the cash consideration in connection with the Acquisition; financing, refinancing or otherwise discharging (or providing funding to one or more other member of the Enlarged Group to finance, refinance or otherwise discharge) certain existing indebtedness of the Ladbrokes Coral Group and paying any related breakage costs, redemption premium, make whole costs and other fees, costs and expenses payable in connection with such financing, refinancing and/or discharge including all fees, costs and expenses incurred by any member of the Enlarged Group in connection with the close-out or termination of any related hedging arrangements in respect of which any member of the Enlarged Group was a party (including in respect of interest and/or exchange rate hedging; financing or financing the payment of fees, costs and expenses relating to the Acquisition; and any other purpose in connection with the Acquisition.

GVC can only apply amounts borrowed by it under Facility B3 towards: any financing, refinancing, redemption, repayment, defeasance, discharge or other acquisition or retirement for the value of certain Ladbrokes Coral Group bonds and paying any related breakage costs, redemption premium, make whole costs and other fees, costs and expenses payable in connection with such refinancing and/or discharge (and any offer to holders of such bonds in connection therewith and/or the change of control as a result of the Acquisition, and any consent solicitation seeking a waiver of the requirement to make such an offer) including all fees, costs and expenses incurred in connection with such refinancing, redemption, repayment, defeasance, discharge or any other acquisition or retirement for value, including all fees, costs and expenses incurred by any member of the Enlarged Group in connection with the close-out or termination of any related hedging arrangements in respect of which any member of the Enlarged Group was a party (including in respect of interest and/or exchange rate hedging).

Each borrower under the Replacement RCF can only apply amounts borrowed by it towards the general corporate and working capital purposes of the Enlarged Group including any redemption, repayment, defeasance, discharge or other acquisition or retirement for value of certain Ladbrokes Coral Group bonds and/or amounts due in respect of the CVRs.

The Existing Facilities Agreement contains certain voluntary cancellation and prepayment rights. There are also mandatory cancellation and prepayment events, including, but not limited to, change of control (meaning if any person or group of persons acting in concert becoming interested in (i) more than 50 per cent. of the issued or allotted ordinary share capital of GVC or (ii) shares in the capital of GVC carrying more than 50 per cent. of the voting rights normally exercisable at a general meeting of GVC) and an excess cash flow sweep, where 25 per cent. of excess cash (defined in the Existing Facilities Agreement as Excess Cash Flow and less certain amounts, including a de minimis basket) is required to be applied in prepayment of the Existing Facilities Agreement if GVC’s leverage ratio is above 3.50:1. The Existing Facilities Agreement also contains protections for the lenders that will apply to certain regulatory breaches of the Enlarged Group that have been outstanding for a certain period of time, the effect of which is that GVC will be restricted from making dividends, and the excess cash flow sweep percentage will be increased from 25 per cent. to 100 per cent., for so long as such breaches are not cured.

119

The interest rate under the Existing Facilities Agreement is made up of the applicable margin and, in relation to any loan in euros, the Euro Interbank Offered Rate, in relation to loans in Australian Dollars, the average bid rate administered by the Australian Financial Markets Association, or in relation to any other loan the London Interbank Offered Rate. The level of the applicable margin depends on GVC’s leverage ratio; at GVC’s current leverage ratio, the applicable margin for the Original TLB is 2.75 per cent. and the applicable margin for the Original RCF is 2.75 per cent.. The initial applicable margin for the B2(£) Facility will be 3.50 per cent., the initial applicable margin for the B2(€) Facility will be 2.75 per cent. and the initial applicable margin for the B3 Facility will be 3.50 per cent. (unless redenominated into euro, in which case the initial applicable margin will be 2.75 per cent.), provided that if no event of default is continuing under the Existing Facilities Agreement and a period of at least six months has expired since the Closing Date, then the applicable margins for the B2 Facilities and B3 Facility shall be as follows for the relevant leverage ratio of GVC:

Leverage ratio	Facility B2(£) Margin % p.a.	Facility B2(€) Margin % p.a.	Facility B3 Margin if £ Loan % p.a.	Facility B3 Margin if € Loan % p.a.
Greater than 3.00	3.75	3.00	3.75	3.00
Equal to or less than 3.00 but greater than 2.00	3.50	2.75	3.50	2.75
Equal to or less than 2.00	3.25	2.50	3.25	2.50

Leverage ratio	Replacement RCF Margin % p.a.
Greater than 3.00	3.00
Equal to or less than 3.00 but greater than 2.00	2.75
Equal to or less than 2.00 but greater than 1.75	2.50
Equal to or less than 1.75 but greater than 1.50	2.25
Equal to or less than 1.50	2.00

GVC and certain other member of the Enlarged Group will act as guarantors under the Existing Facilities Agreement. Each entity which is party to the Existing Facilities Agreement as a borrower under/or guarantor has made or will make certain representations and has given certain general undertakings, which are customary to make or give in a facility agreement of this nature.

For the benefit of Lenders under the Original RCF (and the Replacement RCF), GVC has undertaken to comply with an obligation to ensure that its leverage ratio does not exceed 4.00:1 in respect of any relevant period ending on a quarter date on which the aggregate outstanding cash loans under the Original RCF (or the Replacement RCF) exceed 35 per cent. of the total Original RCF/Replacement RCF commitments.

Events of default, customary in a facility agreement of this nature, include, without limitation, non-payment of amounts due, misrepresentation, cross-default in an amount over €30 million, insolvency, insolvency proceedings, cessation of business and material adverse change.

120

The Original TLB matures on 2 March 2023, the New Term Loan Facilities will mature on the date falling six years after the first date on which such facilities are drawn in connection with the Acquisition (the “Closing Date”) and the Replacement RCF will mature on the date falling 5 years after the Closing Date.

The Existing Facilities Agreement refinances the €250 million one year bridge loan facility dated 19 September 2016 (as amended as restated on 30 January 2017) entered into between, amongst others, GVC as borrower, Nomura International plc as original lender and as mandated lead arranger and Wilmington Trust (London) Limited as agent and security agent which was used in part to repay the €400 million loan from Cerberus Business Finance, LLC to GVC pursuant to an agreement dated 4 September 2015 (as amended and restated from time to time).

(b)	Sponsor Agreement

On the date of this document, GVC and Investec entered into a sponsor agreement (the “Sponsor Agreement”). Pursuant to the Sponsor Agreement, GVC has:

(i)	appointed Investec as its sole sponsor (subject to and in accordance with the terms of the Sponsor Agreement);

(ii)	the right to terminate the Sponsor Agreement prior to the Effective Date in certain circumstances, including if there is a material adverse change in the business of the GVC Group;

(iii)	given certain warranties and undertakings to Investec;

(iv)	given a customary indemnity to Investec; and

(v)	agreed to pay or cause to be paid (together with, in each case, any related VAT) certain fees to Investec, together with certain costs, charges and fees.

(c)	Acquisition of Innopark Pte. Limited

Pursuant to a sale and purchase agreement dated 31 July 2017 (“SPA”) made between, among others, Innopark (India) Private Limited (as Seller), GVC Services Limited (as Buyer) and GVC Holdings plc (as Buyer Guarantor), GVC Services Limited agreed to acquire the entire issued share capital of Innopark Pte. Limited (“Innopark”). Innopark is a Singaporean entity which operates an online gambling B2C, white label bingo and casino business which operate under the Cozy Games brand. The acquisition completed on 9 August 2017 and Innopark and its subsidiaries became part of the GVC Group on that date.

The consideration for the shares in Innopark was an initial purchase price of c.£26.2 million (subject to a working capital adjustment) together with deferred consideration of to £800,000 if certain conditions are met.

The Seller provided customary warranty and indemnity protection to the Buyer under the SPA (including in relation to tax) together with certain set-off rights against the deferred and earn-out consideration in the event of a claim.

(d)	Disposal of Kalixa Payments Group Limited

On 16 December 2016, Kalixa Group Limited (a wholly owned subsidiary of GVC) (“KGL”), entered into a share sale agreement (“SSA”) pursuant to which it sold all of the shares in Kalixa Payments Group Limited (“Kalixa”), GVC’s payments processing business, to Senjō Group Pte. Ltd (“Senjō ”), a global payments operator and investment firm headquartered in Singapore, for a total consideration of €29 million cash subject to a completion accounts adjustment. Total consideration was capped at €35.5 million. The obligations of KGL under the SSA were guaranteed by bwin.party Holdings Limited. Under the terms of the SSA, KGL agreed to certain customary restrictive covenants in relation to competition with Kalixa, and the employment of certain ‘restricted employees’. KGL also agreed to provide Senjō with customary indemnities, representations and warranties. The maximum aggregate liability of KGL for any claims under the SSA was capped at the purchase price. GVC Services Limited and Kalixa each agreed to provide transitional services to each other on a transitional basis pursuant to a separate transitional services agreement.

121

(e)	Sale and Purchase Agreement for the sale of Headlong Limited

On 2 November 2017, GVC entered into a sale and purchase agreement with Ropso Malta Limited (as buyer) and GVC Investments Limited (as seller), pursuant to which GVC Investments Limited agreed to sell the entire issued share capital of Headlong Limited, comprising its Turkish facing operations, to Ropso Malta Limited. The Sale completed on 19 December 2017.

The consideration for the Sale took the form of Deferred Consideration. The first payment was to fall due 5 days after the end of the second month following completion of the Sale.

The Sale Agreement provides that following completion of the Sale, GVC Investments Limited (as seller) has the right to serve a Clean Break Notice on the buyer, notifying the buyer that on the Clean Break Date the buyer’s obligations to pay the consideration shall terminate.

On 21 December 2017 the seller served a notice on the buyer and accordingly the Clean Break Date was 21 January 2018. Given that the Clean Break Date fell before the date on which the first payment of Deferred Consideration fell due, no Deferred Consideration has been paid nor will any Deferred Consideration be payable by the buyer to GVC Investments Limited.

Under the Sale Agreement, GVC Investments Limited (as seller) provided an indemnity to Ropso Malta Limited in connection with certain potential Hungarian regulatory claims. GVC Investment Limited’s liability under the indemnity is capped at €10 million. Other than in respect of this indemnity, GVC and GVC Investment Limited’s maximum liability under the Sale Agreement is capped at the total amount of consideration paid by the Ropso Malta Limited, which is nil.

12.	Offer related arrangements

(a)	Confidentiality Agreement

GVC and Ladbrokes Coral entered into a confidentiality agreement on 10 November 2016 pursuant to which GVC and Ladbrokes Coral have undertaken to each other to keep information provided to each other in connection with the Acquisition confidential and not to disclose it to third parties (other than to permitted recipients) unless required by law or regulation.

(b)	Co-operation Agreement

GVC and Ladbrokes Coral entered into the Co-operation Agreement on 22 December 2017, pursuant to which GVC and Ladbrokes Coral have agreed to certain undertakings to co-operate and provide each other with reasonable information, assistance and access in relation to the filings, submissions and notifications to be made in relation to these regulatory clearances and authorisations that are required in connection with the Acquisition. GVC and Ladbrokes Coral have also agreed to provide each other with reasonable information, assistance and access for the preparation of certain parts of the key shareholder documentation.

GVC has agreed to certain limited restrictions on its conduct of business in respect of material matters pending the Acquisition becoming Effective. GVC has also represented to Ladbrokes Coral that it has served a Clean Break Notice, and undertaken it will not revoke it unless the Acquisition is withdrawn or lapses.

The Co-operation Agreement records GVC’s and Ladbrokes Coral’s intention to implement the Acquisition by way of the Scheme, subject to the ability of GVC to proceed by way of a Takeover Offer which is subject to the consent of Ladbrokes Coral, save where an independent competing transaction is announced or the Ladbrokes Coral Board withdraws its unanimous and unconditional recommendation of the Acquisition.

122

The Co-operation Agreement shall be terminated with immediate effect if GVC and Ladbrokes Coral so agree in writing. Both GVC and Ladbrokes Coral have the right to terminate the Co-operation Agreement, inter alia, if (i) a Condition becomes incapable of satisfaction or is invoked so as to cause the Acquisition not to proceed, (ii) if the Acquisition is withdrawn or lapses in accordance with its terms and/or with the consent of the Panel (other than where such lapse or withdrawal is a result of the exercise of a right to switch to a Scheme or Takeover Offer (as applicable), (iii) the Acquisition does not become Effective on or before the Long Stop Date, (iv) if one or more Ladbrokes Coral director withdraws his or her recommendation of the Acquisition, (v) if one or more GVC director withdraws his or her recommendation of any of the GVC Shareholder Resolutions, and (vi) an independent competing transaction is announced which is unanimously and unconditionally recommended by the Ladbrokes Coral Board.

The Co-operation Agreement also contains provisions that will apply in respect of the Ladbrokes Coral Share Plans and certain other existing employee incentive arrangements.

(c)	CVR Instrument

A summary of the terms of the CVR Instrument is set out at Part 7 (Particulars of the CVRs and Loan Notes) of this document.

(d)	Loan Note Instrument

A summary of the terms of the Loan Note Instrument is set out at Part 7 (Particulars of the CVRs and Loan Notes) of this document.

(e)	Cost Coverage Agreement

GVC and Ladbrokes Coral entered into an agreement on 7 December 2017 pursuant to which GVC agreed in certain circumstances to pay the reasonable documented costs and expenses of professional advisers properly incurred in connection with the Acquisition by Ladbrokes Coral and any of its subsidiaries or subsidiary undertakings from and including 27 November 2017 to and including the date on which the relevant obligation to make such payment was triggered, including any irrecoverable VAT thereon, up to a maximum amount of £5 million (the “Cost Coverage Agreement”).

(f)	Expert Appointment Letter

On 22 December 2017, GVC and Ladbrokes Coral, on the one hand, and Deloitte LLP on the other hand, entered into an appointment letter (the “Expert Appointment Letter”), pursuant to which Deloitte LLP is appointed as the Expert for the purpose of the CVR Instrument. Under the Expert Appointment Letter, Deloitte LLP is to be paid a fee in respect of such appointment, such fee being payable by GVC, and also benefits from certain indemnities and limitations of liability which are customary for appointments of this nature.

(g)	CVR Representative Appointment Letter

On 8 February 2018, GVC and Ladbrokes Coral, on the one hand, and Carl Leaver on the other hand, entered into an appointment letter (the “CVR Representative Appointment Letter”), pursuant to which Carl Leaver is appointed as the CVR Representative for the purpose of the CVR Instrument. Under the CVR Representative Appointment Letter, Carl Leaver is to be paid a fee in respect of such appointment, such fee being payable by GVC, and also benefits from certain indemnities and limitations of liability (such indemnities and limitations of liability being set out in the CVR Instrument).

(h)	Clean Break Notice

A summary of the terms of the Clean Break Notice is set out at paragraph 7 of Part 2 (Explanatory Statement) of this document.

13.	Service Contracts and Remuneration

Save as disclosed below, there are no service contracts in force between any Ladbrokes Coral Director or proposed director of Ladbrokes Coral and Ladbrokes Coral or any of its subsidiaries and no such contract has been entered into or amended during the six months preceding the date of this document:

123

(a)	Ladbrokes Coral Executive Directors

James Mullen

James Mullen’s service agreement as Chief Executive Officer is dated 20 March 2015, and was varied by a letter signed by Mr Mullen on 27 October 2016. Mr Mullen’s employment with the Ladbrokes Coral Group commenced on 5 October 2013 and he was appointed as Chief Executive Officer on 7 May 2015. Mr Mullen’s service agreement (as varied) is terminable by either party on 9 months’ written notice, or on 12 months’ notice if Mr Mullen is unable to properly and effectively perform his duties under the service agreement for 6 months (consecutively or in aggregate in 12 months). There is a provision contained in Mr Mullen’s service contract for early termination of the agreement by payment of a cash sum in lieu of notice equal to his basic salary, pension contribution and the cost to Ladbrokes Coral of providing all other benefits (excluding bonus, other incentives and any holiday entitlement accrued during the notice period) to which he would have been entitled during the notice period, or a sum equal to ten per cent of basic salary during the notice period in satisfaction of the latter component. Ladbrokes Coral has the ability to make the payment in lieu of notice in equal monthly instalments, subject to mitigation. Mr Mullen may be placed on garden leave after notice of termination has been served by either party.

Mr Mullen is entitled to a base salary of £650,000 per annum, a car allowance of £12,500 per annum, payment of reasonable fees for personal financial planning advice, and reimbursement of reasonable expenses. Mr Mullen is eligible to participate in Ladbrokes Coral Group’s discretionary bonus plan, with a bonus opportunity of up to 170 per cent. of base salary, subject to the achievement of performance targets and rules of the plan. One third of any bonus awarded to Mr Mullen is normally delivered in shares allocated conditionally and deferred for three years. Mr Mullen is also eligible to participate in the Ladbrokes Coral Group plc Performance Share Plan up to a potential maximum award of 200 per cent. of base salary. Mr Mullen participates in Ladbrokes Coral’s critical illness and disability insurance and life assurance schemes. Along with his spouse and dependent children, Mr Mullen is also provided with private medical insurance. Mr Mullen is entitled to a cash allowance equal to 22.5 per cent. of his base salary in lieu of pension contributions.

Paul Bowtell

Ladbrokes Coral

Paul Bowtell’s service agreement as Group Chief Financial Officer is dated 1 November 2016 and became effective on that day. Mr Bowtell’s service agreement is terminable by either party on 9 months’ written notice. There is a provision contained in Mr Bowtell’s service contract for early termination of the agreement by payment of a cash sum in lieu of notice equal to his basic salary, pension allowance and car allowance. Ladbrokes Coral has the ability to make the payment in lieu of notice in equal monthly instalments, subject to mitigation. Mr Bowtell may be placed on garden leave after notice of termination has been served by either party.

Mr Bowtell is entitled to a base salary of £535,500 per annum, a car allowance of £12,500 per annum and reimbursement of reasonable expenses. Mr Bowtell is eligible to participate in Ladbrokes Coral Group’s discretionary bonus plan, with a bonus opportunity of up to 130 per cent. of base salary, subject to the achievement of performance targets and rules of the plan. One third of any bonus awarded to Mr Bowtell is normally delivered in shares allocated conditionally and deferred for three years. If Mr Bowtell’s employment terminates other than for cause, he shall be entitled to receive a pro rata amount of the bonus that he would have received had his employment not been terminated. Mr Bowtell is also eligible to participate in the Ladbrokes Coral Group plc Performance Share Plan up to a potential maximum award of 150 per cent. of base salary. Mr Bowtell is entitled to participate in Ladbrokes Coral’s critical illness and disability insurance scheme, and also participates in its life assurance scheme. Along with his spouse and dependent children, Mr Bowtell is also provided with private medical insurance. Mr Bowtell is entitled to a cash allowance equal to 22.5 per cent. of his base salary in lieu of pension contributions.

124

GVC

Paul Bowtell, current Chief Financial Officer of Ladbrokes Coral, has entered into a service agreement dated 8 February 2018 (conditional on Completion) to join the Enlarged Group Board as its Chief Financial Offer in order to ensure that the Enlarged Group has direct access to, and can benefit from, his knowledge of the activities and business of the Ladbrokes Coral business.

Mr Bowtell will be entitled to an annual salary of £656,000 (representing a basic salary of £535,500 plus £120,500 in lieu of pension contributions that Mr Bowtell is entitled to under his existing service agreement with Ladbrokes Coral (as summarised above)). Mr Bowtell will be entitled to participate in GVC’s annual bonus arrangements.

Mr Bowtell’s service agreement is substantially on the same terms as those of the other executive GVC Directors (as fully described in the GVC Prospectus) save that he is entitled to a 28 day holiday period.

(b)	Ladbrokes Coral Non-Executive Directors

John Kelly was first appointed as a non-executive director on 1 September 2010 and has a letter of appointment which is effective from 3 December 2015 for an initial term until the closure of Ladbrokes Coral’s 2017 AGM. He is entitled to an aggregate annual fee of £320,000 (comprising a fee of £300,000 per annum in respect of his duties as a director, and an additional fee of £20,000 per annum to meet the costs associated with his role as the primary liaison with the majority shareholders) plus reasonable expenses.

Mark Clare has a letter of appointment entered into on 7 October 2016 for an initial term from 21 September 2016 to 21 September 2019. He is entitled to an annual fee of £90,000 plus reasonable expenses.

Annemarie Durbin has a letter of appointment entered into on 24 January 2017 for an initial term from 24 January 2017 to 24 January 2020. She is entitled to an annual fee of £65,000, additional fees of £15,000 per annum for acting as the chair of a board committee, and £5,000 per annum per principal committee of which she is a member, and reasonable expenses. Ms Durbin is a member of each of the Audit, Remuneration, Nomination and Social Responsibility Committees.

Mark Pain has a letter of appointment entered into on 3 December 2015 for an initial term from 3 December 2015 to 3 December 2018. He is entitled to an annual fee of £65,000, an additional fee of £15,000 per annum for acting as chair of a board committee, £5,000 per annum per principal committee of which he is a member, plus reasonable expenses. Mr Pain is chair of the Audit Committee and a member of each of the Nomination and Remuneration Committees.

Stephanie Spring has a letter of appointment entered into on 5 October 2016 for an initial term from 21 September 2016 to 21 September 2019. She is entitled to an annual fee of £65,000, additional fees of £15,000 per annum for acting as the chair of a board committee, and £5,000 per annum per principal committee of which she is a member, and reasonable expenses. Ms Spring is the chair of the Remuneration Committee and a member of each of the Audit, Nomination and Social Responsibility Committees.

Robert Templeman has a letter of appointment entered into on 26 October 2016 for an initial term from 1 November 2016 to 31 October 2019. He is entitled to an annual fee of £65,000, additional fees of £15,000 per annum for acting as the chair of a board committee, and £5,000 per annum per principal committee of which he is a member, and reasonable expenses. Mr Templeman is a member of the Nomination Committee.

Each director also has the benefit of an indemnity from Ladbrokes Coral, to the extent permitted by the Companies Act, in respect of financial losses arising from claims against them arising from them acting in their capacity as a director.

125

(c)	Other arrangements with Ladbrokes Coral Directors

The change of control of Ladbrokes Coral requires the approval of the Nevada Gaming Commission with respect to the Ladbrokes Coral Group’s interest in a Nevada regulated entity called Stadium Technology Group, LLC (“Stadium”). It is proposed that, prior to the Effective Date, the Ladbrokes Coral Group entity which holds the interest in Stadium, a Delaware registered entity called Ladbrokes Holdco, Inc., is transferred out of the Ladbrokes Coral Group and held by a trust entity, The Ladbrokes Holdco Irrevocable Trust (the “Trust”), of which John Kelly is proposed to be a trustee, as a Nevada licensed person, on a bare trust for Ladbrokes Coral pending the Nevada Gaming Commission’s approval of the change of control.

Pursuant to that arrangement, John Kelly and Ladbrokes Coral entered into a deed of trust on 7 February 2018 and, prior to the transfer of the Ladbrokes Holdco, Inc. shares into the Trust, propose to enter into a customary deed of indemnification for the benefit of John Kelly and a letter of appointment, pursuant to which John Kelly is appointed as trustee for an initial period of six months and is entitled to receive a commercial arm’s-length fee in respect of him acting as trustee of the Trust for that period.

If the Nevada Gaming Commission approves the transfer into the Trust of the shares in Ladbrokes Holdco, Inc. and the Scheme is approved by the Court, then Ladbrokes Coral will, after the date of the Court approval of the Scheme but before the Effective Date, transfer the shares in Ladbrokes Holdco, Inc. into the Trust. This type of arrangement is not uncommon on transactions that require Nevada Gaming Commission approval. Following the Effective Date, GVC would apply to the Nevada Gaming Commission to be licensed to hold the ultimate controlling interest in Stadium. If such approval were forthcoming the Trust arrangement would be brought to an end.

14.	Ratings and Outlooks

(a)	Ladbrokes Coral

Prior to the commencement of the Offer Period, Ladbrokes Coral’s long-term credit ratings were as follows:

•	Fitch issued a BB (stable outlook) rating on 28 October 2016; and

•	Standard & Poor’s issued a BB (positive outlook) rating on 31 January 2018.

As at the Last Practicable Date, neither Fitch nor Standard & Poor’s had changed the above ratings.

(b)	GVC

There are no current public ratings or outlook accorded to GVC by any rating agencies.

15.	Other Information

(a)	Except as disclosed in this document, no agreement, arrangement or understanding (including any compensation arrangement) exists between GVC or any concert party of GVC and any of the directors, recent directors, shareholders or recent shareholders of Ladbrokes Coral or any person interested or recently interested in shares of Ladbrokes Coral having any connection with or dependence on the Acquisition.

(b)	Except as disclosed in this document, no agreement, arrangement or understanding of whatever nature whether formal or informal (including indemnity or option arrangements) relating to relevant securities which may be an inducement to deal or refrain from dealing exists between Ladbrokes Coral or any concert party of Ladbrokes Coral and any other person.

(c)	The emoluments of the GVC Directors will not be affected by the acquisition of Ladbrokes Coral or by any other associated transaction.

(d)	Except as disclosed in this document, there is no agreement, arrangement or understanding by which any securities acquired in pursuance of the Acquisition will be transferred to any other person, but GVC reserves the right to transfer any such shares to any member of the GVC Group.

126

(e)	Each of Greenhill, UBS, Deutsche Bank, Houlihan Lokey and Investec has given and not withdrawn its consent to the issue of this document with the inclusion of the references to its name in the form and context in which they appear.

(f)	No management incentivisation arrangements, as envisaged by Rule 16.2 of the Takeover Code, are proposed in connection with the Acquisition.

16.	Fees and Expenses

GVC estimates that the aggregate fees and expenses expected to be incurred by GVC in connection with the Acquisition will be approximately €98.4 million (excluding applicable VAT). Set out below are the estimates of fees and expenses (excluding applicable VAT) expected to be incurred in relation to:

Approximately (in € million)
financing arrangements	43.4

financial and corporate broking advice	18.1

legal advice	3.1

accounting advice	1.6

public relations advice	1.1

other professional services	1.6

other costs and expenses (including stamp duty)	29.5

Ladbrokes Coral estimates that the aggregate fees and expenses expected to be incurred by Ladbrokes Coral in connection with the Acquisition will be £24.3 million (excluding applicable VAT). Set out below are the estimates of fees and expenses (excluding applicable VAT) expected to be incurred in relation to:

Approximately
(in £ million)
financial and corporate broking advice	18.4

legal advice	3.7

accounting advice	1.5

public relations advice	0.5

other professional services	0.3

17.	Documents

Copies of the following documents are available, subject to any restrictions relating to persons resident in certain jurisdictions, at https://www.ladbrokescoralplc.com/investors and http://www.gvc-plc.com/html/investor/welcome.asp respectively until the Effective Date:

(a)	this document, including the Forms of Proxy and Form of Election;

(b)	the Ladbrokes Coral Articles and the GVC Articles;

(c)	the draft of the articles of association of Ladbrokes Coral in the form as proposed to be amended by the Special Resolution;

(d)	the report from Grant Thornton in respect of the GVC Quantified Financial Benefits Statement;

(e)	the report from Houlihan Lokey in respect of the GVC Quantified Financial Benefits Statement;

127

(f)	the Confidentiality Agreement;

(g)	the Co-operation Agreement;

(h)	the CVR Instrument (including the agreed form Loan Note Instrument appended to it);

(i)	the Cost Coverage Agreement;

(j)	the Clean Break Notice;

(k)	the Expert Appointment Letter;

(l)	the CVR Representative Appointment Letter;

(m)	the irrevocable undertakings from the Ladbrokes Coral Directors to vote in favour of the Acquisition referred to in paragraph 9.1 above;

(n)	the irrevocable undertakings from the Ladbrokes Coral Shareholders to vote in favour of the Acquisition referred to in paragraph 9.2 above;

(o)	the revocable letter of intent from the Ladbrokes Coral Shareholder to vote in favour of the Acquisition referred to in paragraph 9.3 above;

(p)	the irrevocable undertakings from certain current and former GVC Directors to vote in favour of the GVC Shareholder Resolutions referred to in paragraph 9.5 above;

(q)	the Coral Annual Report and Financial Statements;

(r)	the Ladbrokes Coral Annual Report and Accounts;

(s)	the audited consolidated accounts of Ladbrokes for the financial year ended 31 December 2015;

(t)	the audited consolidated accounts of GVC for the financial year ended 31 December 2016;

(u)	the audited consolidated accounts of GVC for the financial year ended 31 December 2015;

(v)	the interim accounts of Ladbrokes Coral for the six months ended 30 June 2017;

(w)	the interim accounts of GVC for the six months ended 30 June 2017;

(x)	the trading update of GVC dated 11 January 2018 for the financial year 1 January to 31 December 2017 and the fourth quarter 1 October to 31 December 2017;

(y)	the written consents referred to in paragraph 15(e) above; and

(z)	the GVC Prospectus.

The content of the websites referred to in this document is not incorporated into and does not form part of this document.

Ladbrokes Coral Shareholders, persons with information rights and any other person to whom a copy of this document has been sent will not automatically be sent a copy of any document incorporated into this document by reference or the GVC Prospectus. Ladbrokes Coral will, however, upon written or oral request of any such person, provide without charge a copy of any documents incorporated by reference into this document and the GVC Prospectus. Exhibits to documents incorporated by reference into this document or documents referred to in documents incorporated by reference into this document are not incorporated into and do not form part of this document and, accordingly, will not be provided unless they are specifically incorporated by reference into this document.

128

Hard copies of any such documents may be requested by contacting Computershare at Corporate Actions Projects, Bristol, BS99 6AH or by telephone on 0370 702 0127 from within the UK or on +44 370 0127 if calling from outside the UK, with your full name and the full address to which the hard copy may be sent. Calls to the helpline from outside the UK will be charged at the applicable international rates. Different charges may apply to calls made from mobile telephones. Please note that calls may be recorded and randomly monitored for security and training purposes and Computershare cannot provide legal, tax or financial advice or advice on the merits of the Scheme.

Dated:     9 February 2018

129

PART 9 - DESCRIPTION OF THE GVC SHARES

1.	Summary of rights attaching to the GVC Shares

Subject to the provisions of the IoM Companies Act, each GVC Share shall confer upon each GVC Shareholder the right, inter alia, to receive notice of, attend and vote at every Annual General Meeting and Extraordinary General Meeting of GVC, to participate, pari passu, in every dividend or distribution of GVC and to participate, pari passu, in the distribution of surplus assets of GVC remaining after the payment of all creditors in the winding up of GVC.

2.	Variation of rights

Subject to the provisions of the IoM Companies Act, if at any time the share capital of GVC is divided into shares of different classes, any of the rights for the time being attached to any share or class of shares in GVC (and notwithstanding that GVC may be or be about to be in liquidation) may (unless otherwise provided by the terms of issue of the shares of that class) be varied or abrogated in such manner (if any) as may be provided by such rights or, in the absence of any such provision, either with the consent in writing of the holders of not less than three quarters in par value of the issued shares of the class or with the sanction of a special resolution passed at a separate general meeting of the holders of shares of the class duly convened and held as provided in the GVC Articles.

This paragraph shall also apply to the variation or abrogation of the special rights attached to some only of the shares of any class as if each group of shares of the class differently treated formed a separate class the separate rights of which are to be varied. Subject to the terms of issue or the rights attached to any shares, the rights or privileges attached to any class of shares shall be deemed not to be varied or abrogated by the GVC Board resolving that a class of shares is to become or cease to be a share or class of shares or a renounceable right of allotment or a share, title to which is permitted to be transferred by means of a relevant system in accordance with the Regulations.

3.	Pre-emption rights

There are no statutory pre-emption rights under Isle of Man law which have automatic application. Such rights are therefore embodied in the GVC Articles as follows:

Subject as indicated in the paragraph below, and unless GVC shall by special resolution otherwise direct, unissued shares in the capital of GVC shall only be allotted for cash in accordance with the following provisions:

(i)	all shares to be allotted (the “offer shares”) shall first be offered to the members of GVC to whom the GVC Directors determine such shares can be offered without GVC incurring securities offering compliance costs which, in the opinion of the GVC Directors, would be burdensome given the number of members in the relevant jurisdiction in relation to which such compliance costs would be incurred (the “relevant members”);

(ii)	the offer to relevant members set out in sub-paragraph (i) above (the “offer”) shall be made in proportion to the existing holdings of shares of relevant members;

(iii)	the offer shall be made by written notice (the “offer notice”) from the GVC Directors specifying the number and price of the offer shares and shall invite each relevant member to state in writing within a period, not being less than fourteen days, whether they are willing to accept any offer shares and, if so, the maximum number of offer shares they are willing to take;

(iv)	at the expiration of the time specified for acceptance in the offer notice the GVC Directors shall allocate the offer shares to or amongst the relevant members who shall have notified to the GVC Directors their willingness to take any of the offer shares but so that no relevant member shall be obliged to take more than the maximum number of shares notified by him under sub-paragraph (iii) above; and

(v)	if any offer shares remain unallocated after the offer, the GVC Directors shall be entitled to allot, grant options over or otherwise dispose of those shares to such persons on such terms and in such manner as they think fit save that those shares shall not be disposed of on terms which are more favourable to their subscribers than the terms on which they were offered to the relevant members.

130

The pre-emption rights described above shall not apply to the allotment of any shares for a consideration other than cash or in connection with an employees’ share scheme (as defined in the GVC Articles), and, accordingly, the GVC Directors may allot or otherwise dispose of any unissued shares in the capital of GVC for a consideration other than cash to such persons at such times and generally on such terms as they may think fit.

A reference in the foregoing paragraphs to the allotment of any shares includes the grant of a right to subscribe for, or to convert any securities into, shares but such reference does not include the allotment of any relevant shares pursuant to such a right.

4.	Voting rights

Subject to any special terms as to voting on which any shares may have been issued or may for the time being be held and to any suspension or abrogation of voting rights pursuant to the GVC Articles, at any general meeting every member who (being an individual) is present in person and every member who (being a corporation) is present by duly authorised corporate representative shall on a show of hands have one vote. On a poll every member who (being an individual) is present in person or by proxy and every member who (being a corporation) is present by duly authorised corporate representative or by proxy shall have one vote for each share of which he is the holder.

5.	Dividends

Subject to the provisions of the GVC Articles, GVC may, subject to the satisfaction of the solvency test (as defined in section 49 of the IoM Companies Act), by resolution declare that out of profits available for distribution in accordance with Isle of Man law dividends be paid to members according to their respective rights and interests in the profits of GVC available for distribution. However, no dividend shall exceed the amount recommended by the GVC Board. Notwithstanding the foregoing, the GVC Board may (subject to satisfaction of the solvency test) declare and pay such interim dividends as appear to be justified by the profits and financial position of GVC. If at any time the share capital of GVC is divided into different classes, the GVC Board may pay such interim dividends on shares which rank after shares conferring preferential rights with regard to dividend as well as on shares conferring preferential rights unless at the time of payment an preferential dividend is in arrears. Provided that the GVC Board acts in good faith it shall not incur any liability to the holders of shares conferring preferential rights for any loss that they may suffer in consequence of the declaration or by the lawful payment of any interim dividend on any shares ranking after those with preferential rights.

All dividends and interest shall be paid (subject to any lien on GVC) to those GVC Shareholders whose names appear on the register of shareholders of GVC at the date at which such dividend shall be declared or at the date at which such interest shall be payable respectively, or at such other date as GVC, by resolution of the GVC Board, may determine, notwithstanding any subsequent transfer or transmission of GVC Shares.

The GVC Board may, at its discretion, make provisions to enable such member as the GVC Board shall from time to time determine to receive dividends duly declared in a currency or currencies other than Euro. For the purposes of the calculation of the amount receivable in respect of any dividend, the rate of exchange to be used to determine the foreign currency equivalent of any sum payable as a dividend shall be such market rate selected by the GVC Board as it shall consider appropriate at the close of business in London on the date which is the Business Day last preceding:

(i)	in the case of a dividend to be declared by GVC in general meeting, the date on which the GVC Board publicly announces its intention to recommend that specific dividend; and

(ii)	in the case of any other dividend, the date on which the GVC Board publicly announces its intention to pay that specific dividend, provided that where the GVC Board considers the circumstances to be appropriate it shall determine such foreign currency equivalent by reference to such market rate or rates or the mean of such market rates prevailing at such time or times or on such other date or dates, in each case falling before the time of the relevant announcement, as the GVC Board may select.

131

GVC may make, or procure the making of, any payment in respect of a GVC Shareholder’s uncertificated shares through CREST in accordance with any authority given to GVC to do so (whether in writing, through CREST or otherwise) by or on behalf of the GVC Shareholder in a form satisfactory to the GVC Board. The making of such payment in accordance with such authority shall be a good discharge to GVC.

If cheques, warrants or orders for dividends or other sums payable in respect of an GVC Share sent by GVC to the person entitled thereto by post are returned to GVC undelivered or left uncashed on two consecutive occasions or, following one occasion, reasonable enquiries have failed to establish any new address to be used for the purpose, GVC shall not be obliged to send any further dividends or other moneys payable in respect of that GVC Share due to that person until he notifies GVC of an address to be used for the purpose.

All dividends, interest or other sum payable and unclaimed for 12 months after having become payable may be invested or otherwise made use of by the GVC Board for the benefit of GVC until claimed and GVC shall not be constituted as a trustee in respect thereof. All dividends unclaimed for a period of six years after having become due for payment shall (if the GVC Board so resolves) be forfeited and revert to GVC.

6.	Transfer of shares

Each member may transfer all or any of his shares in the case of certificated shares by instrument of transfer in writing in any usual form or in any form approved by the GVC Board or in the case of uncertificated shares without a written instrument in accordance with the Regulations. Any written instrument shall contain the business or residential address of the transferee and be executed by or on behalf of the transferor and (in the case of a transfer of a share which is not fully paid up) by or on behalf of the transferee. The transferor shall be deemed to remain the holder of such share until the name of the transferee is entered in GVC’s register of members as the holder of the share.

No transfer of any share shall be made:

(i)	to a minor;

(ii)	to a bankrupt; or

(iii)	to any person who is, or may be, suffering from mental disorder and either:

(A)	has been admitted to hospital in pursuance of an application for admission for treatment under the Mental Health Act 1983 (an Act of Parliament in the United Kingdom) or any similar statute relating to mental health (whether in the United Kingdom, the Isle of Man or elsewhere); or

(B)	an order has been made by any court having jurisdiction (whether in the United Kingdom, the Isle of Man or elsewhere) in matters concerning mental disorder for his detention or for the appointment of a receiver, curator bonis or other person to exercise powers with respect to his property or affairs, and the GVC Directors shall refuse to register the purported transfer of a share to any such person.

The GVC Board may in its absolute discretion and without giving any reason refuse to register any transfer of a certificated share unless:

(i)	it is in respect of a share which is fully paid up;

(ii)	it is in respect of a share on which GVC has no lien;

(iii)	it is in respect of only one class of shares;

(iv)	it is in favour of a single transferee or not more than four joint transferees;

(v)	it is duly stamped (if so required); and

(vi)

it is delivered for registration to the registered agent of GVC, or such other person as the GVC Board may from time to time appoint, accompanied (except in the case of a transfer where a certificate has not been required to be issued) by the certificate for the shares to which it relates and such other evidence as the GVC Board may reasonably require to prove the title of the transferor and the due execution by him of the transfer or if the transfer is executed by some other person on his behalf, the authority of that person to do so, provided that such discretion may not be exercised in such a way as to prevent dealings in the shares from taking place on an open and proper basis.

132

The registration of transfers of shares or of any class of shares may be suspended at such times and for such periods (not exceeding thirty days in any year) as the GVC Board in its absolute discretion may from time to time determine (subject to the Regulations in the case of any shares of a class which is a Participating Security (as defined below)). Notice of closure of the register of members of GVC shall be given in accordance with the requirements of the IoM Companies Act.

The GVC Board shall register a transfer of title to any uncertificated share or the renunciation or transfer of any renounceable right of allotment of a share which is a share or class of shares or a renounceable right of allotment of a share (“Participating Security”), title to which is permitted to be transferred by means of a relevant uncertificated system in accordance with the Regulations, held in uncertificated form in accordance with the Regulations, except that the GVC Board may refuse (subject to any relevant requirements applicable to the recognised investment exchange(s) to which the shares of GVC are admitted) to register any such transfer or renunciation which is in favour of more than four persons jointly or in any other circumstance permitted by the Regulations.

7.	Disclosure of interests

Every person who to his knowledge becomes interested, or becomes aware that he is or has become interested, in 3 per cent. or more of the shares for the time being in issue of any relevant class of shares of GVC, shall be under an obligation to give to GVC notice in writing of that fact, specifying the following information:

(i)	the number of shares of the relevant class in which he was to his knowledge interested immediately after the obligation arose and the percentage of voting rights in GVC held through those GVC Shares (and/or any other direct or indirect holding of Relevant Financial Instruments (meaning a financial instrument relating to GVC’s securities in respect of which disclosure would be required under DGTR 5.3.1 if GVC were incorporated in England) in such shares);

(ii)	the chain of controlled undertakings through which voting rights are effectively held, if applicable;

(iii)	the date on which the threshold was reached or crossed;

(iv)	the identity and address of each registered holder of such GVC Shares and of any person entitled to exercise voting rights on behalf of that holder; and

(v)	in respect of any notification of voting rights arising from the holding of Relevant Financial Instruments, the following shall be required:

(A)	the resulting situation in terms of voting rights;

(B)	if applicable, the chain of controlled undertakings through which financial instruments are effectively held;

(C)	the date on which the threshold was reached or crossed;

(D)	for instruments with an exercise period, an indication of that date or time period where shares will or can be acquired, if applicable;

(E)	date of maturity or expiration of the instrument; and

(F)	the identity of the holder, (collectively, the “Relevant Information”).

133

Every person who, at any time after the date on which GVC Article 75 comes into force ceases to be interested, or becomes aware that he has ceased to be interested, in 3 per cent or more of the shares for the time being in issue of any relevant class of shares of GVC, shall be under an obligation to give to GVC notice in writing of that fact, specifying the Relevant Information.

Where:

(i)	a person is, to his knowledge, interested in 3 per cent or more of the shares for the time being in issue of any relevant class of shares of GVC;

(ii)	there occurs, to his knowledge, or he becomes aware that there has occurred, an integer change in his percentage interest in the shares of that class for the time being in issue; and

(iii)	that person shall be under an obligation to give to GVC notice in writing of the change, specifying the Relevant Information.

An obligation to give a notice to GVC under the above provisions shall be fulfilled without delay and in any event before the end of the second working day after the day on which it arises.

The GVC Directors shall keep a register (the “Register of Substantial Interests”) and shall procure that, whenever GVC receives information from a person in consequence of the fulfilment of an obligation imposed on him by that article, that information is within three working days thereafter inscribed in the Register of Substantial Interests against that person’s name, together with the date of the inscription.

8.	Suspension of rights

The GVC Board may at any time serve a notice (“Information Notice”) upon a member requiring the member to disclose to it in writing within such period (being no less than ten days and not more than thirty days from the date of despatch) as may be specified in the notice, information relating to any beneficial interest of any third party or any other interest of any kind whatsoever which a third party may have in relation to any or all GVC Shares registered in the member’s name. If a member has been issued with an Information Notice and has failed in relation to any GVC Shares the subject of the Information Notice (“notice shares”) to furnish any information required by such notice within the time period specified therein, then the GVC Board may at any time following fourteen days from the expiry of the date on which the information required to be furnished pursuant to the relevant Information Notice is due to be received by the GVC Board, serve on the relevant holder a notice (in this paragraph called a “disenfranchisement notice”) whereupon the following sanctions shall apply:

8.1	Voting

The member shall not, with effect from the service of the disenfranchisement notice, be entitled in respect of the notice shares to attend or to vote (either in person or by representative or proxy) at any general meeting of GVC or at any separate meeting of the holders of any class of shares of GVC or on any poll or to exercise any other right conferred by membership in relation to any such meeting or poll.

8.2	Dividends and transfers

Where the notice shares represent at least 0.25 per cent in par value of their class:

(i)	any dividend or other money payable in respect of the notice shares shall be withheld by GVC, which shall not have any obligation to pay interest on it and the member shall not be entitled to elect pursuant to the GVC Articles to receive shares instead of that dividend; and

(ii)	subject in the case of uncertificated shares to the Regulations, no transfer, other than an approved transfer, or any notice shares held by the member shall be registered unless the member is not himself in default as regards supplying the information required pursuant to the relevant Information Notice and the member proves to the satisfaction of the GVC Board that no person in default as regards supplying such information is interested in any of the GVC Shares which are the subject of the transfer.

134

PART 10 - SOURCES OF INFORMATION AND BASES OF CALCULATION

In this document, unless otherwise stated, or the context otherwise requires, the following sources and bases of calculation have been used:

Historical financial information

1.	Historical financial information relating to GVC has been extracted or derived (without material adjustment) from the audited consolidated financial statements of (i) the GVC Group included in GVC’s annual report and accounts for the financial year ended 31 December 2016; (ii) the Prior GVC Group included in the Prior GVC Group’s annual report and accounts for the financial years ended 31 December 2015 and 2014; (iii) the bwin.party Group in respect of the financial year ended 31 December 2015 and the three months ended 31 March 2016 which were included in an announcement published by GVC on 1 July 2016 relating to the transfer of its listing category from the standard segment of the Official List to the premium segment of the Official List; (iv) the bwin.party Group included in the bwin.party Group’s annual report and accounts for the financial year ended 31 December 2014; and (v) the unaudited interim consolidated financial statements of the GVC Group for the six months ended 30 June 2017.

2.	Historical financial information relating to Ladbrokes Coral has been extracted or derived (without material adjustment) from the audited financial statements of Ladbrokes Coral contained in (i) the Ladbrokes Coral Annual Report and Accounts; (ii) the Coral Annual Report and Financial Statements; (iii) the audited consolidated accounts of Ladbrokes for the financial year ended 31 December 2015; and (iv) the unaudited consolidated accounts of Ladbrokes Coral for the six months ended 30 June 2017.

Details calculated by reference to the last Business Day prior to the Rule 2.7 Announcement

3.	The total equity value attributed to Ladbrokes Coral is calculated:

•	by reference to the price of £9.34 per GVC Share, being the Closing Price on 21 December 2017, the last Business Day prior to the Rule 2.7 Announcement;

•	on the basis of the fully diluted share capital of Ladbrokes Coral referred to in paragraph 5 below.

4.	As at the close of business on 21 December 2017, being the last Business Day prior to the date of the Rule 2.7 Announcement, Ladbrokes Coral had in issue 1,916,106,857 Ladbrokes Coral Shares (excluding 31,760,568 Ladbrokes Coral Shares held in treasury). The International Securities Identification Number for Ladbrokes Coral Shares is GB00B0ZSH635.

5.	The fully-diluted share capital of Ladbrokes Coral (being 1,932,240,602 Ladbrokes Coral Shares) is calculated on the basis of:

•	the number of issued Ladbrokes Coral shares referred to in paragraph 4 above; and

•	the maximum number of Ladbrokes Coral options and awards which become exercisable or awards that vest on a change of control which would, if exercised (rather than being cash cancelled) need to be satisfied using newly issued Ladbrokes Coral Shares, amounting to 16,133,745 Ladbrokes Coral Shares (as at 21 December 2017).

Details calculated by reference to the Last Practicable Date

6.	The total equity value attributed to Ladbrokes Coral is calculated:

•	by reference to the price of £8.73 per GVC Share, being the Closing Price on the Last Practicable Date; and

•	on the basis of the fully diluted share capital of Ladbrokes Coral referred to in paragraph 8 below.

7.	As at the close of business on the Last Practicable Date, Ladbrokes Coral had in issue 1,916,330,201 Ladbrokes Coral Shares (excluding 31,760,568 Ladbrokes Coral shares held in treasury) and GVC had in issue 303,734,808 GVC Shares. The International Securities Identification Number for Ladbrokes Coral Shares is GB00B0ZSH635 and for GVC Shares is IM00B5VQMV65. As at the close of business on the Last Practicable Date, the GVC Shares in issue carried the right to cast 303,734,808 votes in total.

135

8.	The fully-diluted share capital of Ladbrokes Coral (being 1,928,283,652 Ladbrokes Coral Shares) is calculated on the basis of:

•	the number of issued Ladbrokes Coral Shares referred to in paragraph 7 above; and

•	the estimated number of Ladbrokes Coral options and awards which become exercisable or awards that vest on a change of control under the Ladbrokes Coral Share Schemes, amounting to 11,953,451 options and awards (as at the Last Practicable Date).

9.	The fully-diluted share capital of the Enlarged Group (being 587,447,406 GVC Shares) has been calculated as the sum of:

•	a total number of 314,447,406 GVC Shares, being the number of GVC Shares in issue as at the close of business on the Last Practicable Date and any new GVC Shares which may be issued as a result of (i) the exercise of any options or (ii) awards vesting under the GVC Incentive Schemes between the Last Practicable Date and Admission; and

•	273,000,000 New GVC Shares which would be the maximum number issued under the terms of the Scheme (as referred to in paragraph 10 below).

10.	The maximum number of New GVC Shares to be issued under the Scheme taking into account all options or awards which may be exercised under the Ladbrokes Coral Share Schemes before the Long Stop Date (being 273,000,000) is calculated by the multiplication of the expected total number of fully-diluted Ladbrokes Coral Shares (with an added allowance for headroom) by the exchange ratio.

11.	The percentage of the share capital of the Enlarged Group that will be owned by Scheme Shareholders of 46.5 per cent. is calculated by dividing the number of New GVC Shares to be issued under the terms of the Scheme referred to in paragraph 10 above by the share capital of the Enlarged Group (as set out in paragraph 9 above) and multiplying the resulting sum by 100 to produce a percentage.

Other points

12.	Unless otherwise stated, all prices for Ladbrokes Coral Shares and GVC Shares are Closing Prices as of the relevant date.

13.	The premium calculations to the price of a Ladbrokes Coral Share have been calculated by reference to:

•	the Closing Price of a Ladbrokes Coral Share of £1.36 on 6 December 2017, the last Business Day preceding the announcement by GVC of a possible offer for Ladbrokes Coral; and

•	the prior 6 month volume weighted average price of a Ladbrokes Coral Share of £1.23 in respect of the period from 7 June 2017 to 6 December 2017 (both dates inclusive).

14.	The volume weighted average prices of an GVC Share and of a Ladbrokes Coral Share are derived from data provided by Bloomberg.

15.	Unless otherwise stated, all amounts converted from GBP to EUR and vice versa are converted based on the exchange rate of GBP 1 = EUR 1.13 as at 7.42 p.m. on the Last Practicable Date derived from Bloomberg.

136

PART 11 – DEFINITIONS

The following definitions apply throughout this document, other than in the Scheme set out in Part 4 (The Scheme of Arrangement) of this document and in the notices of the Ladbrokes Coral Shareholder Meetings, unless the context requires otherwise:

“2023 Notes”	has the meaning given to that term in paragraph 11.1(c) of Part 8 (Additional Information) of this document

“2023 Notes Trustee”	has the meaning given to that term in paragraph 11.1(c) of Part 8 (Additional Information) of this document

“Acquisition”	the proposed acquisition by GVC of the entire issued and to be issued share capital of Ladbrokes Coral pursuant to the Scheme (or pursuant to the Takeover Offer under certain circumstances as set out in this document) on the terms and subject to the Conditions set out in this document and, where the context admits, any subsequent revision, variation, extension or renewal thereof

“Admission”	the admission of the New GVC Shares to (i) the premium listing segment of the Official List and (ii) trading on the main market for listed securities of the London Stock Exchange becoming effective

“ADR”	an American depositary receipt

“Approval of Admission”	the satisfaction of Condition 3(b) in respect of the admission of the New GVC Shares to (i) the premium listing segment of the Official List and (ii) trading on the main market for listed securities of the London Stock Exchange

“ARC”	has the meaning given to that term in Condition 3(d)

“associated undertaking”	has the meaning given by paragraph 19 of Schedule 6 to the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 other than paragraph 19(1)(b) of Schedule 6 to those Regulations which shall be excluded for this purpose

“Authorisations”	authorisations, orders, grants, recognitions, confirmations, consents, licences, clearances, certificates, permissions or approvals

“B2(£) Facility”	has the meaning given to that term in paragraph 11.2(a) of Part 8 (Additional Information) of this document

“B2(€) Facility”	has the meaning given to that term in paragraph 11.2(a) of Part 8 (Additional Information) of this document

“B3 Facility”	has the meaning given to that term in paragraph 11.2(a) of Part 8 (Additional Information) of this document

“B2 Facilities”	has the meaning given to that term in paragraph 11.2(a) of Part 8 (Additional Information) of this document

“B2 Standards”	means the “Machine standards category B2” Revision 2, dated June 2012 as published by the UKGC as at the date of the CVR Instrument

“Base Value”	has the meaning given to that term in paragraph 4 of Part 7 (Particulars of the CVRs and Loan Notes) of this document

137

“Basic Impact”	has the meaning given to that term in paragraph 5 of Part 7 (Particulars of the CVRs and Loan Notes) of this document

“Blue Proxy Form” or “BLUE Form of Proxy”	the blue Form of Proxy accompanying the Notice of Court Meeting

“Business Day”	a day (not being a Saturday or Sunday) on which clearing banks are open in London for the transaction of normal banking business

“bwin.party”	bwin.party Digital Entertainment Limited, a private company limited by shares, incorporated in Gibraltar with company number 91225

“bwin.party Group”	bwin.party, and, prior to 1 February 2016, any subsidiary undertaking of bwin.party, any parent undertaking of bwin.party and any subsidiary undertaking of any parent undertaking of bwin.party, in each case, from time to time

“bwin.party Synergies”	has the meaning given to that term in paragraph 2 of Part 6 (GVC Quantified Financial Benefits Statement) of this document

“certificated” or “in certificated form”	a share or other security which is not in uncertificated form (that is, not in CREST)

“Cash Election”	a Mix and Match Election to receive a greater proportion of cash for each Scheme Share pursuant to the terms of the Mix and Match Facility

“Change of Control”	a circumstance where any person or group of persons acting in concert gains direct or indirect control of GVC. For the purposes of this definition:

(a)	control of GVC means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of GVC; or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of GVC; or

(C)	give directions with respect to the operating and financial policies of GVC with which the directors or other equivalent officers of GVC are obliged to comply; or

(ii)	the holding beneficially of more than 50 per cent. of the issued share capital of GVC (excluding any part of that issued share capital that carries no right to participate, or no right to participate beyond a specified amount, in a distribution of either profits or capital); and

138

(b)	acting in concert means, in respect of a group of persons, that such persons pursuant to an agreement or understanding (whether formal or informal), co-operate to obtain or consolidate control of GVC, such expression to be construed in accordance with the Takeover Code and the rulings of the Panel

“Clean Break Date”	has the meaning given to that term in paragraph 7 of Part 2 (Explanatory Statement) of this document

“Clean Break Notice”	has the meaning given to that term in paragraph 7 of Part 2 (Explanatory Statement) of this document

“Closing Date”	has the meaning given to that term in paragraph 11.2(a) of Part 8 (Additional Information) of this document

“Closing Price”	the closing middle market quotation of a share as derived from the daily official list of the London Stock Exchange

“CMA”	the UK Competition and Markets Authority, being the body responsible for investigating mergers, market shares and conditions and the regulation of firms under UK competition law created by the Enterprise and Regulatory Reform Act 2013

“Companies Act”	the UK Companies Act 2006, as amended

“Computershare”	Computershare Investor Services PLC

“Conditions”	the conditions to the Acquisition set out in Part 3 (Conditions to and further terms of the Acquisition) of this document and “Condition” means such one or more of them as the context may require

“Confidentiality Agreement”	the confidentiality agreement entered into between GVC and Ladbrokes Coral dated 10 November 2016

“Consultation Period”	has the meaning given to that term in paragraph 5 of Part 7 (Particulars of the CVRs and Loan Notes) of this document

“Consultation Procedure”	has the meaning given to that term in paragraph 5 of Part 7 (Particulars of the CVRs and Loan Notes) of this document

“Consulting Parties”	has the meaning given to that term in paragraph 2 of Part 7 (Particulars of the CVRs and Loan Notes) of this document

“Co-operation Agreement”	the agreement dated 22 December 2017 between GVC and Ladbrokes Coral relating, among other things, to commitments to provide information and assistance for the purposes of obtaining official authorisation or regulatory clearance

“Coral Annual Report and Financial Statements”	the annual report and audited financial statements of Coral for the year ended 26 September 2015

“Cost Coverage Agreement”	has the meaning given to that term in paragraph 12(e) of Part 8 (Additional Information) of this document

“Court”	the High Court of Justice in England and Wales

“Court Hearing”	the hearing by the Court to sanction the Scheme

139

“Court Meeting”	the meeting of Scheme Shareholders to be convened at the direction of the Court pursuant to Part 26 of the Companies Act to consider, and if thought fit, approve the Scheme (with or without amendment), including any adjournment thereof

“Court Order”	the order of the Court sanctioning the Scheme under Part 26 of the Companies Act

“Court Sanction Date”	the date on which the Court Order is made

“CREST”	the relevant system (as defined in the Regulations) in respect of which Euroclear is the Operator (as defined in the Regulations)

“CREST Manual”	the CREST manual issued by Euroclear

“CREST Proxy Instructions”	a properly authenticated CREST message appointing and instructing a proxy to attend and vote in place of a Ladbrokes Coral Shareholder in the Court Meeting and/or the Ladbrokes Coral General Meeting and containing the information required to be contained in the CREST Manual

“CVRs”	the contingent value rights constituted by the CVR Instrument issued to holders of Scheme Shares

“CVR Holder”	a person who is for the time being entered in the CVR register as a holder of CVRs and CVR Holders shall be construed accordingly

“CVR Holder Majority”	the holder or holders for the time being of at least 50.1 per cent of the number of CVRs in issue at the relevant time

“CVR Instrument”	the deed poll dated 22 December 2017 and entered into by GVC under which the CVRs have been constituted

“CVR Long Stop Date”	00.01 a.m. on the first anniversary of the Effective Date

“CVR Representative”	has the meaning given to that term in paragraph 2 of Part 7 (Particulars of the CVRs and Loan Notes) of this document

“CVR Representative Appointment Letter”	means the appointment letter dated 8 February 2018 and entered into between Carl Leaver, GVC and Ladbrokes Coral pursuant to which Carl Leaver is appointed as the CVR Representative for the purpose of the CVR Instrument, a summary of the principal terms of which is set out in paragraph 12(g) of Part 8 (Additional Information) of this document

“Dealing Disclosure”	an announcement pursuant to Rule 8 of the Takeover Code containing details of dealings in interests in relevant securities of a party to an offer

“Deferred Consideration”	has the meaning given to that term in paragraph 7 at Part 2 (Explanatory Statement) of this document

“Determination Procedure”	has the meaning given to that term in paragraph 5 of Part 7 (Particulars of the CVRs and Loan Notes) of this document

“Determining Values”	has the meaning given to that term in paragraph 5 of Part 7 (Particulars of the CVRs and Loan Notes) of this document

“DCMS”	the Department for Digital, Culture, Media & Sport of the UK Government, or any successor to such department

140

“Deutsche Bank”	Deutsche Bank AG, London Branch

“DGTRs”	the Disclosure Guidance and Transparency Rules made by the FCA under Part VI of FSMA

“Disclosed”	information which has been fairly disclosed:

(i)	by, or on behalf of, Ladbrokes Coral to GVC (or its advisers) in a data room established by GVC for the purposes of the Acquisition or otherwise in writing;

(ii)	in the Ladbrokes Coral Annual Report and Accounts or in the Coral Annual Report and Financial Statements;

(iii)	in any announcement to a Regulatory Information Service by, or on behalf of, Ladbrokes Coral, prior to the publication of the Rule 2.7 Announcement; or

(iv)	in the Rule 2.7 Announcement

“disenfranchisement notice”	has the meaning given in paragraph 8 of Part 9 (Description of the GVC Shares) of this document

“DRIP”	the Ladbrokes Coral dividend reinvestment plan

“Early Redemption Date”	has the meaning given to that term in paragraph 4 of Part B of Part 7 (Particulars of the CVRs and Loan Notes) of this document

“EBITDA”	earnings before interest, tax, depreciation and amortisation

“EBITDA Impact Projection”	has the meaning given to that term in paragraph 4 of Part 7 (Particulars of the CVRs and Loan Notes) of this document

“Effective”	in the context of the Acquisition: (i) if the Acquisition is implemented by way of the Scheme, the Scheme having become effective pursuant to its terms; or (ii) if the Acquisition is implemented by way of the Takeover Offer, the Takeover Offer having been declared or having become unconditional in all respects in accordance with the requirements of the Takeover Code

“Effective Date” or “Completion”	the date on which the Acquisition becomes Effective

“Election Return Time”	1.00 p.m. on the Business Day after the Court Sanction Date or such later date and time (if any) as Ladbrokes Coral and GVC may agree and Ladbrokes Coral may announce through a Regulatory Information Service

“Electronic Election”	a transfer to escrow election made in respect of the Mix and Match Facility by a Scheme Shareholder who holds Scheme Shares in uncertificated form in accordance with the procedure detailed in Part 14 (Notes for Making Elections under the Mix and Match Facility) of this document

“Enacted”	in respect of a particular Triennial Measure, either:

(a)	a statutory instrument in respect of such Triennial Measure having been laid before Parliament by the UK Government pursuant to section 172 or section 240 of the Gambling Act, and a period of 40 calendar days having elapsed since the date of such statutory instrument having been laid before Parliament, without a petition having been presented either by the House of Commons or the House of Lords for the annulment of such statutory instrument; or

141

(b)	a statutory instrument in respect of such Triennial Measure having been proposed to Parliament by the UK Government pursuant to section 236 of the Gambling Act, and an affirmative vote in respect of such statutory instrument having been obtained from both the House of Commons and the House of Lords; or

(c)	Royal Assent in respect of any primary legislation to give effect to any such Triennial Measure having been given; or

(d)	the making by the UKGC of a specification of a licence condition pursuant to section 76 of the Gambling Act (after any necessary consultation period having occurred) to bring into effect such Triennial Measure, or the following of any equivalent process in respect of any amendment to the B2 Standards

“Enlarged Group”	the GVC Group (including the Ladbrokes Coral Group) following the Effective Date

“Enlarged Group Board”	the board of directors of GVC after the Effective Date

“Envisaged Maximum Stakes”	means any of the possible Maximum Stakes set out in the Row 1 of the Maximum Stakes Table

“EPS”	earnings per share

“EU Merger Regulation”	Council Regulation (EC) No. 139/2004 (as amended)

“Euroclear”	Euroclear UK & Ireland Limited (formerly known as CRESTCo Limited)

“Excluded Shares”	(i) any Ladbrokes Coral Shares which are registered in the name of or beneficially owned by GVC or its nominee(s) or any subsidiary undertaking of GVC or its nominee(s); and

(ii) any Ladbrokes Coral Shares held in treasury (unless such Ladbrokes Coral Shares cease to be so held)

“Existing Facilities Agreement”	has the meaning given to that term in paragraph 11.2(a) of Part 8 (Additional Information) of this document

“Expert”	has the meaning given to that term in paragraph 2 of Part 7 (Particulars of the CVRs and Loan Notes) of this document

“Expert Appointment Letter”	means the appointment letter dated 22 December 2017 and entered into between Deloitte LLP, GVC and Ladbrokes Coral pursuant to which Deloitte LLP is appointed as the Expert for the purpose of the CVR Instrument, a summary of the principal terms of which is set out in paragraph 12(f) of Part 8 (Additional Information) of this document

“Explanatory Statement”	the explanatory statement (in compliance with Part 26 of the Companies Act) relating to the Scheme, as set out in Part 2 (Explanatory Statement) of this document

142

“Facilities Agreement”	has the meaning given to that term in paragraph 11.1(b) of Part 8 (Additional Information) of this document

“Facility A”	has the meaning given to that term in paragraph 11.1(b) of Part 8 (Additional Information) of this document

“Facility B”	has the meaning given to that term in paragraph 11.1(b) of Part 8 (Additional Information) of this document

“Facility C”	has the meaning given to that term in paragraph 11.1(b) of Part 8 (Additional Information) of this document

“FATCA”	(a) sections 1471 to 1474 of the US Internal Revenue Code of 1986 or any associated regulations;

(b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c) any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction

“FATCA Exempt Party”	a Loan Note Holder that is entitled to receive payments free from any deduction or withholding from a payment on a Loan Note required by FATCA

“FCA”	the Financial Conduct Authority or its successor from time to time

“FCA Handbook”	the FCA’s Handbook of rules and guidance as amended from time to time

“FCO”	has the meaning given to that term in Condition 3(d)

“Final Cost Base”	has the meaning given to that term in paragraph 2 of Part 6 (GVC Quantified Financial Benefits Statement) of this document

“Final Redemption Date”	has the meaning given to that term in paragraph 4 of Part B of Part 7 (Particulars of the CVRs and Loan Notes) of this document

“FOBT”	a gaming machine falling within regulation 5(5) of the Categories of Gaming Machine Regulations 2007 (SI 2007/2158) as amended, made by the DCMS pursuant to section 236(1) of the Gambling Act

“Form of Election” or “GREEN Form of Election”	a green form of election relating to the Mix and Match Facility sent to Scheme Shareholders who hold their Scheme Shares in certificated form other than (i) Restricted Overseas Holders or (ii) Overseas Holders with a registered address in, or who are citizens, residents or nationals of a Restricted Jurisdiction

“Forms of Proxy”	the Blue Proxy Form and the White Proxy Form both of which accompany this document and a “Form of Proxy” means either of them as the context requires

“FSMA”	the Financial Services and Markets Act 2000 (as amended from time to time)

143

“Gambling Act”	the UK Gambling Act 2005

“Grant Thornton”	Grant Thornton UK LLP

“Greenhill”	Greenhill & Co. International LLP

“Greek Tax Assessment”	has the meaning given to that term in paragraph 7 of Part 2 (Explanatory Statement) of this document

“Gross Synergies”	has the meaning given to that term in paragraph 2 of Part 6 (GVC Quantified Financial Benefits Statement) of this document

“GVC”	GVC Holdings PLC, a company incorporated in the Isle of Man with registered number 4685V

“GVC Articles”	the articles of association of GVC in force from time to time

“GVC Board” or “Board of GVC”	the GVC Directors collectively

“GVC Directors” or “Directors of GVC”	at any relevant time, the members of the GVC Board at that time

“GVC General Meeting”	a general meeting of GVC Shareholders to be convened to approve certain matters in connection with the Acquisition and, if thought fit, pass the GVC Shareholder Resolutions, including any adjournments, postponement or reconvention thereof

“GVC Group”	GVC and its subsidiaries and subsidiary undertakings from time to time and, where the context admits, any of them

“GVC Incentive Schemes”	the following share incentive schemes of GVC:

(i) GVC Holdings PLC 2015 Long Term Incentive Plan;
(ii) GVC Holdings PLC 2017 Long Term Incentive Plan;
(iii) GVC Holdings PLC 2016 Annual Share Bonus Plan;
(iv) GVC Holdings PLC 2016 Management Incentive Plan;
(v) Chief Executive Officer Incentive Plan 2017; and
(vi) GVC Holdings PLC Annual and Deferred Bonus Plan

“GVC Permitted Dividend”	has the meaning given to that term in paragraph 18 of Part 2 (Explanatory Statement) of this document

“GVC Plus methodology”	has the meaning given to that term in paragraph 2 of Part 6 (GVC Quantified Financial Benefits Statement) of this document

“GVC Prospectus”	the combined prospectus and shareholder circular to be published by GVC in connection with the Proposals and sent to GVC Shareholders and Ladbrokes Coral Shareholders summarising, amongst other things, the background to and reasons for the Acquisition and containing details of, amongst other things, the Enlarged Group and the New GVC Shares, which will include a notice convening the GVC General Meeting

“GVC Quantified Financial Benefits Statement”	has the meaning given to that term in Part 6 (GVC Quantified Financial Benefits Statement) of this document

“GVC Registrar”	Link Market Services (Isle of Man) Limited, a company registered in the Isle of Man (registered number (118797C) whose registered office is at Clinch’s House, Lord Street, Douglas, Isle of Man IM99 1RZ

144

“GVC Representative”	has the meaning given to that term in paragraph 2 of Part 7 (Particulars of the CVRs and Loan Notes) of this document

“GVC Shareholder Resolutions”	the resolutions to be proposed at the GVC General Meeting in connection with the Acquisition, including, amongst other things, resolutions to: (i) approve, effect and implement the Acquisition including the grant of uncapped indemnities to the GVC Representative and the CVR Representative (under the Listing Rules, as a “Class 1” transaction); (ii) authorise an increase in the authorised share capital of GVC; (iii) confer authorities for the issue and allotment of the New GVC Shares to be issued pursuant to the Acquisition; (iv) the disapplication of pre-emption rights in respect of the allotment of the New GVC Shares in accordance with article 5.2(d) of the GVC Articles and (v) the amendment of the GVC Articles in connection with the proposed increase in the share capital of GVC to be set out in the notice of general meeting of GVC in the GVC Prospectus

“GVC Shareholders”	the holders of GVC Shares from time to time

“GVC Shares”	the ordinary shares of EUR 0.01 each in GVC

“Historic Ladbrokes Group Business Transfer Agreements”	has the meaning given to that term in paragraph 11.1(a) of Part 8 (Additional Information) of this document

“Houlihan Lokey”	Houlihan Lokey EMEA, LLP

“HMRC”	Her Majesty’s Revenue & Customs

“IBOR”	interbank offered rate

“Incremental Impact”	has the meaning given to that term in paragraph 5 of Part 7 (Particulars of the CVRs and Loan Notes) of this document

“Information Notice”	has the meaning given to that term in paragraph 8 of Part 9 (Description of the GVC Shares) of this document

“Initial Cost Base”	has the meaning given to that term in paragraph 2 of Part 6 (GVC Quantified Financial Benefits Statement) of this document

“Innopark”	has the meaning given to that term in paragraph 11.2(c) of Part 8 (Additional Information) of this document

“Investec”	Investec Bank plc

“IoM Companies Act”	the Isle of Man Companies Act 2006, as amended

“Kalixa”	has the meaning given to that term in paragraph 11.2(d) of Part 8 (Additional Information) of this document

“KGL”	has the meaning given to that term in paragraph 11.2(d) of Part 8 (Additional Information) of this document

“Ladbrokes/Coral Synergies”	has the meaning given to that term in paragraph 2 of Part 6 (GVC Quantified Financial Benefits Statement) of this document

“Ladbrokes Coral”	Ladbrokes Coral Group plc, a company incorporated in England and Wales with registered number 00566221

“Ladbrokes Coral ADR Holders”	the holders of Ladbrokes Coral ADRs from time to time

“Ladbrokes Coral ADRs”	ADRs, each of which represents one (1) Ladbrokes Coral Share, issued under the Ladbrokes Coral Deposit Agreement

145

“Ladbrokes Coral Annual Report and Accounts”	the annual report and accounts of Ladbrokes Coral for the year ended 31 December 2016

“Ladbrokes Coral Articles”	the articles of association of Ladbrokes Coral in force from time to time

“Ladbrokes Coral Board”	the board of directors of Ladbrokes Coral

“Ladbrokes Coral Deposit Agreement”	the deposit agreement dated 22 May 1998 by and among Ladbrokes Coral, the Ladbrokes Coral Depositary and all holders from time to time of ADRs issued thereunder

“Ladbrokes Coral Depositary”	Deutsche Bank Trust Company of New York, an indirect wholly owned subsidiary of Deutsche Bank

“Ladbrokes Coral Directors”	the directors of Ladbrokes Coral, and “Ladbrokes Coral Director” means any one of them

“Ladbrokes Coral General Meeting”	the general meeting of Ladbrokes Coral Shareholders (and any adjournment thereof) convened for the purposes of considering and, if thought fit, approving, inter alia, the Special Resolution required to implement the Scheme

“Ladbrokes Coral Group”	Ladbrokes Coral and its subsidiary undertakings from time to time

“Ladbrokes Coral Information”	all information in this document relating to Ladbrokes Coral, the Ladbrokes Coral Group, the Ladbrokes Coral Directors and their immediate families, related trusts and connected persons and persons acting in concert (as defined in the Takeover Code) with Ladbrokes Coral and the recommendation of the Ladbrokes Coral Directors, and in each case including all information relating to the foregoing which has been incorporated by reference into this document

“Ladbrokes Coral Permitted Dividend”	has the meaning given to that term in paragraph 18 of Part 2 (Explanatory Statement) of this document

“Ladbrokes Coral Remuneration Committee”	the remuneration committee of the Ladbrokes Coral Board

“Ladbrokes Coral Group Share Ownership Trust”	the employee benefit trust established by way of trust deed dated 22 December 1989 between Ladbrokes Coral and Computershare Trustees (C.I.) Limited

“Ladbrokes Coral Shareholder Meetings”	the Court Meeting and the Ladbrokes Coral General Meeting

“Ladbrokes Coral Shareholders”	holders of Ladbrokes Coral Shares

“Ladbrokes Coral Shares”	the ordinary shares of 28 1⁄3 pence each in Ladbrokes Coral

“Ladbrokes Coral Share Schemes”	the following employee share schemes of Ladbrokes Coral:

(i) the Ladbrokes Coral Group plc 1978 Share Option Scheme;

(ii) the Ladbrokes Coral Group plc Executive Deferred Bonus Plan;

(iii) the Ladbrokes Coral Group plc Performance Share Plan;

(iv) the Ladbrokes Coral Group plc Restricted Share Plan;

146

(v)	the Ladbrokes Coral Group plc 1983 Savings Related Option Scheme; and

(vi)	the Ladbrokes Coral Group plc Share Incentive Plan

“Ladbrokes Coral UK Business”	the Ladbrokes Coral business of operating LBOs in England, Scotland and Wales

“Last Practicable Date”	7 February 2018 (being the last practicable date prior to the publication of this document)

“LBO”	a premises in respect of which a betting premises licence (as defined in section 150(1)(e) of the Gambling Act) has been issued by a licensing authority (as defined in section 2 of the Gambling Act)

“Lenders”	has the meaning given to that term in paragraph 11 of Part 2 (Explanatory Statement) of this document

“Linearly Interpolated”	in circumstances where the Maximum Stake stipulated in the Maximum Stakes Measures falls between two Envisaged Maximum Stakes which are adjacent to one another in Row 1 of the Maximum Stakes Table, determining the Base Value associated with that stipulated Maximum Stake by assuming that the Base Value figure in Row 2 directly below the lower of those Envisaged Maximum Stakes in Row 1 of the Maximum Stakes Table increases on a straight-line basis up to the Base Value figure in Row 2 directly below the higher of those Envisaged Maximum Stakes in Row 1 of the Maximum Stakes Table, and linearly interpolated shall be construed accordingly

“Listing Conditions”	has the meaning given to that term in Condition 3(b)

“Listing Rules”	the listing rules, made by the FCA under Part 6 of FSMA, as amended from time to time and contained in the FCA’s publication of the same name (as amended from time to time)

“Loan Note Holder”	a person who is for the time being entered in the Loan Note register as a holder of Loan Notes and Loan Note Holders shall be construed accordingly

“Loan Note Instrument”	the deed poll constituting the Loan Notes to be made by GVC in certain circumstances following determination of the Loan Note Principal Value

“Loan Note Issue Date”	the date of issuance (if any) by GVC of the Loan Notes

“Loan Note Principal Value”	has the meaning given to that term in paragraph 4 of Part 7 (Particulars of the CVRs and Loan Notes) of this document

“Loan Notes”	any Loan Notes issued pursuant to the CVR Instrument

“London Stock Exchange”	London Stock Exchange plc, together with any successors thereto

“Long Stop Date”	30 June 2018 or such later date as Ladbrokes Coral and GVC may agree in writing, with the Panel’s consent and the approval of the Court (if such consent and/or approval is required)

“Maximum Machine Number”	the legally permitted maximum number of FOBTs in each LBO as currently prescribed by section 172(8) of the Gambling Act

“Maximum Machines Measures”	has the meaning given to that term in paragraph 3 of Part 7 (Particulars of the CVRs and Loan Notes) of this document

147

“Maximum Stake”	the maximum stake which may be wagered by a player on any particular game cycle on a FOBT, disregarding any conditions imposed by law or regulation that may have to be satisfied before such maximum stake may be wagered

“Maximum Stakes Measures”	has the meaning given to that term in paragraph 3 of Part 7 (Particulars of the CVRs and Loan Notes) of this document

“Maximum Stakes Table”	the table set out at paragraph 4 of Part 7 (Particulars of the CVRs and Loan Notes) of this document

“MGA”	has the meaning given in Part 3 (Conditions to and further terms of the Acquisition) of this document

“Mix and Match Election”	an election by a Scheme Shareholder in accordance with the Scheme in respect of the Mix and Match Facility, including both an Electronic Election and an election made by a Form of Election

“Mix and Match Facility”	the facility provided for in the Scheme under which Ladbrokes Coral Shareholders (other than Ladbrokes Coral Shareholders with a registered address in, or who are citizens, residents or nationals of, a Restricted Jurisdiction and Restricted Overseas Holders) may elect to vary the proportions in which they receive New GVC Shares and cash as part of the Offer Consideration on the basis of, for every 32.7 pence in cash, 0.0374570446735395 New GVC Shares, or for every 0.141 of a New GVC Share, 123.093 pence in cash

“Net Gaming Revenue” or “NGR”	the fair value of consideration received or receivable. In sportsbetting, NGR is calculated as the gains and losses in respect of bets placed on sporting events which have taken place in the period, stated net of betting taxes and certain promotional bonuses. In casino and gaming, NGR represents the net win in respect of bets placed in games that have concluded in the period, stated net of promotional bonuses. In poker, NGR represents the rake or commission for games that have concluded in the period, net of certain promotional bonuses

“New GVC Shares”	new GVC Shares proposed to be allotted and issued to Scheme Shareholders pursuant to the Scheme

“New Term Loan Facilities”	has the meaning given to that term in paragraph 11.2(a) of Part 8 (Additional Information) of this document

“Non-Slots Games”	a game on a FOBT which is not a Slots Game (for example, a virtual game of the type played in casinos such as roulette, or other virtual sporting events such as horse and dog tracks)

“offer”	has the meaning given to that term in paragraph 3 of Part 9 (Description of the GVC Shares) of this document

“Offer Consideration”	the consideration to be delivered by GVC for each Scheme Share held by Scheme Shareholders at the Scheme Record Time, being, in respect of each Scheme Share so held, (i) 32.7 pence in cash (ii) 0.141 New GVC Shares and (iii) a contingent entitlement of up to a further 42.8 pence in principal value of Loan Note by way of a CVR linked to the outcome of the Triennial Review, subject to provisions relating to fractional entitlements and Restricted Overseas Holders set out in the Scheme and Part D (Certain further terms of the Acquisition) of Part B (Certain further terms of the Acquisition) of Part 3 (Conditions to and further terms of the Acquisition) of this document and, in respect of the cash and New GVC Shares consideration, the Mix and Match Facility

148

“Offer Document”	should GVC elect to make the Takeover Offer, the document to be sent to Ladbrokes Coral Shareholders which will contain, inter alia, the terms and conditions of the Takeover Offer

“Offer Period”	the offer period commencing on 7 December 2017 and ending on the Effective Date

“offer notice”	has the meaning given to that term in paragraph 3 of Part 9 (Description of the GVC Shares) of this document

“offer shares”	has the meaning given to that term in paragraph 3 of Part 9 (Description of the GVC Shares) of this document

“Official List”	the official list maintained by the FCA

“Opening Position Disclosure”	an announcement containing details of interests or short positions in, or rights to subscribe for, any relevant securities of a party to the offer if the person concerned has such a position

“Original RCF”	has the meaning given to that term in paragraph 11.2(a) of Part 8 (Additional Information) of this document

“Original TLB”	has the meaning given to that term in paragraph 11.2(a) of Part 8 (Additional Information) of this document

“Overseas Holders”	Ladbrokes Coral Shareholders, CVR Holders and/or Loan Note Holders (as applicable) (or nominees of, or custodians or trustees for, such Ladbrokes Coral Shareholders, CVR Holders and/or Loan Note Holders (as applicable)) not resident in, or nationals or citizens of the United Kingdom

“Panel”	the Panel on Takeovers and Mergers

“Parliament”	the Parliament of the United Kingdom, and House of Lords and House of Commons mean the upper and lower chambers of such Parliament respectively

“Participating Security”	has the meaning given to that term in paragraph 6 of Part 9 (Description of the GVC Shares) of this document

“Permitted Dividend”	Ladbrokes Coral Permitted Dividend and GVC Permitted Dividend

“Pounds”, “pence”, “sterling” and “£”	the lawful currency of the United Kingdom

“Phase 2 CMA Reference”	a reference of the Acquisition or any matters arising therefrom to the chair of the Competition and Markets Authority for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013

“PRA”	Prudential Regulation Authority or its successor from time to time

“Prior GVC Group”	the GVC Group prior to 1 February 2016, the date of its acquisition of the bwin.party Group

“Proposals”	the Acquisition and the GVC Shareholder Resolutions

“Receiving Agent”	Computershare Investor Services PLC

149

“Redemption Date”	has the meaning given to that term in paragraph 4 of Part B of Part 7 (Particulars of the CVRs and Loan Notes) of this document

“Register of Substantial Interests”	has the meaning given to that term in paragraph 7 of Part 9 (Description of the GVC Shares) of this document

“Registrar of Companies”	the Registrar of Companies in England and Wales

“Regulations”	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755)

“Regulatory Information Service”	a regulatory information service as defined in the FCA Handbook

“Relevant Information”	has the meaning given to that term in paragraph 7 of Part 9 (Description of the GVC Shares) of this document

“relevant members”	has the meaning given to that term in paragraph 3 of Part 9 (Description of the GVC Shares) of this document

“relevant period”	has the meaning given to that term in paragraph 11.2(a) of Part 8 (Additional Information) of this document

“Replacement RCF”	has the meaning given to that term in paragraph 11.2(a) of Part 8 (Additional Information) of this document

“Representatives”	the CVR Representative and the GVC Representative

“Restricted Jurisdiction”	any jurisdiction where local laws or regulations may result in significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available to Ladbrokes Coral Shareholders in that jurisdiction (in accordance with the Notes on Rule 30.4 of the Takeover Code);

“Restricted Overseas Holders”	Overseas Holders to which the issue of New GVC Shares, CVRs and/or Loan Notes (as applicable) would or may infringe the laws of a jurisdiction outside England and Wales or would or may require any governmental or other consent or any registration, filing or other formality which cannot be complied with, or compliance with which would be unduly onerous

“Review Commencement Date”	has the meaning given to that term in paragraph 4 of Part 7 (Particulars of the CVRs and Loan Notes) of this document

“Rule 2.7 Announcement”	the announcement in respect of the Acquisition made in accordance with Rule 2.7 of the Takeover Code on 22 December 2017

“Sale”	has the meaning given to that term in paragraph 7 of Part 2 (Explanatory Statement) of this document

“Sale Agreement”	has the meaning given to that term in paragraph 7 of Part 2 (Explanatory Statement) of this document

“Scheme”	the scheme of arrangement proposed to be made under Part 26 of the Companies Act to effect the Acquisition between Ladbrokes Coral and the Scheme Shareholders, as set out in Part 4 (The Scheme of Arrangement) of this document with or subject to any modification, addition or condition approved or imposed by the Court and agreed by Ladbrokes Coral and GVC

“Scheme Record Time”	6.00 p.m. on the Business Day after the Court Sanction Date

150

“Scheme Shareholders”	holders of Scheme Shares

“Scheme Shares”	(a) the Ladbrokes Coral Shares in issue at the date of the Scheme Document;

(b) any Ladbrokes Coral Shares issued after the date of the Scheme Document and on or before the Voting Record Time in respect of the Court Meeting; and

(c) any Ladbrokes Coral Shares issued after the Voting Record Time in respect of the Court Meeting and on or before the Scheme Record Time on the terms that the holder or any subsequent holder thereof shall be bound by the Scheme or in respect of which the original or any subsequent holders thereof shall have agreed in writing to be, bound by the Scheme, but excluding (1) in the case of references in this Scheme to “Scheme Shares” or “Scheme Shareholders” in relation to voting at the Court Meeting any Excluded Shares in issue at the Voting Record Time in respect of the Court Meeting and any Scheme Shares referred to in (c) above and (2) in the case of other references in this Scheme to “Scheme Shares” or “Scheme Shareholder” any Excluded Shares in issue at the Scheme Record Time

“SDRT”	Stamp Duty Reserve Tax

“SEC”	the US Securities and Exchange Commission or any successor agency thereto

“Senjō”	has the meaning given to that term in paragraph 11.2(d) of Part 8 (Additional Information) of this document

“Share Election”	a Mix and Match Election to receive a greater proportion of New GVC Shares for each Scheme Share pursuant to the terms of the Mix and Match Facility

“SIP Trust”	the trust established by way of trust deed dated 9 July 2001 between Ladbrokes Coral and Computershare Trustees Limited set up for the purposes of administrating the Ladbrokes Coral Share Incentive Plan

“Slots Game”	a game on a FOBT which is mechanical or virtual in nature and which uses spinning reels, discs or other representations of moving or changing symbols

“SPA”	has the meaning given to that term in paragraph 11.2(c) of Part 8 (Additional Information) of this document

“Special Resolution”	the special resolution(s) to be proposed at the Ladbrokes Coral General Meeting in connection with, amongst other things, the approval of the Scheme, and such other matters as may be necessary to implement the Scheme, the delisting of the Ladbrokes Coral Shares and the re-registration of Ladbrokes Coral as a private limited company

“SPODDS”	has the meaning given to that term in paragraph 7 of Part 2 (Explanatory Statement) of this document

“Sponsor Agreement”	has the meaning given to that term in paragraph 11.2(b) of Part 8 (Additional Information) of this document

151

“Spin Speed”	the minimum time period for completion of an individual game cycle on a FOBT as currently specified in paragraph 5.7 of the B2 Standards

“Spin Speeds Measures”	has the meaning given to that term in paragraph 3 of Part 7 (Particulars of the CVRs and Loan Notes) of this document

“SSA”	has the meaning given to that term in paragraph 11.2(d) of Part 8 (Additional Information) of this document

“Stadium”	Stadium Technology Group, LLC

“subsidiary”, “subsidiary undertaking” and “undertaking”	shall be construed in accordance with the Companies Act

“Takeover Code”	the City Code on Takeovers and Mergers issued by the Panel, as amended from time to time

“Takeover Offer”	should GVC elect to implement the Acquisition by way of a takeover offer (as defined in section 974 of the Companies Act), the recommended offer to be made by or on behalf of GVC to acquire all of the Ladbrokes Coral Shares on the terms and subject to the Conditions set out in Part 3 (Conditions to and further terms of the Acquisition) of this document and, where the context admits, any subsequent revision, variation, extension or renewal of such Takeover Offer

“TCGA”	the Taxation of Chargeable Gains Act 1992

“Third Party”	each of a central bank government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental, administrative, fiscal or investigative body, court, trade agency, association, institution, environmental body, employee representative body or any other body or person whatsoever in any jurisdiction

“Triennial Measures”	has the meaning given to that term in paragraph 3 of Part 7 (Particulars of the CVRs and Loan Notes) of this document

“Triennial Review”	the UK Government’s Review of Gaming Machines and Social Responsibility Measures, as initiated by a Call for Evidence published by the DCMS on 24 October 2016, and including the consultation being undertaken by the DCMS in accordance with the terms set out in the Consultation Paper published by the DCMS on 31 October 2017

“Trust”	has the meaning given to that term in paragraph 13(c) of Part 8 (Additional Information) of this document

“UBS”	UBS Limited

“UKGC”	the UK Gambling Commission or any successor thereto

“UKLA”	the UK Financial Conduct Authority in its capacity as the UK Listing Authority for the purposes of Part VI of FSMA

“UK Government”	Her Majesty’s Government of the United Kingdom from time to time and/or (i) any ministerial or non-ministerial department of it, including but not limited to the DCMS, and/or (ii) any executive agency of any such department

“UK Holders”	has the meaning given to that term in paragraph 7.1 of Part 8 (Additional Information) of this document

152

“uncertificated” or “in uncertificated form”	in relation to a share or other security, a share or other security which is recorded on the relevant register of the share or security concerned as being held in uncertificated form in CREST and title to which, by virtue of the Regulations, may be transferred by means of CREST

“United Kingdom” or “UK”	the United Kingdom of Great Britain and Northern Ireland

“United States” or “US” or “USA”	the United States of America, its territories and possessions, any State of the United States of America and District of Columbia

“US Exchange Act”	the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder

“US GAAP”	has the meaning given to that term in paragraph 19 of Part 2 (Explanatory Statement) of this document

“US Securities Act”	the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder

“US Shareholder”	a Ladbrokes Coral Shareholder resident or located in the United States

“VAT”	value added tax and/or any similar sales or turnover tax imposed in any jurisdiction

“Voting Record Time”	10.00 p.m. on 6 March 2018 or if the Court Meeting and/or Ladbrokes Coral General Meeting is adjourned, 10.00 p.m. on the second calendar day before the date of the relevant adjourned meeting

“White Proxy Form” or “WHITE Form of Proxy”	the white Form of Proxy accompanying the Notice of Ladbrokes Coral General Meeting

“Wider Ladbrokes Coral Business”	the business of Ladbrokes Coral carried on within the UK of which the Ladbrokes Coral UK Business forms part

“Wider Ladbrokes Coral Group”	the Ladbrokes Coral Group and associated undertakings and any other undertaking in which Ladbrokes Coral and/or such undertakings (aggregating their interests) have a direct or indirect interest in 20 per cent. or more of the equity share capital (as defined in the Companies Act)

“Wider GVC Group”	the GVC Group and associated undertakings and any other undertaking in which GVC and/or such undertakings (aggregating their interests) have a direct or indirect interest in 20 per cent. or more of the equity share capital (as defined in the Companies Act)

“Winding Up Events”	has the meaning given to that term in paragraph 7 of Part 7 (Particulars of the CVRs and Loan Notes) of this document

Any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof.

Any phrase introduced by the terms ‘including’, ‘include’, ‘in particular’ or any similar expression is to be construed as illustrative only and does not limit the sense of the words preceding those terms.

153

PART 12 - NOTICE OF COURT MEETING

LADBROKES CORAL GROUP PLC

IN THE HIGH COURT OF JUSTICE	No. CR-2017-009560

BUSINESS AND PROPERTY COURTS OF

ENGLAND AND WALES

COMPANIES COURT (CHD)

IN THE MATTER OF LADBROKES CORAL GROUP PLC

AND

IN THE MATTER OF THE COMPANIES ACT 2006

NOTICE IS HEREBY GIVEN that by an Order dated 8 February 2018 made in the above matters, the Court has given permission for a Meeting (the “Court Meeting”) to be convened of the holders of Scheme Shares as at the Voting Record Time (each as defined in the Scheme of Arrangement hereinafter mentioned) for the purpose of considering and, if thought fit, approving (with or without modification) a Scheme of Arrangement proposed to be made pursuant to Part 26 of the Companies Act 2006 between (i) Ladbrokes Coral Group plc (“Ladbrokes Coral” or the “Company”) and (ii) the holders of Scheme Shares (as defined in the Scheme of Arrangement mentioned below) and that the Court Meeting will be held at the offices of Ashurst LLP, Broadwalk House, 5 Appold Street, London, EC2A 2AG on 8 March 2018 at 11.30 a.m. at which place and time all Scheme Shareholders (as defined in the Scheme of Arrangement mentioned below) are requested to attend.

A copy of the Scheme of Arrangement and a copy of the Explanatory Statement required to be furnished pursuant to Part 26 of the Companies Act 2006 are incorporated in the document of which this Notice forms part.

The Scheme Shareholders may vote in person at the Court Meeting or they may appoint another person, whether or not a member of Ladbrokes Coral, as their proxy to attend and vote in their stead. Voting will be by poll, which shall be conducted as the Chairman of the Court Meeting may determine.

A Blue Proxy Form for use at the Court Meeting is enclosed with this Notice.

Completion and return of a Form of Proxy will not prevent a Scheme Shareholder from attending and voting at the Court Meeting.

In the case of joint holders, the vote of the senior who tenders a vote whether in person or by proxy will be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority will be determined by the order in which the names stand in the Register of Members of Ladbrokes Coral in respect of the joint holding.

It is requested that forms appointing proxies (together with any power of attorney or other authority under which the proxy form is signed, or a notarially certified copy of such power of attorney) be returned to Ladbrokes Coral’s registrars, Computershare Investor Services PLC. For your convenience the Form of Proxy is pre-paid (if posted within the UK) and addressed to Computershare. If you wish you may use your own envelope and return the Form of Proxy by post to Computershare, The Pavilions, Bridgwater Road, Bristol, BS99 6ZY or deliver it (during normal business hours) by hand to Computershare, The Pavilions, Bridgwater Road, Bristol BS13 8AE not later than 48 hours before the time appointed for the Court Meeting i.e. by 11.30 a.m. on 6 March 2018 or, in the case of any adjournment, not later than 48 hours before the time appointed for the adjourned Court Meeting, but if forms are not so returned they may be handed to a representative of Computershare or the Chairman of the Court Meeting at the Court Meeting before the taking of the poll. Proxies may also be submitted electronically at Computershare’s website, www.eproxyappointment.com, so as to be received by not later than 48 hours before the time appointed for the Court Meeting, or, in the case of any adjournment, 48 hours before the time appointed for the adjourned Court Meeting.

CREST members who wish to appoint a proxy or proxies through the CREST Proxy Voting Service may do so for the Court Meeting and any adjournment(s) thereof by using the procedures described in the CREST Manual.

154

In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message (a “CREST Proxy Instruction”) must be properly authenticated in accordance with the specifications of Euroclear UK & Ireland Limited (“Euroclear”) and must contain the information required for such instructions, as described in the CREST Manual. The message, regardless of whether it relates to the appointment of a proxy or to an amendment to the instruction given to a previously appointed proxy must, in order to be valid, be transmitted so as to be received by the issuer’s agent (ID 3RA50) not later than 48 hours before the time appointed for the Court Meeting i.e. by 11.30 a.m. on 6 March 2018 or, in the case of any adjournment, not later than 48 hours before the time appointed for the adjourned Court Meeting. For this purpose, the time of receipt will be taken to be the time (as determined by the time stamp applied to the message by the CREST Application Host) from which the issuer’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST.

Ladbrokes Coral may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.

As an alternative to appointing a proxy, any Scheme Shareholder which is a corporation may appoint one or more corporate representatives who may exercise on its behalf all its powers as a shareholder provided that no more than one corporate representative exercises powers over the same share.

Only those holders of Scheme Shares registered in the register of members of Ladbrokes Coral as at 10.00 p.m. on 6 March 2018 or, in the event that the Court Meeting is adjourned, in the register of members at 10.00 p.m. on the second calendar day before the day of any adjourned meeting shall be entitled to attend or vote in respect of the number of shares registered in their name at the relevant time. Changes to entries in the register of members of Ladbrokes Coral after 10.00 p.m. on 6 March 2018 or, in the event that the Court Meeting is adjourned, after 10.00 p.m. on the second calendar day before the day of any adjourned meeting shall be disregarded in determining the rights of any person to attend or vote at the Court Meeting.

By Order, the Court has appointed John Kelly or, failing him, Mark Clare or, failing him, Stephanie Spring to act as Chairman of the Court Meeting and has directed the Chairman to report the result of the Court Meeting to the Court.

The Scheme of Arrangement will be subject to the subsequent approval of the Court.

DATED: 9 February 2018

Ashurst LLP
Broadwalk House

5 Appold Street

London EC2A 2AG

Solicitors for Ladbrokes Coral

155

GUIDANCE NOTES FOR COMPLETION OF THE BLUE PROXY FORM FOR THE COURT MEETING AND ELECTRONIC PROXY VOTING

The guidance notes set out below should be read in conjunction with the Blue Proxy Form or if you are proposing to register the appointment of a proxy for the Court Meeting electronically:

1.	To be entitled to attend and vote at the meeting (and for the purpose of the determination by Ladbrokes Coral of the votes they may cast), shareholders must be registered in the register of members of Ladbrokes Coral as at 10.00 p.m. on 6 March 2018 or, in the event that the meeting is adjourned, in the register of members at 10.00 p.m. on the second calendar day before the date of any adjourned meeting. Changes to entries on the register of members after the relevant deadline shall be disregarded in determining the rights of any person to attend and vote at the meeting or any adjourned meeting.

2.	Scheme Shareholders entitled to attend and vote at the Court Meeting are entitled to appoint one or more proxies to attend, to speak and to vote in their place. If you wish to appoint more than one proxy, each proxy must be appointed to exercise the rights attached to a different share or shares held by you. If you wish to appoint a proxy please use the Blue Proxy Form enclosed with this Notice of Court Meeting. In the case of joint shareholders, only one need sign the Blue Proxy Form. The vote of the senior joint shareholder will be accepted to the exclusion of the votes of the other joint shareholders. For this purpose, seniority will be determined by the order in which the names of the shareholders appear in the register of members of Ladbrokes Coral in respect of the joint shareholding. The completion and return of the Blue Proxy Form will not stop you from attending and voting in person at the Court Meeting should you wish to do so and are so entitled. A proxy need not be a Ladbrokes Coral Shareholder.

3.	You can appoint the Chairman of the Court Meeting, or any other person, as your proxy. If you wish to appoint someone other than the Chairman, insert the name of your appointee in the appropriate box.

4.	If you do not specify the name of your appointee in the relevant box, the Chairman will be appointed as your proxy. You can instruct your proxy how to vote on the resolution by signing in the appropriate box.

If you are appointing a proxy in relation to less than your full voting entitlement, please enter in the box next to the proxy holder’s name the number of shares in relation to which they are authorised to act as your proxy. If left blank your proxy will be deemed to be authorised in respect of your full voting entitlement (or if the Blue Proxy Form has been issued in respect of a designated account for a shareholder, the full voting entitlement for that designated account).

To appoint more than one proxy, you may photocopy the Blue Proxy Form or obtain (an) additional Blue Proxy Form(s) by contacting Ladbrokes Coral’s registrars, Computershare on the shareholder helpline 0370 702 0127 from within the UK or, if calling from outside the UK, on +44 370 702 0127. The helpline is open between 8.30 a.m. and 5.30 p.m., Monday to Friday excluding public holidays in England and Wales. Calls to the helpline from outside the UK will be charged at applicable international rates. Different charges may apply to calls made from mobile telephones. The helpline cannot provide advice on the merits of the Scheme nor give any financial, legal, tax or investment advice. Please also indicate by ticking the box provided if the proxy instruction is one of multiple instructions being given. All Blue Proxy Forms must be signed and should be returned together in a single envelope, rather than posted separately.

5.	Alternatively, shareholders are given the option to register the appointment of a proxy for the Court Meeting electronically by accessing the website www.eproxy appointment.com. You will need your Control Number, Shareholder Reference Number (SRN), and PIN which are shown on the Form of Proxy. This website is operated by Computershare. Full details of the proxy voting procedure are given on the website and shareholders are advised to read the terms and conditions relating to the use of this facility before appointing a proxy through it. Electronic communication facilities are available to all shareholders and those who use them will not be disadvantaged in any way. If you want to appoint more than one proxy electronically then please contact Ladbrokes Coral’s registrars, Computershare on the shareholder helpline 0370 702 0127 from within the UK or, if calling from outside the UK, on +44 370 702 0127. The helpline is open between 8.30 a.m. and 5.30 p.m., Monday to Friday excluding public holidays in England and Wales. Calls to the helpline from outside the UK will be charged at applicable international rates. Different charges may apply to calls made from mobile telephones. The helpline cannot provide advice on the merits of the Scheme nor give any financial, legal, tax or investment advice.

156

6.	CREST members who wish to appoint a proxy or proxies through the CREST Proxy Voting Service appointment service for the Court Meeting and any adjournment(s) thereof may do so by using the procedures described in the CREST Manual (available at www.euroclear.com). CREST Personal Members or other CREST sponsored members, and those CREST members who have appointed a voting service provider, should refer to their CREST sponsor or voting service provider, who will be able to take the appropriate action on their behalf. In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message (a “CREST Proxy Instruction”) must be properly authenticated in accordance with Euroclear’s specifications and must contain the information required for such instruction, as described in the CREST Manual. The message, regardless of whether it constitutes the appointment of a proxy or an amendment to the instruction given to a previously appointed proxy, must, in order to be valid, be transmitted so as to be received by the issuer’s agent (ID 3RA50) by the latest time for receipt of proxy appointments specified below. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which the issuer’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time, any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means. CREST members and, where applicable, their CREST sponsors or voting service providers should note that Euroclear does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed a voting service provider, to procure that his CREST sponsor or voting service provider takes) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

Ladbrokes Coral may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.

We request that all messages relating to the appointment of a proxy or an instruction to a previously appointed proxy, which are to be transmitted through CREST, be transmitted so as to be received by the issuer’s agent (ID 3RA50) by no later than 11.30 a.m. on 6 March 2018 or if the Court Meeting is adjourned, 48 hours before the time fixed for the holding of the adjourned meeting.

7.	A corporation should execute the Blue Proxy Form under its common seal or otherwise in accordance with Section 44 of the Companies Act 2006 (as amended) or by signature on its behalf by a duly authorised officer or attorney whose power of attorney or other authority should be enclosed with the Blue Proxy Form.

As an alternative to appointing a proxy, any Scheme Shareholder which is a corporation may appoint one or more corporate representatives who may exercise on its behalf all its powers as a shareholder provided that no more than one corporate representative exercises powers over the same share.

157

8.	We request that the Blue Proxy Form and any power of attorney (or a notarially certified copy thereof) under which it is executed (if the proxy is to be appointed by submission of a hard copy of the Blue Proxy Form) be received by Computershare by no later than 11.30 a.m. on 6 March 2018 or if the Court Meeting is adjourned, 48 hours before the time fixed for the holding of the adjourned meeting. Please return the Blue Proxy Form by post to The Pavilions, Bridgwater Road, Bristol BS99 6ZY or (during normal business hours) by hand to Computershare at The Pavilions, Bridgwater Road, Bristol BS13 8AE by no later than 11.30 a.m. on 6 March 2018. Alternatively, the Blue Proxy Form may be handed to a representative of Computershare or the Chairman of the Court Meeting at the Court Meeting before the taking of the poll. On completing the Blue Proxy Form, detach it, sign it and return it to Computershare using the pre-paid envelope provided for use in the UK. If sending from outside the UK, the correct postage will need to be applied. You may, if you prefer, return the Blue Proxy Form in a sealed stamped envelope to the address referred to above.

9.	Other than the appointment of a proxy through CREST (see note above), we request that electronic proxy voting instructions be submitted using the website www.eproxyappointment.com by no later than 6 March 2018. You will need your Voting ID, Task ID and Shareholder Reference Number which are shown on the Form of Proxy. Any electronic communication sent by a shareholder that is found to contain a computer virus will not be accepted.

10.	You may not use any electronic address provided in either the Notice of Court Meeting or any related documents (including the Blue Proxy Form) to communicate with Ladbrokes Coral for any purpose other than those expressly stated.

11.	Voting on the resolution at this meeting will be conducted by poll rather than a show of hands.

12.	Your proxy may exercise his/her discretion as to whether, and, if so, how he/she votes in respect of any other business (including any amendments to the resolution) which may be properly conducted at the Court Meeting.

158

PART 13 - NOTICE OF GENERAL MEETING

NOTICE IS HEREBY GIVEN that a General Meeting of Ladbrokes Coral Group plc (the “Company”) will be held at the offices of Ashurst LLP, Broadwalk House, 5 Appold Street, London, EC2A 2AG on 8 March 2018 at 11.45 a.m. (or as soon thereafter as the meeting of Scheme Shareholders (as defined in the Scheme) of the Company convened by direction of the Court for the same place and date shall have been concluded or adjourned) for the purpose of considering and, if thought fit, passing the following resolutions which will be proposed as a Special Resolution.

SPECIAL RESOLUTION

THAT:

(a)	for the purpose of giving effect to the scheme of arrangement dated 9 February 2018 (the “Scheme”) between the Company and the holders of the Scheme Shares (as defined in the Scheme), a print of which has been produced to this meeting and for the purposes of identification signed by the Chairman hereof, in its original form or subject to such modification, addition or condition agreed between the Company and GVC Holdings PLC (“GVC”) and approved or imposed by the Court the directors of the Company be authorised to take all such action as they may consider necessary or appropriate for carrying the Scheme into effect;

(b)	for the purpose of giving effect to the Scheme, with effect from the passing of this resolution, the articles of association of the Company be amended by the adoption and inclusion of the following new article 106 after article 105:

“106	SCHEME OF ARRANGEMENT

106.1	In this article, references to the “Scheme” are to the scheme of arrangement dated 9 February 2018 between the company and the holders of Scheme Shares under Part 26 of the Companies Act 2006 in its original form or with or subject to any modification, addition or condition agreed by the company and GVC Holdings PLC (“GVC”), which expression includes any other name which GVC may adopt from time to time) and which the Court may approve or impose and (save as defined in this article) expressions defined in the Scheme shall have the same meanings in this article.

106.2	Notwithstanding any other provision of these articles, if the company issues any ordinary shares or transfers any ordinary shares from treasury to any person (other than to GVC or its nominees) on or after the adoption of this article and on or prior to the Scheme Record Time, such shares shall be subject to the Scheme (and shall be Scheme Shares for the purposes thereof) and the original or any subsequent holders of such shares shall be bound by the Scheme accordingly.

106.3	Notwithstanding any other provision of these articles, if any ordinary shares are issued by the company to any person after the Scheme Record Time other than to GVC or its nominee(s) (the “New Member”), such New Member (or any subsequent holder or any nominee of such New Member or any such subsequent holder), provided the Scheme has become Effective, will be obliged to immediately transfer all the ordinary shares in the company held by the New Member (or any subsequent holder or any nominee of such New Member or any such subsequent holder) (the “Disposal Shares”) to GVC and/or its nominee(s) (as GVC may direct) (the “Purchaser”) who shall be obliged to acquire all of the Disposal Shares. The consideration payable by the Purchaser shall be the consideration that would have been payable for Scheme Shares under the Scheme (as it may be amended or modified in accordance with its terms) if each Disposal Share were a Scheme Share provided that, for this purpose, the Mix and Match Facility shall not apply.

106.4	On any reorganisation of, or material alteration to, the share capital of the company (including, without limitation, any subdivision and/or consolidation), the value of the consideration per Disposal Share to be paid under article 106.3 shall be adjusted by the directors in such manner as an independent investment bank selected by the company may determine to be fair and reasonable to the New Member to reflect such reorganisation or alteration. References in this article to ordinary shares in the company shall, following such adjustment, be construed accordingly.

159

106.5	Any New Member may, prior to the issue or transfer of any Disposal Shares to him or her under one of the Ladbrokes Coral Share Schemes (as defined in the Scheme), give not less than two Business Day’s written notice to the company of his or her intention to transfer some or all of such Disposal Shares to his or her spouse or civil partner and may, if such notice has been validly given, on such Disposal Shares being issued to him or her immediately transfer to his or her spouse or civil partner any such Disposal Shares, provided that such Disposal Shares will then be immediately transferred from that spouse or civil partner to the Purchaser pursuant to article 106.3 above as if the spouse or civil partner were the relevant New Member.

106.6	To give effect to any transfer required by this article 106, the company may appoint any person as attorney or agent for the New Member to execute and deliver as transferor a form of transfer or other instrument or instruction of transfer on behalf of the New Member (or any subsequent holder or any nominee of such New Member or any such subsequent holder) in favour of the Purchaser and do all such other things and execute and deliver all such documents as may in the opinion of the attorney or agent be necessary or desirable to vest the Disposal Shares in the Purchaser and pending such vesting to exercise all such rights to the Disposal Shares as the Purchaser may direct. If an attorney or agent is so appointed, the New Member shall not thereafter (except to the extent that the agent fails to act in accordance with the directions of the Purchaser) be entitled to exercise any rights attaching to the Disposal Shares unless so agreed by the Purchaser. The company may give good receipt for the purchase price of the Disposal Shares and may register the Purchaser as holder thereof and issue to it certificates for the same. The company shall not be obliged to issue a certificate to the New Member for any Disposal Shares.

106.7	Notwithstanding any other provision of these articles, neither the company nor the directors of the company shall register the transfer of any Scheme Shares effected between the Scheme Record Time and the Effective Date other than to GVC or its nominee(s) pursuant to the Scheme.”; and

(c)	subject to and conditional on the Scheme becoming effective, pursuant to the provisions of section 97 of the Companies Act 2006, the Company be re-registered as a private company under the name of “Ladbrokes Coral Group Limited” with effect from the date approved by the Registrar of Companies .

Registered Office: 5th Floor, The Zig Zag	By order of the Board
Building, 70 Victoria Street, London SW1E	Geoff Mason
6SQ	Company Secretary

Dated 9 February 2018

160

GUIDANCE NOTES FOR COMPLETION OF THE WHITE PROXY FORM FOR THE LADBROKES
CORAL GENERAL MEETING AND ELECTRONIC PROXY VOTING

The guidance notes set out below should be read in conjunction with the White Proxy Form or if you are proposing to register the appointment of a proxy electronically:

1.	To be entitled to attend and vote at the meeting (and for the purpose of the determination by Ladbrokes Coral of the votes they may cast), shareholders must be registered in the register of members of Ladbrokes Coral as at 10.00 p.m. on 6 March 2018 or, in the event that the meeting is adjourned, in the register of members at 10.00 p.m. on the second calendar day before the date of any adjourned meeting. Changes to entries on the register of members after the relevant deadline shall be disregarded in determining the rights of any person to attend and vote at the meeting or any adjourned meeting.

2.	Shareholders entitled to attend and vote at the Ladbrokes Coral General Meeting are entitled to appoint one or more proxies to attend, to speak and to vote in their place. If you wish to appoint more than one proxy, each proxy must be appointed to exercise the rights attached to a different share or shares held by you. If you wish to appoint a proxy please use the White Proxy Form enclosed with this Notice of Ladbrokes Coral General Meeting. In the case of joint shareholders, only one need sign the White Proxy Form. The vote of the senior joint shareholder will be accepted to the exclusion of the votes of the other joint shareholders. For this purpose, seniority will be determined by the order in which the names of the shareholders appear in the register of members in respect of the joint shareholding. The completion and return of the White Proxy Form will not stop you from attending and voting in person at the Ladbrokes Coral General Meeting should you wish to do so and are so entitled. A proxy need not be a Ladbrokes Coral Shareholder.

3.	You can appoint the Chairman of the Ladbrokes Coral General Meeting, or any other person, as your proxy. If you wish to appoint someone other than the Chairman, insert the name of your appointee in the appropriate box.

4.	If you do not specify the name of your appointee in the relevant box, the Chairman will be appointed as your proxy. You can instruct your proxy how to vote on the resolutions by placing an “x” (or entering the number of shares which you are entitled to vote) in the “For” or “Against” boxes as appropriate. If you wish to abstain from voting please place an “x” in the box which is marked “Vote withheld”. It should be noted that an abstention is not a vote in law and will not be counted in the calculation of the proportion of the votes “For” and “Against” a resolution. If you are appointing a proxy in relation to less than your full voting entitlement, please enter in the box next to the proxy holder’s name the number of shares in relation to which they are authorised to act as your proxy. If left blank your proxy will be deemed to be authorised in respect of your full voting entitlement (or if this White Proxy Form has been issued in respect of a designated account for a shareholder, the full voting entitlement for that designated account).

To appoint more than one proxy, you may photocopy the White Proxy Form or obtain (an) additional White Proxy Form(s) by contacting Ladbrokes Coral’s registrars, Computershare on the shareholder helpline on 0370 702 0127 from within the UK or, if calling from outside the UK, on +44 370 702 0127. The helpline is open between 8.30 a.m. and 5.30 p.m., Monday to Friday excluding public holidays in England and Wales. Calls to the helpline from outside the UK will be charged at applicable international rates. Different charges may apply to calls made from mobile telephones. The helpline cannot provide advice on the merits of the Scheme nor give any financial, legal, tax or investment advice. Please indicate in the box next to the proxy holders name the number of shares in respect of which they are authorised to act as your proxy. Please also indicate by ticking the box provided if the proxy instruction is one of multiple instructions being given. All White Proxy Forms must be signed and should be returned together in a single envelope, rather than posted separately.

5.	Any person who is not a member of Ladbrokes Coral, but has been nominated under section 146 of the Companies Act by a member of Ladbrokes Coral (the “relevant member”) to enjoy information rights, (the “nominated person”) does not have a right to appoint any proxies under note 2 above. A nominated person may have a right under an agreement with the relevant member to be appointed or to have somebody else appointed as a proxy for the meeting. If a nominated person does not have such a right, or has such a right and does not wish to exercise it, he may have a right under an agreement with the relevant member to give instructions as to the exercise of voting rights.

161

6.	As at the Last Practicable Date, Ladbrokes Coral’s share capital consisted of 1,916,330,201 ordinary shares, carrying one vote each (excluding 31,760,568 ordinary shares held in treasury). Therefore, the total voting rights in Ladbrokes Coral as at the Last Practicable Date are 1,916,330,201.

7.	Alternatively, shareholders are given the option to register the appointment of a proxy for the General Meeting electronically by accessing the website www.eproxyappointment.com. You will need your Control Number, Shareholder Reference Number (SRN) and PIN which are shown on the White Proxy Form. This website is operated by Ladbrokes Coral’s registrars, Computershare. Full details of the proxy voting procedure are given on the website and shareholders are advised to read the terms and conditions relating to the use of this facility before appointing a proxy through it. Electronic communication facilities are available to all shareholders and those who use them will not be disadvantaged in any way. If you want to appoint more than one proxy electronically then please contact Ladbrokes Coral’s registrars, Computershare on the shareholder helpline on 0370 702 0127 from within the UK or, if calling from outside the UK, on +44 370 702 0127. The helpline is open between 8.30 a.m. and 5.30 p.m., Monday to Friday excluding public holidays in England and Wales. Calls to the helpline from outside the UK will be charged at applicable international rates. Different charges may apply to calls made from mobile telephones. The helpline cannot provide advice on the merits of the Scheme nor give any financial, legal, tax or investment advice.

8.	CREST members who wish to appoint a proxy or proxies through the CREST Proxy Voting Service for the General Meeting and any adjournment(s) thereof may do so by using the procedures described in the CREST Manual (available at www.euroclear.com). CREST Personal Members or other CREST sponsored members, and those CREST members who have appointed a voting service provider, should refer to their CREST sponsor or voting service provider, who will be able to take the appropriate action on their behalf. In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message (a “CREST Proxy Instruction”) must be properly authenticated in accordance with Euroclear’s specifications and must contain the information required for such instruction, as described in the CREST Manual. The message, regardless of whether it constitutes the appointment of a proxy or an amendment to the instruction given to a previously appointed proxy, must, in order to be valid, be transmitted so as to be received by the issuer’s agent (ID 3RA50) by the latest time for receipt of proxy appointments specified below. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which the issuer’s agent is able to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time, any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means. CREST members and, where applicable, their CREST sponsors or voting service providers should note that Euroclear does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed a voting service provider, to procure that his CREST sponsor or voting service provider takes) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

Ladbrokes Coral may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.

All messages relating to the appointment of a proxy or an instruction to a previously appointed proxy, which are to be transmitted through CREST, must be transmitted so as to be received by the issuer’s agent (ID 3RA50) by no later than 11.45 a.m. on 6 March 2018 or, if the Ladbrokes Coral General Meeting is adjourned, 48 hours before the time fixed for the holding of the adjourned meeting.

162

9.	A corporation should execute the White Proxy Form under its common seal or otherwise in accordance with Section 44 of the Companies Act or by signature on its behalf by a duly authorised officer or attorney whose power of attorney or other authority should be enclosed with the White Proxy Form.

As an alternative to appointing a proxy, any Scheme Shareholder which is a corporation may appoint one or more corporate representatives who may exercise on its behalf all its powers as a shareholder provided that no more than one corporate representative exercises powers over the same share.

In order to be effective, the White Proxy Form and any power of attorney (or a notarially certified copy thereof) under which it is executed must (if the proxy is to be appointed by submission of a hard copy of the White Proxy Form) be received by Computershare, no later than 11.45 a.m. on 6 March 2018 or, if the Ladbrokes Coral General Meeting is adjourned, 48 hours before the time fixed for the holding of the adjourned meeting. For your convenience a pre-paid envelope is provided for use only in the UK or you may deliver the White Proxy Form by hand (during normal business hours) to Computershare, The Pavilions, Bridgwater Road, Bristol BS13 8AE no later than 11.45 a.m. on 6 March 2018.

10.	Other than the appointment of a proxy through CREST (see note above), electronic proxy voting instructions must be submitted using the website www.epproxyappointment.com by no later than 11.45 a.m. on 6 March 2018. You will need your Control Number, Shareholder Reference Number (SRN) and PIN which is shown on the White Proxy Form. Any electronic communication sent by a shareholder that is found to contain a computer virus will not be accepted.

11.	Any member attending the meeting has a right to ask questions. Ladbrokes Coral must cause to be answered any such question relating to the business being dealt with at the meeting but no such answer need be given if (a) to do so would interfere unduly with the preparation for the meeting or involve the disclosure of confidential information; (b) the answer has already been given on a website in the form of an answer to a question; or (c) it is undesirable in the interests of Ladbrokes Coral or the good order of the meeting that the question be answered.

12.	You may not use any electronic address provided in either this Notice of Ladbrokes Coral General Meeting or any related documents (including the White Proxy Form) to communicate with Ladbrokes Coral for any purpose other than those expressly stated.

13.	Voting on all the resolution at this meeting will be conducted by poll rather than a show of hands.

14.	A copy of this notice, and other information required by s.311A of the Companies Act, can be found at https://www.ladbrokescoralplc.com/investors.

15.	Your proxy may exercise his/her discretion as to whether, and, if so, how he/she votes in respect of any other business (including any amendments to the resolutions) which may be properly conducted at the Ladbrokes Coral General Meeting.

163

PART 14 - NOTES FOR MAKING ELECTIONS UNDER THE MIX AND MATCH FACILITY

If you wish to receive 32.7 pence in cash and 0.141 New GVC Shares for each Scheme Share that you hold at the Scheme Record Time, DO NOT RETURN a Form of Election or send an Electronic Election. You will receive a contingent entitlement of up to 42.8 pence, plus an upward adjustment for the time value of money, in principal value of Loan Notes by way of a CVR linked to the outcome of the Triennial Review whether or not you return a Form of Election or send an Electronic Election.

If you wish to vary the proportions of cash consideration and New GVC Shares (but not, for the avoidance of doubt, the number of CVRs) you receive in respect of the Scheme Shares that you hold at the Scheme Record Time, DO RETURN a Form of Election or send an Electronic Election.

A Mix and Match Facility will not be offered in respect of the CVRs.

If you need further copies of the Form of Election, please contact Computershare on 0370 702 0127 from within the UK or, if calling from outside the UK, on +44 370 702 0127. The helpline is open between 8.30 a.m. and 5.30 p.m., Monday to Friday excluding public holidays in England and Wales. Calls to the helpline from outside the UK will be charged at applicable international rates. Different charges may apply to calls made from mobile telephones. The helpline cannot provide advice on the merits of the Scheme nor give any financial, legal, tax or investment advice.

A Mix and Match Election will only be accepted under the Mix and Match Facility in respect of a whole number of Scheme Shares. Any Mix and Match Election which is made in respect of a number of Scheme Shares which is not a whole number shall be deemed to be made in respect of the nearest whole number of Scheme Shares when rounded down.

Cash Elections and Share Elections will be satisfied only to the extent that other Scheme Shareholders make equal and opposite Mix and Match Elections. To the extent that Share Elections or Cash Elections cannot be satisfied in full: (i) the number of Scheme Shares in respect of which a Share Election or Cash Election has been made shall be scaled down pro rata in proportion to the number of Scheme Shares in respect of which the relevant Mix and Match Election is made (or as near thereto as Ladbrokes Coral and GVC in their absolute discretion consider practicable amongst electors); and (ii) the balance of the Scheme Shares the subject of such Mix and Match Election shall be deemed to be Scheme Shares in respect of which no Mix and Match Election has been made.

Minor adjustments to the entitlements of Scheme Shareholders pursuant to Mix and Match Elections made under the Scheme may be made by Computershare under instruction from Ladbrokes Coral or GVC on a basis that Ladbrokes Coral and GVC consider to be fair and reasonable to the extent necessary to satisfy all entitlements pursuant to Mix and Match Elections under the Scheme as nearly as may be practicable. Such adjustments shall be final and binding on Scheme Shareholders.

If you hold Scheme Shares in certificated form (that is, not in CREST) and you wish to make a Mix and Match Election:

•	You must complete and sign a Form of Election in accordance with the instructions printed on it and return it (together with any power of attorney or other authority under which the Form of Election is signed, or a notarially certified copy of such power of attorney) by post to Computershare, Corporate Actions Projects, Bristol, BS99 6AH or (during normal business hours) by hand to Computershare, The Pavilions, Bridgwater Road, Bristol BS13 8AE so it is received no later than 1.00 p.m. on 26 March 2018. A pre-paid envelope for use in the UK only, is enclosed for your convenience.

If you hold Scheme Shares in uncertificated form (that is, in CREST) and you wish to make a Mix and Match Election:

•	You may submit your election electronically by taking (or procuring to be taken) the actions set out below to transfer the Scheme Shares in respect of which you wish to make a Mix and Match Election to an escrow balance, using an Electronic Election specifying Computershare (in its capacity as a CREST participant under the ID 3RA50) as the escrow agent so it is received no later than 1.00 p.m. on 26 March 2018.

•	If you wish to make a Mix and Match Election by completing a Form of Election you must rematerialise your Ladbrokes Coral Shares by completing a CREST stock withdrawal form and you may request a Form of Election by contacting Computershare on the telephone number set out on the cover page of this document.

164

•	Please see below further details on how to make a Mix and Match election if you hold Scheme Shares in uncertificated form.

If you hold Scheme Shares in both certificated and uncertificated form and you wish to make a Mix and Match Election in respect of both such holdings:

•	You must make a separate election in respect of each holding.

If you are an Overseas Holder or hold Scheme Shares on behalf of an Overseas Holder:

•	The Mix and Match Facility has not been extended to (i) Restricted Overseas Holders or (ii) Overseas Holders with a registered address in, or who are citizens, residents or nationals of, a Restricted Jurisdiction, and no Form of Election will be sent to them. No Mix and Match Election shall be available to Restricted Overseas Holders, and any purported Mix and Match Election by a Restricted Overseas Holder shall be void. Further details are set out in paragraph 2(b) of Part 2 (Explanatory Statement) of this document.

•	You should inform yourself about and should observe any applicable legal or regulatory requirements in the jurisdiction in which you or the Scheme Shareholder(s) on whose behalf you hold Scheme Shares are located. If you are in any doubt about your position, you should consult your professional adviser in the relevant territory.

•	By signing and returning the Form of Election or submitting your election electronically, you are deemed to represent that you are not an Overseas Holder with a registered address in, or a citizen, resident or national of, a Restricted Jurisdiction or a Restricted Overseas Holder.

You should be aware that if you buy or sell Scheme Shares after having made a Mix and Match Election, then the number of Scheme Shares to which your Mix and Match Election applies may be affected as set out below.

If a Scheme Shareholder has made a valid election in respect of ALL of his Scheme Shares, then:

(a)	the validity of the Cash Election or the Share Election (as the case may be), shall not be affected by any alteration in the number of Scheme Shares held by the Scheme Shareholder at any time on or prior to the Scheme Record Time; and

(b)	accordingly, the Cash Election or the Share Election (as the case may be), will apply in respect of all of the Scheme Shares which the Scheme Shareholder holds at the Scheme Record Time.

If a Scheme Shareholder has made a valid Cash Election or Share Election in respect of a specified number, representing part but not all, of his Scheme Shares and at the Scheme Record Time the number of Scheme Shares held by the Scheme Shareholder is:

(a)	equal to or in excess of the number of Scheme Shares to which such Mix and Match Election(s) relate, then the validity of the Mix and Match Election made by the Scheme Shareholder shall not be affected by any alteration in the number of Scheme Shares held by the Scheme Shareholder at any time on or prior to the Scheme Record Time and any reduction in his holding shall be treated first as a disposal of those Scheme Shares in respect of which he did not make such Mix and Match Election; or

(b)	less than the aggregate number of Scheme Shares to which such Mix and Match Election(s) relate, then:

(i)	if the Scheme Shareholder has made only a valid Cash Election, he shall be treated as having made a Cash Election in respect of his entire holding of Scheme Shares; and

(ii)	if the Scheme Shareholder has made only a valid Share Election, he shall be treated as having made a Share Election in respect of his entire holding of Scheme Shares;

165

(iii)	if the Scheme Shareholder has made both a valid Cash Election and a valid Share Election, then:

(A)	Share Elections made by the Scheme Shareholder shall be reduced so as to apply to the number of Scheme Shares calculated by multiplying (i) the number of Scheme Shares held by the Scheme Shareholder at the Scheme Record Time by (ii) the fraction calculated by dividing the number of Scheme Shares the subject of the relevant Share Elections above by the aggregate number of Scheme Shares the subject of all of the Share Elections and Cash Elections made by the Scheme Shareholder, rounding down to the nearest whole number of Scheme Shares; and

(B)	the Cash Elections made by the Scheme Shareholder shall be reduced so as to apply to all the Scheme Shares held by the Scheme Shareholder at the Scheme Record Time which are not the subject of Share Elections as scaled down pursuant to clause sub-paragraph (A) above.

If you hold Scheme Shares in uncertificated form (that is, in CREST)

If you are a CREST personal member, you should refer to your CREST sponsor before taking any action. Your CREST sponsor will be able to confirm details of your Participant ID and the member account ID under which your Scheme Shares are held. In addition, only your CREST sponsor will be able to send the Electronic Election to Euroclear in relation to your Scheme Shares.

You should send (or, if you are a CREST personal member, procure that your CREST sponsor sends) an Electronic Election to Euroclear which must be properly authenticated in accordance with Euroclear’s specifications and which must contain, in addition to the other information that is required for an Electronic Election to settle in CREST, the following details:

(a)	the number of Scheme Shares in respect of which you are making a Mix and Match Election (such Scheme Shares to be transferred to an escrow balance);

(b)	your member account ID;

(c)	your Participant ID;

(d)	the Participant ID of the escrow agent, Computershare, in its capacity as a CREST Receiving Agent. This is “3RA33”;

(e)	the relevant member account ID(s) of the escrow agent, Computershare, in its capacity as a CREST Receiving Agent:

(i)	to make a Share Election, this is “LADGVC01”;

(ii)	to make a Cash Election, this is “LADGVC02”; and

(iii)	to transfer shares held on behalf of certain Overseas Holders, this is “RESTRICT”;

(f)	the ISIN of the relevant Scheme Shares (this is “GB00B0ZSH635”);

(g)	the intended settlement date (this should be as soon as possible and in any event by no later than 1.00 p.m. on 26 March 2018;

(h)	the corporate action number for the transaction, this is allocated by Euroclear and can be found by viewing the relevant corporate action details on screen in CREST;

(i)	CREST standard delivery instructions priority of 80; and

(j)	a contact name and telephone number (inserted in the shared note field of the Electronic Election).

After making the Electronic Election, you will not be able to access the Scheme Shares concerned in CREST for any transaction or for charging purposes. If the Scheme is implemented in accordance with its terms, the escrow agent will arrange for the cancellation of the Scheme Shares. You are recommended to refer to the CREST Manual published by Euroclear for further information on the CREST procedure outlined above. An Electronic Election is revocable. Please refer to the CREST Manual for information about how to withdraw an Electronic Election.

166

If you have sent an Electronic Election to the restricted member account as described above, a valid ESA instruction (a “Restricted ESA Instruction”) will also need to be sent. Such purported Mix and Match Election will not be treated as valid unless both the Electronic Election and the Restricted ESA Instruction settle in CREST and GVC and Ladbrokes Coral decide, in their absolute discretion, that such purported Mix and Match Election should be accepted. If GVC and Ladbrokes Coral so decide, the Receiving Agent will accept the purported Mix and Match Election on the terms of this document by transmitting in CREST a receiving agent accept (“AEAN”) message. Otherwise, the Receiving Agent will reject the purported Mix and Match Election by transmitting in CREST a receiving agent reject (“AEAD”) message. Each Restricted ESA Instruction must, in order for it to be valid and settle, include the following details:

(a)	the corporate action ISIN number of the Scheme Shares (this is “GB00B0ZSH635”);

(b)	the number of Scheme Shares in uncertificated form relevant to that Restricted ESA instruction;

(c)	your Participant ID;

(d)	your member account ID;

(e)	the Participant ID of the escrow agent, Computershare, in its capacity as CREST Receiving Agent set out in the Restricted Escrow Transfer. This is “3RA33”;

(f)	the member account ID of the escrow agent, Computershare, in its capacity as CREST Receiving Agent set out in the Restricted Escrow Transfer. This is “RESTRICT”;

(g)	the relevant member account ID(s) of the escrow agent, Computershare, in its capacity as a CREST Receiving Agent:

(i)	to make a Share Election this is, “LADGVC01”;

(ii)	to make a Cash Election this is, “LADGVC02”; and

(iii)	the CREST transaction ID of the Electronic Election message sent to the Restrict member account to which the Restricted ESA Instruction relates;

(h)	the intended settlement date (this should be as soon as possible and in any event by no later than 1.00 p.m. on 26 March 2018);

(i)	the corporate action number for the transaction;

(j)	input with a standard delivery instruction priority of 80; and

(k)	a contact name and telephone number (inserted in the shared note field of the Electronic Election).

You should note that Euroclear does not make available special procedures in CREST for any particular corporate action. Normal system timings and limitations will therefore apply in connection with an Electronic Election and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST sponsor) to enable an Electronic Election relating to your Scheme Shares to settle prior to the Election Return Time (or such later time (if any) to which the right to make a Mix and Match Election may be extended). In this connection, you are referred in particular to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

167

Withdrawals

If you have returned a Form of Election and subsequently wish to withdraw or amend that Mix and Match Election, please contact Computershare in writing by the Election Return Time, which is currently expected to be 1.00 p.m. on 26 March 2018, (or such other time (if any) to which the right to make a Mix and Match Election may be amended). Please clearly specify whether you would like to withdraw or amend the Mix and Match Election that you have made and ensure that your request contains an original signature. Any written requests of this nature should be sent to Computershare, Corporate Actions Projects, Bristol, BS99 6AH. It is at Computershare’s absolute discretion to require the submission of a new Form of Election if an amendment is requested.

If your Mix and Match Election was made through an Electronic Election, you may withdraw your Mix and Match Election through CREST by sending (or, if you are a CREST sponsored member, procuring that your CREST sponsor sends) an ESA instruction to settle in CREST by no later than 1.00 p.m. on 26 March 2018 in relation to each Mix and Match Election to be withdrawn. Each ESA instruction must, in order for it to be valid and to settle, include the following details:

(a)	the number of Scheme Shares to be withdrawn, together with their ISIN number, (this is “GB00B0ZSH635”);

(b)	your member account ID;

(c)	your Participant ID;

(d)	the Participant ID of the escrow agent, Computershare, in its capacity as a CREST Receiving Agent. This is “3RA33”;

(e)	the relevant member account ID(s) of the escrow agent, Computershare, in its capacity as a CREST Receiving Agent included in the relevant Mix and Match Election (this is either LADGVC02 if a Cash Election was made or “LADGVC01” if a Share Election was made);

(f)	the CREST transaction ID of the Mix and Match Election to be withdrawn;

(g)	the intended settlement date for the withdrawal;

(h)	the corporate action number for the transaction – this is allocated by Euroclear and can be found by viewing the relevant corporate action details on screen in CREST;

(i)	CREST standard delivery instructions priority of 80; and

(j)	a contact name and telephone number (inserted in the shared note field of the Electronic Election).

Any such withdrawal will be conditional upon Computershare verifying that the withdrawal request is validly made. Accordingly, Computershare will on behalf of Ladbrokes Coral and GVC reject or accept the withdrawal or amendment by transmitting in CREST an AEAD or an AEAN message.

Late or incomplete Mix and Match Elections

If any Form of Election or Electronic Election in respect of a Mix and Match Election is either received after the Election Return Time, which is currently expected to be 1.00 p.m. on 26 March 2018 (or such other time (if any) to which the right to make a Mix and Match Election may be amended) or is received before such time and date but is not valid or complete in all respects at such time and date, such Mix and Match Election shall, for all purposes, be void (unless Ladbrokes Coral and GVC, in their absolute discretion, elect to treat as valid, in whole or in part, any such Mix and Match Election).

General

Without prejudice to any other provision of this section or the Form of Election or otherwise, Ladbrokes Coral and GVC reserve the right (subject to the terms of the Acquisition and the provisions of the Takeover Code) to treat as valid in whole or in part any Mix and Match Election which is not entirely in order.

No acknowledgements of receipt of any Form of Election, Electronic Election or other documents will be given. All communications, notices, other documents and remittances to be delivered by or to or sent to or from holders of Scheme Shares (or their designated agent(s)) or as otherwise directed will be delivered by or to or sent to or from such holders of Scheme Shares (or their designated agent(s)) at their own risk.

168

Ladbrokes Coral, GVC and their respective agents reserve the right to notify any matter to all or any Scheme Shareholders with registered addresses outside the UK or to the nominees, trustees or custodians for such Scheme Shareholders by announcement in the UK or paid advertisement in any daily newspaper published and circulated in the UK or any part thereof, in which case such notice shall be deemed to have been sufficiently given notwithstanding any failure by any such Scheme Shareholders to receive or see such notice. All references in this document to notice in writing, or the provision of information in writing, by or on behalf of Ladbrokes Coral, GVC and their respective agents shall be construed accordingly. No such document shall be sent to an address outside the UK where it would or might infringe the laws of that jurisdiction or would or might require Ladbrokes Coral or GVC to obtain any governmental or other consent or to effect any registration, filing or other formality with which, in the opinion of Ladbrokes Coral or GVC, it would be unable to comply or which it regards as unduly onerous.

The Forms of Election and all Mix and Match Elections thereunder, all action taken or made or deemed to be taken or made pursuant to any of these terms shall be governed by and interpreted in accordance with English law.

Execution of a Form of Election or the submission of an Electronic Election by or on behalf of a Scheme Shareholder will constitute his agreement that the courts of England are (subject to the paragraph below) to have non-exclusive jurisdiction to settle any dispute which may arise in connection with the creation, validity, effect, interpretation or performance of the Form of Election or the submission of an Electronic Election, and for such purposes that he irrevocably submits to the jurisdiction of the English courts.

Execution of a Form of Election or the submission of an Electronic Election by or on behalf of a Scheme Shareholder will constitute his agreement that the agreement in the paragraph above is included for the benefit of Ladbrokes Coral and GVC and their respective agents and accordingly, notwithstanding the agreement in the paragraph above, each of Ladbrokes Coral, GVC and their respective agents shall retain the right to, and may in its absolute discretion, bring proceedings in the courts of any other country which may have jurisdiction and that the electing Scheme Shareholder irrevocably submits to the jurisdiction of the courts of any such country.

If the Scheme is not implemented in accordance with its terms, any Mix and Match Election made shall cease to be valid and any power of attorney or other document submitted with the Form of Election shall be returned to the relevant shareholder as soon as reasonably practicable (and in any event within 14 days of the Scheme lapsing).

Neither Ladbrokes Coral, GVC, Computershare nor any of their respective advisers or any person acting on behalf of any one of them shall have any liability to any person for any loss or alleged loss arising from any decision as to the treatment of Mix and Match Elections under the Scheme on any of the bases set out in this section or otherwise in connection therewith.

Unsettled trades

As at the close of trading on the last day of dealings in Ladbrokes Coral Shares prior to the Effective Date there may be unsettled, open trades for the sale and purchase of Ladbrokes Coral Shares within CREST. The Ladbrokes Coral Shares that are the subject of such unsettled trades will be treated under the Scheme in the same way as any other Ladbrokes Coral Share registered in the name of the relevant seller under that trade. Consequently, those Ladbrokes Coral Shares will be transferred under the Scheme and the seller will receive the appropriate cash consideration in accordance with the terms of the Acquisition and any valid Mix and Match Election made by the seller. This position will be confirmed in due course by way of a CREST bulletin to all CREST participants.

Helpline

If you have any questions relating to this document or the completion and return of the Forms of Proxy or the Form of Election, please call the helpline on 0370 702 0127 from within the UK or, if calling from outside the UK, on +44 370 702 0127. The helpline is open between 8.30 a.m. and 5.30 p.m., Monday to Friday excluding public holidays in England and Wales. Calls to the helpline from outside the UK will be charged at applicable international rates. Different charges may apply to calls made from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Scheme or the Acquisition nor give any financial, legal, tax or investment advice.

169

Printed by Donnelley Financial Solutions 507733